
    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 24, 2001
                                                           REGISTRATION NO. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
----------------------------------------------------------------------------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
----------------------------------------------------------------------------------------------
                      INDUSTRIAL DATA SYSTEMS CORPORATION
             (Exact name of registrant as specified in its charter)

         NEVADA                                3571                           88-0322261
(State of incorporation)           (Primary Standard Industrial           (I.R.S. Employer
                                   Classification Code Number)             Identification No.)

                                     600 CENTURY PLAZA DRIVE
                                           BUILDING 140
                                    HOUSTON, TEXAS 77073-6013
                                          (281) 821-3200
                            (Address, including zip code and telephone
                                 number, including area code, of
                            registrant's principal executive offices)
----------------------------------------------------------------------------------------------
With copies to:

    KATHRYN K. LINDAUER                                                       GARY B. CLARK
 JENKENS & GILCHRIST, P.C.                                              GARDERE WYNNE SEWELL LLP
  2200 ONE AMERICAN CENTER                                             1601 ELM STREET, SUITE 3000
    600 CONGRESS AVENUE                                                    DALLAS, TEXAS 75201
    AUSTIN, TEXAS 78701                                                        (214) 999-4341
      (512) 499-3800

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: As soon as practicable after this registration statement becomes effective and the satisfaction of all conditions to the closing of the arrangement described in the joint proxy statement/prospectus forming part of this registration statement.
--------------------------------------------------------------------------------
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                        CALCULATION OF REGISTRATION FEE

===================================================================================================================================
        TITLE OF SECURITIES       AMOUNT TO BE          PROPOSED MAXIMUM              PROPOSED MAXIMUM            AMOUNT OF
          TO BE REGISTERED         REGISTERED      OFFERING PRICE PER SHARE(1)   AGGREGATE OFFERING PRICE(1)   REGISTRATION FEE
Common Stock, $0.001 par value  9,800,000 shares             $.001                   $9,800.00                  $2.45
 per share
====================================================================================================================================

(1) The registration fee is calculated under Rule 457(f)(2) and is based on the par value of the securities.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION CONTAINED IN THIS DOCUMENT IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT ISSUE THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS DOCUMENT IS NOT AN OFFER TO SELL THESE SECURITIES OR AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                      INDUSTRIAL DATA SYSTEMS CORPORATION
                           PETROCON ENGINEERING, INC.

                 PROPOSED MERGER - YOUR VOTE IS VERY IMPORTANT

     The boards of directors of Industrial Data Systems Corporation ("IDS") and Petrocon Engineering, Inc. ("Petrocon") have agreed to merge an indirect, wholly owned subsidiary of IDS with and into Petrocon. The merger requires the approval of the holders of at least two-thirds of the Petrocon common stock and the holders of a majority of IDS common stock. The IDS board of directors has also decided to require approval of a majority of the outstanding shares of IDS common stock represented at the meeting in person or by proxy and held by stockholders other than Alliance 2000, Ltd. The merger is intended to create a larger, more diverse and more cost efficient enterprise.

     The merger and related matters are being submitted for a vote at a Special Meeting of Stockholders of IDS and at a Special Meeting of Shareholders of Petrocon. The dates, times and places of the meetings are as follows:

For stockholders of:                                      For shareholders of:

     INDUSTRIAL DATA SYSTEMS CORPORATION                  Petrocon Engineering, Inc.
     October 26, 2001                                     October 25, 2001
     10:00 a.m.; Central Daylight Savings Time            5:00 p.m.; Central Daylight Savings Time
     600 Century Plaza Drive, Building 140                Holiday Inn Beaumont Plaza
     Houston, Texas 77073-6013                            3950 I-10 South at  Walden Road
                                                          Beaumont, Texas 77707

     This document is a prospectus of IDS relating to the issuance of 9,800,000 shares of its common stock in connection with the merger and a proxy statement for both IDS and Petrocon to use in soliciting proxies for IDS' and Petrocon's special meetings. It contains answers to frequently asked questions and a summary description of the merger, followed by a more detailed discussion of the merger and related matters. In addition, this document is accompanied by IDS' Form 10-KSB for the year ended December 31, 2000, as filed with the Securities and Exchange Commission, which we refer to in this document as the accompanying Form 10-KSB of IDS. We urge you to carefully review both of these entire documents.

     See "Risk Factors" beginning on page ____ for a discussion of risks that you should consider in evaluating the merger.

     The common stock of IDS trades on the American Stock Exchange under the symbol "IDS." Petrocon is privately held and no market currently exists for its shares of common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved the merger, the common stock or the convertible preferred stock to be issued in connection with the merger or the fairness or the merits of the merger nor has the Securities and Exchange Commission or any state securities commission determined whether the information contained in this document is accurate or adequate. Any representation to the contrary is a criminal offense.

     This document is dated _________, 2001 and is first being mailed to IDS stockholders and Petrocon shareholders on or about _________, 2001.

                      INDUSTRIAL DATA SYSTEMS CORPORATION
                            600 CENTURY PLAZA DRIVE
                                  BUILDING 140
                           HOUSTON, TEXAS 77073-6013

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                          TO BE HELD OCTOBER 26, 2001

To the Stockholders of Industrial Data Systems Corporation:

     Notice is hereby given that a Special Meeting of Stockholders of Industrial Data Systems Corporation, a Nevada corporation ("IDS"), will be held at our corporate offices at 600 Century Plaza Drive, Building 140, Houston, Texas on October 26, 2001, at 10:00 a.m., Central Daylight Savings Time, for the following purposes:

   1. To approve an amendment to IDS' articles of incorporation creating a class of preferred stock with 5,000,000 shares authorized for issuance;

   2. To approve and adopt the Agreement and Plan of Merger dated as of July 31, 2001, between IDS, IDS Engineering Management, LC, a Texas limited liability company and wholly owned subsidiary of IDS, PEI Acquisition, Inc., a Texas corporation and wholly owned subsidiary of IDS Engineering Management, LC, and Petrocon Engineering, Inc., a Texas corporation, relating to the merger of PEI Acquisition, Inc. into Petrocon, including without limitation the issuance of 9,800,000 shares of IDS common stock to Petrocon shareholders, 2,500,000 shares of IDS convertible preferred stock to Petrocon shareholders and lenders, and 100,500 shares of IDS common stock to IDS' financial advisor;

   3. Contingent upon consummation of the merger, to elect four additional directors to the board of directors of IDS to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The nominees for director are Michael L. Burrow, P.E., Jimmie N. Carpenter, P.E., Randall B. Hale, and David C. Roussel;

   4. To grant authority to extend the solicitation period if the meeting is postponed or adjourned; and

   5. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The board of directors has fixed the close of business on September 20, 2001, as the record date and only the stockholders of record on that date are entitled to notice of and to vote at the special meeting. A list of these stockholders will be available at the offices of IDS commencing October 24, 2001, and may be inspected during normal business hours by any holder of IDS common stock for any purposes relevant to the meeting.

     The board of directors of IDS unanimously recommends that you vote to approve the amendment to the articles of incorporation to create a class of preferred stock, to approve and adopt the Agreement and Plan of Merger, to elect the four additional directors nominated to the board of directors of IDS and to grant the authority to extend the solicitation period if our meeting is postponed or adjourned. The affirmative vote of the holders of a majority of the outstanding shares of common stock represented in person or by proxy at the meeting is required to approve each of these proposals. In addition, the board of directors has determined that the affirmative vote of the holders of a majority of the outstanding shares of IDS common stock present in person or by proxy at the meeting and held by stockholders other than IDS' largest stockholder, Alliance 2000, Ltd., will be required to approve and adopt the merger agreement. Each member of IDS' board of directors intends to vote his or her shares in favor of each of the proposals.

     ALL STOCKHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of IDS a written revocation bearing a later date or by attending and voting in person at the meeting. Stockholders attending the meeting may vote in person even if they have previously sent in a proxy card.

                                By Order of the Board of Directors,

__________, 2001                Hulda L. Coskey
Houston, Texas                  Secretary

                           PETROCON ENGINEERING, INC.
                            3155 EXECUTIVE BOULEVARD
                           BEAUMONT, TEXAS 77705-1050

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          TO BE HELD OCTOBER 25, 2001

To the Shareholders of Petrocon Engineering, Inc.:

     Notice is hereby given of a special meeting of the shareholders of Petrocon Engineering, Inc., a Texas corporation ("Petrocon"), to be held at 5:00 p.m., Central Daylight Savings Time, on October 25, 2001, at the Holiday Inn-Beaumont Plaza, 3950 I-10 South at Walden Road, Beaumont, Texas, for the following purposes:

   1. To approve and adopt the Agreement and Plan of Merger dated as of July 31, 2001, between IDS, IDS Engineering Management, LC, a Texas limited liability company and wholly owned subsidiary of IDS, PEI Acquisition, Inc., a Texas corporation and wholly owned subsidiary of IDS Engineering Management, LC, and Petrocon Engineering, Inc., a Texas corporation, relating to the merger of PEI Acquisition, Inc. into Petrocon;

   2. To approve an amendment to the Amended and Restated Stock Option Plan of Petrocon increasing the number of options which may be issued under the Plan from 1,200,000 to 1,550,000;

   3. To terminate the Shareholders' Agreement dated March 9, 1999, effective upon the closing of the merger; and

   4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The board of directors has fixed the close of business on September 20, 2001, as the record date and only the shareholders of record on that date are entitled to notice of and to vote at the special meeting. A list of these shareholders will be available at the offices of Petrocon commencing October 14, 2001, and may be inspected during normal business hours by any holder of Petrocon common stock for any purpose relevant to the meeting.

     The board of directors of Petrocon unanimously recommends that you vote to approve and adopt the merger agreement, to increase the shares issuable under the plan, and to terminate the shareholders' agreement. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Petrocon common stock is required to approve the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Petrocon common stock is required to approve the proposals to amend the stock option plan and to terminate the shareholders' agreement. Each officer and director of Petrocon intends to vote his or her shares of Petrocon common stock for the proposals.

     ALL SHAREHOLDERS ARE INVITED TO ATTEND THE MEETING IN PERSON, BUT EVEN IF YOU EXPECT TO BE PRESENT AT THE MEETING, YOU ARE REQUESTED TO MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE-PAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with the Secretary of Petrocon a written revocation bearing a later date or by attending and voting in person at the meeting. Shareholders attending the meeting may vote in person even if they have previously sent in a proxy card.

                                    By Order of the Board of Directors,

                                    Robert W. Raiford
                                    Secretary
__________, 2001
Beaumont, Texas

                               TABLE OF CONTENTS

QUESTIONS AND ANSWERS ABOUT THE MERGER..............................................................     1
SUMMARY.............................................................................................     5
 The Companies......................................................................................     5
 Reasons for the Merger.............................................................................     5
 Business Strategy of the Combined Company..........................................................     6
 Directors and Officers of IDS After the Merger.....................................................     6
 Material U.S. Federal Income Tax Consequences......................................................     7
 Dissenters' Rights.................................................................................     7
 Risks Associated with the Merger...................................................................     7
 Interests of Officers and Directors in the Merger that Differ from Your Interests..................     8
 The Special Meeting of IDS Stockholders............................................................     8
 The Special Meeting of Petrocon Shareholders.......................................................     8
 Record Date; Voting Power..........................................................................     9
 Stockholder Vote Required to Approve the Merger Agreement..........................................     9
 Recommendations to Stockholders....................................................................     9
 Officers and Directors of IDS and Petrocon Will Vote in Favor of the Merger........................     9
 Market Price Data..................................................................................    10
 Accounting Treatment...............................................................................    10
 Conditions to the Merger...........................................................................    10
 Termination of the Merger Agreement................................................................    10
 Break-Up Fee.......................................................................................    10
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR IDS.....................................    11
SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PETROCON................................    13
SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL DATA FOR
IDS AFTER THE MERGER................................................................................    15
RISK FACTORS........................................................................................    23
 Risks Relating to the Merger.......................................................................    23
 Risk Factors Relating to IDS After the Merger......................................................    25
FORWARD-LOOKING STATEMENTS..........................................................................    30
IDS SPECIAL MEETING OF STOCKHOLDERS.................................................................    31
 Time and Place; Purpose............................................................................    31
 Record Date; Voting Rights and Proxies.............................................................    31
 Solicitation of Proxies............................................................................    32
 Quorum.............................................................................................    32
 Required Vote; Failure to Vote and Broker Non-Votes................................................    32
 Additional Information.............................................................................    32
PETROCON SPECIAL MEETING OF SHAREHOLDERS............................................................    33
 Time and Place; Purpose............................................................................    33
 Record Date; Voting Rights and Proxies.............................................................    33
 Solicitation of Proxies............................................................................    33
 Quorum.............................................................................................    33
 Required Vote; Failure To Vote.....................................................................    33
 Additional Information.............................................................................    34
MARKET PRICE DATA...................................................................................    35
 Dividend Policies..................................................................................    35

THE MERGER..........................................................................................    36
 General............................................................................................    36
 Structure; Effective Time..........................................................................    36
 Pre-closing Transactions...........................................................................    36
 Merger Consideration...............................................................................    36
 Replacement Options and Warrants...................................................................    37
 Amendment to IDS' Articles of Incorporation........................................................    37
 Directors and Officers of IDS After the Merger; Voting Agreements..................................    37
 Ownership of IDS Following the Merger..............................................................    37
 Background of the Merger...........................................................................    37
 IDS' Reasons for the Merger........................................................................    40
 Petrocon's Reasons for the Merger..................................................................    40
 Exchange of Petrocon Stock Certificates and Payment for Fractional Shares..........................    41
 Exchange of Petrocon Options and Warrants..........................................................    41
 Interests of IDS Directors, Officers and Significant Stockholders and Interests of
 Petrocon Directors, Officers and Significant Shareholders..........................................    42
 Conduct of Business Prior to Merger................................................................    43
 Covenants and Agreements...........................................................................    43
 Representations and Warranties of IDS and Petrocon.................................................    44
 Conditions to the Merger...........................................................................    44
 Termination of the Merger Agreement................................................................    47
 Break-Up Fee and Expenses..........................................................................    48
 Merger Expenses....................................................................................    48
 Amendments.........................................................................................    48
 Other Agreements...................................................................................    48
 Accounting Treatment...............................................................................    51
MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.........................................    52
 Tax Opinion........................................................................................    52
 Backup Withholding.................................................................................    53
 Petrocon Net Operating Losses......................................................................    53
RIGHTS OF DISSENTING SHAREHOLDERS...................................................................    54
IDS SELECTED CONSOLIDATED FINANCIAL DATA............................................................    56
PETROCON SELECTED CONSOLIDATED FINANCIAL DATA.......................................................    58
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF IDS........    60
 Overview...........................................................................................    60
 Proposed Merger Transaction........................................................................    60
 Forward-Looking Statements.........................................................................    60
 Results of Operations..............................................................................    61
 Liquidity and Capital Resources....................................................................    63
 Acquisition Activities.............................................................................    64
 Accounting Pronouncements..........................................................................    65
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PETROCON...    66
 General............................................................................................    66
 Results of Operations..............................................................................    68
 Liquidity And Capital Resources....................................................................    71
 Seasonality........................................................................................    73
 Accounting Pronouncements..........................................................................    73
BUSINESS OF IDS.....................................................................................    74

BUSINESS OF PETROCON................................................................................    74
 General............................................................................................    74
 Engineering Procurement and Construction Related Services..........................................    74
 Engineered Systems.................................................................................    75
 Business Development and Marketing.................................................................    75
 Operations.........................................................................................    75
 Seasonality........................................................................................    76
 Competition........................................................................................    76
 Contracts..........................................................................................    76
 Clients............................................................................................    77
 Backlog............................................................................................    78
 Facilities.........................................................................................    78
 Employees..........................................................................................    79
 Government Regulation..............................................................................    79
 Risk Management....................................................................................    79
 Insurance..........................................................................................    79
 Litigation and Other Legal Proceedings.............................................................    80
IDS FOLLOWING THE MERGER............................................................................    81
 General............................................................................................    81
 Business Strategy..................................................................................    81
 Acquisition Strategy...............................................................................    83
 Strengths..........................................................................................    83
 Management.........................................................................................    84
MANAGEMENT..........................................................................................    85
 Directors and Executive Officers of IDS After the Merger...........................................    85
 Compliance with Section 16(a)......................................................................    87
 IDS Key Man Insurance..............................................................................    87
 IDS Option Grants..................................................................................    87
 IDS 1998 Incentive Plan............................................................................    87
 IDS 401(k) Plan....................................................................................    89
 Petrocon Stock Option Plan.........................................................................    89
 Petrocon 401(k) Plan...............................................................................    89
 Compensation Summary...............................................................................    90
 Compensation Following the Merger..................................................................    91
 Director Compensation..............................................................................    91
CERTAIN TRANSACTIONS................................................................................    92
OWNERSHIP OF IDS, PETROCON AND THE COMBINED COMPANY STOCK...........................................    93
COMPARATIVE RIGHTS OF HOLDERS OF IDS AND PETROCON COMMON STOCK......................................    97
 Authorized Capital.................................................................................    97
 Notice to Stockholders.............................................................................    97
 Annual Meeting of Stockholders.....................................................................    97
 Special Meeting of Stockholders....................................................................    97
 Quorum at Stockholder Meetings.....................................................................    98
 Voting of Shares...................................................................................    98
 Cumulative Voting..................................................................................    98
 Stockholder Action By Written Consent..............................................................    99
 Voting List........................................................................................    99
 Stockholder Inspection of Books and Records........................................................    99
 Sale of Assets.....................................................................................    99
 Nomination of Directors............................................................................   100
 Amendment of Bylaws................................................................................   100

 Stockholder Derivative Suits.......................................................................   100
 Dissolution........................................................................................   100
 Board of Directors.................................................................................   100
 Newly Created Directorships and Vacancies..........................................................   101
 Removal of Directors...............................................................................   101
 Liability of Directors.............................................................................   101
 Indemnification....................................................................................   101
 Change In Control Provisions.......................................................................   102
DESCRIPTION OF IDS CAPITAL STOCK....................................................................   103
 Authorized Capital Stock...........................................................................   103
 Common Stock.......................................................................................   103
 IDS Convertible Preferred Stock....................................................................   103
 Transfer Agent and Registrar.......................................................................   104
 Stock Exchange Listing.............................................................................   104
LEGAL MATTERS.......................................................................................   105
EXPERTS.............................................................................................   105
WHERE YOU CAN FIND MORE INFORMATION.................................................................   106

Signatures
Power of Attorney
Index to Consolidated Financial Statements..........................................................   F-i
Annex A - Agreement and Plan of Merger..............................................................   A-1
Annex B - Amendments to Articles of Incorporation of IDS............................................   B-1
Annex C - Sections 5.11 to 5.13 of the Texas Business Corporation Act...............................   C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:   HOW DO I VOTE?

A: After reading this document and the accompanying Form 10-KSB of IDS, please fill out and sign your proxy card. Then mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares will be represented at your meeting.

Q:   WHAT HAPPENS IF I DO NOT RETURN A PROXY CARD?

A: The failure to return your proxy card will have the same effect as a vote against the merger.

Q:   HOW MANY VOTES ARE NEEDED TO APPROVE AND ADOPT THE MERGER AGREEMENT?

A: The affirmative votes of the holders of at least two-thirds of the outstanding shares of Petrocon common stock and of a majority of the outstanding shares of IDS common stock as well as a majority of the outstanding shares of IDS common stock held by stockholders other than Alliance 2000, Ltd. who are present in person or by proxy are needed to approve and adopt the merger agreement.

Q: WHY IS A MAJORITY VOTE OF THE OUTSTANDING SHARES OF IDS COMMON STOCK HELD BY STOCKHOLDERS OTHER THAN ALLIANCE 2000, LTD. WHO ARE PRESENT AT THE MEETING REQUIRED?

A: IDS' board of directors determined that the affirmative vote by the holders of a majority of the outstanding shares of IDS common stock held by stockholders other than Alliance 2000, Ltd. should be obtained because two of IDS' directors own 73.5% of IDS' outstanding common stock through their ownership of Alliance 2000, Ltd. The board believes that the merger is fair to the unaffiliated stockholders, but because of the conflict of interest present, the board believes that the stockholders other than Alliance 2000, Ltd. should have a meaningful vote on the merger.

Q:   MAY I VOTE IN PERSON?

A: Yes. You may attend your meeting and vote your shares in person, rather than signing and mailing your proxy card.

Q:   MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You may change your vote at any time before your proxy is voted at your meeting by following the instructions on page ___ or page ___, as applicable. You then may either change your vote by sending in a new proxy or attending your meeting and voting in person.

Q: IF MY SHARES ARE HELD IN STREET NAME BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: No. Your broker will not be able to vote your shares without instructions from you. Follow the directions provided to you by your broker to instruct your broker how to vote your shares.

Q:   SHOULD I SEND IN MY PETROCON STOCK CERTIFICATES NOW?

A: No. Please do not send any stock certificates at this time. If the merger is approved, Petrocon shareholders will exchange their stock certificates by following instructions in a letter of transmittal to be sent to them by IDS' transfer agent after the merger is completed.

Q:   WHAT WILL PETROCON SHAREHOLDERS RECEIVE IN THE MERGER?

A: Depending on the number of Petrocon options and warrants exercised prior to the effective date of the merger, each share of Petrocon common stock will be exchanged for between .88 and 1.08 shares of IDS common stock, up to a maximum of 9,800,000 shares for all holders of Petrocon common stock. Each

     Petrocon shareholder holding common stock will receive a pro rata share of the 9,800,000 shares of IDS common stock based on such shareholder's ownership interest in Petrocon. After the merger, former Petrocon shareholders will, collectively, own approximately 45% of the common stock of IDS, on a fully diluted basis. Of the 9,800,000 shares of IDS common stock issued to Petrocon shareholders, 1,000,000 shares will be escrowed by approximately 22 of Petrocon's former shareholders, each of whom, together with his or her affiliates, owns 100,000 or more shares of Petrocon common stock on the effective date of the merger. This escrow will be a fund against which IDS can make claims for indemnity for breaches by Petrocon under the merger agreement. A second escrow of approximately 1,771,079 shares of IDS common stock will be established by these same shareholders. After the merger, IDS will deduct from the shares deposited in the second escrow the number of shares issued by IDS upon the exercise of IDS options and warrants issued to replace the Petrocon options and warrants that survive the merger. Each of the Petrocon shareholders contributing to the escrows will, together with his or her affiliates, hold 100,000 or more shares of Petrocon common stock immediately before the effective time of the merger. In addition, approximately $9,300,000 of Petrocon indebtedness (calculated as of June 30, 2001) owed to Equus II Incorporated and outstanding warrants held by Equus to purchase 1,552,571 shares of Petrocon common stock will be exchanged for an aggregate of 2,500,000 shares of IDS convertible preferred stock, payment of $2,000,000 and a $3,000,000 promissory note due in equal quarterly installments of $110,000 each, plus a final installment equal to the then remaining balance on the fourth anniversary date of the closing of the merger.

Q: WHAT WILL THE HOLDERS OF OPTIONS AND WARRANTS TO PURCHASE PETROCON COMMON STOCK RECEIVE IN THE MERGER?

A: Petrocon currently has outstanding options and warrants to purchase 3,520,842 shares of Petrocon common stock. Of that amount, options to purchase 197,192 shares of Petrocon common stock expire if they are not exercised before the closing of the merger and warrants to purchase 1,552,571 shares of Petrocon common stock will, by agreement of the holder of such warrants, be terminated or cancelled as part of the merger. The holders of the options which will expire if not exercised before the closing of the merger will be notified by Petrocon that such options will expire if not exercised prior to the closing of the merger. Each holder of options and warrants to purchase Petrocon common stock which is unexercised as of the closing of the merger and which does not, by its terms, expire if unexercised prior to the merger, will receive replacement options and warrants to purchase shares of common stock of IDS. The number of shares of IDS common stock to be issued upon exercise of the replacement options and warrants and the exercise price shall be determined under the following formula: (a) the number of shares of IDS common stock which may be purchased under the replacement option or warrant will be equal to the product of the number of shares of Petrocon common stock which could be purchased upon exercise by such holder of such Petrocon option or warrant, multiplied by the number of shares of IDS common stock to be received by the Petrocon shareholders for each share of Petrocon common stock owned by each Petrocon shareholder (rounded to the nearest whole share); and (b) the exercise price per share of IDS common stock under the replacement option or warrant will be equal to the exercise price per share of Petrocon common stock under the replaced Petrocon option or warrant, divided by the number of shares of IDS common stock to be received by the Petrocon shareholders for each share of Petrocon common stock owned by each Petrocon shareholder. An escrow account containing the number of shares of IDS common stock needed to satisfy the exercise of all replacement options and warrants will be established as part of the merger.

Q:   WHAT ARE THE CONVERSION TERMS OF THE IDS CONVERTIBLE PREFERRED STOCK?

A: One share of the convertible preferred stock of IDS may be converted by the holder into approximately .4202 shares of IDS common stock at any time.
     IDS can force conversion of the IDS convertible preferred stock at any time after the closing price of IDS common stock is $3.00 per share or more for 20 consecutive trading days. Beginning May 31, 2002, IDS must pay an annual dividend on the convertible preferred stock equal to 8% of the liquidation value of the preferred stock. The initial liquidation value of the IDS convertible preferred stock is $1.00 per share. IDS, at its option, may pay the dividend in kind by issuing additional shares of convertible preferred stock.

Q:   WHAT ARE THE REDEMPTION TERMS OF THE IDS CONVERTIBLE PREFERRED STOCK?

A: IDS can redeem the convertible preferred stock at any time by the payment in cash of the liquidation value plus all accrued but unpaid dividends on the convertible preferred stock. If not earlier redeemed or converted, the convertible preferred stock must be redeemed seven years from the date of completion of the merger.

Q:   WILL IDS STOCKHOLDERS RECEIVE ANY SHARES IN THE MERGER?

A: No. Each share of IDS common stock will remain outstanding. However, as a result of the merger, IDS will have more shares outstanding, so each IDS shareholder's percentage interest in IDS will be reduced.

Q: WHAT WILL THE HOLDERS OF DEBT FROM PETROCON RECEIVE IN CONNECTION WITH THE MERGER?

A: As of the date of the merger, Petrocon will owe approximately $1,865,000 to 13 of its shareholders for money loaned by the shareholders to Petrocon under junior subordinated notes issued by Petrocon. Immediately before the closing of the merger, Petrocon will pay $190,000 in cash and issue shares of Petrocon common stock valued at $0.65 per share in satisfaction of the debt owed to 12 of these Petrocon shareholders. Assuming the merger closes on October 31, 2001, approximately 2,464,696 shares of Petrocon common stock will be issued to satisfy this shareholder debt.

Q: WHAT IF I OWN 100,000 OR MORE SHARES OF PETROCON COMMON STOCK AT THE TIME OF THE MERGER?

A: Any Petrocon shareholder who, together with his or her affiliates, own 100,000 or more shares of common stock of Petrocon at the time of the merger (with the exception of one shareholder who is involved in litigation with Petrocon), will be required to escrow approximately 28% of the shares of IDS common stock which that Petrocon shareholder receives as part of the merger. The shares placed in escrow will secure the indemnities being made by Petrocon in the merger agreement and provide a pool of shares to satisfy the exercise of any of the options and warrants to purchase Petrocon common stock which are being replaced by IDS as part of the merger. In addition, these same shareholders will be required to execute (i) a lockup agreement which prohibits that shareholder from selling any shares of IDS common stock for a period of two years after the merger without the consent of IDS; (ii) a release agreement which releases all claims such shareholder may have against Petrocon or Equus II Incorporated based on facts existing as of the date of the merger; (iii) a voting agreement with Alliance and Equus which obligates each party to the voting agreement to vote for certain persons designated by the parties to the agreement to serve as the directors of IDS after the merger; and (iv) a voting agreement among such shareholders which specifies that most issues to be determined by such shareholders as a group under the voting agreement with Alliance and Equus will be determined by a majority vote of the IDS common shares held by such shareholders at the time of the vote and issues under the escrow agreements will be determined by a majority vote of the Petrocon common shares held by such shareholders immediately prior to the merger.

Q:   WHAT HAPPENS TO THE SHARES PLACED IN ESCROW?

A: If there are no claims on the indemnities given by Petrocon as part of the merger agreement, 500,000 shares will be released to the Petrocon shareholders who contributed to the escrow on the first anniversary of the merger and if no claims have been made on the indemnities made by Petrocon under the merger agreement on the second anniversary of the merger, an additional 500,000 shares shall be released to the Petrocon shareholders who contributed to the escrow. All distributions from the escrow shall be on a pro rata basis based on the number of shares contributed by each Petrocon shareholder to the escrows. The IDS common shares escrowed in connection with the replacement of the options and warrants to purchase Petrocon common stock shall be released to the Petrocon shareholders who contributed to the escrow when the replacement options and warrants expire unexercised or are terminated by agreement of the option holder. If any replacement option or warrant is exercised, each Petrocon shareholder who contributed to the escrow will receive his or her pro rata share of the exercise price (less certain Medicare and tax withholdings) upon exercise of such replacement option or warrant. Distributions to each Petrocon shareholder who is required to contribute to the escrows will be made on a pro rata basis based on the number of shares contributed by each Petrocon shareholder to the escrows.

Q:   WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A:   We are working to complete the merger by October 31, 2001.

Q:   WHO CAN HELP ANSWER MY QUESTIONS?

A: If you have additional questions about the merger, please call IDS Investor Relations at (281) 821-3200, extension 215 or Robert W. Raiford at Petrocon at (409) 840-2100. For questions regarding transfer of shares, you may call IDS' transfer agent, Computershare Investor Services LLC, at (212) 701-7656.

                                    SUMMARY

     This summary, together with the preceding questions and answers section, highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully and to obtain a more detailed description of the terms of the merger, you should carefully read this entire document and the accompanying Form 10-KSB of IDS. We have included page references parenthetically to direct you to a more complete description of the topics presented in this summary. The merger agreement, which is included as Annex A with schedules and exhibits to this document, is the legal document that governs the merger. We urge you to carefully review the merger agreement.

                                 THE COMPANIES

                      Industrial Data Systems Corporation
                     600 Century Plaza Drive, Building 140
                           Houston, Texas 77073-6013
                                 (281) 821-3200

     IDS is a Nevada corporation that was incorporated in June 1994. IDS' common stock is traded on the American Stock Exchange under the symbol "IDS." IDS is the parent company of three wholly owned operating subsidiaries: IDS Engineering, Inc., Thermaire, Inc. dba Thermal Corp., and Constant Power Manufacturing, Inc. Each of these three subsidiaries operates in a different industry segment. IDS Engineering operates in the engineering segment and generates revenues by providing engineering consulting services to the pipeline and process divisions of major integrated oil and gas companies. These services include the development, management and turnkey execution of engineering projects and accounted for 63% of IDS' consolidated revenues in 2000. Thermal Corp. operates in the air handling segment, fabricating air handling equipment for commercial heating ventilation and cooling systems. In 2000, Thermal Corp. was responsible for approximately 20% of IDS' consolidated revenues. Constant Power operates in the manufacturing segment, manufacturing industrial grade uninterruptible electrical power systems and battery chargers and in 2000, was responsible for approximately 17% of IDS' consolidated revenues. In 2000, IDS generated revenues of approximately $16,900,000.

                           Petrocon Engineering, Inc.
                              3155 Executive Blvd.
                            Beaumont, TX 77705-1050
                                 (409) 840-2100

     Petrocon is a privately held Texas corporation that commenced operations in 1988. It is a diversified engineering company providing engineering services and engineered systems to a broad range of industrial, commercial and institutional clients throughout the United States and internationally.
Petrocon is the parent of seven wholly owned operating subsidiaries: RPM Engineering, Inc., Petrocon Construction Resources, Inc., Petrocon Technologies, Inc., Petrocon Systems, Inc., Triangle Engineers & Constructors, Inc., Petrocon Engineering of Louisiana, Inc., and Alliance Engineering, Inc. Petrocon's multi-disciplined expertise enables it to offer its clients broad design and engineering solutions, extending from project inception through completion, including start-up and operation, within multiple industries and across diverse geographic markets. In 2000, Petrocon generated revenues of approximately $68,300,000.

                             REASONS FOR THE MERGER
                            (SEE PAGES ___ AND ____)

     IDS. The board of directors of IDS believes that the terms of the merger are fair to, advisable and in the best interests of IDS and its stockholders. In reaching its determination, the IDS board of directors considered, among other things, the following factors:

     . revenues, assets, results of operations, businesses and markets of IDS and Petrocon and the merits and risks inherent in combining the entities;

     . opportunities to reduce fixed and general and administrative costs relative to total revenue;

     . opportunity to create a larger revenue base and enhanced visibility and viability in the capital markets;

     . the terms and conditions of the merger agreement;

     . the opportunity to expand into additional segments of the oil and gas industry that include refining, petrochemical and process-related facilities;

     . the potential to enhance IDS' capability in the area of control systems and advanced control technology;

     . the opportunity to add to IDS' operations a well-recognized field inspection service, plant maintenance and construction management operation;

     . greater capabilities that the combined companies will have to more fully service clients;

     . the minimal overlap in the two companies' client bases or services provided;

     . increased capabilities of the combined companies to handle larger projects; and

     . increased geographical coverage in the U.S. energy marketplaces of South
       Louisiana and the Golden Triangle area of Beaumont, Texas with continued access to U.S. and international projects.

     PETROCON. The board of directors of Petrocon believes that the merger is desirable for a number of reasons, including the following:

     . the Petrocon common stock will be exchanged for stock in a public company, which the board of directors of Petrocon believes will provide these holders with market valuation and liquidity for their shares, following an initial two-year lock-up period for certain shareholders who together with their affiliates hold 100,000 or more shares of Petrocon common stock immediately prior to the merger;

     . the combined company will have greater financial resources, competitive strength and business opportunities;

     . Petrocon will gain access through IDS to public capital markets to finance a continuing acquisition program;

     . a substantial portion of Petrocon's outstanding debt will be converted to capital stock of IDS;

     . the merger will allow Petrocon to expand into the pipeline and gas processing facility design markets; and

     . the combined company will have increased geographical coverage in the U.S. energy marketplaces of Houston, Texas and Tulsa, Oklahoma with continued access to U.S. and international projects.

                   BUSINESS STRATEGY OF THE COMBINED COMPANY
                                (SEE PAGE ____)

     The combined company's business strategy will be to integrate the existing operations of both companies and acquire companies that fit with the combined growth strategy.

                 DIRECTORS AND OFFICERS OF IDS AFTER THE MERGER
                          (SEE PAGES _____ AND _____)

     Upon the merger, the board of directors of IDS will be expanded from five to seven directors and Mr. Wingate will resign as director, Mr. Hedrick having resigned as a director on August 21, 2001. In accordance with the terms of a voting agreement to be signed at the closing of the merger, three of the directors expected to serve on the board of directors of IDS after the merger were designated by Alliance 2000, Ltd., two were designated by certain shareholders of Petrocon, one was designated by Equus II Incorporated, a significant Petrocon lender and shareholder, and one was designated by agreement of Alliance and certain shareholders of Petrocon. Petrocon designated two current Petrocon directors, Michael L. Burrow, P.E. and Jimmie N. Carpenter, P.E., as nominees to serve on the board of IDS after the merger. Alliance designated William A. Coskey, P.E., Hulda L. Coskey and David W. Gent, P.E., three current IDS directors, to serve on the board of directors of IDS after the merger. Equus designated Randall B. Hale, an executive officer of Equus, to serve on the board of directors of IDS. Alliance and certain shareholders of Petrocon jointly designated David C. Roussel as a nominee for director, to serve as an independent director.

     After completion of the merger, Michael L. Burrow will serve as Chairman of the Board and Chief Executive Officer, William A. Coskey will serve as President and Chief Operating Officer, Hulda L. Coskey will serve as Investor Relations Officer and as Secretary, and Robert W. Raiford will serve as Chief Financial Officer, Treasurer, and Assistant Secretary of IDS. Other executive officers of IDS may be elected by the board of directors of IDS after the merger.

                 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
                            (SEE PAGES ___ AND ___)

     You should seek tax advice for a full understanding of the particular consequences to you.

     We believe the merger will qualify as a tax-free reorganization within the meaning of Section 368(a) of the tax code. Accordingly, no gain or loss will be recognized by Petrocon shareholders upon their exchange of Petrocon shares for IDS shares of common stock pursuant to the terms of merger, except to the extent that any shareholders receive cash for fractional shares.

                               DISSENTERS' RIGHTS
                               (SEE PAGE ______)

     Although dissenters' rights are available under Texas corporate law, all holders of common stock of Petrocon are parties to a shareholders' agreement that binds all holders to the vote of the shareholders holding a majority of the outstanding Petrocon common stock. If the merger is approved by Petrocon's shareholders, dissenters' rights would be available to Petrocon's shareholders. However, to the extent that any Petrocon shareholder attempts to exercise dissenters' rights, that shareholder will be in breach of the Petrocon shareholders' agreement. Therefore, dissenters' rights are effectively not available for Petrocon shareholders.

     IDS stockholders are not entitled to any dissenters' rights under Nevada corporate law.

                        RISKS ASSOCIATED WITH THE MERGER
                               (SEE PAGES ______)

     You should be aware of and carefully consider the risks relating to the merger described under "Risk Factors." These risks include:

     . after the merger, the combined company will have a substantial amount of indebtedness;

     . the merger consideration is fixed and will not be adjusted for changes in the stock price of IDS before the merger is completed; and

     . difficulties may arise in combining two companies that have previously operated independently.

    INTERESTS OF OFFICERS AND DIRECTORS IN THE MERGER THAT DIFFER
                              FROM YOUR INTERESTS
                                (SEE PAGE ____)

     You should be aware that two members of the IDS board of directors had conflicts of interests in evaluating and recommending the merger. The two directors of IDS, William A. Coskey and Hulda L. Coskey, manage and own all of the interests in Alliance 2000, Ltd. Alliance owns approximately 73.5% of IDS' outstanding common stock. Upon closing of this transaction, IDS will forgive certain Alliance debt in the amount of approximately $196,500 as stipulated in the Agreement and Plan of Merger. In addition, Alliance has granted Equus II Incorporated, a significant Petrocon lender, an option to acquire 200,000 shares of IDS common stock owned by Alliance and has created a 2,600,000 share pool of IDS common stock for option grants to employees of IDS and its subsidiaries.

     Additionally, a nominee for election to IDS' board of directors, Randall B. Hale, is also an executive officer of Equus. Equus holds approximately $9,300,000 of Petrocon's debt (calculated as of June 30, 2001) and warrants to purchase 1,552,571 shares of Petrocon common stock. The debt and warrants will be exchanged for two promissory notes totaling $2,000,000, to be paid in full at the closing of the merger, a $3,000,000 promissory note due in quarterly installments of $110,000 each plus a final payment of the balance then due on the fourth anniversary of the closing of the merger, and an aggregate of 2,500,000 shares of IDS convertible preferred stock. (For financial accounting purposes, this transaction is treated as including cancellation of approximately $1,822,532 of debt owed by Petrocon to Equus.) The IDS and Petrocon boards were aware of these interests and considered them in approving the merger.

                    THE SPECIAL MEETING OF IDS STOCKHOLDERS
                                (SEE PAGE ____)

     At the IDS special meeting, holders of IDS common stock will be asked to:

     . Approve an amendment to IDS' articles of incorporation creating a class of preferred stock with 5,000,000 shares authorized for issuance;

     . Approve and adopt the Agreement and Plan of Merger dated as of July 31, 2001, between IDS, IDS Engineering Management, LC, a Texas limited liability company and wholly owned subsidiary of IDS, PEI Acquisition, Inc., a Texas corporation and wholly owned subsidiary of IDS Engineering Management, LC, and Petrocon Engineering, Inc., a Texas corporation, relating to the merger of PEI Acquisition, Inc. into Petrocon, including without limitation the issuance of 9,800,000 shares of IDS common stock, 2,500,000 shares of convertible preferred stock to Petrocon shareholders and lenders, and 100,500 shares of common stock to IDS' financial advisor;

     . Contingent upon consummation of the merger, elect four additional directors to the board of directors of IDS to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified. The nominees for these director positions are Michael L. Burrow, P.E., Jimmie N. Carpenter, P.E., Randall B. Hale, and David C. Roussel;

     . Grant authority to extend the solicitation period if the meeting is postponed or adjourned; and

     . Transact such other business as may properly come before the meeting or any adjournment thereof.

                  THE SPECIAL MEETING OF PETROCON SHAREHOLDERS
                                (SEE PAGE _____)

     At the Petrocon special meeting, holders of Petrocon common stock will be asked to:

     . Approve and adopt the Agreement and Plan of Merger dated as of July 31, 2001, between IDS, IDS Engineering Management, LC, a Texas limited liability company and wholly owned subsidiary of IDS, PEI Acquisition, Inc., a Texas corporation and wholly owned subsidiary of IDS Engineering

       Management, LC, and Petrocon Engineering, Inc., a Texas corporation, relating to the merger of PEI Acquisition, Inc. into Petrocon;

     . Amend the Petrocon Stock Option Plan to increase the number of options that can be issued under the Plan from 1,200,000 to 1,550,000;

     . Terminate the Shareholders' Agreement dated March 9, 1999, effective upon the closing of the merger; and

     . Transact such other business as may properly come before the meeting or any adjournment thereof.

                           RECORD DATE; VOTING POWER
                            (SEE PAGES ___ AND ___)

     IDS. You may vote at the special meeting if you owned IDS common stock as of the close of business on September 20, 2001, the IDS record date. You may cast one vote for each share of IDS common stock that you own.

     PETROCON. You may vote at the special meeting if you owned Petrocon common stock as of the close of business on September 20, 2001, the Petrocon record date. You may cast one vote for each share of Petrocon common stock that you own.

           STOCKHOLDER VOTE REQUIRED TO APPROVE THE MERGER AGREEMENT
                            (SEE PAGES ___ AND ___)

     IDS. The affirmative votes of a majority of the outstanding shares of IDS common stock held by all stockholders as well as a majority of the shares held by stockholders other than Alliance 2000, Ltd. who are present in person or by proxy at the IDS stockholders' meeting are needed to approve the merger agreement.

     PETROCON. The affirmative vote of the holders of at least two-thirds of the outstanding shares of Petrocon common stock is required to approve the merger agreement.

                        RECOMMENDATIONS TO STOCKHOLDERS
                                (SEE PAGE _____)

     IDS. The IDS board, after deliberating upon the terms of the proposed merger, believes that the merger is fair to, advisable and in the best interests of IDS and its stockholders. The IDS board unanimously recommends that you vote "FOR" the amendment of IDS' articles of incorporation to create a class of preferred stock, "FOR" the approval and adoption of the merger agreement, "FOR" the election of the four director nominees and "FOR" the authority to extend the solicitation period if the meeting is postponed or adjourned.

     PETROCON. The Petrocon board, after deliberating upon the terms of the proposed merger, believes that the merger is fair to, advisable and in the best interests of Petrocon and its shareholders and unanimously recommends that you vote "FOR" approval and adoption of the merger agreement, "FOR" the increase in the number of options issuable under the Petrocon stock option plan, and "FOR" the termination of the shareholders' agreement.

  OFFICERS AND DIRECTORS OF IDS AND PETROCON WILL VOTE IN FAVOR OF THE MERGER
                                (SEE PAGE _____)

     IDS. As of the record date, IDS directors and executive officers owned or beneficially owned approximately 73.6% of the outstanding shares of IDS common stock. Each of the directors and executive officers of IDS has advised IDS that he or she plans to vote his or her shares for each of the proposals.

     PETROCON. As of the record date, Petrocon directors and executive officers and their affiliates beneficially owned approximately 57% of the outstanding shares of common stock. Each of the directors and executive officers of Petrocon has advised Petrocon that he plans to vote his shares for approval and adoption of the merger agreement, for approval of the amendment to the stock option plan, and for termination of the shareholders' agreement.

                               MARKET PRICE DATA
                                (SEE PAGE _____)

     IDS. On April 2, 2001, the last full trading day before the public announcement of the proposed merger, IDS common stock closed at $0.52 per share. On August 17, 2001, IDS common stock closed at $0.90 per share. We advise you to obtain a recent quotation for IDS common stock in deciding whether to approve the proposals related to the merger.

     PETROCON. There is no established trading market for the common stock of Petrocon.

                              ACCOUNTING TREATMENT
                                (SEE PAGE _____)

     The merger will be accounted for as a purchase by IDS.

                            CONDITIONS TO THE MERGER
                                (SEE PAGE _____)

     We will complete the merger only if the conditions of the merger agreement are satisfied or, if permitted, waived. These conditions include:

     . approval and adoption of the merger agreement by the affirmative vote of the holders of a majority of all of the outstanding shares of IDS common stock as well as by the affirmative vote of the holders of a majority of the outstanding shares of IDS common stock held by stockholders other than Alliance 2000, Ltd. who are present in person or by proxy at the IDS stockholders' meeting;

     . approval and adoption of the merger agreement by the affirmative vote of the holders of at least two-thirds of the outstanding shares of Petrocon common stock; and

     . the absence of any law or court order that prohibits the merger.

                      TERMINATION OF THE MERGER AGREEMENT
                                (SEE PAGE ____)

     IDS and Petrocon may jointly agree to terminate the merger agreement at any time, even after approval of the merger agreement by the holders of the common stock of each company.

     In addition, either IDS or Petrocon may terminate the merger agreement in other circumstances, including the following:

     . if the stockholders of either company fail to approve their respective proposals relating to the merger; or

     . if Petrocon's board of directors accepts a merger or business combination with or acquisition by another company after concluding that the action is necessary for the board to act in a manner consistent with its fiduciary duties.

                                  BREAK-UP FEE
                                 (SEE PAGE ___)

     Petrocon has agreed to pay IDS a break-up fee in the amount of $250,000 if Petrocon accepts a merger or business combination with, or acquisition by, another company within six months of the date of the merger agreement.

        SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR IDS

     The following table sets forth selected financial information for IDS for the six month periods ended June 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. This financial information was derived from the consolidated financial statements of IDS. This data should be read in conjunction with "Item 6. Management's Discussion and Analysis of Plan of Operations" and the consolidated financial statements of IDS and the related notes in "Item 7. Financial Statements" in the accompanying Form 10-KSB of IDS.

                                  SIX MONTHS ENDED
                                      JUNE 30,                         YEARS ENDED DECEMBER 31,
                                 ------------------     ---------------------------------------------------
                                    2001       2000        2000       1999       1998       1997       1996
                                 -------    -------     -------    -------    -------    -------    -------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenues:
 Engineering services            $ 7,279    $ 3,650     $10,740    $ 5,978    $ 4,407    $ 4,265    $ 3,468
 Product sales                     3,824      3,074       6,236      6,260      8,260      6,259      2,069
                                 -------    -------     -------    -------    -------    -------    -------
     Total revenues               11,103      6,724      16,976     12,238     12,667     10,524      5,537
                                 -------    -------     -------    -------    -------    -------    -------

Costs and expenses:
 Cost of engineering services      5,472      2,619       8,175      4,378      3,143      3,219      2,488
 Cost of product sales             2,870      2,411       4,852      5,012      6,308      4,699      1,477
 Selling, general and
  administrative                   1,720      1,681       3,428      2,616      2,278      2,012      1,083
                                 -------    -------     -------    -------    -------    -------    -------
     Total costs and
        expenses                  10,062      6,711      16,455     12,006     11,729      9,930      5,048
                                 -------    -------     -------    -------    -------    -------    -------

Operating income                   1,041         13         521        232        938        594        489
Gains (realized and
 unrealized) on marketable
 securities, net                       -          -           -         51         18         26        107
Interest income                       33         32          52         47         50         36          -
Interest expense                     (39)       (38)        (92)       (68)       (79)       (64)         -
Other income, net                      -          -          22         49          -         (1)        13
                                 -------    -------     -------    -------    -------    -------    -------
Income before taxes                1,035          7         503        311        927        591        609

Provision for taxes                  404          -         123        151        357        208        206
                                 -------    -------     -------    -------    -------    -------    -------
Income from continuing
 operations:                         631          7         380        160        570        383        403
Loss from discontinued
 operations, net of taxes              -          -           -         (2)      (149)         -          -
Loss on disposal of
 discontinued operations               -          -           -       (481)         -          -          -
                                 -------    -------     -------    -------    -------    -------    -------
     Net income (loss)           $   631    $     7     $   380    $  (323)   $   421    $   383    $   403
                                 =======    =======     =======    =======    =======    =======    =======
PER SHARE DATA:
Basic and diluted earnings
 (loss) per share:
 Continuing operations             $0.05    $  -          $0.03      $0.01      $0.04      $0.03      $0.04
 Discontinued operations               -          -           -      (0.03)     (0.01)         -          -
 Net income (loss) per share        0.05          -        0.03      (0.02)      0.03       0.03       0.04
Weighted average common
 shares outstanding               12,965     12,965      12,965     13,056     12,947     12,757     10,057
                                 =======    =======     =======    =======    =======    =======    =======

Cash Flow Data:
 Operating activities, net       $   316    $  (210)    $    27    $    94    $   773    $  (818)   $   129
 Investing activities, net          (202)      (254)       (468)      (209)       209     (1,067)      (235)
 Financing activities, net           (33)       (52)         19       (197)         8      1,368        507
 Discontinued operations, net
  of tax                               -          -           -       (250)      (221)         -          -
                                 -------    -------     -------    -------    -------    -------    -------
   Net change in cash and
    cash equivalents             $    81    $  (516)    $  (422)   $  (562)   $   769    $  (517)   $   401
                                 =======    =======     =======    =======    =======    =======    =======
BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital                  $ 3,420    $ 3,058     $ 3,187    $ 3,306    $ 3,047    $ 1,958    $ 2,580
Property, plant, and
 equipment, net                    1,544      1,476       1,404      1,070      1,051      1,044        123
Total assets                       8,052      6,190       7,052      5,914      7,929      5,368      3,385
Long-term debt                       514        394         365        385        422        421          -
Stockholders' equity               4,790      3,981       4,159      3,975      4,409      3,439      2,670

      SUMMARY SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA FOR PETROCON

     The following table sets forth selected financial information for Petrocon for the six month periods ended June 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, 1998, 1997, and 1996. This financial information was derived from the consolidated financial statements of Petrocon. This data should be read in conjunction with the consolidated financial statements of Petrocon and the related notes and " Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere herein. The following selected financial information for Petrocon for the years ended December 31, 1997 and 1996 was derived from consolidated financial statements and the related notes of Petrocon which are not included herein.


                                   SIX MONTHS ENDED
                                       JUNE 30,                          YEARS ENDED DECEMBER 31,
                                  -------------------     ------------------------------------------------------

                                     2001        2000        2000         1999         1998        1997        1996
                                  -------     -------     -------     --------     --------     -------     -------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
 EARNINGS DATA:
Revenues                          $34,318     $33,044     $68,344     $ 80,995     $100,901     $92,616     $61,850
Direct costs                       28,042      27,359      55,932       73,243       82,758      71,693      49,251
                                  -------     -------     -------     --------     --------     -------     -------
Gross profit                        6,276       5,685      12,412        7,752       18,143      20,923      12,599

Cost associated with merger(1)        339           0           0            0            0           0           0
Estimated loss on assets held
 for sale(2)                            0           0           0          732            0           0           0
General and administrative
 expenses                           5,270       5,219      10,194       16,423       17,261      15,316       9,577
                                  -------     -------     -------     --------     --------     -------     -------
Operating income (loss)               667         466       2,218       (9,403)         882       5,607       3,022
Interest expense                   (1,005)     (1,041)     (2,073)      (2,201)      (1,655)     (1,569)       (592)
Other income (expense), net            17          21          57       (3,452)      (3,884)        291          85
                                  -------     -------     -------     --------     --------     -------     -------
Income (loss) before income
 taxes and extraordinary items       (321)       (554)        202      (15,056)      (4,657)      4,329       2,515
Income tax provision (benefit)          9         (95)         43         (129)        (284)      1,574       1,050
                                  -------     -------     -------     --------     --------     -------     -------
Income (loss) before
 extraordinary items                 (330)       (459)        159      (14,927)      (4,373)      2,755       1,465
Extraordinary items (net of
 tax) (3)                               0           0           0         (153)           0           0           0
                                  -------     -------     -------     --------     --------     -------     -------
Net income (loss)                 $  (330)    $  (459)    $   159     $(15,080)    $ (4,373)    $ 2,755     $ 1,465
                                  =======     =======     =======     ========     ========     =======     =======

PER SHARE DATA:
Basic
 Income (loss) before
  extraordinary item              $ (0.05)    $ (0.08)    $  0.03     $  (2.57)    $  (0.76)    $  0.58     $  0.37
 Extraordinary item (net of
  tax)                               0.00        0.00        0.00        (0.03)        0.00        0.00        0.00

 Net income (loss)                  (0.05)      (0.08)       0.03        (2.60)       (0.76)       0.58        0.37
Diluted Income (loss) before
  extraordinary item              $ (0.05)    $ (0.08)    $  0.02     $  (2.57)    $  (0.76)    $  0.55     $  0.37
 Extraordinary item (net of
  tax)                               0.00        0.00        0.00        (0.03)        0.00        0.00        0.00

 Net income (loss)                  (0.05)      (0.08)       0.02        (2.60)       (0.76)       0.55        0.37
 Number of shares used to
  calculate basic net income
  (loss) per share                  6,291       6,010       6,115        5,802        5,721       4,765       3,913
 Number of shares used to calculate
  diluted net income
  (loss) per share                  6,291       6,010       7,999        5,802        5,721       5,041       3,913

BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (deficit)         $(2,089)    $ 1,892     $ 1,968     $ (2,418)    $ (3,224)    $(3,807)    $(1,482)
Total assets                       20,417      22,888      21,300       32,641       44,554      41,903      26,377
Long-term debt, including
 current portion                   19,151      18,705      18,060       25,556        8,339       4,803       6,529
Stockholders' equity (deficit)     (5,356)     (5,646)     (5,028)      (5,191)       9,889      13,919       6,753

______________________________

(1) Petrocon accrued legal and accounting fees incurred through June 30, 2001 associated with the pending merger with IDS.

(2) Effective January 2000, Petrocon sold the assets of Alliance Engineering, Inc. (AEI) to The Wood Group in exchange for $6,200,000 and the retention of certain liabilities of AEI by Petrocon. The net proceeds of the sale were used to reduce Petrocon's current liabilities by $3,700,000. The resulting estimated financial statement loss of $700,000 (net of tax) was recognized in 1999.

(3) In June 1999, Petrocon entered into a financing arrangement with Fleet Capital Corporation whereby all outstanding debt to Heller Financial, Inc. which consisted of a line of credit and two term loans were repaid.

                      SUMMARY UNAUDITED PRO FORMA COMBINED

                    FINANCIAL DATA FOR IDS AFTER THE MERGER

BASIS OF PRESENTATION

     The accompanying unaudited pro forma condensed consolidated financial statements are based on adjustments to the historical consolidated financial statements of IDS to give effect to the acquisition described in "Acquisition" below. The pro forma condensed consolidated statements of operations assume the acquisition was consummated as of the beginning of each period presented. The pro forma condensed consolidated balance sheet assumes the acquisition occurred as of June 30, 2001. IDS' management believes, however, that the pro forma adjustments and the underlying assumptions and estimates reasonably present the significant effects of the transactions reflected thereby and that any subsequent changes in the underlying assumptions and estimates will not materially affect the unaudited pro forma consolidated financial statements presented herein. The pro forma condensed consolidated statements of operations are not necessarily indicative of results that would have occurred had the acquisition been consummated as of the beginning of the periods presented or that might be attained in the future. Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. These pro forma financial statements should be read in conjunction with the historical financial statements of IDS, the historical financial statements of the acquired company, and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this merger proxy.

EARNINGS PER SHARE

     Pro forma earnings per share were computed by dividing net income applicable to common stock by the weighted average number of shares of common stock.

ACQUISITION

     IDS entered into a letter of intent on April 3, 2001 to acquire, through merger with a wholly owned subsidiary, Petrocon Engineering, Inc., a Texas-based engineering support services company, in exchange for 9,800,000 shares of IDS, valued at $0.71 per share (the average price three days prior and three days subsequent to the announcement of the merger). The purchase price totals approximately $24,000,000. The transaction will be financed by issuance of common stock valued at $6,683,000, issuance of preferred stock with a liquidation value of $2,500,000 and assumption of debt totalling approximately $14,800,000. The transaction will be accounted for as a purchase. Accordingly, the results of operations of Petrocon will be included in the consolidated results of operations of IDS from the date of acquisition. In connection with the acquisition, certain Petrocon shareholders will convert shareholder notes of $1,535,498 (balance at June 30, 2001) into Petrocon common stock.

                                            Industrial Data Systems Corporation
                           Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
                                               Year Ended December 31, 2000

                                                    Historical
                          --------------------------------------------------------
                                                                                          Pro Forma
                                     IDS             Petrocon           Combined         Adjustments            Pro Forma
                          ------------------    ---------------    ---------------   ---------------         -------------
Operating revenues               $16,976,023        $68,343,696        $85,319,719                             $85,319,719

Operating expenses:
 Costs of goods sold              13,026,754         55,932,211         68,958,965                              68,958,965
 Selling, general and
  administrative                   3,211,541          8,979,992         12,191,533                              12,191,533
 Depreciation and
  amortization                       216,237          1,213,824          1,430,061          (125,399)   (B)      1,304,662
                                 -----------        -----------        -----------        ----------           -----------

   Operating profit                  521,491          2,217,669          2,739,160           125,399             2,864,559

Other income (expense):
 Interest expense, net               (39,928)        (2,072,688)        (2,112,616)          636,000    (A)     (1,585,616)
                                                                                            (109,000)   (C)
 Other, net                           22,083             56,807             78,890                                  78,890
                                 -----------        -----------        -----------        ----------           -----------


Income before provision
 for income taxes                    503,646            201,788            705,434           652,399             1,357,833

Provision for income taxes           122,768             42,534            165,302           357,698    (E)        523,000
                                 -----------        -----------        -----------        ----------           -----------
Net income                           380,878            159,254            540,132           294,701               834,833
                                 -----------        -----------        -----------        ----------           -----------

Preferred stock dividends                  -                  -                  -           200,000    (A)        200,000
                                 -----------        -----------        -----------        ----------           -----------

Net income available to          $   380,878        $   159,254        $   540,132        $   94,701           $   634,833
 common stockholders             ===========        ===========        ===========        ==========           ===========

Basic and diluted                      $0.03                                                                         $0.03
 earnings per common share       ===========                                                                   ===========

Number of shares used to          12,964,918                                               9,900,500            22,865,418
 compute earnings per            ===========                                              ==========           ===========
 share

   SEE ACCOMPANYING NOTES TO THESE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                                            Industrial Data Systems Corporation
                           Pro Forma Condensed Consolidated Statement of Operations (Unaudited)
                                              Six Months Ended June 30, 2001

                                                    Historical
                          --------------------------------------------------------
                                                                                          Pro Forma
                                     IDS             Petrocon           Combined         Adjustments          Pro Forma
                          ------------------      -------------       ------------      ------------         -------------
Operating revenues               $11,103,396        $34,317,502        $45,420,898                             $45,420,898

Operating expenses:
 Costs of goods sold               8,342,236         28,041,441         36,383,677                              36,383,677
 Selling, general and
  administrative                   1,621,166          4,741,806          6,362,972                               6,362,972
 Merger related expenses                   -            339,000            339,000          (339,000)   (C)              -
 Depreciation and
  amortization                        99,196            528,685            627,881           (64,332)   (B)        563,549
                                 -----------        -----------        -----------        ----------           -----------

   Operating profit                1,040,798            666,570          1,707,368           403,332             2,110,700

Other income (expense):
 Interest expense, net               (39,050)        (1,004,754)        (1,043,804)          377,000    (A)       (712,804)
                                                                                             (46,000)   (C)
 Other, net                           32,754             17,435             50,189                                  50,189
                                 -----------        -----------        -----------        ----------           -----------

Income (loss) before
 provision for income
 taxes                             1,034,502           (320,749)           713,753           734,332             1,448,085

Provision for income taxes           403,500              9,574            413,074           144,926    (E)        558,000
                                 -----------        -----------        -----------        ----------           -----------
Net income (loss)                    631,002           (330,323)           300,679           589,406               890,085
                                 -----------        -----------        -----------        ----------           -----------

Preferred stock dividends                  -                  -                  -           100,000    (A)        100,000
                                 -----------        -----------        -----------        ----------           -----------

Net income available to
 common stockholders             $   631,002        $  (330,323)       $   300,679        $  489,406           $   790,085
                                 ===========        ===========        ===========        ==========           ===========

Basic and diluted
 earnings per common share       $      0.05                                                                   $      0.03
                                 ===========                                                                   ===========

Number of shares used to          12,964,918                                               9,900,500            22,865,418
 compute earnings per            ===========                                              ==========           ===========
 share



   SEE ACCOMPANYING NOTES TO THESE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

                                                         Industrial Data Systems Corporation
                                             Pro Forma Condensed Consolidated Balance Sheet (Unaudited)
                                                                    June 30, 2001


                                                                         Historical
                                                 ----------------------------------------------
                                                                                                Pro Forma
                                                     IDS          Petrocon        Combined     Adjustments              Pro Forma
                                                 -----------   -------------   -------------   -----------             ------------
               ASSETS
               ------
CURRENT ASSETS:
 Cash and cash equivalents                        $  322,905    $     39,016    $    361,921                            $   361,921
 Municipal bond, at cost                             400,000               -         400,000      (400,000)   (C)                 -
 Accounts receivable-trade, net                    3,907,218      10,918,719      14,825,937                             14,825,937
 Inventory                                           813,684               -         813,684                                813,684
 Costs in excess of billings                         480,181         661,643       1,141,824                              1,141,824
 Prepaids, expenses and other                        227,609         289,073         516,682                                516,682
                                                  ----------    ------------    ------------   -----------              -----------
      Total current assets                         6,151,597      11,908,451      18,060,048      (400,000)              17,660,048

 Property and equipment, net                       1,543,725       3,605,786       5,149,511                              5,149,511
 Goodwill                                             10,350       4,542,116       4,552,466     8,955,833    (B)
                                                                                                   945,000    (C)        14,453,299
 Other assets                                        346,541         360,249         706,790      (346,000)   (C)           360,790
                                                  ----------    ------------    ------------   -----------              -----------
      Total assets                                $8,052,213    $ 20,416,602    $ 28,468,815   $ 9,154,833              $37,623,648
                                                  ==========    ============    ============   ===========              ===========
LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES:
 Line of credit                                   $  374,991    $  5,376,403    $  5,751,394   $(5,751,394)   (A)          $  -
 Current maturities - long-term debt                  21,238       1,999,509       2,020,747             -                2,020,747
 Current maturities - capital lease obligation        20,929               -          20,929                                 20,929
 Accounts payable                                  1,133,515       1,861,665       2,995,180                              2,995,180
 Billings in excess of costs                          70,608         372,525         443,133                                443,133
 Income taxes payable                                363,783         130,699         494,482                                494,482
 Accrued expenses and other current liabilities      747,011       4,256,279       5,003,290      (685,000)   (C)         4,318,290
                                                  ----------    ------------    ------------   -----------              -----------
      Total current liabilities                    2,732,075      13,997,080      16,729,155    (6,436,394)              10,292,761

Long-term debt, net of current maturities            355,387      11,775,385      12,130,772       232,364    (A)        13,112,136
                                                                                                   749,000    (C)
Capital lease obligation, net of current
 maturities                                          158,845               -         158,845                                158,845
Deferred income taxes                                 16,000               -          16,000                                 16,000
                                                  ----------    ------------    ------------   -----------              -----------
      Total liabilities                            3,262,307      25,772,465      29,034,772    (5,455,030)              23,579,742
                                                  ----------    ------------    ------------   -----------              -----------

Preferred stock subject to mandatory redemption            -               -               -     2,500,000    (A)         2,500,000

STOCKHOLDERS' EQUITY:
 Common Stock                                         12,965           6,433          19,398         3,367    (B)
                                                                                                       100    (C)            22,865
 Note receivable from shareholder                   (196,500)              -        (196,500)      196,500    (D)                 -
 Additional paid-in capital                        2,640,154       9,061,830      11,701,984    (2,388,630)   (B)
                                                                                                    70,900    (C)         9,384,254
 Retained earnings (accumulated deficit)           2,333,287     (14,424,126)    (12,090,839)   14,227,626    (B)(D)      2,136,787
                                                  ----------    ------------    ------------   -----------              -----------
      Total stockholders' equity (deficit)         4,789,906      (5,355,863)       (565,957)   12,109,863               11,543,906
                                                  ----------    ------------    ------------   -----------              -----------
      Total liabilities and stockholders' equity  $8,052,213    $ 20,416,602    $ 28,468,815   $ 9,154,833              $37,623,648
       (deficit)                                  ==========    ============    ============   ===========              ===========

   SEE ACCOMPANYING NOTES TO THESE UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                             FINANCIAL STATEMENTS.

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

1)  BASIS OF PRESENTATION

     The following pro forma adjustments have been made to the historical condensed consolidated financial statements of IDS to give effect to the acquisition of Petrocon described above as if it had occurred as of June 30, 2001, and to the historical condensed consolidated statements of operations as if the acquisition described above were consummated as of the beginning of each period presented. The unaudited pro forma consolidated financial statements may not necessarily be indicative of the results which actually would have occurred if the acquisition had been in effect on the date or for the periods indicated or which may result in the future.

2)  PRO FORMA ADJUSTMENTS

  A)  PRE-CLOSING TRANSACTIONS

      . Petrocon Shareholder Transactions - As of June 30, 2001, Petrocon owed
        $1,795,198 to certain of its shareholders. Immediately prior to the closing of the merger, $190,000 of such debt will be repaid with funds financed under the Fleet line of credit, and $1,535,498 of such debt will be converted into common stock of Petrocon (see reconciliation of common stock in footnote B below). This will result in a net reduction in long-term debt of approximately $1,535,498 (this amount may be higher at closing because of the accrual of interest) in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2001, as well as an increase to common stock and additional paid-in capital of Petrocon and a reduction in the goodwill resulting from the purchase price allocation in the post-merger balance sheet of IDS as of June 30, 2001 (see reconciliation of goodwill in footnote B below). In addition, the reduction in long-term debt would have reduced interest expense in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the six-months ended June 30, 2001, respectively (see table below).

      . Equus Transactions - As of June 30, 2001, Petrocon owed Equus
        $9,322,532, which will be restructured immediately prior to and in connection with the merger. The amount of $2,000,000 will be repaid with funds financed under the Fleet line of credit, a new note will be entered into for $3,000,000 (9.5% interest rate); Equus will receive 2,500,000 shares of IDS preferred stock (which has been valued at $2,500,000 for financial statement purposes, resulting in debt cancellation of $1,822,532 (this amount may be higher at closing because of the accrual of interest)). The preferred stock has a liquidation value of $1 per share; 8% cumulative dividend; is convertible into IDS common stock and is subject to mandatory redemption in seven years. The cancellation of debt will result in an increase in Petrocon shareholder equity immediately prior to the merger transaction resulting in a decrease in the goodwill in the post merger balance sheet of IDS as of June 30, 2001 (see reconciliation of goodwill in footnote B below). Additionally, the reduction in long-term debt resulting from these transactions reduces interest expense in the accompanying unaudited pro forma statements of operations for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively (see table below).

      . Fleet Transaction -- For purposes of the June 30, 2001 unaudited condensed consolidated pro forma balance sheet, the revolver portion of the Fleet credit facility totaling $5,376,403 and the IDS line of credit totaling $374,991 have been reclassified from current to non-current. In connection with the merger, Petrocon has received a proposal from Fleet to extend the existing credit facility for one year to June 14, 2003, and to retain the $15,000,000 maximum amount available under the revolving credit facility. The Fleet proposal also permits payment of $2,000,000 in cash to Equus at the closing of the merger to satisfy the Equus notes which become due on that date. The revolver credit facility is subject to compliance by Petrocon with certain financial covenants, including a fixed charge coverage ratio of 1.00 and a senior debt to EBITDA ratio of 3.50, declining quarterly to 2.50 to 1.00. Management expects to execute the amendment to the Fleet credit facility extending the maturity date and retaining the line of credit at the closing of the merger. Fleet's proposal is subject to no material adverse changes occurring prior to the merger, final credit approval by Fleet and additional examinations of certain books and records of Petrocon and IDS. Management believes, however, that the Fleet credit facility will be amended to extend the maturity date to June 14, 2003, to retain the

       $15,000,000 line of credit, to permit payment of the $2,000,000 due to Equus at the closing of the merger, and to pay in full the existing IDS line of credit.

     . Employment Agreements - As part of the merger transaction, employment agreements will be executed with certain executives. These agreements have yet to be finalized and amounts to adjust the pro forma information is currently not determinable.

     . Advisor Compensation - The merger related fees and expenses include
       204,615 shares of Petrocon common stock issued to the Petrocon advisor immediately prior to the closing of the merger and 99,500 shares of Petrocon common stock issued to the IDS advisor immediately prior to the closing of the merger.

     The following summarizes the effect of the above pre-closing transactions in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2001:

                                                                                                     Increase
                                                                                                    (Decrease)
                                                                                                In Long-term debt
                                                                                           ------------------------
     Long-term debt:
       Shareholder notes converted to common stock                                                 $(1,535,498)
       Equus note converted to preferred stock                                                      (2,500,000)
       Equus note balance cancelled                                                                 (1,822,532)
       PEI revolver and IDS line of credit refinanced to non-current                                 5,751,394
       Reclassification of PEI accrued merger related expenses (see C
        below)                                                                                         339,000
                                                                                                   -----------
     Net pro forma adjustment to long-term debt                                                    $   232,364
                                                                                                   ===========

     The following summarizes the effect of the above pre-closing transactions in the accompanying unaudited pro forma condensed consolidated statement of operations for the year ended December 31, 2000 and the six months ended June 30, 2001:

                                                                                                              Six Months
                                                                                                                 Ended
                                                                                    Year Ended                 June 30,
                                                                                 December 31, 2000                2001
                                                                              --------------------      --------------------
     Interest expense:
       Shareholder notes converted to common stock (at 14%)                           $(234,000)                $(126,000)
       Equus debt:
       i)  Actual expense per historical financial statements (at 12%)                 (942,000)                 (499,000)
       ii)  $3,000,000 note remaining (at 9.5%)                                         285,000                   143,000
       Additional borrowing - Fleet line of credit*                                     219,000                    93,000
       Foregone interest income on bonds (see C below)                                   36,000                    12,000
                                                                                      ---------                 ---------
     Net pro forma adjustment to interest expense                                     $(636,000)                $(377,000)
                                                                                      =========                 =========

     * Calculated using 10% and 8.5% for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively, which approximated the terms in the Fleet revolving credit arrangement.

  B) Merger Consideration

     Allocation of Purchase Price and the allocation of the pro forma adjustments are based on IDS' estimate of the fair value of the assets and liabilities. The allocation of the purchase price is preliminary, as valuation and other studies have not been finalized. It is not expected that the final allocation of purchase price will produce materially different results from those presented herein. The excess purchase price over fair value will be allocated as goodwill, and, in accordance with Financial Accounting Standards Board Statement No. 142, Goodwill and Other Intangible Assets, and there will be no amortization of the resulting goodwill. To reflect the provisions of this pronouncement, the pro forma adjustments reflect the reversal of Petrocon's historical goodwill amortization of $125,399 and $64,332 for the year ended December 31, 2000 and the six months ended June 30, 2001, respectively.

     Issuance of IDS Common Stock - The adjustment reflects the issuance of 9,800,000 shares of IDS common stock for the outstanding shares of Petrocon common stock. The common stock will be valued at $.71 per share, or $6,958,000, which is the average price of IDS common stock three days prior to and subsequent to the announcement of the merger. The issuance of IDS common stock and retirement of Petrocon common stock results in the elimination of the Petrocon shareholder deficit and creation of goodwill from the excess purchase price over the fair value of Petrocon.

     The following summarizes the effect of the issuance of the IDS common stock in the accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2001:

     Goodwill:
       Issuance of IDS common stock                                                                          $  6,958,000
       Elimination of Petrocon shareholder deficit                                                              5,355,863
       Pre-closing conversion of shareholder notes to equity (see A above)                                     (1,535,498)
       Pre-closing cancellation of Equus debt (see A above)                                                    (1,822,532)
                                                                                                             ------------
          Net pro forma adjustment to goodwill                                                               $  8,955,833
                                                                                                             ============


     Common Stock:
       Issuance of IDS common stock                                                                          $      9,800
       Pre-closing issuance of Petrocon stock at $0.65 per share for Petrocon                                       2,362
        shareholder debt  (see A above)
       Pre-closing issuance of Petrocon stock at $0.65 per share for advisor                                          304
        compensation (see A above)
       Retirement of Petrocon common stock                                                                         (9,099)
                                                                                                             ------------
          Net pro forma adjustment to common stock                                                           $      3,367
                                                                                                             ============


     Additional Paid-in Capital:
       Issuance of IDS common stock, net of estimated registration costs of $275,000                         $  6,673,200
       Pre-closing issuance of Petrocon common stock at $0.65 per share for Petrocon                            1,603,597
        shareholder debt
       Pre-closing issuance of Petrocon common stock at $0.65 per share for advisor                               303,811
        compensation
       Elimination of Petrocon additional paid-in capital                                                     (10,969,238)
                                                                                                             ------------
          Net pro forma adjustment to additional paid-in capital                                             $ (2,388,630)
                                                                                                             ============

  C) Merger Related Expenses

     . Merger related fees and expenses, consisting primarily of fees and expenses of investment bankers, attorneys, accountants, and financial printing, SEC filing fees, and other related charges, are estimated to be approximately $1,559,000. Fees and expenses totaling approximately $339,000 of PEI have been accrued and expensed in the unaudited pro forma condensed statements of operations for the period ended June 30, 2001, and approximately $440,500 estimated future costs have been accrued and reflected as a reduction of retained earnings in the unaudited pro forma condensed consolidated balance sheet as of June 30, 2001. IDS estimates approximately $504,500 of their fees relate to transaction costs which have been included in goodwill in the unaudited pro forma condensed consolidated balance sheet; and approximately $275,000 relate to registration costs which have been credited against the fair value of the securities being issued, and reflected as a reduction in additional paid-in capital (see B above). Included in the above amounts are 100,500 shares of common stock valued at approximately $71,000 to be issued to an IDS advisor. In addition, immediately before the closing of the merger, Petrocon will issue 204,615 shares of its common stock to the Petrocon advisor and 99,500 shares of its common stock to the IDS advisor. IDS estimates it will use proceeds from the sale of bonds totaling $400,000 and additional borrowings of approximately $749,000 to pay for the merger related expenses. Additionally, the increase in long-term debt would have increased interest expense by approximately $109,000 and $46,000 in the accompanying unaudited proforma statements of operations for the year ended December 31, 2000 and six months ended June 30, 2001, respectively.


     The following is the effect on goodwill of merger related expenses:

     Estimated transaction costs of IDS                                               $504,500
     Pre-closing expense of Petrocon that would result in increase in                  440,500
       accumulated deficit in Petrocon's historic financial statements and            --------
       an increase in goodwill in the post merger balance sheet
          Net pro forma adjustment to goodwill                                        $945,000
                                                                                      ========

     . The adjustment to reduce merger related expense by $339,000 on the unaudited pro forma condensed statement of operations for the six months ended June 30, 2001 is made to show the effects of reversing this non-recurring expense.

     . As of June 30, 2001, IDS had incurred $346,000 of merger related expenses that were accrued and included in other assets. The pro forma adjustment reclassifies this amount along with Petrocon's $339,000 (see discussion above) to long-term debt.

  D) SHAREHOLDER RECEIVABLE

     The adjustment reflects the option pool created by Alliance 2000 to permit the grant of options to purchase IDS common stock to certain employees of IDS and its subsidiaries following the merger. The option pool was created in exchange for the cancellation of an IDS note receivable from Alliance totaling $196,500. The balance was adjusted against retained earnings to reflect the cancellation as a distribution to the stockholders.

  E) INCOME TAXES

     The adjustment for income taxes results in an estimated approximate 38.5% tax rate, which reflects the estimated effective tax rate for both federal and state income taxes after the merger.

                                  RISK FACTORS

     IN CONSIDERING WHETHER TO VOTE IN FAVOR OF THE PROPOSALS RELATING TO THE MERGER OF THE COMPANIES, YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING RISKS AS WELL AS ALL OF THE INFORMATION WE HAVE INCLUDED IN THIS DOCUMENT AND ITS ANNEXES, AND IN THE ACCOMPANYING FORM 10-KSB OF IDS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING US. ADDITIONAL RISKS MAY MATERIALIZE THAT ARE PRESENTLY UNKNOWN TO US AND RISKS WE CURRENTLY BELIEVE ARE IMMATERIAL MAY MATERIALLY AND ADVERSELY AFFECT OUR BUSINESS OPERATIONS.

                          Risks Relating to the Merger

The value of IDS common stock that Petrocon shareholders will receive may decrease between the date of this document and completion of the merger.

     The number of shares of IDS common stock and preferred stock convertible into common stock to be received in the merger is fixed. However, the market price of IDS common stock fluctuates. Therefore, the value of the consideration to be received by the Petrocon shareholders depends on the market price of IDS common stock at the time of the merger and may be lower than the market price of IDS common stock on the date of this document. For historical and current market prices of IDS common stock, see "Market Price Data" on page ___.

We may not realize expected cost savings and other benefits of integrating the businesses of our companies.

     We expect that the merger will result in cost savings, operating efficiencies, revenue enhancements and other synergies. However, achieving these anticipated benefits depends in part upon the successful integration of each company's administrative, financial, technical and marketing organizations and implementation of appropriate operations, financial and management systems and controls. This may not successfully occur.

     The integration of our businesses will involve a number of risks, including:

     . the possible diversion of management's attention from other business concerns;

     . the potential inability to successfully pursue some or all of the anticipated revenue opportunities associated with the merger;

     . the possible loss of key professional employees;

     . the potential inability to successfully implement operating efficiencies;

     . insufficient management resources to accomplish the integration;

     . the increased complexity and diversity compared to each company's operations prior to the merger;

     . the possible negative reaction of clients to the merger;

     . unanticipated problems or legal liabilities; and

     . a reduction of credit line availability as a result of significant expenses associated with the merger transaction.

The occurrence of any of the above events, as well as any other difficulties which may be encountered in the transition and integration process, could have a material adverse effect on our business, financial condition and results of operations.

No IRS ruling has been received on the tax consequences of the merger to Petrocon's shareholders.

     Neither IDS nor Petrocon has requested a ruling from the Internal Revenue Service as to any of the federal income tax consequences of the merger. We cannot assure you that the IRS will not challenge the belief of IDS and Petrocon that the merger is a tax-free reorganization.

Petrocon's financial performance declined over the past two years in comparison to its prior performance.

     Petrocon had net income of $159,000 in 2000 and net losses of $15,080,000 in 1999 and $4,373,000 in 1998 compared to net income of $2,755,000 in 1997 and $1,465,000 in 1996. Additionally, Petrocon was out of compliance with its existing credit facility with Fleet Capital Corporation from January 31, 2000 until the signing of an amendment to the credit facility on May 14, 2001. Although the merger is expected to benefit both companies, and the financial covenants in the Fleet credit facility will be renegotiated in connection with merger, Petrocon's lower earnings over the last several years may continue and could once again result in Petrocon being out of compliance with the Fleet credit facility. If so, this would have a significant adverse impact on our business operations and credit rating.

We have incurred and will incur charges and expenses as a result of the merger, which must be paid even if the merger fails to close.

     We expect to incur approximately $1,559,000 for costs related to the merger including investment advisory fees, legal and accounting fees and expenses, printing expenses, transition and integration costs and other related charges. The companies may also incur additional unanticipated expenses in connection with the merger. We will have to pay all merger related costs and expenses, other than severance and advisory fees, even if the merger does not close. Additionally, if the merger agreement is terminated, Petrocon may be required to pay IDS a $250,000 break-up fee. See "The Merger Agreement - Termination Fee and Expenses" on page ___.

Some directors, officers and affiliates of the companies have interests in the merger that are different from your interests which may make them more likely to recommend the merger because it may result in direct or indirect economic gain.

     Alliance 2000, Ltd. currently owns approximately 73.5% of the IDS common stock. William A. Coskey and Hulda Coskey, who serve as directors and officers of IDS, are also the general partners of Alliance. In connection with the merger, IDS will cancel debt of approximately $196,500 owed to it by Alliance in exchange for execution by Alliance of an option pool agreement for the benefit of certain employees of IDS and its subsidiaries. Michael L. Burrow, who is the founder, Chairman of the Board, Chief Executive Officer and President of Petrocon, is a one-third owner of a joint venture that owns the building in which Petrocon's principal executive offices are located. Petrocon, also a one-third joint venturer, leases part of the building from the joint venture. Each joint venturer receives approximately $30,000 annually under this lease arrangement. Prior to the merger, approximately $1,535,498 of debt (calculated as of June 30, 2001) owed by Petrocon to certain of its shareholders (some of whom are officers and directors) will be converted into Petrocon common stock and approximately $190,000 of such debt will be paid in cash. Additionally, Equus II Incorporated will receive $2,000,000 in cash at the closing of the merger, a $3,000,000 promissory note and 2,500,000 shares of convertible preferred stock of IDS in exchange for debt owed to Equus by Petrocon and for outstanding warrants Equus holds to acquire additional shares of Petrocon common stock. Gary L. Forbes and Tracey Cohen are executive officers of Equus and members of Petrocon's board of directors. Randall B. Hale is an executive officer of Equus and a director nominee for IDS' board of directors. Consequently, IDS stockholders and Petrocon shareholders should consider whether these interests may have influenced these directors to support the merger.

Large blocks of shares of IDS common stock that Petrocon's shareholders receive in the merger will not be transferable for two years from the date the merger is consummated.

     Each shareholder of Petrocon who, together with his or her affiliates, owns 100,000 or more shares of Petrocon common stock immediately prior to the merger (other than one shareholder with whom Petrocon is involved in litigation), will be subject to a two-year restriction on transferring the shares of IDS common stock received in the merger. Therefore, although a public market will exist for the IDS common stock, these former Petrocon shareholders will not have access to the market for a period of two years to enjoy the liquidity that publicly traded stock typically affords. To transfer their shares of stock during this period, the consent of IDS, in its sole discretion, will be required and there is no assurance that this consent will be given. Additionally, the market for IDS common stock may cease to exist or may be limited after the expiration of the two-year period.

The merger may not have a positive impact on IDS common stock.

     The market price of the IDS common stock immediately after the merger may increase or decrease. If it increases, the increase may not be maintained for any extended period of time. In addition, any increase in the market price of the IDS common stock may not correlate to an increased investment in the stock by brokerage firms or individual investors, or otherwise facilitate IDS' access to the equity markets, especially since there are many other factors that affect demand for stock.

                    Risks Relating to IDS After the Merger

Significant indebtedness could have important adverse consequences to the combined company.

     After the merger, IDS will have a substantial amount of debt. At June 30, 2001, on a pro forma basis, the combined company's total long term debt outstanding would have been approximately $15,132,883 with a long-term debt to total capitalization ratio of approximately 1.08 to 1.00. The significant indebtedness could have important consequences. For example:

     . the terms of our credit facility may require us to make interest and principal payments and to maintain stated financial covenants. If the requirements of this facility are not satisfied, the lenders under this facility would be entitled to accelerate the payment of all outstanding debt. In such event, we may not have sufficient funds available or may not be able to obtain the financing required to meet our obligations;

     . our ability to obtain any necessary financing in the future for working capital, capital expenditures, acquisitions, debt service requirements or other purposes may be limited;

     . a portion of our cash flow from operations may be used for the payment of interest on indebtedness and will not be available for financing acquisitions or other purposes;

     . the level of indebtedness and the covenants governing indebtedness could limit our flexibility in planning for, or reacting to, changes in our business because financing options may be limited or prohibited; and

     . the level of indebtedness may make us more vulnerable during periods of business inactivity or in the event of a downturn in our business because of the fixed debt service obligations.

Additionally, if interest rates rise and credit markets tighten, we may not be able to secure additional credit to meet our future needs.

Decreased activity in the energy industry will adversely affect the financial results of the combined companies.

     After the merger, our success will depend on the continued building and maintenance of infrastructure supporting the energy markets. The demand for our services and systems depends on the level of capital and maintenance expenditures by our industrial, commercial and institutional clients, particularly those clients involved in the oil and gas production, refining and petrochemical industries. These industries historically are cyclical in nature and vulnerable to many of the same national and regional economic factors that affect the economy in general. These markets tend to fluctuate significantly depending on the prices of oil, gas and energy. If oil and gas and other energy pricing conditions change, the associated capital and maintenance expenditures within these industries may be significantly curtailed. If so, we might not be able to generate enough cash flow from operations to meet obligations and make planned expenditures.

We may be unable to estimate accurately our cost in performing services for our clients. This may cause us to have low profit margins or incur losses.

     We will submit proposals on projects based on an estimate of the costs we will likely incur. To the extent we cannot control overhead, general and administrative expenses and other costs, or to the extent we underestimate such costs, we may have low profit margins or may incur losses.

We are subject to risks from changes in environmental legislation, regulation and governmental policies.

     Our professional services involve the development, design, implementation, management and execution of engineering projects for the pipeline and processing divisions of major integrated oil and gas companies. Federal laws, such as the Resource Conservation and Recovery Act of 1976, as amended, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended and various state and local laws strictly regulate the handling, removal, treatment and transportation of toxic and hazardous substances and impose liability for environmental contamination caused by these activities. Moreover, so-called "toxic tort" litigation has increased markedly in recent years as people injured by hazardous substances seek recovery for personal injuries or property damage.

     Federal and state laws, regulations and programs related to environmental issues will generate, either directly or indirectly, much of our environmental business. Accordingly, a reduction of these laws and regulations, or changes in governmental policies regarding the funding, implementation or enforcement of these programs, could have a material adverse effect on our business. The outlook for congressional action on CERCLA legislation in fiscal year 2001 remains unclear.

Our liability for damages due to legal proceedings may be significant. Our insurance may not be adequate to cover this risk.

     There are several legal proceedings pending against Petrocon. These proceedings include employment related claims and various torts and breach of contract claims in connection with the performance of professional services.
Not all of these claims are covered by Petrocon's insurance coverage. Further, if damages are awarded to claimants in these proceedings, including some claims for punitive damages, the claims could substantially exceed Petrocon's insurance coverage. If Petrocon is subject to damages outside its current insurance coverage, there could be a material adverse effect on our business, financial condition and results of operations.

     Our engineering practices, including general engineering and civil engineering services, involve professional judgments about the nature of environmental conditions and other physical conditions and about the probable effect of procedures to mitigate problems or otherwise affect those conditions. If the judgments and the recommendations based upon those judgments are incorrect, we may be liable for resulting damages that our clients incur.

The failure to attract and retain key professional personnel could adversely affect our business.

     The ability to attract, retain and expand our staff of qualified technical professionals will be an important factor in determining our future success. A shortage of qualified technical professionals currently exists in the engineering and design industry. The market for these professionals is competitive, and we cannot assure you that we will be successful in our efforts to continue to attract and retain such professionals. In addition, we will rely heavily upon the experience and ability of our senior executive staff and the loss of one or more of these individuals could have a material adverse effect on our business, financial condition and results of operations.

We may be unable to compete successfully in our industry. This could adversely affect our business.

     We will be engaged in highly fragmented and very competitive markets in our service areas. We will compete with firms of various sizes, several of which are substantially larger than we are and which have greater technical resources than we do. Furthermore, the engineering, design and consulting industry is undergoing consolidation, particularly in the United States. As a result, we will compete against several larger companies which have the ability to offer more diverse services to a wider client base. These competitive forces could have a material adverse effect on our business, financial condition and results of operations.

Our international operations will be subject to a number of risks that could adversely affect the results from these operations and our overall business.

     As a worldwide provider of engineering services, we may have projects in several countries. On a pro forma basis for the fiscal year 2000, together with Petrocon, we have derived approximately 3.0% of our revenues from international operations. International business is subject to the customary risks associated with international transactions, including political risks, local laws and taxes, the potential imposition of trade or currency exchange restrictions, tariff increases and difficulties or delays in collecting accounts receivable. Weak foreign economies as well as weakening of foreign currencies against the U.S. dollar could also have a material adverse effect on our business, financial condition and results of operations.

Additional acquisitions may adversely affect our ability to manage our business.

     Historically, IDS and Petrocon have completed numerous acquisitions. In implementing our combined business strategy, we may continue to do so in the future. We cannot assure you that we will identify, finance and complete additional suitable acquisitions on acceptable terms. We may not successfully integrate future acquisitions. Any acquisitions may require substantial attention from our management, which may limit the amount of time that management can devote to day-to-day operations. Our inability to find additional attractive acquisition candidates or to effectively manage the integration of any businesses acquired in the future could adversely affect our business, financial condition and results of operations.

We may not be able to replace lost business.

     IDS and Petrocon have had, and may in the future have, a small number of clients that contribute a substantial portion of our revenue in any one year or over a period of several consecutive years due to the size of particular engineering projects. We must continually obtain significant new engineering projects, whether from existing or new clients, in order to generate revenues in the future as existing projects are completed. If we lose a major contract with a customer, the business and associated revenue may not be replaced. The failure to do so would decrease the revenue of the combined companies and could result in our not being able to generate enough cash flow from operations to meet obligations and make planned expenditures.

Merger trends in the oil and gas industry may lead to significantly fewer consumers of our services.

     A large segment of consumers and potential consumers of our services are integrated oil and gas companies. Recently, many small to medium-sized operators in the oil and gas industry have merged or been acquired in efforts to reduce costs and to generate capital by increasing their size and revenue. The consolidation in the industry may lead to more efficiencies and less demand for our services in that instead of providing our products and services to two consumers, we provide the same services to one consolidated entity. This could lead to a decrease in revenue and limit our future growth.

An increasing number of fixed price contracts may reduce our ability to meet our obligations.

     Historically, a high percentage of IDS' and Petrocon's projects have been undertaken on a time and materials or cost-plus fee basis. However, project owners are increasingly seeking, and IDS, Petrocon and their competitors are accepting, pricing alternatives designed to shift the risk of cost overruns to the service provider, or requiring the service provider to at least share in the risks of cost overruns and inefficiencies in the delivery of services. These alternatives include fixed price or turnkey pricing, a guaranteed maximum price, incentive fees, competitive bidding and other "value based" pricing arrangements. We expect this trend to continue in the future, with the result that we will be required to maintain and continually improve, relative to our competitors, both the precision of our cost estimates and the efficiency with which we deliver our services. Significant cost overruns on a project would cause a material adverse effect on our operating results. If this occurs, we might not be able to generate enough cash flow from operations to meet obligations and make planned expenditures.

Failure to meet completion numbers may result in financial losses.

     In certain instances, we may be required to guarantee project completion by a scheduled date or by achievement of certain acceptance and performance testing or milestone levels. If we fail to meet any required completion requirement, we could incur financial penalties in the form of liquidated damages. In the past, IDS and Petrocon have undertaken a limited number of guaranteed projects and have not incurred material obligations with respect to such projects. After the merger, the combined company may undertake more guaranteed projects, which could have a material adverse financial effect on us if we are unable to satisfy guarantee requirements.

Backlog may be delayed or cancelled.

     IDS' and Petrocon's aggregate backlog is estimated as of June 30, 2001 to be approximately $58,150,000, most of which is expected to be completed within the next 12 months. This backlog includes only contracts for which IDS or Petrocon has received authorization as of June 30, 2001 to proceed with the work. These current contracts are subject to standard industry cancellation provisions, including cancellation on short notice or upon completion of designated stages. Authorizations to proceed are generally for periods shorter than the duration of the work we expect to perform for a particular client, and substantial scope of work adjustments are common. For these and other reasons beyond our control, work represented in backlog may be delayed or canceled. Backlog is only one indicator of the combined company's performance after the merger.

Business could be lost to competition.

     We will compete nationally and internationally with many engineering and construction management firms that are substantially larger and have substantially greater financial and professional resources than the combined company will have. We will also face competition from many regional and local firms. Barriers to entry for engineering firms are relatively low, and the risk of new competitors entering the market is high. We could lose significant business to competitors which would cause a material adverse financial effect on us.

Liability claims could result in losses.

     Providing engineering and design services involves the risk of contract, professional errors and omissions, and other liability claims, as well as adverse publicity. Further, many of our contracts will require us to indemnify our clients not only for our negligence, if any, but also for the concurrent negligence of our clients. While we will maintain liability insurance coverage, including coverage for professional errors and omissions, claims outside of or exceeding our insurance coverage may be made. Moreover, we may not be able to continue to obtain adequate insurance coverage at rates we consider reasonable. A significant claim could result in unexpected liabilities and have a material adverse financial effect on us.

Success depends on key employees and members of the management.

     Our success will be highly dependent on a limited number of senior management personnel, some of whom may not have employment contracts. In addition, we will rely on key engineering employees to manage projects and perform the work. Due to anticipated efficiencies in integrating the two companies, we may downsize through layoffs of some employees. This could cause poor employee morale leading some management personnel and key employees to resign in anticipation of or as a result of such layoffs. A loss of management personnel and key employees could result in significant nonperformance of contracts or other disruptions, either of which would have a material adverse financial effect on us.

The success of future acquisitions by the combined company is uncertain.

     The growth of Petrocon and IDS since their inception has been, in part, the result of acquisitions of companies. We expect to continue to evaluate and pursue acquisition opportunities available on terms management considers favorable to us. The successful acquisition of other companies involves an assessment of future revenue opportunities, operating costs, economies and earnings after the acquisition is complete, potential industry and business risks and liabilities beyond our control. This assessment is necessarily inexact and its accuracy is inherently uncertain. In connection with our assessments, we perform reviews of the subject acquisitions we believe to be generally consistent with industry practices. These reviews, however, may not reveal all existing or potential problems, nor will they permit a buyer to become sufficiently familiar with the subject companies to assess fully their deficiencies and capabilities. We may, in many cases, assume pre-closing liabilities and complete acquisitions that are not successful. The failure of the combined company to successfully complete acquisitions of complementary companies could have a material adverse effect on the future growth of the combined company and its ability to compete.

A small number of stockholders will control the combined company.

     Upon completion of the merger, directors, executive officers and principal stockholders of the combined company, and their affiliates, will beneficially own approximately 58% of IDS' outstanding common stock on a fully diluted basis. Accordingly, these stockholders, as a group, will be able to control the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in IDS' articles of incorporation or bylaws, and the approval of mergers and other significant corporate transactions. The existence of these levels of ownership concentrated in a few persons makes it unlikely that any other holder of common stock after the merger will be able to affect the management or direction of the combined companies. These factors may also have the effect of delaying or preventing a change in management or voting control of IDS after the merger.

Nominees for the board of directors will be designated by a voting agreement.

     Holders of approximately 81% of the outstanding shares of IDS will enter into a voting agreement at the closing of the merger agreeing to vote their shares in the election of directors in favor of three nominees of Alliance, two nominees of certain former shareholders of Petrocon, one nominee of Equus (the Equus nominee becoming a nominee of certain former shareholders of Petrocon once the Equus debt is paid), and one nominee selected by the mutual agreement of Alliance and certain former shareholders of Petrocon.

Future sales of IDS' common stock may result in a decrease in value to existing stockholders.

     After the merger, IDS will have approximately 22,865,418 shares of common stock and 2,500,000 shares of convertible preferred stock issued and outstanding. Of those shares, approximately 4,420,190 shares of common stock will be freely transferable without restriction and 13,002,725 shares of common stock will be currently eligible for sale subject to compliance with the requirements of Rule 144 or Rule 145. In addition, approximately 8,979,244 shares (some of which are also subject to Rules 144 and 145) will be subject to a two-year restriction on transferability unless IDS, in its sole discretion, consents to a transfer. Future sales of substantial amounts of common stock, or the perception that these sales could occur, may affect the market price of our common stock.

The IDS board of directors will be authorized to issue new shares of capital stock.

     Our articles of incorporation authorize our board of directors to issue up to an additional 49,912,621 shares of common stock and an additional 2,500,000 shares of preferred stock, assuming the amendment to the articles of incorporation and the merger agreement are approved. These shares may be issued without stockholder approval. However, the American Stock Exchange requires stockholder approval for the issuance of shares equal to 20% or more of IDS' outstanding common stock. These provisions, alone or in combination with each other, may discourage transactions involving actual or potential changes of control of the combined company, including transactions that otherwise could involve payment of a premium over prevailing market prices to holders of IDS common stock after the merger.

Seasonality of our industry may cause our revenues to fluctuate.

     Holidays and employee vacations, during IDS' and Petrocon's fourth quarter, exert downward pressure on revenues for that quarter, which is only partially offset by the year-end efforts on the part of many clients to spend any remaining funds budgeted for engineering services or capital expenditures during the year. The annual budgeting and approval process under which these clients operate is normally not completed until after the beginning of each new year, which can depress results for the first quarter. Principally due to these factors, IDS' and Petrocon's revenues during their first and fourth quarters generally tend to be lower than in their second and third quarters and this may also apply to the combined company.

                           FORWARD-LOOKING STATEMENTS

     This joint proxy statement/prospectus includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include statements regarding management's beliefs, current expectations, estimates and projections about the industries in which IDS and its subsidiaries and Petrocon and its subsidiaries serve, the economy and about IDS and Petrocon in general. The words "expect," "anticipate," "intend," "plan," "believe," "seek," "estimate" and similar expressions are intended to identify these forward-looking statements; however, this joint proxy statement/prospectus also contains other forward-looking statements in addition to historical information.
Although we believe that the expectations reflected in the forward-looking statements are reasonable, such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors that may cause the actual results, performance or achievements of IDS and Petrocon to differ materially from historical results or from any results expressed or implied by these forward-looking statements. We caution readers that the following important factors, among others, could cause the combined company's actual results to differ materially from the forward-looking statements contained in this joint proxy statement/prospectus:

     . completion of the proposed merger;

     . integration of the two companies;

     . future financial performance;

     . the ability to successfully implement our future acquisition strategy;

     . changes in laws and regulations that IDS and Petrocon must comply with, and the costs of compliance with current and future laws and regulations;

     . changes in accounting policies and practices, as may be adopted by the regulatory agencies as well as by the Financial Accounting Standards Board, or changes in IDS' organization, compensation and benefit plans;

     . the ability to keep pace with evolving technology;

     . the combined company's competitive position within its market, particularly in view of the increasing consolidation within its industry, including the increased competition from larger regional and out-of-state engineering services organizations;

     . increases and decreases in commodity prices, including chemicals, oil, natural gas and derivative products;

     . the ability to get parts from vendors;

     . the ability to renew or replace its credit facilities; and

     . changes in the business cycle and downturns in local, regional and national economies.

     We caution you that the foregoing list of important factors is not exclusive. This document speaks only as of the date of this joint proxy statement/prospectus. We are under no duty to update any of the forward-looking statements after the date of this joint proxy statement/prospectus to conform these statements to actual results.

     These forward-looking statements are based on assumptions that we believe are reasonable, but which are open to a wide range of uncertainties and business risks. Factors that could cause actual results to differ materially from those anticipated are discussed in the risk factors in this document and in IDS' periodic filings with the SEC, including the accompanying Form 10-KSB of IDS. For a discussion of some of the risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" on page _____ of this document.

                      IDS SPECIAL MEETING OF STOCKHOLDERS

     This document is furnished in connection with the solicitation of proxies from the holders of IDS common stock by the IDS board of directors for use at the special meeting of stockholders. This document and accompanying form of proxy are first being mailed to the stockholders of IDS on or about ________, 2001.

TIME AND PLACE; PURPOSE

     The special meeting of stockholders will be held in IDS' corporate offices at 600 Century Plaza Drive, Building 140, Houston, Texas on October 26, 2001, at 10:00 a.m., Central Daylight Savings Time. The stockholders of IDS will be asked to approve an amendment to IDS' articles of incorporation creating a class of preferred stock with 5,000,000 shares authorized for issuance; to approve and adopt the Agreement and Plan of Merger dated as of July 31, 2001, between IDS, IDS Engineering Management, LC, a Texas limited liability company and wholly owned subsidiary of IDS, PEI Acquisition, Inc., a Texas corporation and wholly owned subsidiary of IDS Engineering Management, LC, and Petrocon Engineering, Inc., a Texas corporation, relating to the merger of PEI Acquisition, Inc. into Petrocon, including without limitation the issuance of 9,800,000 shares of IDS common stock and 2,500,000 shares of convertible preferred stock to Petrocon shareholders and lenders and the issuance of 100,500 shares of common stock to IDS' financial advisor; contingent upon consummation of the merger, to elect four additional directors to the board of directors of IDS to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified; to grant authority to extend the solicitation period if the meeting is postponed or adjourned; and to transact such other business as may properly come before the meeting or any adjournment thereof.

     IDS stockholder approval of the issuance of up to an additional 9,900,500 shares of common stock and 5,000,000 shares of preferred stock pursuant to the merger agreement and the agreement with its financial advisor is required by the rules of the American Stock Exchange.

     The IDS board of directors has unanimously approved the terms of the merger agreement and has determined that the merger is fair to, advisable and in the best interests of IDS and its stockholders, and unanimously recommends that holders of IDS common stock vote "FOR":

     . approval of the amendment to IDS' articles of incorporation to create a class of preferred stock;

     . approval and adoption of the merger agreement;

     . contingent upon consummation of the merger, election of four directors to the board of directors to serve until the next annual meeting of stockholders or until their respective successors are elected and qualified; and

     . extension of the solicitation period if the meeting is postponed or adjourned.

RECORD DATE; VOTING RIGHTS AND PROXIES

     A record of stockholders has been taken as of the close of business on September 20, 2001, and only stockholders of record on that date will be entitled to notice of and to vote at the meeting. As of the record date, there were 12,964,918 shares of IDS common stock outstanding, held by approximately [189] stockholders of record. Approximately [3,412,943] of these shares were held by [184] unaffiliated stockholders of record. Each share of IDS common stock is entitled to one vote. Stockholders are not entitled to cumulative voting. A stockholders list will be available at the offices of IDS commencing October 24, 2001, and may be inspected during normal business hours prior to the meeting and during the meeting.

     All stockholders are invited to attend the meeting in person, but even if you expect to be present at the meeting, you are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-paid envelope provided to ensure your representation. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with Hulda L. Coskey, the Secretary of IDS, a written revocation bearing a later date or by attending and voting in person at the meeting.

Stockholders attending the meeting may vote in person even if they have previously sent in a proxy card. If no specification is made on the proxy card, the shares represented by an executed proxy will be voted "FOR" all matters being submitted to the stockholders for approval.

SOLICITATION OF PROXIES

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of IDS in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to owners of IDS common stock held of record by those persons. Those firms will be reimbursed for reasonable expenses incurred in forwarding those materials.

QUORUM

     A majority of the shares of IDS common stock entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the special meeting of IDS stockholders. Shares represented by proxies that reflect abstentions as to a particular proposal will be counted as present and entitled to vote for purposes of determining a quorum. Shares represented by proxies that reflect a broker "non-vote" will be counted as present and entitled to vote for purposes of determining a quorum.

REQUIRED VOTE; FAILURE TO VOTE AND BROKER NON-VOTES

     If a quorum is present, the affirmative vote of the holders of a majority of the shares of IDS common stock represented in person or by proxy at the meeting is required for the approval of each proposal, except that the board of directors is requiring that the merger agreement be approved by a majority of the outstanding shares of IDS common stock held by stockholders other than Alliance 2000, Ltd. present in person or by proxy at the meeting. Any failure to vote, or a vote to abstain, will have the effect of a vote against the approval of the merger agreement or other proposals.

     Under American Stock Exchange rules, brokers who hold shares in street name for customers have the authority to vote on routine proposals such as the election of directors and the ratification of the auditors when they have not received instructions from beneficial owners. However, these brokers are precluded from exercising their voting discretion on non-routine matters such as the amendment to the articles of incorporation to create a class of preferred stock and the approval of the merger agreement, absent specific instructions from the beneficial owner of the shares. These "broker non-votes" will have the effect of a vote against the proposal to approve the merger agreement. As to the other proposals, these broker non-votes will be treated as unvoted for purposes of determining approval of a proposal and will not be counted as for or against that proposal.

ADDITIONAL INFORMATION

     Any questions or requests for additional copies of this document or a proxy card may be directed to IDS at the following address or telephone number:

                      Industrial Data Systems Corporation
                     600 Century Plaza Drive, Building 140
                           Houston, Texas 77073-6013
                         Attention: Investor Relations
                            (281) 821-3200, ext. 215

     Any stockholder of IDS whose shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee may also receive copies of this document and a proxy card by contacting the nominee.

                    PETROCON SPECIAL MEETING OF SHAREHOLDERS

     This document is furnished in connection with the solicitation of proxies from the holders of Petrocon common stock by the Petrocon board of directors for use at the special meeting of shareholders. This document and accompanying form of proxy are first being mailed to the shareholders of Petrocon on or about __________, 2001.

TIME AND PLACE; PURPOSE

     The Petrocon special meeting will be held at 5:00 p.m., Central Daylight Savings Time, on October 25, 2001, at the Holiday Inn-Beaumont Plaza, 3950 I-10 South at Walden Road, Beaumont, Texas. At the special meeting and any adjournment or postponement of the meeting, the shareholders of Petrocon will be asked to consider and vote upon the approval and adoption of the merger agreement, the approval of an amendment to the stock option plan, the termination of the shareholders' agreement and any other matters that may properly come before the special meeting.

     The Petrocon board has unanimously approved the terms of the merger agreement and has determined that the merger is fair to, advisable and in the best interests of Petrocon and its shareholders and unanimously recommends that holders of Petrocon common stock vote for approval and adoption of the merger agreement, for the approval of an amendment to the stock option plan and for termination of the shareholders' agreement.

RECORD DATE; VOTING RIGHTS AND PROXIES

     A record of shareholders has been taken as of the close of business on September 20, 2001 and only shareholders of record on that date will be entitled to notice of and to vote at the meeting. As of the record date, there were 6,432,845 shares of Petrocon common stock outstanding held by 89 shareholders of record. Each share of Petrocon common stock is entitled to one vote. A shareholders list will be available at the offices of Petrocon commencing 10 days prior to the meeting and may be inspected during normal business hours prior to the meeting and during the meeting.

     All shareholders are invited to attend the meeting in person, but even if you expect to be present at the meeting, you are requested to mark, sign, date and return the enclosed proxy card as promptly as possible in the postage-paid envelope provided to ensure your representation. Your proxy may be revoked at any time before it is voted by signing and returning a later-dated proxy with respect to the same shares, by filing with Robert W. Raiford, the Secretary of Petrocon, a written revocation bearing a later date or by attending and voting in person at the meeting. Shareholders attending the meeting may vote in person even if they have previously sent in a proxy card.

     If no specification is made on the proxy card, the shares represented by an executed proxy will be voted "FOR" the approval and adoption of the merger agreement and "FOR" the termination of the shareholders' agreement upon closing of the merger.

SOLICITATION OF PROXIES

     In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of Petrocon in person or by telephone, facsimile or other means of communication. Those directors, officers and employees will not be additionally compensated, but may be reimbursed for out-of-pocket expenses incurred in connection with the solicitation.

QUORUM

     A majority of the shares of Petrocon common stock entitled to vote, represented in person or by proxy, is necessary to constitute a quorum at the special meeting of Petrocon shareholders.

REQUIRED VOTE; FAILURE TO VOTE

     The affirmative vote of the holders of at least two-thirds of the outstanding shares of Petrocon common stock is required for the approval and adoption of the merger agreement. The affirmative vote of the holders of a majority of the outstanding shares of Petrocon common stock is required for the termination of the shareholders' agreement.

     Any failure to vote, or a vote to abstain, will have the effect of a vote against the merger agreement and termination of the shareholders' agreement.

ADDITIONAL INFORMATION

     Any questions or requests for additional copies of this document or a proxy card may be directed to Petrocon at the following address or telephone number:

                           Petrocon Engineering, Inc.
                              3155 Executive Blvd.
                          Beaumont, Texas  77705-1050
                    Attention:  Robert W. Raiford, Secretary
                                 (409) 840-2100

                               MARKET PRICE DATA

     There is no established public trading market for the common stock of Petrocon. IDS' common stock, $.001 par value per share, has been quoted on the American Stock Exchange since June 16, 1998, under the symbol "IDS." Application will be made for the shares of IDS common stock to be issued in connection with the merger and those shares of common stock issuable upon conversion of shares of convertible preferred stock issued in connection with the merger to be listed on the American Stock Exchange.

     The following IDS common stock price information is based on information published by the American Stock Exchange, does not reflect retail markups or markdowns and may not represent actual trades.

      2001                                           High                 LOW
      ----                                           ----                 ---
First Quarter...............................         $0.92                $0.50
Second Quarter..............................         $1.26                $0.52


     See "Item 5. Market for Common Equity and Related Stockholder Matters" in the accompanying Form 10-KSB of IDS for the year ended December 31, 2000 for stock price information for 2000 and 1999.

     On April 2, 2001, the last full trading day prior to the public announcement by IDS and Petrocon of the proposed merger, the last reported sales price per share on the American Stock Exchange for IDS common stock was $0.69, the high sales price per share was $0.71 and the low sales price per share was $0.65. As of August 17, 2001, the last reported sales price per share on the American Stock Exchange for IDS common stock was $0.90.

DIVIDEND POLICIES

     Neither IDS nor Petrocon has ever declared or paid a cash dividend on the common stock of the respective companies. Petrocon is currently prohibited from paying cash dividends on its common stock under its existing bank credit facility. This prohibition is expected to be continued in the amendment to this facility which is required as a result of the merger. Following the merger, IDS intends to retain any future earnings for reinvestment in its business and does not intend to pay cash dividends in the foreseeable future. Additionally, we anticipate that the combined company will also be prohibited from paying cash dividends on IDS' common stock under any new credit facility.

                                   THE MERGER

GENERAL

     The merger agreement provides that, following the satisfaction or waiver of the conditions contained in the merger agreement, PEI Acquisition, Inc., an indirect wholly owned subsidiary of IDS, will be merged with and into Petrocon and the Petrocon shareholders will become IDS stockholders.

STRUCTURE; EFFECTIVE TIME

     The merger agreement provides for the shareholders of Petrocon to receive common stock of IDS in exchange for their Petrocon shares. The merger will become effective at the time of the filing of articles of merger with the Secretary of State of the State of Texas or at a later time as agreed in writing by the parties and specified in the articles of merger, which is expected to occur as soon as practicable after the last condition precedent to the merger set forth in the merger agreement has been satisfied or waived, but not later than October 31, 2001.

PRE-CLOSING TRANSACTIONS

Petrocon Shareholder Transactions

     Petrocon will owe approximately $1,865,000 (as of October 31, 2001) to certain of its shareholders. Immediately prior to the closing of the merger, $190,000 of such debt will be repaid in cash and the balance (other than the balance owed to one shareholder) will be converted into Petrocon common stock.

Equus Transactions

     Petrocon currently owes approximately $9,300,000 to Equus and Equus owns Petrocon common stock as well as warrants to purchase 1,552,571 shares of Petrocon common stock. Immediately prior to the merger, Petrocon will issue four promissory notes to Equus in rearrangement of the Equus debt and as consideration for the cancellation of the Petrocon warrants held by Equus. Two of the notes, in the aggregate amount of $2,000,000, will be paid in cash at the closing of the merger. A separate note, in the original principal amount of $3,000,000 will be paid by IDS over four years. The remaining note, in the original principal amount equal to the remaining Equus debt will be exchanged for 2,500,000 shares of IDS convertible preferred stock. (For financial accounting purposes, this transaction will include cancellation of approximately $1,822,532 of debt owed by Petrocon to Equus.)

Fleet Transactions

     Petrocon, with the assistance of IDS, shall have obtained a revolving line of credit in an amount not less than $15,000,000 on terms acceptable to IDS and Petrocon.

MERGER CONSIDERATION

     Assuming the merger is effective as of October 31, 2001, each outstanding share of Petrocon common stock will automatically be exchanged for between .88 and 1.08 shares of IDS common stock up to a maximum of 9,800,000 shares of IDS common stock. The above conversion ratio is based on the number of outstanding shares of Petrocon common stock as of the date of this document plus the number of shares which are expected to be issued by Petrocon prior to the closing of the merger. The exact number of shares of Petrocon common stock outstanding as of the effective date of the merger will vary depending on whether any holders of options or warrants to purchase Petrocon common stock exercise some or all of their options or warrants prior to the merger and the number of shares of Petrocon common stock which must be issued to satisfy the Petrocon shareholder debt. Since interest accrues on the Petrocon shareholder debt at 14% per annum, the number of shares of Petrocon common stock which must be issued to retire the Petrocon shareholder debt will increase over time. The IDS common stock is not entitled to dividends and holders of IDS common stock do not have preemptive rights. Holders of IDS common stock are entitled to one vote per share on all matters submitted to the IDS stockholders for a vote. Shareholders of Petrocon that own 100,000 or more shares of Petrocon common stock immediately prior to the merger, other than a Petrocon shareholder who is involved in litigation with Petrocon, will be required to enter into two separate escrow agreements that will delay and may reduce the number of shares of IDS common stock they ultimately receive.

REPLACEMENT OPTIONS AND WARRANTS

     Certain options and warrants which are unexercised as of the effective time of the merger and which, by their terms, do not expire upon the effective date of the merger, will be replaced with options and warrants to purchase shares of common stock of IDS.

AMENDMENT TO IDS' ARTICLES OF INCORPORATION

     Prior to the consummation of the merger, subject to stockholder approval, the articles of incorporation of IDS will be amended to create a class of preferred stock with 5,000,000 shares authorized. This amendment requires the approval of the holders of a majority of the outstanding shares of IDS common stock represented in person or by proxy at the meeting. Nevada law provides that the board of directors of IDS has the power to establish the voting powers, designations, preferences, limitations, restrictions, and relative rights of the preferred stock to be authorized.

DIRECTORS AND OFFICERS OF IDS AFTER THE MERGER; VOTING AGREEMENTS

     At the closing of the merger, Gordon R. Wingate will resign as a director and the board will be expanded to seven members, Ken J. Hedrick having resigned as a director on August 21, 2001. In addition, at the closing of the merger, Equus, Alliance, and certain Petrocon shareholders will enter into a voting agreement providing for the parties to vote in the election of directors in favor of three designees of Alliance, two designees of certain former shareholders of Petrocon, and one designee of Equus. The designee of Equus shall become a designee of certain former shareholders of Petrocon after payment in full of the Equus debt. In addition, the parties agree to vote in favor of one independent director who is mutually agreeable to Alliance and certain former shareholders of Petrocon.

     It is anticipated that William A. Coskey, P.E., Hulda L. Coskey, David W. Gent, P.E., Michael L. Burrow, P.E., Jimmie N. Carpenter, P.E., Randall B. Hale and David C. Roussel, will serve as directors of IDS after completion of the merger. Messrs. Coskey and Gent and Mrs. Coskey were designated by Alliance, Messrs. Burrow and Carpenter were designated by Petrocon, Mr. Hale was designated by Equus and Mr. Roussel was designated by the mutual agreement of Alliance and Petrocon. See "Management - Directors and Executive Officers of IDS after the Merger."

     After the merger, Michael L. Burrow will serve as Chairman of the Board and Chief Executive Officer of IDS. William A. Coskey will serve as President and Chief Operating Officer of IDS, Hulda L. Coskey will serve as Investor Relations Officer and Secretary, and Robert W. Raiford will serve as Chief Financial Officer, Treasurer and Assistant Secretary. Other executive officers of IDS may be elected by the board of directors of IDS after the merger. See "Management - Directors and Officers of IDS After the Merger."

OWNERSHIP OF IDS FOLLOWING THE MERGER

     The shares of IDS common stock to be issued to holders of Petrocon common stock in the merger, and the shares of IDS common stock issuable on the conversion of the shares of IDS convertible preferred stock to be issued pursuant to the terms of the agreement with Equus, will constitute approximately 45% of the IDS common stock outstanding immediately after the merger, on a fully diluted basis. The existing stockholders of IDS will hold approximately 55% of the IDS common stock outstanding immediately after the merger, on a fully diluted basis. Equus will own 100% of the outstanding shares of convertible preferred stock of IDS.

BACKGROUND OF THE MERGER

     In June 2000, senior management of IDS made a presentation to Petrocon's senior management regarding a proposed combination of Petrocon and IDS to create a larger, more diversified middle market engineering company. Petrocon management was receptive to the presentation and believed that the combination of the two companies could produce synergies. However, Petrocon informed IDS that several issues relating to a third party contract with ARAMCO needed to be resolved before Petrocon would be in a position to enter serious negotiations. On August 4, 2000, senior management of IDS made a presentation to Petrocon's voting trust relating to a potential merger between the two companies. On August 29, 2000, J. C. Sorensen, financial advisor for IDS, and T. E. Mills, financial advisor for Petrocon, met for the first time and discussed the potential combination of Petrocon and IDS.

Discussions centered around issues of (i) stock versus asset purchase, (ii) management structure, (iii) ownership percentages, and (iv) and resulting capital structure.

     On September 11, 2000, Messrs. Coskey and Burrow met to discuss, among other things, various issues raised by their financial advisors and collaborated on a preliminary basis for a transaction. On September 28, 2000, Messrs. Sorensen and Mills met again to review the preliminary transaction terms and projected financials on those terms. During the first half of October 2000, numerous telephone conferences and meetings were held between various members of IDS management and Mr. Sorensen. On October 19, 2000, members of Petrocon's senior management and representatives had the first meeting with Equus to discuss a restructuring of Petrocon's subordinated debt to Equus. On October 24, 2000, a second meeting with Equus was held to negotiate a proposed restructuring of the subordinated debt. Later that same day, Mr. Coskey, Mrs. Coskey and Mr. Sorensen reconvened to continue deliberating on various terms of the proposed deal structure. On October 31, 2000, IDS and Petrocon entered into a confidentiality agreement so that negotiations could continue.

     On November 11, 2000, Mr. Burrow presented a proposal on behalf of Petrocon. Members of IDS senior management and Mr. Sorensen considered and deliberated on this proposal and on November 14, 2000, responded to Mr. Burrow with revised pro forma financial information and requested a follow-up meeting with Mr. Burrow. On November 20, Mr. Burrow responded to Mr. Coskey's preceding communication, and Mr. Coskey, Mrs. Coskey and Mr. Sorensen met later that same day to further deliberate on the proposed deal structure. The following day, the board of directors of IDS met and Mr. Coskey made a presentation relating to a proposed transaction between IDS and Petrocon. Extensive discussion on a possible transaction with Petrocon ensued at this meeting. After further deliberations, based on discussions with IDS' board of directors, Mr. Coskey again responded to Mr. Burrow on November 28, 2000, with proposed changes to the transaction. Thereafter, Petrocon provided IDS with Petrocon's October 2000 financial statements and notes relating thereto. On December 1, 2000, Petrocon submitted a due diligence request list to IDS. During the month of December 2000, most of the materials on this list were produced and provided to Petrocon.

     On December 8, 2000, Mr. Burrow expressed an interest to Mr. Coskey in proceeding with negotiations to combine the companies. The holders of a majority of the outstanding shares of common stock and senior management of both companies met in Beaumont, Texas and preliminarily approved the first tentative business combination structure between the two companies. On December 11, 2000, IDS began conducting its due diligence of Petrocon. On December 18, 2000, senior management of IDS met with its accountants and attorneys to discuss various issues related to the proposed transaction with Petrocon under consideration. On December 21, 2000, Mr. and Mrs. Coskey and Mr. and Mrs. Burrow met over dinner. By December 29, 2000, a new structure was discussed and proposed by Messrs. Coskey and Sorensen.

     On January 8, 2001, a term sheet related to the proposed restructure of the subordinated debt held by Equus was agreed to by Petrocon and Equus based on the structure of the transaction at that time. On January 9, 2001, Mr. Mills began conducting due diligence on IDS on behalf of Petrocon. By January 18, 2001, pro forma information and the preliminary terms of a proposed transaction were provided to counsel for IDS for review and analysis. Mr. Coskey and IDS' Vice President of Business Development, Michael Patton, had an on-site meeting at Petrocon's facilities in Beaumont, Texas with Olan Weeks, President of Petrocon Systems, Inc. On January 19, 2001, Mr. Sorensen reviewed Petrocon's unaudited consolidated financial statements for the year ended December 31, 2000, and on January 25, 2001, Mr. Sorensen met with Petrocon's independent auditors, Arthur Andersen LLP. After the meeting with the accountants, Messrs. Coskey, Burrow, Mills and Sorensen met separately to continue negotiations and discussions.

     On February 2, 2001, senior members of management of each company and representatives from the accounting firms for each of the companies met and the proposed structure was abandoned due to Petrocon's net operating loss carryforward being smaller than previously believed in the negotiations. On February 6, 2001, Petrocon proposed a new transaction structure. On February 9, 2001, Mr. and Mrs. Coskey discussed Petrocon's new proposal. On February 13, 2001, members of senior management and the financial advisors of each of the companies met in Houston, Texas, and agreed in principle to a new proposed structure for a business combination. The next day, Messrs. Coskey and Sorensen and Mrs. Coskey discussed at length the newly proposed structure. On February 16, 2001, a revised term sheet between Petrocon and Equus relating to the restructuring of the subordinated debt was signed based on the revised structure. On February 19, 2001, senior members of IDS management, Mr. Sorensen, IDS' accounting firm and legal counsel met to discuss issues relating to the proposed transaction with Petrocon. On February 20, 2001, the holders of a majority of outstanding shares of common stock and senior management of

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

Petrocon met in Beaumont, Texas and approved in principle the revised structure in which the shareholders of Petrocon would not be the controlling stockholders of IDS after the merger. On February 21, 2001, Mrs. Coskey and Mr. Sorensen had a telephone conference and discussed bringing in an independent accounting firm for tax review on the proposed structure. On February 23, 2001, Messrs. Coskey, Sorensen and Mills met to discuss the proposed transaction. On February 26, 2001, Messrs. Burrow and Carpenter visited IDS' facilities in Tulsa, Oklahoma. Mrs. Coskey and Mr. Sorensen met on February 27, 2001, to discuss various issues related to the new proposed structure.

     On March 19, 2001, the final release agreement from McConnell Dowell regarding the ARAMCO contract and all remaining disputes was received by Petrocon. A meeting with the Petrocon shareholders holding subordinated debt of Petrocon was held in Beaumont, Texas on March 27, 2001. On this same day, a meeting of the board of directors of IDS was held, a lengthy and detailed discussion was conducted, and preliminary pro forma financial information was provided to all members of the Petrocon board. A Letter of Intent was executed and a press release was issued on April 3, 2001.

     After the Letter of Intent was signed, the companies continued negotiating the specific terms of the merger agreement. The parties conducted intense due diligence efforts throughout April and May. Because the stockholder vote could be controlled by Alliance 2000, Ltd., which owns 73.5% of the IDS common stock, on May 14, 2001, the IDS board determined that an affirmative vote of a majority of all outstanding shares of IDS common stock represented at the stockholders' meeting that were held by holders other than Alliance or its affiliates would be obtained in order to approve the merger. At a meeting held on May 16, 2001, the IDS board of directors determined that the terms of the merger agreement and the merger were fair to, advisable and in the best interests of IDS and IDS' stockholders.

     On May 23, 2001, Messrs. Coskey and Burrow met at the office of IDS' counsel in Houston and agreed to approximately 10 minor issues. The selection of David Roussel as our common director was also agreed upon. All parties gathered for a drafting session for the purpose of preparing of a definitive merger agreement and Form S-4. On May 24, 2001, Mr. Burrow advised Mr. Coskey of lowered expected financial projections for Petrocon for the upcoming months of 2001, following which Mr. Coskey again evaluated the merits of the proposed merger. On May 25, 2001, Messrs. Coskey and Burrow met at Petrocon's Houston facility and agreed to salaries and incentive plans for key employees.

     On June 4, 2001, Petrocon provided a document to IDS titled "Petrocon 2001 Budget Recovery Plan" which detailed action items for improved profitability.
On June 25, 2001, Messrs. Coskey and Burrow met at Petrocon's Houston facility to discuss integration planning and the Budget Recovery Plan. On June 26, 2001, the parties met with their attorneys and advisors to further negotiate the open issues under the merger agreement and the related documents. Following these discussions, a drafting session took place with all parties present to continue preparation of the merger agreement and Form S-4. The stockholders of IDS met on June 28, 2001 for their Annual Meeting at which Mr. Coskey, during the business segment of the meeting, provided an overview of the status of the IDS/Petrocon merger.

     Messrs. Coskey and Burrow met at Petrocon's Beaumont office to further discuss and agree upon several deal issues and to have further discussions regarding integration issues. On July 10, 2001, Michael L. Burrow, William A. Coskey and Randall B. Hale met to finalize the remaining open issues under the merger agreement and the settlement agreement with Equus and to subsequently revise terms of the transaction including creation of an option pool agreement for the benefit of certain employees of IDS and its subsidiaries. On July 12, 2001, Mrs. Coskey met with IDS' AMEX representative and provided a brief update on the status of the IDS/Petrocon transaction. Also during the month of July, numerous conversations with advisors to both parties were held to discuss fees payable and various proposed methods of payment. After much consideration, on July 24, 2001, Mr. Coskey advised Mr. Burrow that due to concern over Petrocon's financial shortfall, coupled with concern over the amount of fees due to advisors at closing and the resulting decrease in credit line availability, IDS did not intend to further pursue the transaction. Conversations continued and the parties met on July 26, 2001, at which time an agreement was reached with advisors regarding modified terms for payment of transaction fees which would improve projected credit line availability. With renewed confidence in Petrocon's projected Budget Recovery Plan, IDS and Petrocon agreed to sign a definitive merger agreement. On July 31, 2001, the board of directors of Petrocon determined that the terms of the merger agreement and the merger were fair to, advisable and in the best interests of, Petrocon and its shareholders. Accordingly, the Petrocon board of directors unanimously approved the

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

merger and the merger agreement, and recommends that Petrocon shareholders vote for approval and adoption of the merger and the merger agreement. On July 31, 2001, the parties executed the merger agreement in the form attached to this document as Annex A.

     On August 1, 2001, IDS issued a press release prior to the opening of trading to announce signing of the definitive merger agreement between IDS and Petrocon. During the days following the signing of the merger agreement, many discussions took place among the parties regarding completion and filing of the Form S-4 with the Securities and Exchange Commission and matters regarding shareholder meetings and closing of the transaction. On August 8, 2001, the board of directors of IDS met and were provided with information regarding the status of the IDS/Petrocon transaction.

IDS' REASONS FOR THE MERGER

     In determining the fairness of the terms of the merger, the IDS board of directors considered, among other items, the following factors, each of which supported the IDS board of directors determination to recommend the merger:

     . the financial condition, assets, results of operations, business and prospects of each of IDS and Petrocon and the risks inherent in achieving those prospects;

     . the reduction in general and administrative costs that should result from the combination of the businesses of IDS and Petrocon;

     . the opportunity to create a combined company with a larger market capitalization, greater liquidity and enhanced visibility in the capital markets; and

     . the terms and conditions of the merger agreement, including the amount and form of consideration, the nature of the parties' representations, warranties, the covenants and agreements, and the fact that the conditions to Petrocon's obligation to consummate the merger are reasonably limited and thus the risk that the merger would not be consummated was reasonably small.

     In light of the number and variety of factors considered in connection with its evaluation of the merger, the IDS board of directors did not find it practical to assign relative weights to the foregoing factors, and accordingly, it did not do so. The factors set forth above are not intended to be exhaustive, but are the factors the board of IDS believed material.

PETROCON'S REASONS FOR THE MERGER

     The Petrocon board of directors believes that the merger is desirable for the following principal reasons:

     . the merger allows Petrocon to become part of a public company, which the Petrocon board of directors believes will be beneficial in a number of respects, including improving the liquidity and market valuation of the common stock of IDS and providing Petrocon with access to the public capital markets for future financing needs;

     . the amount of outstanding debt of Petrocon will decrease by converting a significant portion of the debt to capital stock (preferred and common) of IDS, which should provide greater financial flexibility;

     . the merger offers the opportunity to create a combined company with greater financial resources, competitive strength and business opportunities; and

     . the structure of the merger, which exchanges the Petrocon common stock for IDS common stock in a transaction that is intended to be a tax-free reorganization for federal income tax purposes. See "Material U.S. Federal Income Tax Consequences of the Merger" at page _____.

     In making its determination, the Petrocon board of directors considered the above factors as a whole and did not assign specific or relative weights to the factors. In addition, individual members of the Petrocon board of directors may have given different weights to different factors. Moreover, the foregoing discussion of the factors considered by the Petrocon board of directors is not intended to be exhaustive. However, the discussion is believed to include all material factors considered by the Petrocon board of directors.

EXCHANGE OF PETROCON STOCK CERTIFICATES AND PAYMENT FOR FRACTIONAL SHARES

     If the IDS stockholders and the Petrocon shareholders approve and adopt the merger agreement, the Petrocon shareholders will be required to exchange their stock certificates for new certificates representing shares of IDS stock. The Petrocon shareholders of record on the effective date of the merger will be furnished with the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by IDS' transfer agent, Computershare Investor Services, LLP. The Petrocon shareholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. The Petrocon shareholders should not submit any certificates until requested to do so.

     As soon as practicable after the effective date of the merger, IDS will request all Petrocon shareholders to return their stock certificates representing issued shares of Petrocon common stock outstanding on the effective date of the merger in exchange for certificates representing the number of whole shares of IDS common stock into which the Petrocon shares are converted. Each Petrocon shareholder will receive a letter of transmittal from IDS' transfer agent containing instructions on how to exchange certificates. The Petrocon shareholders should not submit their old certificates to the transfer agent until they receive these instructions. To receive certificates representing shares of IDS common stock, the Petrocon shareholders must surrender their Petrocon stock certificates according to the transfer agent's instructions, together with the properly executed and completed letter of transmittal and evidence of ownership of the shares as IDS may require.

     Beginning with the effective date of the merger, each certificate representing shares of Petrocon common stock, until surrendered and exchanged as described above, will be deemed for all corporate purposes to evidence ownership of the whole number of shares of IDS common stock into which the Petrocon shares are converted.

     No fractional shares of IDS common stock will be issued in the merger. Instead, any fractional share of IDS common stock that a holder of Petrocon common stock would be otherwise entitled to receive will be automatically converted into the right to receive an amount of cash to be determined by multiplying the closing price per share of IDS common stock on the closing date of the merger by such fractional share. However, if the amount due to any Petrocon shareholder is less than $1.00, such amount shall be deemed surrendered.

     Any Petrocon shareholder whose certificate for Petrocon common stock has been lost, destroyed or stolen will be entitled to issuance of a certificate representing the shares of IDS common stock upon compliance with the requirements of IDS and its transfer agent.

EXCHANGE OF PETROCON OPTIONS AND WARRANTS

     If the IDS stockholders and the Petrocon shareholders approve and adopt the merger agreement, each holder of an option or warrant to purchase common stock of Petrocon which by its terms, does not expire on the effective date of the merger, will be required to exchange their options and warrants to purchase Petrocon common stock for options and warrants to purchase IDS common stock.
The holders of record of options and warrants to purchase Petrocon common stock on the effective date of the merger will be furnished with the necessary materials and instructions for the surrender and exchange of their Petrocon options and warrants at the appropriate time by IDS. The holders of options and warrants to purchase common stock of Petrocon will not have to pay a transfer fee or other fee in connection with the exchange of their options and warrants. None of the holders of Petrocon options and warrants should submit any options and warrants to IDS until requested to do so.

     As soon as practical after the effective date of the merger, IDS will request all holders of options and warrants to purchase Petrocon common stock which, by their terms, did not expire on the effective date of the merger to return their Petrocon options and warrants to IDS. Each holder of Petrocon options and warrants will receive a letter from IDS containing instructions on how to exchange their Petrocon options and warrants. The holders of Petrocon options and warrants should not submit their Petrocon options and warrants to IDS until they receive these instructions. To receive options and warrants to purchase IDS common stock, the holders of Petrocon option and warrants must surrender their Petrocon options and warrants according to IDS' instructions, together with a properly executed and completed letter of transmittal and evidence of ownership of the Petrocon options and warrants as IDS may require.

     Beginning with the effective date of the merger, each option or warrant representing the right to purchase shares of Petrocon common stock, until surrendered and exchanged as described above, will be deemed for all corporate purposes to evidence ownership of an option or warrant to purchase the whole number of shares of IDS common stock into which the Petrocon options and warrants are converted. The conversion of the Petrocon options and warrants into IDS options and warrants will be rounded to the nearest whole share of IDS common stock. No options or warrants to purchase fractional shares will be issued by IDS.

INTERESTS OF IDS DIRECTORS, OFFICERS AND SIGNIFICANT STOCKHOLDERS AND INTERESTS OF PETROCON DIRECTORS, OFFICERS AND SIGNIFICANT SHAREHOLDERS

     You should be aware that a number of conflicts of interest exist with respect to this transaction, including the following:

     . Two members of the IDS board of directors, William A. Coskey and Hulda L.
       Coskey, manage and own all of the interest in Alliance. Alliance owns approximately 73.5% of IDS outstanding common stock. Upon closing of the merger, IDS will forgive approximately $196,500 of debt owed by Alliance to IDS as stipulated in the merger agreement.

     . Two of the directors of Petrocon who voted for the merger, Gary L. Forbes and Tracy Cohen, are executive officers of Equus II Incorporated, a significant Petrocon lender and shareholder. Additionally, a nominee for election to the IDS board of directors, Randall B. Hale, is also an executive officer of Equus. Approximately $9,300,000 of Petrocon's debt is owed to Equus and warrants to purchase 1,552,571 shares of Petrocon common stock are currently held by Equus. As part of the merger, the debt owed to Equus by Petrocon and the warrants held by Equus to purchase common stock of Petrocon will be exchanged for two promissory notes totaling $2,000,000 which are to be paid in full at the closing of the merger, a $3,000,000 promissory note due in quarterly installments of $110,000 each, with a final installment equal to the remaining balance due on the fourth anniversary of the merger, and 2,500,000 shares of IDS convertible preferred stock. (For financial accounting purposes, this transaction will include cancellation of approximately $1,822,532 of debt owed by Petrocon to Equus.)

     . Michael L. Burrow, who is the founder, Chairman of the Board, Chief
       Executive Officer and President of Petrocon, is a one-third owner of a joint venture that owns the building in which Petrocon's principal executive offices are located. Petrocon, also a one-third joint venturer, leases part of the building from the joint venture. Each joint venturer receives $30,000 annually under this lease arrangement. The written lease agreement expired in March 2001 and the parties are currently operating a month-to-month lease. If Petrocon cannot successfully negotiate a lease extension, it will need to relocate its Beaumont offices.

     . As of June 30, 2001, Petrocon owed certain of its shareholders approximately $1,795,000. The balance outstanding on this Petrocon shareholder debt upon the closing of the merger is expected to be approximately $1,865,000. Immediately prior to the closing of the merger, most of this debt will be cancelled in exchange for up to $190,000 cash and shares of Petrocon common stock, valued at $0.65 per share. Michael
       L. Burrow, Bill Rigsby, Robert Raiford and Olan B. Weeks are officers and/or directors of Petrocon and each of them holds a portion of the approximately $1,865,000 of debt owed by Petrocon to its shareholders. Messrs. Burrow, Rigsby, Raiford and Weeks will each receive Petrocon common stock valued at $0.65 per share and cash not to exceed 10% of the Petrocon debt owed to them, in satisfaction of the debt owed to them by Petrocon.

     The IDS and Petrocon boards were aware of these interests and considered them in approving the merger. IDS stockholders and Petrocon shareholders should consider whether these interests may have influenced these directors to support the merger.

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

Conduct of Business Prior to Merger

     From the date of the execution of the merger agreement until the effective time, IDS and Petrocon are required to conduct their businesses only in the ordinary course consistent with past practice. In particular, except as otherwise provided in the merger agreement, during this period, Petrocon may not, without IDS' prior written consent, and IDS may not, without Petrocon's prior written consent:

     . amend their articles of incorporation or bylaws;

     . issue any shares of capital stock, except in connection with the exercise of any outstanding option or warrant or, in the case of Petrocon, in connection with the satisfaction of debt owed to its shareholders;

     . enter into any commitments to issue additional shares of stock; or

     . engage in any transaction outside the ordinary course of business.

COVENANTS AND AGREEMENTS

     Stockholder Meetings. IDS has agreed to cause its special meeting of stockholders and Petrocon has agreed to cause a special meeting of its shareholders to be duly called and held as promptly as practicable for the purpose of voting on the approval and adoption of the merger agreement.

     No Solicitation. In the merger agreement, IDS and Petrocon have agreed that:

     . neither will, through its officers, directors, attorneys, accountants, employees, representatives or otherwise, take any action, including solicitation of proxies or voting of stock, which would impede the merger;

     . neither will, through its officers, directors, attorneys, accountants, employees, representatives or otherwise, solicit or encourage submission of any proposal or offer from any person relating to an alternative transaction.

     The merger agreement does not prohibit:

     . IDS' board from taking and disclosing to the stockholders of IDS a position with respect to a tender offer by a third party pursuant to Rule 14e-2 under the Securities Exchange Act of 1934; or

     . either board from withdrawing or modifying its approval or recommendation of the merger and the merger agreement, if the board determines that this action or disclosure is required in order for the board to act in a manner consistent with its fiduciary duties to its stockholders.

     Additional Mutual Covenants. The merger agreement contains certain mutual covenants of the parties, including covenants relating to:

     . access to information;

     . confidential treatment of non-public information;

     . preparation of this document;

     . the listing on the American Stock Exchange of additional shares of IDS common stock to be issued or reserved for issuance in conjunction with the merger;

     . public announcements;

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

     . notification of various matters; and

     . payment of expenses in connection with the merger.

REPRESENTATIONS AND WARRANTIES OF IDS AND PETROCON

     The merger agreement contains substantially reciprocal representations and warranties of IDS and Petrocon as to various matters, such as:

     . due organization and good standing;

     . capital structure;

     . corporate authorization to enter into the contemplated transaction;

     . trademarks and other proprietary rights;

     . governmental approvals required in connection with the contemplated transaction;

     . absence of any breach of organizational documents and material agreements as a result of the contemplated transaction;

     . financial statements;

     . absence of material changes in condition, including changes which would have a material adverse effect, as defined below, since December 31, 2000;

     . absence of undisclosed material liabilities;

     . compliance with laws and court orders;

     . litigation;

     . tax matters;

     . employee matters;

     . environmental matters;

     . accounts receivable;

     . inventories;

     . insurance coverage; and

     . payment of brokers in connection with the merger.

     The merger agreement defines "material adverse effect" to mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities in an amount of $100,000 or more.

CONDITIONS TO THE MERGER

     Conditions to the Obligations of IDS. The obligations of IDS to consummate the merger are subject to the satisfaction of the following conditions:

     . payment in full by cash of all accounts receivable and notes receivable owed by any Petrocon shareholder to Petrocon;

     . satisfaction of the approximately $1,865,000 in debt owed by Petrocon to certain of its shareholders by the issuance of Petrocon common stock (valued for this purpose at $0.65 per share) and the payment of not more than $190,000 in cash to such shareholders;

     . Petrocon shall have delivered to Equus, in satisfaction of all debt owed by Petrocon to Equus and cancellation of warrants held by Equus to acquire 1,552,571 shares of Petrocon common stock:

          (i) two promissory notes in the aggregate principal amount of $2,000,000 payable in cash at the closing of the merger,

          (ii) a $3,000,000 promissory note payable quarterly over a period of four years, and

          (iii) a promissory note for the remainder of the debt owed by Petrocon to Equus which will be satisfied in full by the issuance of 2,500,000 shares of IDS convertible preferred stock at the closing of the merger.

     . Petrocon shall have delivered to IDS:

          (i) evidence of the cancellation of the warrant to purchase 1,552,571 shares of common stock of Petrocon held by Equus; and

          (ii) the Settlement Agreement and Plan of Reorganization executed by Equus and Petrocon.

     . Petrocon's representations and warranties contained in the merger agreement shall be true and correct at and as of the closing date of the merger other than representations and warranties as are specifically made as of another date;

     . Petrocon shall have performed and complied with all covenants of the merger agreement to be performed or complied with by it at or prior to the closing date of the merger;

     . no legal action or proceeding shall exist that is likely to restrain, prohibit or invalidate the consummation of the merger or to have a material adverse effect on Petrocon;

     . the approval by the Petrocon shareholders of the termination of the Shareholders' Agreement dated March 9, 1999, effective as of the closing date of the merger;

     . the cancellation of all Petrocon options and warrants that are not being converted into options or warrants to purchase IDS common stock;

     . Petrocon, with the assistance of IDS shall have obtained a $15,000,000 revolving line of credit acceptable in all respects to IDS that is sufficient to pay in full the $2,000,000 in promissory notes to Equus at the closing of the merger;

     . the exercise of commercially reasonable efforts by Petrocon to obtain all consents, approvals and waivers of third parties or any regulatory body or authority necessary for Petrocon's performance under the merger agreement;

     . requisite approval by Petrocon shareholders of all of the merger related proposals in this document to be submitted at the special meeting;

     . delivery of legal opinions by counsel to Petrocon satisfactory to IDS;

     . execution of employment agreements with IDS or Petrocon for certain key individuals, including an agreement not to compete with the business operations of IDS for three years from the closing date of the merger unless their employment is terminated without cause;

     . execution of a voting agreement by Petrocon and designated Petrocon shareholders;

     . delivery of releases executed by Equus and designated Petrocon shareholders releasing Petrocon and Equus from any and all liabilities, obligations, claims, demands, actions or causes of action arising, occurring or existing on or prior to the effective time of the merger; and waiving all breaches, defaults or violations of any agreement relating to Petrocon common stock or debt; and waiving all rights to acquire shares of Petrocon capital stock and release all claims in connection with any prior default, violation or failure to comply with or satisfy any of these rights;

     . execution and delivery of escrow agreements by Petrocon and all Petrocon shareholders who hold more than 100,000 shares of Petrocon common stock immediately prior to the merger, other than one shareholder with whom Petrocon is involved with in litigation;

     . dissenters' rights shall not have been exercised by Petrocon shareholders holding more than 350,000 shares of Petrocon common stock;

     . each Petrocon shareholder who holds more than 100,000 shares of Petrocon common stock immediately prior to the merger (other than one shareholder with whom Petrocon is involved in litigation) shall have executed and delivered an agreement not to sell the IDS common stock for a two-year period following the closing;

     . the absence of any event that in IDS' reasonable judgment would have a material adverse effect on the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of Petrocon; and

     . all necessary director and shareholder resolutions, waivers and consents to consummate the merger in form satisfactory to IDS and its counsel.

     Conditions to the Obligations of Petrocon. The obligations of Petrocon to consummate the merger are subject to the satisfaction of the following conditions:

     . IDS' representations and warranties contained in the merger agreement shall be true and correct at and as of the closing date of the merger other than representations and warranties as are specifically made as of another date;

     . IDS shall have performed and complied with all covenants of the merger agreement at or prior to the closing date of the merger;

     . no legal action or proceeding shall exist that is likely to restrain, prohibit or invalidate the consummation of the merger or to have a material adverse effect on IDS;

     . Petrocon, with the assistance of IDS, shall have obtained a $15,000,000 revolving line of credit acceptable in all respects to IDS that is sufficient to pay in full the $2,000,000 in promissory notes to Equus at the closing of the merger;

     . all consents, approvals and waivers of third parties or any regulatory body or authority necessary for IDS' performance under the merger agreement;

     . requisite approval by IDS' stockholders (including approval of holders of a majority of the shares present at the meeting in person or by proxy other than shares held by Alliance or its affiliates) of all of the merger related proposals in this document to be submitted at the special meeting;

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

     . the filing of the amendment to IDS' articles of incorporation to create a class of convertible preferred stock;

     . delivery of an option pool agreement, executed by Alliance, granting rights to purchase up to 2,600,000 shares of IDS common stock owned by Alliance, to certain employees designated by Alliance and a representative of certain Petrocon shareholders (initially Michael L. Burrow);

     . delivery of a legal opinion by counsel to IDS satisfactory to Petrocon;

     . execution of employment agreements with IDS for certain key individuals, including an agreement not to compete with the business operations of IDS for three years from the closing date of the merger unless their employment is terminated without cause;

     . execution of a voting agreement by IDS and designated IDS stockholders;

     . delivery by IDS of option agreements and warrants to former employees and warrant holders of Petrocon who are entitled to receive options or warrants, as applicable, in IDS;

     . cancellation by IDS of the debt owed by Alliance;

     . delivery of an agreement granting Equus the right to acquire up to 200,000 shares of common stock from Alliance under certain circumstances;

     . the grant by IDS and each of its subsidiaries of a security interest to Equus and delivery by IDS and each of its subsidiaries of a guaranty to secure the $3,000,000 note to Equus

     . issuance of 2,500,000 shares of IDS convertible preferred stock to Equus in payment of the remaining obligations of Petrocon to Equus and as consideration for the cancellation of the warrant held by Equus to purchase 1,552,571 shares of Petrocon common stock;

     . the absence of any event that in Petrocon's reasonable judgment would have a material adverse effect on the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of IDS; and

     . all necessary director and stockholder resolutions, waivers and consents to consummate the merger in form satisfactory to Petrocon and its counsel.

TERMINATION OF THE MERGER AGREEMENT

     The merger agreement may be terminated:

     . by IDS if any of the conditions to its obligations to close have not been fulfilled or waived by the closing date of the merger;

     . by IDS if Petrocon breaches or fails to timely satisfy any condition, warranty, representation or agreement in the merger agreement, if such breach or failure is not cured within 15 business days after receipt of notice from IDS;

     . by Petrocon if any of the conditions to its obligations to close have not been fulfilled or waived by the closing date of the merger;

     . by Petrocon if IDS breaches or fails to timely satisfy any condition, warranty, representation or agreement in the merger agreement, if such breach or failure is not cured within 15 business days after receipt of notice from Petrocon; and

     . by IDS or Petrocon if the closing of the merger has not taken place by October 31, 2001; provided that neither party may terminate for this reason if it is in material breach of the merger agreement at the time.

     If the merger agreement is validly terminated, the merger will be abandoned and the provisions of the merger agreement will be of no further force or effect except as to liabilities for misrepresentation, breach or default in connection with any warranty, covenant, duty or obligation prior to termination. Additionally, only the provisions related to the following will survive:

     . confidentiality;

     . break-up fee;

     . information supplied for use in this document; and

     . arbitration.

The confidentiality agreements entered into between IDS and Petrocon on October 13, 1999 and October 31, 2000, will continue in effect despite termination of the merger agreement.

BREAK-UP FEE AND EXPENSES

     If the merger agreement is terminated by Petrocon and Petrocon enters into an alternative transaction within six months of the date of the merger agreement, Petrocon shall pay IDS a break-up fee of $250,000.

MERGER EXPENSES

     The merger agreement provides that IDS and Petrocon shall each pay one-half of the printing and distribution expenses as well as one-half of the registration expenses and listing fees relating to this merger proxy. However, if either party fails to get shareholder approval for the transaction, that party is required to pay all of the printing, distribution, registration and listing expenses. All other expenses incurred by the parties to the merger agreement, including financial advisory fees, is the obligation of the party that has incurred the expenses; except that after the effective time of the merger, the merged corporation is responsible for the fees and expenses incurred by Petrocon in connection with the merger. The parties have estimated that the legal, accounting, financial advisory, printing, registration and listing expenses in connection with the merger will be approximately $1,559,000. In addition to these expenses, immediately prior to the merger, Petrocon will issue 204,615 shares of its common stock to its investment advisor in partial payment of its fee, and 99,500 shares of its common stock to IDS' investment advisor in partial payment of its fee; and at the closing of the merger, IDS will issue 100,500 shares of its common stock to its investment advisor in partial payment of its fee.

AMENDMENTS

     The merger agreement may be amended only by written agreement of Petrocon, IDS, and the subsidiaries of IDS that are parties to the merger agreement. However, no amendment may be made to the merger agreement that by law requires further approval by the stockholders of IDS or the shareholders of Petrocon without obtaining that further approval.

OTHER AGREEMENTS

Equus Settlement Agreement

     Concurrent with the signing of the merger agreement, Equus, Petrocon and IDS entered into a settlement agreement pursuant to which the parties agreed that, immediately prior to the merger, Equus would cancel all outstanding debt owed to it by Petrocon in exchange for (i) promissory notes in the principal amount of $2,000,000 to be paid at the closing of the merger; (ii) a $3,000,000 promissory note described below; and (iii) a promissory note for all remaining Petrocon debt to Equus, to be exchanged at the closing of the merger for 2,500,000 shares of IDS convertible preferred stock, described below.

     The $3,000,000 promissory note accrues interest at 9.5% per annum with interest payable quarterly. The principal amount of the $3,000,000 note is payable in equal quarterly installments of $110,000 and a final installment equal to the then outstanding balance of the $3,000,000 note on the fourth anniversary of the merger. The $3,000,000 note will be secured by guarantees of IDS and each of its subsidiaries, a security agreement covering all of the assets of IDS and its subsidiaries, and a mortgage on two pieces of realty in Louisiana that are owned by a subsidiary of Petrocon. However, the debt and the security interests shall be subordinate to the IDS debt to Fleet Capital Corporation under its revolving line of credit with Fleet and to any future revolving lines of credit obtained by IDS.

     The 2,500,000 shares of IDS convertible preferred stock to be received by Equus are entitled to payment of dividends beginning on May 31, 2002, and continuing annually thereafter, at the rate of 8% per annum. Dividends may be paid in cash or in shares of convertible preferred stock. They are also entitled to a liquidation preference of $1.00 per share plus an amount equal to all accrued and unpaid dividends. Convertible preferred stock initially converts on a .4202 to 1.00 basis, but is entitled to weighted average anti-dilution protection for issuances under $2.38 per share and for issuances under fair market value. If the holders of two-thirds of the convertible preferred stock vote in favor of conversion to common stock, all of the convertible preferred stock will be converted to common stock. IDS is entitled to require conversion of the convertible preferred stock to common stock if its common stock is publicly traded for at least 20 consecutive trading days at a closing price of at least $3.00 per share. IDS has the option to redeem the convertible preferred stock for $1.00 per share plus an amount equal to all accrued but unpaid dividends. In addition, at any time after July 2008, the holders of the convertible preferred stock, can, by vote of holders of two-thirds of the convertible preferred stock, require IDS to redeem the convertible preferred stock.

Employment Agreements

     At the closing of the merger, several key employees will have executed employment agreements with IDS or one of its subsidiaries. The employment agreements will contain agreements not to compete for a three-year period following termination of employment unless employment is terminated by the employer without cause.

Voting Agreement

     At the closing of the merger, certain Petrocon shareholders owning 100,000 or more shares of Petrocon common stock immediately prior to the merger will enter into a voting agreement with IDS, Equus and Alliance. Pursuant to this agreement, the parties will agree to vote their shares in favor of three members to the board designated by Alliance, two members designated by certain shareholders of Petrocon, one member designated by Equus, and one member designated by agreement between Alliance and certain shareholders of Petrocon. The voting agreement provides that upon payment of the $3,000,000 promissory note owed to Equus, Equus will no longer be entitled to designate a director and Petrocon shareholders that are parties to the agreement will be entitled to designate three directors. The voting agreement will terminate five years from the effective date of the merger unless earlier terminated by consent of the parties to the agreement.

Escrow Agreements

     An escrow agreement will be entered into between IDS, IDS Engineering Management, LC, PEI Acquisition, Inc. and certain Petrocon shareholders owning at least 100,000 shares of Petrocon common stock immediately prior to the merger. These Petrocon shareholders will deposit an aggregate of 1,000,000 shares of IDS common stock in an escrow account. These escrowed shares, and any securities or other distributions in respect of or in exchange for the escrowed shares, will be a fund against which IDS can make claims for indemnity for breaches by Petrocon of Petrocon's covenants, representations and warranties and certain other matters under the merger agreement. No claim for indemnity can be made against the fund until such claims, in the aggregate, equal or exceed $100,000 or, in the case of litigation, to the extent the claim exceeds certain ongoing reserves. IDS will only be entitled to indemnity as to that amount for which the claims in the aggregate exceed $100,000. The shareholders who are parties to the escrow agreement will retain their voting rights through a designated representative. One year from the effective date of the merger, 500,000 of the escrowed shares, less a reasonable reserve to cover any disputed claims plus 5% interest on these claims, will be distributed to the former Petrocon shareholders who contributed shares to the escrow on a pro rata basis. The precise amount of the reserve will be determined by IDS and the shareholder representative (or the escrow agent, if IDS and the shareholder representative cannot agree). Two years from the effective date of the merger, the remaining shares, again less a reasonable reserve to cover disputed claims plus interest, shall be distributed to such former shareholders of Petrocon on a pro rata basis. IDS will pay all fees in connection with this escrow.

     A second escrow agreement will be entered into by the same parties. Pursuant to this escrow agreement, these same Petrocon shareholders will deposit up to 1,771,079 shares of IDS common stock received as a result of the merger into an escrow account. Each such Petrocon shareholder shall contribute his or her pro rata share of the number of shares of common stock of IDS which may be issued upon the exercise of the options and warrants granted by IDS to replace the options and warrants to purchase Petrocon common stock which survive the closing of the merger. As of July 31, 2001, there were options and warrants to purchase 1,771,079 shares of Petrocon common stock outstanding which, by their terms, will, if unexercised prior to the closing of the merger, survive the closing of the merger. The following table sets forth the number of options and warrants currently outstanding which Petrocon expects will survive closing and be replaced by options and warrants to purchase IDS common stock, the existing exercise price per share of such options and warrants, and the expiration date of such options and warrants.

      Options and Warrants      Exercise Price        Expiration Date
      --------------------      --------------        ---------------
            147,615                $ .01             January 31, 2009
             84,575                $1.00             October 24, 2010
            713,271                $1.00             October 31, 2010
            225,225                $4.44           September 19, 2006
            292,693                $6.412            October 17, 2003
            307,700                $6.50           September 19, 2006

     The options and warrants to purchase Petrocon common stock described above will be replaced by options and warrants to purchase common stock of IDS unless exercised prior to the date of the merger. If any of the replacement options and warrants are exercised, the shares issued upon exercise will be deducted from this escrow and the proceeds from the exercise of such options and warrants (less any social security and Medicare taxes required to be paid by IDS as a result of such exercise) will be paid to the former Petrocon shareholders who contributed shares of IDS common stock to the escrow, on a pro rata basis.

$3,000,000 Promissory Note, Guaranty and Security Agreement

     Immediately prior to the effective time of the merger, Petrocon will issue to Equus a $3,000,000 note as part of the settlement and restructuring of the debt owed by Petrocon and its subsidiaries to Equus. The $3,000,000 note accrues interest at 9.5% per annum and interest is payable quarterly, in arrears, on the 15th of February, May, August and November of each year beginning November 15, 2001. The principal balance of the $3,000,000 note is payable in equal quarterly installments of $110,000 each beginning August 15, 2002. The $3,000,000 note matures on the fourth anniversary date of the merger and all of the then outstanding principal balance of and accrued but unpaid interest on the $3,000,000 note is due and payable on that date. The $3,000,000 note also becomes due prior to maturity in the event of a sale of Petrocon or of IDS. Each subsidiary of Petrocon will guaranty the $3,000,000 note and grant a security interest in substantially all of its assets to secure its guaranty. Immediately after the effective time of the merger, IDS and each of its subsidiaries will also guaranty the $3,000,000 note and grant a security interest and lien in substantially all of their respective assets to secure the $3,000,000 note. The $3,000,000 note will be subordinate to the obligations of IDS and its subsidiaries, including Petrocon and its subsidiaries, to Fleet Capital Corporation under its credit facility and any other revolving credit facility which IDS or its subsidiaries may obtain in the future.

Option Pool Agreement

     At the closing of the merger, Alliance will sign an option pool agreement pursuant to which it will agree to hold 2,600,000 shares of IDS common stock and to grant options to acquire that stock to certain employees of IDS and its subsidiaries, including Petrocon, at the time of or following the merger. The options will be granted to employees designated by Alliance and by the person named in the option pool agreement as the Petrocon

Shareholder Representative (currently Michael L. Burrow). The option exercise price will be between $.75 and $1.25 per share depending on the date on which the option is exercised. The option is not exercisable until a sale of IDS (as defined in the option pool agreement), and if not exercised within five years from the closing, the option lapses.

Equus Call Option

     At the closing of the merger, Equus will be granted options to acquire 200,000 shares of IDS common stock from Alliance at purchase prices ranging from $.75 to $1.25 per share. The options will not be exercisable until a sale of IDS (as defined in the Equus call agreement), and if not exercised within five years from the closing, the option lapses.

Release Agreement

     As a condition to the closing of the merger, Petrocon is required to deliver releases signed by each Petrocon shareholder who owns at least 100,000 shares of Petrocon common stock immediately prior to the merger (other than one shareholder with whom litigation is pending). The release releases Equus and Petrocon, and their respective officers and directors, from liability under the articles of incorporation or bylaws of Petrocon; preemptive or other similar rights; contracts to which the shareholder and Petrocon or Equus are parties; actions taken as shareholders, officers or directors; negligence of any party prior to the merger; or liability relating to certain earlier agreements of the parties.

Lock-Up Agreement

     Petrocon is required to deliver, at the closing, lock-up agreements from each of the Petrocon shareholders who hold at least 100,000 shares of Petrocon common stock immediately prior to the merger (with one exception). The lock-up agreements will require the holder of the IDS common stock to forego selling the shares (with certain exceptions, such as gifts, transfers to partners, etc.) for a period of two years, or, if earlier, until the sale of IDS.

ACCOUNTING TREATMENT

     The merger will be accounted for as a purchase by IDS.

          MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material U.S. federal income tax consequences of the merger. The summary is based upon the Internal Revenue Code of 1986, as amended, the tax code, applicable Treasury regulations under the tax code and administrative rulings and judicial authority as of the date of this document, all of which are subject to change. Any such change, which may or may not be retroactive, could alter the tax consequences of the merger to you.

     This discussion assumes that holders of Petrocon common stock hold their shares as capital assets. This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a shareholder in light of that shareholder's particular circumstances, or to shareholders subject to special rules, such as rules relating to:

     . shareholders who are not citizens or residents of the U.S.;

     . financial institutions;

     . tax-exempt organizations;

     . insurance companies;

     . dealers in securities;

     . shareholders who acquired Petrocon shares under Petrocon's equity-based compensation plans or otherwise as compensation, or through a tax-qualified retirement plan; and

     . shareholders who hold Petrocon shares as part of a hedge, straddle, constructive sale or conversion transaction.

     This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction or under federal laws other than the U.S. federal income tax laws.

TAX OPINION

     Gardere Wynne Sewell LLP has acted as counsel to Petrocon and is of the opinion that the merger of PEI Acquisition, Inc. with and into Petrocon will be a "reorganization" for U.S. federal income tax purposes within the meaning of
Section 368(a) of the tax code. This means that, subject to the limitations and qualifications described below:

     . IDS, PEI Acquisition, Inc. and Petrocon will each be a party to the reorganization within the meaning of Section 368(b) of the tax code.

     . No gain or loss will be recognized for federal income tax purposes by Petrocon shareholders who exchange their shares of common stock solely for shares of IDS common stock pursuant to the merger, except to the extent of cash, if any, received by Petrocon shareholders in place of fractional share interests in such IDS shares.

     . The aggregate adjusted tax basis of the IDS shares received in the merger by a Petrocon shareholder, including any amount allocable to fractional share interests in shares of IDS common stock for which cash is received will be the same as the aggregate adjusted tax basis of the Petrocon shares of common stock surrendered in the merger.

     . The holding period of the IDS shares of common stock that a Petrocon shareholder receives in the merger will include the period during which such holder held the Petrocon shares of common stock surrendered in the merger.

     . Cash received by a Petrocon shareholder in place of a fractional share interest in IDS shares will be treated as received in redemption of such fractional share interest and will result in the recognition of gain or loss for federal income tax purposes in an amount equal to the difference between the amount of cash received and the portion of the shareholder's adjusted tax basis in the Petrocon shares of common stock allocable to this fractional share interest. This gain or loss will generally be capital gain or loss and, assuming capital gain treatment is applicable, will be long-term capital gain or loss if the Petrocon shareholder's holding period in the Petrocon share of stock allocable to the fractional IDS share interest is more than one year at the effective time of the merger and the fractional IDS share interest was held as a capital asset.

     A holder of Petrocon common stock who perfects dissenters' rights with respect to such person's shares of Petrocon common stock will, in general, recognize capital gain under Section 302 of the Code on the excess of the amount received for perfecting dissenters' rights over the shareholder's adjusted basis in their shares of Petrocon common stock.

     Such opinion of counsel is based upon, among other things, assumptions, representations and covenants, including those contained in certificates of officers of IDS, Petrocon and others, which counsel has assumed to be true, correct and complete. Such opinion of counsel is not binding on the Internal Revenue Service or the courts, and there can be no assurance that the Internal Revenue Service will not challenge the conclusions set forth in the opinion of counsel or that a court will not sustain such a challenge. Neither IDS nor Petrocon has requested a ruling from the Internal Revenue Service with regard to any of the federal income tax consequences of the merger.

BACKUP WITHHOLDING

     Certain non-corporate Petrocon shareholders may be subject to backup withholding at a 31% rate on cash payments received in place of a fractional share interest in the IDS shares. Backup withholding will not apply, however, to a Petrocon shareholder who:

     . furnishes a correct taxpayer identification number and certifies that such holder is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to Petrocon shareholders,

     . provides a certification of foreign status on Internal Revenue Service
       Form W-8 or successor form, or

     . is otherwise exempt from backup withholding.

PETROCON NET OPERATING LOSSES

     Petrocon has approximately $3,200,000 of net operating losses for federal income tax purposes as of December 31, 2000. The ability of Petrocon and IDS to utilize these net operating losses in any taxable year after the merger will be limited under Section 382 of the Code. In general, the annual limitation under
Section 382 of the Code will equal the fair market value of Petrocon as of the merger multiplied by the long-term tax-exempt rate.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. PETROCON SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

                       RIGHTS OF DISSENTING SHAREHOLDERS

     All Petrocon shareholders are parties to a shareholders' agreement that requires the shareholders to enter into a transaction if holders of two-thirds of the Petrocon common stock approve the transaction. If the Petrocon shareholders approve the merger, then all shareholders of Petrocon will be contractually obligated to exchange their Petrocon shares. As such, Petrocon shareholders who exercise their appraisal rights may be in breach of the shareholders' agreement.

     If the merger is completed, holders of Petrocon common stock who object to the merger are entitled to appraisal rights under Texas corporate law. To exercise appraisal rights, Petrocon shareholders must strictly adhere to the provisions of Texas corporate law governing appraisal rights. The following is a summary of the relevant provisions of Texas corporate law and is qualified by reference to the relevant provisions of Texas corporate law, a copy of which is attached to this document as Annex C.

     To receive appraisal rights, you must take the following steps:

     . send a written objection to the merger to Petrocon before the special shareholder meeting stating that your right to dissent will be exercised if the merger agreement is approved and the merger occurs;

     . state in your written objection your name and the address to which notice of the approval of the merger should be delivered;

     . do not vote in favor of the merger; and

     . send a written demand to Petrocon, the surviving corporation in the merger, for payment for your shares of Petrocon common stock within 10 days after you receive notice that the merger has occurred. You should receive this notice within 10 days after the merger is completed. State in your written demand the number of shares of Petrocon common stock that you own and your estimate of the fair value of those shares.

     The written objection should be delivered to Robert W. Raiford, Secretary, Petrocon Engineering, Inc., 3155 Executive Blvd., Beaumont, Texas 77705-1050. The written demand should be mailed to Hulda L. Coskey, Petrocon Engineering, Inc., c/o Industrial Data Systems Corporation, 600 Century Plaza Drive, Building 140, Houston, Texas 77073-6013. We recommend that you send both the objection and the demand by registered or certified mail, return receipt requested.

     If you have followed the procedures set forth above and the merger is completed, you will be contacted within 20 days after receipt of your written demand to determine the fair value of your Petrocon stock. The fair value of your Petrocon stock will be determined as of the day before approval of the merger by Petrocon shareholders and will exclude any value arising from the expectation of the merger. If Petrocon and you have not agreed as to the fair value of your shares of Petrocon stock within 60 days after the date the merger was approved, both you and Petrocon will have the right to have a court determine the fair value by filing a petition in any state district court of Jefferson County, Texas no later than 60 days after the expiration of the negotiation period asking for a finding or determination from the court of the fair value of the shares of the Petrocon stock.

     After filing and a hearing of the petition, the court shall determine whether you have complied with Texas law, and if you have, appoint one or more qualified appraisers to determine the fair value of your shares and submit a report to the court. After a hearing regarding the report, the court shall determine the fair value of your shares and order Petrocon to make payment to you of such value. You also will be paid interest beginning 91 days after the approval of the merger to the date of the judgment by the court. Upon payment of the judgment to you by Petrocon, you shall cease to have any interest in your shares.

     The fair value of the Petrocon stock could be more than, the same as or less than the value of the merger consideration you would have otherwise received by exchanging your shares of Petrocon stock for the merger consideration.

     Your appraisal rights are your only remedy if you object to the merger, unless the merger is determined to have been fraudulent.

     If you exercise your right to dissent to the merger, after the merger is completed you will not have any rights as an IDS stockholder, including the right to receive notices of meetings, vote at meetings or receive dividends, if any.

                    IDS SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial information for IDS for the six month periods ended June 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, 1998, 1997 and 1996. This financial information was derived from the consolidated financial statements of IDS. This data should be read in conjunction with "Item 6. Management's Discussion and Analysis of Plan of Operations" and the consolidated financial statements of IDS and the related notes in "Item 7. Financial Statements" in the accompanying Form 10-KSB of IDS.

                                  SIX MONTHS ENDED
                                      JUNE 30,                             YEARS ENDED DECEMBER 31,
                              ---------------------    ----------------------------------------------------
                                  2001       2000        2000       1999       1998       1997       1996
                                  ----       ----        ----       ----       ----       ----       ----
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenues:
 Engineering services            $ 7,279    $ 3,650     $10,740    $ 5,978    $ 4,407    $ 4,265    $ 3,468
 Product sales                     3,824      3,074       6,236      6,260      8,260      6,259      2,069
                                 -------    -------     -------    -------    -------    -------    -------
     Total revenues               11,103      6,724      16,976     12,238     12,667     10,524      5,537
                                 -------    -------     -------    -------    -------    -------    -------

Costs and expenses:
 Cost of engineering services      5,472      2,619       8,175      4,378      3,143      3,219      2,488
 Cost of product sales             2,870      2,411       4,852      5,012      6,308      4,699      1,477
 Selling, general and
  administrative                   1,720      1,681       3,428      2,616      2,278      2,012      1,083
                                 -------    -------     -------    -------    -------    -------    -------
     Total costs and
        expenses                  10,062      6,711      16,455     12,006     11,729      9,930      5,048
                                 -------    -------     -------    -------    -------    -------    -------

Operating income                   1,041         13         521        232        938        594        489
Gains (realized and
 unrealized) on marketable
 securities, net                       -          -           -         51         18         26        107
Interest income                       33         32          52         47         50         36          -
Interest expense                     (39)       (38)        (92)       (68)       (79)       (64)         -
Other income, net                      -          -          22         49          -         (1)        13
                                 -------    -------     -------    -------    -------    -------    -------
Income before taxes                1,035          7         503        311        927        591        609

Provision for taxes                  404          -         123        151        357        208        206
                                 -------    -------     -------    -------    -------    -------    -------
Income from continuing
 operations:                         631          7         380        160        570        383        403
Loss from discontinued
 operations, net of taxes              -          -           -         (2)      (149)         -          -
Loss on disposal of
 discontinued operations               -          -           -       (481)         -          -          -
                                 -------    -------     -------    -------    -------    -------    -------
     Net income (loss)           $   631    $     7     $   380    $  (323)   $   421    $   383    $   403
                                 =======    =======     =======    =======    =======    =======    =======
PER SHARE DATA:
Basic and diluted earnings
 (loss) per share:
 Continuing operations             $0.05    $  -          $0.03      $0.01      $0.04      $0.03      $0.04
 Discontinued operations               -          -           -      (0.03)     (0.01)         -          -
 Net income (loss) per share        0.05          -        0.03      (0.02)      0.03       0.03       0.04
Weighted average common
 shares outstanding               12,965     12,965      12,965     13,056     12,947     12,757     10,057
                                 =======    =======     =======    =======    =======    =======    =======



Cash Flow Data:
 Operating activities, net       $   316    $  (210)    $    27    $    94    $   773    $  (818)   $   129
 Investing activities, net          (202)      (254)       (468)      (209)       209     (1,067)      (235)
 Financing activities, net           (33)       (52)         19       (197)         8      1,368        507
 Discontinued operations, net
  of tax                               -          -           -       (250)      (221)         -          -
                                 -------    -------     -------    -------    -------    -------    -------
   Net change in cash and
    cash equivalents             $    81    $  (516)    $  (422)   $  (562)   $   769    $  (517)   $   401
                                 =======    =======     =======    =======    =======    =======    =======

BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital                  $ 3,420    $ 3,058     $ 3,187    $ 3,306    $ 3,047    $ 1,958    $ 2,580
Property, plant, and
 equipment, net                    1,544      1,476       1,404      1,070      1,051      1,044        123
Total assets                       8,052      6,190       7,052      5,914      7,929      5,368      3,385
Long-term debt                       514        394         365        385        422        421          -
Stockholders' equity               4,790      3,981       4,159      3,975      4,409      3,439      2,670

                 PETROCON SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected financial information for Petrocon for the six month periods ended June 30, 2001 and 2000, and for the years ended December 31, 2000, 1999, 1998, 1997, and 1996. This financial information was derived from the consolidated financial statements of Petrocon. This data should be read in conjunction with the consolidated financial statements of Petrocon and the related notes and " Management's Discussion and Analysis of Financial Conditions and Results of Operations" included elsewhere herein. The following selected financial information for Petrocon for the years ended December 31, 1997 and 1996 was derived from consolidated financial statements and the related notes of Petrocon which are not included herein.


                                   SIX MONTHS ENDED
                                       JUNE 30,                                 YEARS ENDED DECEMBER 31,
                              -----------------------            --------------------------------------------------
                                    2001        2000        2000         1999         1998        1997        1996
                                   -----        ----        ----         ----         ----        ----        ----
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENTS OF
 EARNINGS DATA:
Revenues                          $34,318     $33,044     $68,344     $ 80,995     $100,901     $92,616     $61,850
Direct costs                       28,042      27,359      55,932       73,243       82,758      71,693      49,251
                                  -------     -------     -------     --------     --------     -------     -------
Gross profit                        6,276       5,685      12,412        7,752       18,143      20,923      12,599

Cost associated with merger(1)        339           0           0            0            0           0           0
Estimated loss on assets held
 for sale(2)                            0           0           0          732            0           0           0
General and administrative
 expenses                           5,270       5,219      10,194       16,423       17,261      15,316       9,577
                                  -------     -------     -------     --------     --------     -------     -------
Operating income (loss)               667         466       2,218       (9,403)         882       5,607       3,022
Interest expense                   (1,005)     (1,041)     (2,073)      (2,201)      (1,655)     (1,569)       (592)
Other income (expense), net            17          21          57       (3,452)      (3,884)        291          85
                                  -------     -------     -------     --------     --------     -------     -------
Income (loss) before income
 taxes and extraordinary items       (321)       (554)        202      (15,056)      (4,657)      4,329       2,515
Income tax provision (benefit)          9         (95)         43         (129)        (284)      1,574       1,050
                                  -------     -------     -------     --------     --------     -------     -------
Income (loss) before
 extraordinary items                 (330)       (459)        159      (14,927)      (4,373)      2,755       1,465
Extraordinary items (net of
 tax) (3)                               0           0           0         (153)           0           0           0
                                  -------     -------     -------     --------     --------     -------     -------
Net income (loss)                 $  (330)    $  (459)    $   159     $(15,080)    $ (4,373)    $ 2,755     $ 1,465
                                  =======     =======     =======     ========     ========     =======     =======
PER SHARE DATA:
Basic
 Income (loss) before
  extraordinary item              $ (0.05)    $ (0.08)    $  0.03     $  (2.57)    $  (0.76)    $  0.58     $  0.37
 Extraordinary item (net of
  tax)                               0.00        0.00        0.00        (0.03)        0.00        0.00        0.00
 Net income (loss)                  (0.05)      (0.08)       0.03        (2.60)       (0.76)       0.58        0.37
Diluted
 Income (loss) before
  extraordinary item              $ (0.05)    $ (0.08)    $  0.02     $  (2.57)    $  (0.76)    $  0.55     $  0.37
 Extraordinary item (net of
  tax)                               0.00        0.00        0.00        (0.03)        0.00        0.00        0.00
 Net income (loss)                  (0.05)      (0.08)       0.02        (2.60)       (0.76)       0.55        0.37
 Number of shares used to
  calculate basic net income
  (loss) per share                  6,291       6,010       6,115        5,802        5,721       4,765       3,913

 Number of shares used to calculate
  diluted net income
  (loss) per share                  6,291       6,010       7,999        5,802        5,721       5,041       3,913

BALANCE SHEET DATA (AT END OF
 PERIOD):
Working capital (deficit)         $(2,089)    $ 1,892     $ 1,968     $ (2,418)    $ (3,224)    $(3,807)    $(1,482)
Total assets                       20,417      22,888      21,300       32,641       44,554      41,903      26,377
Long-term debt, including
 current portion                   19,151      18,705      18,060       25,556        8,339       4,803       6,529
Stockholders' equity (deficit)     (5,356)     (5,646)     (5,028)      (5,191)       9,889      13,919       6,753

______________________________

(1) Petrocon accrued legal and accounting fees incurred through June 30, 2001 associated with the pending merger with IDS.

(2) Effective January 2000, Petrocon sold the assets of Alliance Engineering, Inc. (AEI) to The Wood Group in exchange for $6,200,000 and the retention of certain liabilities of AEI by Petrocon. The net proceeds of the sale were used to reduce Petrocon's current liabilities by $3,700,000. The resulting estimated financial statement loss of $700,000 (net of tax) was recognized in 1999.

(3) In June 1999, Petrocon entered into a financing arrangement with Fleet Capital Corporation whereby all outstanding debt to Heller Financial, Inc. which consisted of a line of credit and two term loans were repaid.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                               OPERATIONS OF IDS

     The following discussion is qualified in its entirety by, and should be read in conjunction with, IDS' Condensed Consolidated Financial Statements including the notes thereto, included elsewhere herein. Also see "Item 6. Management's Discussion and Analysis or Plan of Operation" in the accompanying Form 10-KSB of IDS.

OVERVIEW

     The majority of IDS' revenues are produced by IDS Engineering, Inc., the Engineering segment. Revenues are generated from providing engineering consulting services to the pipeline divisions of major integrated oil and gas companies. Since the early part of 2000, this segment has expanded its scope of projects to include lump-sum turnkey contract jobs. The addition of sizable lump-sum contracts plus the growth in its billable staff working on time and material projects has resulted in a steady increase in the revenues generated by the Engineering segment. The addition of a business development office in Tulsa, Oklahoma in early 1999 to pursue engineering, procurement and construction (EPC) projects has also added to revenue growth. As of June 30, 2001, the Tulsa operation has grown to approximately 50 employees and IDS believes the contribution of the Tulsa operation will result in expanded market exposure, greater revenue and increased profit margin potential from the EPC market in future periods. The Engineering segment generated approximately 66% of the total revenues for the six months ended June 30, 2001. The company believes that its core competency is in the Engineering segment and plans to focus its growth in this area in the future. As part of this effort, the company is pursuing the merger transaction described in this Merger Proxy, and, additionally, may consider divesting itself of the segments of its business outside of the Engineering segment.

     Additional revenues are generated through segments involved in the made-to-order manufacture of industrial equipment. Air handling equipment for commercial heating, ventilation and cooling systems manufactured by Thermal Corporation (Thermal), the Air Handling segment of IDS, comprised approximately 18% of the revenues for the six months ended June 30, 2001.

     IDS' other operating segment, the Manufacturing segment, which manufactures industrial grade battery backup systems, battery chargers and industrial grade computer systems, contributed approximately 16% of total revenues for the six months ended June 30, 2001.

PROPOSED MERGER TRANSACTION

     On July 31, 2001, IDS entered into a definitive merger agreement relating to a proposed merger between a newly created indirect subsidiary of IDS and Petrocon Engineering, Inc. Management believes that, if the merger is consummated, it will have a significant impact on IDS' revenues and operations. In summary, IDS anticipates that its revenues will increase significantly as Petrocon's revenues for its year ended December 31, 2000 were approximately $68,000,000, while IDS' revenues were approximately $17,000,000 for the same period. IDS also expects that, if the merger is completed, it will provide a broader range of services over a larger geographic area. It is uncertain at this time what impact the Petrocon merger will have on IDS' results of operations. While IDS believes that the merger would result in some immediate expenses relating to consolidation of the operations of the two companies, IDS believes that the long-term impact of the merger will be beneficial.

FORWARD-LOOKING STATEMENTS

     Certain information contained in this "Management's Discussion and Analysis" as well as in other portions of this merger proxy, as well as other written and oral statements made or incorporated by reference from time to time by IDS and its representatives in other reports, filings with the Securities and Exchange Commission, press releases, conferences, or otherwise, may be deemed to be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. This information includes, without limitation, statements concerning IDS' future financial position and results of operations; planned capital expenditures; business strategy and other plans for future operations; the future mix of revenues and business; commitments and contingent liabilities; and future demand and industry conditions. Although IDS believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. When used in this report, the words "anticipate," "believe," "estimate," "expect," "may," and similar expressions, as they relate to IDS and its management, identify forward-looking statements. The actual results of future events described in such forward-looking statements could differ materially from the results described in the forward-looking statements due to the risks and uncertainties described in this merger proxy.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain financial data derived from IDS' consolidated statements of operations and indicates percentage of total revenue for each item.

                                        QUARTER ENDED JUNE 30,                                   SIX MONTHS ENDED JUNE 30,
                        --------------------------------------------------                -----------------------------------
                                       2001                      2000                      2001                     2000
                                       ----                      ----                      ----                     -----
                              AMOUNT         %          AMOUNT         %          AMOUNT         %         AMOUNT         %
                              ------        ---         ------        ---         ------        ---        ------        ---
Revenue:
  Engineering               $3,332,128      64.7      $2,057,850      61.8     $ 7,278,978      65.6     $3,649,511      54.3
  Air Handling               1,005,474      19.4         761,039      22.8       1,966,584      17.7      1,589,657      23.6
  Manufacturing                811,888      15.8         512,853      15.4       1,857,834      16.7      1,484,785      22.1
                            ----------     -----      ----------     -----     -----------     -----     ----------     -----

     Total revenue          $5,149,490     100.0      $3,331,742     100.0     $11,103,396     100.0     $6,723,953     100.0
                            ==========     =====      ==========     -----     -----------     =====     ==========     =====

Gross Profit:
  Engineering               $  979,565      29.4      $  490,867      23.9     $ 1,806,884      24.8     $1,030,589      28.2
  Air Handling                 306,176      30.5          65,175       8.6         561,868      28.6        267,098      16.8
  Manufacturing                148,614      18.3         145,323      28.3         392,408      21.1        396,639      26.7
                            ----------     -----      ----------     -----     -----------     -----     ----------     -----

     Total gross            $1,434,355      27.9      $  701,365      21.1     $ 2,761,160      24.9     $1,694,326      25.2
     profit                 ==========     =====      ==========     =====     ===========     =====     ==========     =====

Selling, general and
 administrative expenses    $  932,872       8.1      $  922,838      27.7     $ 1,720,362      15.5     $1,681,041      25.0

  Operating income          $  501,483       9.7        (221,473)     (6.6)    $ 1,040,798       9.4     $   13,285       0.2

Interest income                 18,124       0.3          17,722       0.5          32,754       0.3         32,012       0.5
Interest expense               (21,823)     (0.4)        (21,341)     (0.6)        (39,050)     (0.4)       (38,344)     (0.6)
                            ----------     -----      ----------     -----     -----------     -----     ----------     -----
Income (loss) from
 continuing operations
 before provision
 (benefit) for income
 taxes                      $  497,783       9.7        (225,092)     (6.8)    $ 1,034,502       9.3     $    6,953       0.1
                            ----------     -----      ----------     -----     -----------     -----     ----------     -----
Provision (benefit) for
 income taxes               $  205,000       4.0      $  (71,254)     (2.1)    $   403,500       3.6     $        0       0.0
                            ----------     -----      ----------     -----     -----------     -----     ----------     -----

Net income (loss)           $  292,783       5.7      $ (153,838)     (4.6)    $   631,002       5.7     $    6,953       0.1
                            ==========     =====      ==========     =====     ===========     =====     ==========     =====


Three Months Ended June 30, 2000 Compared to Three Months Ended June 30, 2001

     TOTAL REVENUE. Total revenue increased by $1,817,748 or 54.6% from $3,331,742 for the three months ended June 30, 2000, compared to $5,149,490 in 2001. Revenue from Engineering, which comprised 64.7% of total revenue for the three months ended June 30, 2001, increased by $1,274,278 or 61.9% over the same period in 2000. This increase was attributable to several contracts related to the Caspian Sea Pipeline (CPC) project and to IDS' expansion into the turnkey engineering, procurement and construction (EPC) projects and an increase in billable hours. Revenue generated by the Air Handling segment was 19.5% of the total revenue for the three months ended June 30, 2001. The Air Handling segment's revenue, increased by $244,435 or 32.1% from the same period in 2000. This increase was attributable to several sizable municipal orders and as the result of increased sales and marketing efforts. Revenue from the Manufacturing segment, which comprised 15.8% of the total revenue, increased by $299,035 or 58.3% over the same period in 2000. This increase is attributable to a return to more normal revenues after abnormally low revenues were recorded during the three months ended June 30, 2000. Management believes the level of revenue generated by this segment in the 2001 period is more indicative of the Manufacturing segment's capabilities.

     GROSS PROFIT. Overall gross profit increased by $732,990 or 104.5% from $701,365 for the three months ended June 30, 2000 to $1,434,355 for the same period in 2001. The gross margin as a percentage of total revenues increased from 21.1% for the period ended June 30, 2000 to 27.9% for the same period in 2001. The increase in the overall gross margin was attributable to substantial increases in the gross profit margins contributed by the Engineering segment and the Air Handling segment. Each of these segments experienced higher sales revenues in the 2001 period, accompanied by increased gross margins. The Engineering segment produced a gross margin of 29.4%, a $488,698 increase from the three months ended June 30, 2000. This increase was primarily attributable to the CPC contract. The gross margin generated by the Air Handling segment in the three months ended June 30, 2001, substantially increased from the margin generated in the three months ended June 30, 2000. The 2001 margin increased by $241,001 or 369.8% over the same period in 2000. This increase is due to a concerted effort by the sales and marketing team to improve margins on quotes and to an increase in the number and size of municipal contracts secured during the three months ended June 30, 2001. A decrease in gross profit generated in the Manufacturing segment from 28.3% for the three months ended June 30, 2000 to 18.3% for the three months ended June 30, 2001 was due to higher direct labor and material costs in the 2001 period. Management believes the higher costs were due to a change in production management personnel, to disruption caused by relocation to a new facility and to the effects of flooding from hurricane Allison. The effects of these circumstances have been corrected and management is expecting the margins to improve in future periods.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $10,034 or 1.1% from $922,838 for the three months ended June 30, 2000 compared to $932,872 for the same period in 2001. As a percentage of total revenue, selling, general and administrative expenses decreased from 27.7% for the three months ended June 30, 2000 to 18.1% for the same period in 2001. This change is due to the increase in revenues accompanied by stable selling, general and administrative expenses.

     OPERATING INCOME. Operating income increased by $722,956 from ($221,473) for the three months ended June 30, 2000, compared to $501,483 for the same period in 2001. Operating income increased as a percentage of total revenue from (6.6%) for the three months ended June 30, 2000 to 9.7% for the same period in 2001. The increase in operating income was a result of the higher gross profit generated and the decrease in selling, general and administrative expenses for the period ended June 30, 2001.

     OTHER INCOME (EXPENSE). Other expense increased slightly from $3,619 for the three months ended June 30, 2000 to $3,700 for the same period in 2001. This is the result of effective cash management to control the use of IDS' line of credit and minimize interest costs.

     NET INCOME (LOSS). Income from continuing operations increased by $446,621 from ($153,838) for the three months ended June 30, 2000 to $292,783 for the same period in 2001. Net income from continuing operations increased as a percentage of total revenue from (4.6%) for the three months ended June 30, 2000 to 5.7% for the same period in 2001. This increase was attributable to the higher overall gross margin generated and to stable selling, general and administrative expenses.

Six Months Ended June 30, 2000 Compared to Six Months Ended June 30, 2001

     TOTAL REVENUE. Total revenue increased by $4,379,443 or 65.1% from $6,723,953 for the six months ended June 30, 2000, compared to $11,103,396 in 2001. Revenue from the Engineering segment, which comprised 54.3% of total revenue for the six months ended June 30, 2000 increased by $3,629,467 or 99.5% from $3,649,511 in 2000 to $7,278,978 for the same period in 2001. The increase was primarily attributable to the expanded scope of lump-sum turnkey projects active during the 2001 period and to an increase in the number of personnel with billable hours in the Engineering segment in the six months ended June 30, 2001.

     Revenue from the Air Handling segment, which comprised 17.7% of the total revenue for the six months ended June 30, 2001, increased by $376,927 or 23.7% from $1,589,657 in 2000 to $1,966,584 for the same period in 2001. This increase is attributable to several sizable municipal contracts completed during the six months ended June 30, 2001 and success of sales and marketing efforts.

     Revenue from the Manufacturing segment, which comprised 16.7% of the total revenue for the six months ended June 30, 2001, increased by $373,049 or 25.1% from $1,484,785 in 2000 to $1,857,834 for the same period in 2001. Sales revenue generated in the six months ended June 30, 2000 were, in management's opinion, below normal for what is expected from this segment. The increase recorded from the 2000 period is believed to be the result of a rebound to more normal revenues after abnormally low sales revenues during the 2000 period.

     GROSS PROFIT. Gross profit increased by $1,066,834 or 63.0% from $1,694,326 for the six months ended June 30, 2000 to $2,761,160 for the same period in 2001. The gross margin contributed by the Engineering segment increased by $776,295 from $1,030,589 for the six months ended June 30, 2000 to $1,806,884 for the period ended June 30, 2001. This increase is the result of the expanded number of lump-sum projects being done by the Engineering segment in the 2001 period. The Air Handling segment's gross margin increased by $294,770 or 110.4% from $267,098 for the six-month period ended June 30, 2000 to $561,868 for the six months ended June 30, 2001. Management believes this increase is a direct result of more accurate bidding on jobs, more aggressive sales and marketing efforts, as well as being awarded several municipal projects in the 2001 period, which produced higher margins. The Manufacturing segment's gross margin decreased from 26.7% for the six-month period ended June 30, 2000 to 21.1% for the six months ended June 30, 2001. Although the 2001 sales revenue increased by $373,049, the profit margin decreased. Management believes the decrease in gross profit is the result of production issues and other causes, discussed in the preceding section under the "Total Revenue" and "Gross Profit" categories.

     SELLING, GENERAL AND ADMINISTRATIVE EXPENSES. Selling, general and administrative expenses increased by $39,321 or 2.3% from $1,681,041 for the six months ended June 30, 2000 compared to $1,720,362 for the same period in 2001. As a percentage of total revenue, selling, general and administrative expenses decreased from 25.0% for the six months ended June 30, 2000 to 15.5% for the same period in 2001. The decrease in selling, general and administrative expenses as a percentage of revenue is due to the increase in revenue from the 2000 period, accompanied by stable selling, general and administrative expenses.

     OPERATING INCOME. Operating income increased by $1,027,513 from $13,285 for the six months ended June 30, 2000 to $1,040,798 for the same period in 2001. Operating income increased as a percentage of total revenue from 0.2% for the six months ended June 30, 2000 to 9.4% for the same period in 2001. This increase in operating income was a result of increased revenues, higher gross profits and stable selling, general and administrative expenses.

     OTHER INCOME (EXPENSE). Other expense decreased by $36 from $6,332 for the six months ended June 30, 2000 to $6,296 for the same period in 2001. This minimal change is due primarily to cash management activities to minimize the use of IDS' line of credit.

     NET INCOME (LOSS). Income from continuing operations increased by $624,049 from $6,953 for the six months ended June 30, 2000 to $631,002 for the same period in 2001. This increase was due to the increase in gross margins and to the stability of IDS' selling, general and administrative expenses.

LIQUIDITY AND CAPITAL RESOURCES

     Historically, IDS has satisfied its cash requirements principally through borrowings under its line of credit and through operations. As of June 30, 2001, IDS' cash position, including marketable securities, was sufficient to meet its working capital requirements for at least the next 12 months. IDS has no current plans to raise additional funds in the next 12 months. As of April 24, 2001, IDS renewed its line of credit loan with Frost National Bank in the principal amount of $1,250,000. IDS had, as of June 30, 2001, $885,000 in additional advances available under its line of credit with Frost. IDS' line of credit bears interest at prime plus 0.500% per annum, is for a term of two years and matures on April 24, 2003. The line of credit is secured by accounts receivable, inventory and the personal guarantees of certain stockholders and officers of IDS.

     IDS' working capital was $3,419,522 and $3,187,454 at June 30, 2001 and December 31, 2000, respectively.

     IDS' liquidity has been and will be further impacted by expenses associated with the proposed Petrocon merger which is the subject of this merger proxy.
IDS has incurred and will incur certain costs related to the merger including legal, accounting and investment advisory fees, which it must pay even if the merger does not close. Should the proposed merger take place, IDS' liquidity will be further impacted by the costs associated with merging the operations of the two companies, which include but are not limited to the need to replace IDS' existing credit facility with a substantially larger facility.

     The merger agreement requires, as a condition of closing, that Petrocon obtain a $15,000,000 revolving line of credit and that Petrocon deliver a $3,000,000 promissory note to Equus II Incorporated, currently an investor in and lender to Petrocon. While IDS believes that its existing resources, together with its cash flow following the merger, will be sufficient to pay these debts in accordance with their respective terms, there can be no assurance that this will be the case.

     CASH FLOW. Operating activities used net cash totaling $210,041 for the six months ended June 30, 2000 and generated $315,853 for the six months ended June 30, 2001. This was due to the operating profit produced in the 2001 period.

     Trade accounts receivable increased $351,285 since December 31, 2000 due to the increase in revenues during the six months ended June 30, 2001. Inventory decreased by $51,657 for the same period.

     Investing activities used cash totaling $254,246 for the six months ended June 30, 2000 and used cash totaling $202,263 for the same period in 2001. The cash used during the 2001 period was used for the purchase of fixed assets.

     As of June 30, 2001, IDS had a portfolio of bonds, which had a fair market value of $400,000. IDS plans to sell these bonds to pay expenses incurred in connection with the merger.

     Financing activities used cash totaling $33,276 for the six months ended June 30, 2001, which was used for repayment on the line of credit, repayment on the term note for Thermal's facilities and for equipment lease payments. IDS has additional financing amounts of $885,000 available on its line of credit at June 30, 2001. The line of credit has been used principally to finance accounts receivable and inventory purchases.

     ASSET MANAGEMENT. IDS' cash flow from operations has been affected primarily by the timing of its collection of trade accounts receivable. IDS typically sells its products and services on short-term credit terms and seeks to minimize its credit risk by performing credit checks and conducting its own collection efforts. IDS had net trade accounts receivable of $3,907,218 and $2,431,932 at June 30, 2001 and 2000, respectively. The number of days' sales outstanding in trade accounts receivable was 66 days and 34 days, respectively. Bad debt expenses have been insignificant for each of these periods.

ACQUISITION ACTIVITIES

     On April 3, 2001, IDS and Petrocon entered into a letter of intent agreement to merge the two companies. The transaction will create a larger, more diversified middle market engineering company. Following the merger, IDS' growth strategy will be concentrated on internal growth with the potential of acquisition of businesses in its core operating areas of Texas, Louisiana and Oklahoma. See "The Merger" on page ___ for a description of the terms of the merger agreement.

     2000 ACQUISITIONS. Although various acquisition candidates were evaluated 2000, no material asset acquisitions were made during that time period.

     1999 ACQUISITIONS. Although various acquisition candidates were evaluated 1999, no material asset acquisitions were made during that time period.

     1998 ACQUISITIONS. In 1998, IDS acquired all of the stock of Constant Power Manufacturing, Inc. (CPM), a Texas corporation formed in June 1989. The acquisition was consummated in exchange for $200,000 cash and 300,000 shares of IDS' common stock. CPM's previous owner, Jack Ripley, currently serves CPM as an independent regional sales representative.

     In November 1998, IDS acquired MLC Enterprises, Inc., a Texas corporation formed in August 1995, doing business as Marine and Industrial Fire & Safety and Marine and Industrial Supply Company. This transaction was rescinded effective October 28, 1999 as the result of a final settlement agreement entered into by IDS and the former principal of MLC. As a result of the settlement agreement, all claims of the parties, including counter-claims and third-party claims made by IDS, have been dismissed.

ACCOUNTING PRONOUNCEMENTS

     In June 1998, SAFS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (i.e., gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement did not have a material impact on the consolidated financial position or results of operations of Petrocon.

     On December 8, 1999, the United States Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Petrocon reviewed its revenue recognition procedures and is satisfied that it is in compliance with SAB No. 101.

     In June 2001, SFAS No. 141, "Business Combinations" was issued. SFAS No. 141 eliminates the pooling-of-interest method of accounting for business combinations and establishes the purchase method as the only acceptable method effective beginning June 30, 2001. Management has reviewed the statement and does not believe it will have a material impact on the financial position or results of operations of Petrocon.

     In June 2001, SFAS No. 142, "Goodwill and Other Intangibles" was issued. SFAS No. 142 changes the treatment of goodwill by no longer amortizing goodwill, and instead requiring, at least annually, an assessment by applying a fair-value based test. However, other identifiable assets are to be separately recognized and amortized. The statement is effective for fiscal years beginning after December 15, 2001. Management is currently studying the effect of the adoption of this statement on the operations of Petrocon.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                             OPERATIONS OF PETROCON

GENERAL

     Petrocon Engineering, Inc., along with its subsidiaries, is a multi-disciplined engineering company with four domestic offices providing services to a wide array of industrial, commercial and institutional clients throughout the United States, primarily in the refining, petrochemical and pipeline industries. Petrocon's diverse expertise enables it to offer its clients a broad range of design and engineering solutions extending from project inception through completion. Petrocon operates in three principal segments: engineering services, engineered systems and field services. Petrocon's engineering services encompass multiple aspects of the chemical, mechanical, instrument, civil/structural, electrical and environmental engineering and design disciplines, providing its clients with a single source for most of their design, engineering and procurement needs. Petrocon has designed and engineered facilities ranging from refineries, petrochemical plants, oil and gas production facilities and separation plants, pipelines, pulp and paper processing plants, and wastewater treatment facilities to laboratories, light manufacturing facilities and buildings. In addition to multi-disciplined engineering, Petrocon provides instrumentation and distributed controls system integration. Similar services are provided through subsidiaries Petrocon Engineering of Louisiana, Inc. located in Lake Charles, Louisiana, and RPM Engineering, Inc., located in Baton Rouge, Louisiana.

     Petrocon provides engineered systems through Petrocon Systems, Inc., a subsidiary with offices in Beaumont and Houston, Texas, which designs and assembles instrumentation systems and provides consulting services for advanced controls and integration of computer systems. Petrocon provides field services through Petrocon Engineering and three subsidiaries, RPM Engineering, Inc., Triangle Engineers & Constructors, Inc., a multi-disciplined engineering firm focused on outsourcing technical personnel for work at client facilities, and Petrocon Construction Resources, Inc., which specializes in inspection services, construction management, high-tech maintenance and outsourcing of construction supervisory level personnel.

     In the past five years, Petrocon has been involved in projects in 25 states and over 11 countries worldwide generating over $68,000,000 in revenues in 2000. The demand for Petrocon's services has been due to, among other reasons: (i) the outsourcing of engineering functions as a result of reduced in-house engineering staffs, (ii) rapid technological advancements in construction, manufacturing and processing operations, and (iii) changes in scope of governmental, and particularly environmental, regulations.

     In 1988, M. L. Burrow formed Petrocon Engineering, Inc. with nine other key shareholders. The company grew from 10 to 150 people in eight months. In December 1988, Petrocon acquired the assets of Austin Industrial's Houston and Beaumont engineering segments. Along with assets, Petrocon obtained over 100 technical personnel plus many new contracts. By the end of its first year, Petrocon had over 250 employees.

     Petrocon grew rapidly during 1989 and 1990 through a combination of improved market conditions, acquisitions and reputation. Petrocon benefited from the large capital expansion projects initiated throughout the industries in the Beaumont, Texas area. Since its inception, Petrocon has made 14 business acquisitions which added 600 associates, enlarged its customer base and created a critical mass in the instrument/electrical specialty groups. The more significant acquisitions are listed below.

                                                SIGNIFICANT ACQUISITIONS AND DIVESTITURES

                            YEAR         YEAR         REVENUES/1/
    COMPANY ACQUIRED      ACQUIRED     DIVESTED      (in millions)                           DESCRIPTION
    ----------------                                ----------------                         -----------
Engineering Segment of
 Austin Industrial, Inc.    1988                       $  6.5             Multi-disciplined engineering services to the process
                                                                          industries in the Texas and Louisiana Gulf Coast area

DLH Associates              1991                       $  2.5/2//5/       Instrumentation & programmable logic control systems

Coastal Technical Corp.     1991                       $  8.0             Technical personnel outsourcing

Eagleton Saudi Arabia/3/    1992       2000/6/         $ 12.0/4/          Engineering services to the petroleum industry in the
                                                                          Middle East
Triangle Engineering &
 Constructors, Inc.         1996                       $  7.5             Multi-disciplined services to the petroleum and
                                                                          chemical industries in the Gulf Coast area

RPM/Barnard & Burke         1996                       $ 19.0             Services to the oil and gas industry in the Mississippi
                                                                          River corridor of Louisiana

Alliance Engineering,
 Inc.                       1997       2000/7/         $ 14.0             Process design serving the oil and gas industry, with
                                                                          subsea structural design specialty

     (1) Represents unaudited revenues for the fiscal year immediately preceding the year acquired.
     (2) Petrocon discontinued the retail portion of the business accounting for $1,300,000 in annual sales.
     (3)  Acquisition of a 50% interest in what became Petrocon Arabia Limited.
     (4) Represents 100% of Petrocon Arabia's revenues. No Petrocon Arabia revenues are included in Petrocon's revenues because it used the equity method to account for its 50% interest in Petrocon Arabia.
     (5) DLH Associates, together with another acquired company and Petrocon personnel, were combined to form Petrocon Systems, Inc. in 1992.
     (6) Sold to Petrocon's former Saudi partner and his daughter effective January 2000.
     (7)  Sold to The Wood Group effective January 2000.

With these acquisitions, together with internal growth (net of divestitures and discontinued operations), Petrocon increased its net revenues from $4,000,000 for its first year of operations to $68,300,000 in 2000.

     As a result of the critical mass and geographical diversification achieved through its acquisitions, Petrocon was awarded several alliance agreements with major customers, including ExxonMobil, Olin Chemical, Arch Chemicals, Basell, BASF, Motiva, Air Liquide, Enterprise Products, Huntsman Chemical, Sid Richardson, Honeywell and Coastal Eagle Point Oil Company. Most of these contracts range in duration from three to five years. The work is cost-plus in nature with some projects based on incentive fees. As of August 1, 2001, Petrocon had over 440 associates working at client facilities. For the year ended December 31, 2000, over 50% of Petrocon's annual revenues were attributable to these strategic alliance agreements and Petrocon's employee outsourcing.

     In July 1997, Petrocon was awarded a lump sum, design and construct project for a distributive control systems modernization for a large refinery in Saudi Arabia with McConnell-Dowell of Australia as a joint venture partner. After several months of work, the project scope was significantly increased while the client delayed actions on funding the work. Eventually, Petrocon was forced to stop work on the project due to lack of funding. Subsequently, McConnell-Dowell, with Petrocon's assistance, completed the work. Petrocon received revenues of approximately $9,100,000 for the contract, but incurred net job losses of $3,100,000 in 1998 and $6,100,000 in 1999. After incurring the losses on the Saudi Arabian refinery, Petrocon sold two operating subsidiaries, which resulted in nonrecurring losses of approximately $2,832,000 in 1999. Total operating losses of approximately $9,403,000 were incurred for the fiscal year ending December 31, 1999, and approximately $688,000 of operating losses were incurred for the first fiscal quarter of 2000. The chief executive officer and chief financial officer for Petrocon were both replaced in the second fiscal quarter of 2000 by the current chief executive officer and current chief financial officer. Petrocon earned an operating profit of approximately $134,000 in the second fiscal quarter of 2000 and has earned an operating profit in each fiscal quarter thereafter. Petrocon has implemented additional risk management procedures which are expected to reduce the likelihood it will incur losses as a result of contracts similar to the Saudi Arabian refinery project in the future.

RESULTS OF OPERATIONS

     The following table sets forth selected items of the results of operations.

                              SIX MONTHS ENDED
                                 JUNE 30,                            YEARS ENDED DECEMBER 31,
                           -----------------------  -------------------------------------------------------
                             2001        2000        2000         1999        1998        1997        1996
                             ----        ----        ----         ----        ----        ----        ----
                                                           (IN THOUSANDS)
Engineering services       $13,371     $13,446     $26,185     $ 37,757    $ 54,835     $85,949     $57,008
Engineered systems           4,501       4,456      10,431       12,026       9,030       6,667       4,842
Field services              16,446      15,142      31,728       31,212      37,036           -           -
                           -------     -------     -------     --------    --------     -------     -------
  Total revenues            34,318      33,044      68,344       80,995     100,901      92,616      61,850

Engineering services        10,751      11,240      20,948       37,580      45,081      66,976      45,909
Engineered systems           3,244       3,197       7,896        8,767       6,687       4,717       3,342
Field services              14,047      12,922      27,088       26,896      30,990           -           -
                           -------     -------     -------     --------    --------     -------     -------
  Total cost of sales       28,042      27,359      55,932       73,243      82,758      71,693      49,251

Engineering services         2,620       2,206       5,237          177       9,754      18,973      11,099
Engineered systems           1,257       1,259       2,535        3,259       2,343       1,950       1,500
Field services               2,399       2,220       4,640        4,316       6,046           -           -
                           -------     -------     -------     --------    --------     -------     -------
  Total gross profit         6,276       5,685      12,412        7,752      18,143      20,923      12,599

Cost associated with merger    339           0           0            0           0           0           0
Estimated loss on
 assets held for sale            0           0           0          732           0           0           0
General and
 administrative expenses     5,270       5,219      10,194       16,423      17,261      15,316       9,577
                           -------     -------     -------     --------    --------     -------     -------
Operating income (loss)        667         466       2,218       (9,403)        882       5,607       3,022
Interest expense            (1,005)     (1,041)     (2,073)      (2,201)     (1,655)     (1,569)       (592)
Other income
 (expense), net                 17          21          57       (3,452)     (3,884)        291          85
                           -------     -------     -------     --------    --------     -------     -------
Income (loss) before
 income taxes and
 extraordinary items          (321)       (554)        202      (15,056)     (4,657)      4,329       2,515
Income tax provision
 (benefit)                       9         (95)         43         (129)       (284)      1,574       1,050
                           -------     -------     -------     --------    --------     -------     -------
Income (loss) before
 extraordinary items          (330)       (459)        159      (14,927)     (4,373)      2,755       1,465
Extraordinary items
 (net of tax)                    0           0           0         (153)          0           0           0
                           -------     -------     -------     --------    --------     -------     -------
Net income (loss)          $  (330)    $  (459)    $   159     $(15,080)   $ (4,373)    $ 2,755     $ 1,465
                           =======     =======     =======     ========    ========     =======     =======

Six months ended June 30, 2001 compared to six months ended June 30, 2000.


     Revenues for the six months ended June 30, 2001 increased 3.9% to $34.3 million from the six months ended June 30, 2000. The sale of AEI reduced the revenues in the Engineering Services segment by $1.2 million. This decrease was offset by general economic improvements in the Gulf Coast Region. During the first quarter of 2000, a major client was slow to release a 2000 capital budget and purchase orders for capital projects after recently undergoing a merger which negatively impacted 2000 sales. In 2001, the economy of the petrochemical industry has improved somewhat in the region. Field Services improved revenues over the same six month period ended June 30, 2000 by 8.6% or $1.3 million due primarily to the inspection group's increased turnaround maintenance work.

     Gross profits improved $0.6 million or 10.4% up to $6.3 million in the first six months of 2001 compared to the first six months of 2000 due to Petrocon's ability to obtain more favorable pricing terms with existing clients, resulting in better margins. Also, the general economic downturn during the first six months of 2000 in the petrochemical industry along the Gulf Coast Region occurred before Petrocon made adjustments for labor costs resulting in continued costs with declining revenue stream. Petrocon initiated steps to reduce its costs structure including making reductions to its overhead in 2000 in order to react to the slower pace in the first six months of 2000.

     Petrocon accrued legal and accounting costs associated with the pending merger with IDS. No such expense occurred in 2000.

     General and administrative expenses increased $0.1 million from $5.2 million for the first six months of 2000 to $5.3 million for the first six months of 2001. This increase was due primarily to the new office opened for the Engineered Systems segment in Houston during August 2000.

     Operating income for the first six months of 2001 as a percentage of revenue increased from 1.4% to 1.9% as compared to the first six months of 2000, due primarily to Petrocon's ability to obtain more favorable pricing terms with existing clients and the general improved economic conditions of the Gulf Coast region. Without the effect of the merger related costs, the operating income would have been 2.9% of revenues for the first six months of 2001.

     Petrocon's income tax provision (benefit) for the first six months of 2001 increased from a benefit of $94,414 in 2000 caused by a loss before taxes of $553,759 to a provision for $9,574 which represents the estimated state income tax on the Engineered Systems segment.

     Net loss for the six months ended June 30, 2001 decreased from $459,000 to $330,000 as compared to the same period in 2000, due to the one-time charge for merger related expenses partially offset by additional revenues in 2001.

Year Ended December 31, 2000 compared to Year Ended December 31, 1999.

     Revenues for 2000 decreased from 1999 by $12.7 million or (15.6)%. The decrease in the Engineering Services segment was primarily due to the sale of AEI which contributed $10.1 million to revenues in 1999 and, also, a general downturn in the petrochemical industry along the Gulf Coast Region. The Engineered Systems segment revenues decreased by $1.6 million or (13.3)% due to a general economic downturn. These decreases were partially offset by the Field Services segment, which experienced modest increases of $0.5 million. Toward the latter half of 2000, this segment expanded the inspection segment to take advantage of the routine periodic maintenance at petrochemical plants scheduled for the later part of 2000 and early 2001.

     Gross profits increased by 60.1% during 2000 to $12.4 million. The 1999 gross profits were reduced by the loss taken on a fixed price job. No comparable loss occurred during 2000. Although the general economy was down during 2000 in the petrochemical industry, Petrocon was able to reduce the workforce and implement other cost saving measures during 2000.

     Management elected to sell the assets of AEI to The Wood Group. Petrocon recognized a loss on the sale of AEI of $0.7 million in 1999. No such loss occurred in 2000.

     General and administrative expenses decreased by 37.9% or $6.2 million to $10.2 million during 2000. The reduction of selling, general and administrative expenses resulting from the sale of AEI in January 2000 was $3.0 million as compared to 1999. Other reductions in overhead items included the work force reduction during 2000 which resulted in a $1.2 million reduction in salaries and a reduction in rent expense by $0.3 million. Additionally, depreciation expense decreased $0.6 million due to assets being fully depreciated.

     Operating income increased $11.6 million for 2000 as compared to 1999. The increase was due to the loss recorded during 1999 of $6.1 million on a fixed price job, work force reduction efforts saving $3.0 million and losses accrued during 1999.

     Interest expense decreased from $2.2 million in 1999 to $2.1 million in 2000 due in part to the payment on Petrocon's term note to Fleet Capital Corporation, which was partially offset by the accrued interest on the Equus' notes and the notes to shareholders.

     During the year ended December 31, 1999, Petrocon decided to sell its 50% ownership of Petrocon Arabia. Petrocon recorded a one time impairment loss of $2.1 million for the carrying value of the investment in Petrocon Arabia plus the loss on operations of Petrocon Arabia of $0.7 million. Additionally, Petrocon recorded an impairment loss on an internally created computer program for $0.3 million and a payment for $0.2 million to a former employee.

     The provision for income taxes for 2000 increased by $0.2 million due primarily to the loss occurring in 1999 improving in 2000 to income.

     An extraordinary item early extinguishment of debt was incurred during 1999 when the debt with Heller Financial, Inc. was replaced with new debt with Fleet Capital Corporation.

Year Ended December 31, 1999 compared to Year Ended December 31, 1998.

     Revenues for 1999 as compared to 1998 were lower by $19.9 million or 19.7%. The Engineering Services segment experienced a decrease of $17.0 million during 1999 caused in part by a reduction of revenue on a major fixed price job of $6.1 million from the amount previously recognized and a downturn in the market for up-stream oil and pipeline work. AEI was engaged in the upstream engineering design and project services in the oil and pipeline industry. AEI's revenues decreased $8.7 million or 43% in 1999 as compared to 1998. A general slowdown in the rest of the petrochemical industry along the Gulf Coast region affected the Engineering Services segment negatively by reducing revenues in 1999. The Engineered Systems segment increased revenues 33.3% by $3.0 million resulting from a significant client's capital improvement program. The Field Services revenues during 1999 were lower than revenues in 1998 by $5.8 million or 15.7% primarily due to the economic conditions in the petrochemical industry in the Gulf Coast region.

     Gross profits decreased 57.3% from $18.1 million or 18.0% of revenues to $7.8 million or 9.6% of revenues primarily due to the decrease in revenues due to general market conditions and losses of $6.1 million recorded on a fixed price job.

     With the decision to sell the assets of AEI in 1999, an accrual for the estimated loss was recorded. No such loss occurred in 1998.

     General and administrative expenses decreased in 1999 as compared to 1998 by $0.8 million. This decrease is net of the reserves established in 1999 for litigation and claims of approximately $0.9 million. Petrocon is involved in legal actions arising in the ordinary course of business. Certain of these claims involve lawsuits for contractual performance which Petrocon has accrued management's estimate of the uninsured losses. Additionally, the selling, general and administrative expenses for AEI were at $3.2 million in 1999 compared to $3.4 million in 1998.

     The 1999 loss from operations of $9.4 million as compared to the operating income of $0.9 million for 1998 was primarily due to the matters described above.

     Interest expense increased by $0.5 million or 33% to $2.2 million during 1999 as compared to $1.7 million during 1998 primarily due to the additional debt assumed when OEI merged with Petrocon in March 1999.

     A non-recurring charge to other expenses of $3.8 million for costs associated with the failed equity offering were recorded in 1998. Likewise, the loss on the sale of the 50% ownership in Petrocon Arabia for $2.1 million was accrued in 1999. Petrocon's investment was written down to the estimated net realizable value resulting from the sale of Petrocon Arabia effective January 1, 2000. These losses, together with Petrocon Arabia's operational loss recorded for 1999 of $0.7 million, compares with the loss on operations of Petrocon Arabia during 1998 of $0.2 million.

     The income tax benefit for 1998 was $0.3 million. This compares to the income tax benefit for 1999 of $0.1 million on a $15.1 million loss. The reduced benefit was the result of a valuation allowance for all net operating loss carryforwards.

     Loss before extraordinary items increased $10.5 million from $4.3 million in 1998 to $14.9 million in 1999. This loss is primarily the result of matters described above.

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 2000, Petrocon had working capital of $2.0 million. In addition, Petrocon had long-term debt outstanding of $18.1 million. Listed below is an amortization schedule. Under the terms and conditions of its senior credit facility, Petrocon had a borrowing capacity of approximately $4.1 million after consideration of the borrowing base limitations.

     Maturities of long-term debt (in thousands) are as follows:

         2001..............................     $2,216
         2002..............................     $4,889
         2003..............................     $1,985
         2004..............................     $5,900
         2005..............................     $    -
         Thereafter........................     $3,070


     Petrocon has obligations under non-cancelable operating leases for certain equipment and office space expiring in various years through 2003. Minimum annual rental commitments at December 31, 2000 (in thousands) are:

         2001..............................     $943
         2002..............................     $475
         2003..............................     $259
         2004..............................     $183
         Thereafter........................     $  -


     Petrocon has a three-year revolving credit facility with Fleet Capital Corporation which is senior to all other debt and includes a line of credit that is limited to $15 million, subject to borrowing base restrictions. This agreement also includes a term loan in the amount of $5.0 million. The line of credit is collateralized by trade accounts receivable and substantially all of the other assets of Petrocon and its subsidiaries. Petrocon's financial covenants under the senior credit facility are based on monthly senior debt to EBITDA, cumulative fixed charge ratio, cost in excess of billings maximum amount, and average monthly availability minimum amount. At June 30, 2001, $5.4 million was outstanding on the line of credit and $0.9 million was outstanding on the term loan. At December 31, 2000, $3.8 million was outstanding on the line of credit and $1.2 million was outstanding on the term loan. Both the line of credit and the term loan mature on June 14, 2002. The interest rate on the line of credit is one-half of one percent plus prime (10.0 percent at December 31, 2000), and the commitment fee on the unused line of credit is 0.375 percent. The interest rate on the term loan is three-quarters of one percent plus prime. Monthly principal payments on the term loan plus interest commenced July 1, 1999 and continues until maturity. The remaining borrowings available under the line of credit as of December 31, 2000 were $4.1 million after consideration of the borrowing base limitations. Petrocon is in compliance with its financial loan covenants as of June 30, 2001. Based on anticipated improvements in future operating results compared to operating results through June 30, 2001, management projects that it will remain in compliance with these covenants through December 31, 2001, although no assurances can be given that this will be the case.

     Petrocon has a promissory note with Equus II with a balance at June 30, 2001 and December 31, 2000, respectively, of $6.1 million and $5.8 million which bears interest at 12% per annum. Interest may be paid in kind at the option of Petrocon. The accrued interest on the promissory note must be paid quarterly beginning March 2003 until the note matures in 2004. The principal must be paid in five quarterly installments beginning on the fourth anniversary of the issuance of the note.

     Petrocon has a Series B junior subordinated promissory note with Equus II with a balance of $3.2 million and $3.1 million at June 30, 2001 and December 31, 2000, respectively. This note bears interest at 8% per annum. The interest may be paid in kind at the option of Petrocon. The principal and accrued interest are due in March 2006 and, at Equus' option, may be converted to Petrocon common stock at $5.00 per share at any time after maturity. Both of the Equus notes are subordinate to the Fleet credit facility.

     Certain shareholders of Petrocon hold Petrocon's Series A junior subordinated promissory notes along with warrants to acquire 147,615 shares of Petrocon common stock at $0.01 per share, exercisable at any time through January 2009. Interest on the shareholders' notes is 14% per annum and may be paid in kind at the option of Petrocon. The balance on the shareholders' notes at June 30, 2001 and December 31, 2000, was $1.8 million and $1.7 million, respectively.

     Petrocon used $0.5 million in cash from operating activities during the first six months of 2001. During 2000, Petrocon generated cash from operating activities of $2.6 million. Petrocon had working capital from operations of $2.0 million in 2000 as compared to a working capital deficit of $2.4 million in 1999, primarily due to reserves for legal contingencies and losses on its fixed price contracts, the sale of AEI and its interest in Petrocon Arabia during 1999.

     Petrocon had capital expenditures of approximately $0.2 million and $0.3 million during the first six months of 2001 and the year ended December 31, 2000, respectively, as compared to $0.4 million in 1999. Capital expenditures are generally for computer equipment and software.

     If the proposed merger with IDS is completed, Petrocon's note to Gary Coury may become due and payable. Petrocon believes that its offset claims against Mr. Coury exceed the amount outstanding on the note, anticipated to be $73,000 at the closing of the merger. However, if Petrocon was required to pay Mr. Coury the balance of the note, this would impact Petrocon's liquidity.

     Petrocon's credit facility with Fleet Capital Corporation contains covenants which require the maintenance of certain ratios, including cumulative fixed charge coverage and specified levels of certain other items including average borrowing availability and various other covenants. At December 31, 1999, and thereafter, Petrocon was out of compliance with certain of these covenants. Petrocon obtained an agreement with Fleet whereby Fleet agreed not to call the amounts borrowed pursuant to the credit facility through April 30, 2001, due to Petrocon's noncompliance with financial covenants, provided that Petrocon comply with certain amended financial covenants through April 30, 2001.

     On May 14, 2001, Fleet and Petrocon amended the credit facility providing the following: (a) the maturity date of the line of credit and the term loan was changed to June 14, 2002; (b) Fleet waived all covenant violations which occurred prior to this amendment; and (c) the original financing covenants are reinstated except for a more stringent fixed charge coverage ratio. Petrocon must meet all financial covenants through the maturity date of the credit facility. Petrocon is in compliance with its financial loan covenants as of June 30, 2001. Based on anticipated improvements in future operating results compared to operating results through June 30, 2001, management projects that it will remain in compliance with these covenants through December 31, 2001, although no assurances can be given that this will be the case.

     Petrocon has taken the following actions to improve its liquidity:

     . Petrocon initiated steps to reduce its cost structure, including making reductions to its overhead work force in 2000.

     . In June 2000, Petrocon restructured approximately $1.4 million of current payables at December 31, 1999 to vendors on the fixed price project into notes payable whereby Petrocon paid $0.3 million in July 2000 and agreed to pay $1.1 million ratably over a 24-month period. Accordingly, as of

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

       December 31, 1999, $1.4 million of accounts payable have been reclassified to long-term debt, net of current portion.

     . Effective January 26, 2000, Petrocon sold the assets of AEI to The Wood
       Group in exchange for $6.2 million and the retention of certain liabilities of AEI by Petrocon. The net proceeds of this sale were used to reduce Petrocon's current liabilities by $3.7 million. The resulting estimated financial statement loss of $0.7 million, which includes estimated state income tax payable, was recognized in 1999.

     Management believes that these steps, together with future cash flows generated by operations, will allow Petrocon to meet its obligations as they come due through 2001. However, there can be no assurance Petrocon will generate sufficient liquidity to meet its obligations as they become due.

SEASONALITY

     Petrocon historically has experienced quarterly fluctuations in revenues, operating income and cash flows. Holidays and vacations during Petrocon's fourth quarter exert downward pressure on its revenues for that quarter. Delays in expenditures often occur during the first quarter until completion of Petrocon's clients annual budgeting process. In addition, being principally a cost plus contractor, the impact of the tax payments during the first calendar quarter for federal and state unemployment more significantly affects the operating income than in the other calendar quarters. Petrocon's revenues, operating income and cash flow are often, but not always, greater during the second and third quarters as compared to the other two quarters.

ACCOUNTING PRONOUNCEMENTS

     In June 1998, SAFS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (i.e., gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement did not have a material impact on the consolidated financial position or results of operations of Petrocon.

     On December 8, 1999, the United States Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. Petrocon reviewed its revenue recognition procedures and is satisfied that it is in compliance with SAB No. 101.

     In June 2001, SFAS No. 141, "Business Combinations" was issued. SFAS No. 141 eliminates the pooling-of-interest method of accounting for business combinations and establishes the purchase method as the only acceptable method effective beginning June 30, 2001. Management has reviewed the statement and does not believe it will have a material impact on the financial position or results of operations of Petrocon.

     In June 2001, SFAS No. 142, "Goodwill and Other Intangibles" was issued. SFAS No. 142 changes the treatment of goodwill by no longer amortizing goodwill, and instead requiring, at least annually, an assessment by applying a fair-value based test. However, other identifiable assets are to be separately recognized and amortized. The statement is effective for fiscal years beginning after December 15, 2001. Management is currently studying the effect of the adoption of this statement on the operations of Petrocon.

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

                                BUSINESS OF IDS

     See "Item 1. Description of Business," "Item 2. Description of Property" and "Item 3. Legal Proceedings" in the accompanying Form 10-KSB of IDS.

                              BUSINESS OF PETROCON

GENERAL

     Petrocon is a privately held multi-disciplined engineering services company. Petrocon's engineering service capabilities encompass all aspects of the process, civil/structural, mechanical, instrument, electrical and some environmental engineering disciplines, providing its clients with a single source for all their design, engineering and procurement needs. This multi-disciplined expertise enables Petrocon to offer total design and engineering solutions extending from product inception through completion within multiple industries and across diverse geographic markets. Petrocon's primary niche is in design and assembly of engineered systems, primarily consisting of complete instrumentation and controls. Petrocon's engineered systems capabilities include design and assembly of process instrument buildings, analyzer packages, motor control centers, modular control rooms, computer networking, emissions monitoring, and advanced controls applications.

ENGINEERING PROCUREMENT AND CONSTRUCTION RELATED SERVICES

     Petrocon's services include feasibility studies, conceptual design, detail engineering, site planning, evaluation, procurement, project and construction management, inspection and verification, maintenance, plant operations, quality assurance/control and information technology.

     The nature and variety of Petrocon's engineering services are illustrated by the following representative listing of projects completed by Petrocon:

     . Project manager, coordinator and integrator for the new DCS system on an upgrade project for a major refinery in the Houston, Texas area.

     . Design engineering for a significant waste water improvement project.

     . A distributed control system, or DCS upgrade for one of the largest refineries in the world on the Texas Gulf Coast.

     . Complete design, procurement and construction management services for one of the world's largest grass roots refinery vacuum units on the Louisiana Gulf Coast.

     . A grass roots crude unit, vacuum unit, reformer and visbreaker for a mid-size, independent refiner.

     . A benzene remediation project for a large Gulf Coast petrochemical plant.

     . A grass roots multipurpose chemical plant for a major agricultural chemical producer.

     . Process engineering services for a substantial chemical plant project in Mainland China for a major U.S. chemical company.

     . Front-end engineering for a cogeneration project in Jamaica.

     . A grass roots condensate splitter for a Gulf Coast refiner.

     . Instrumentation modernization project for a chemical complex using state-of-the-art DCS hardware and software.

     Through the Field Services segment, Petrocon also provides personnel to its clients for assignment inside the clients' facilities. These staffing arrangements, primarily with refineries, petrochemical and other processing plants in the Southwest region include partnering relationships with clients and in-plant task forces operating under Petrocon's or the client's supervision. At August 1, 2001, approximately 440 Petrocon personnel were contracted for some form of in-plant assignment. Petrocon intends to continue pursuing a strategy of placing employees on in-plant assignments in order to take advantage of what it believes to be a sustained trend toward outsourcing and single sourcing among plant owners and operators, and as a hedge against cyclical slumps resulting from general economic or industry specific conditions.

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

ENGINEERED SYSTEMS

     Engineered systems are provided primarily through Petrocon's wholly owned subsidiary, Petrocon Systems, Inc., which provides two primary types of services: control and instrumentation systems and advanced controls.

Control and Instrumentation Systems

     Petrocon designs, engineers, assembles, programs, installs, integrates and services control and instrumentation systems for specific applications, principally in various energy and processing related industries. Petrocon's control and instrumentation systems are custom designed and include both conventional pneumatic and hydraulic control systems and sophisticated electronic, microprocessor-based controls employing programmable logic. Typical applications for Petrocon's control and instrumentation systems include oil and gas production safety systems, refinery, petrochemical and chemical plant controls, analyzer packaging, fire and gas detection systems, pipeline compressor station controls, data acquisition systems, control systems for oil and gas wells, engine and gas turbine driven compressors, pumps, boilers and heaters, and processing equipment. All facets of control and instrumentation system design, engineering, assembly and testing are performed in-house by Petrocon, and Petrocon's full service field installation and technical staff performs complete electrical and instrumentation installation projects, start-up and commissioning services, modifications to existing systems, on-site training and routine maintenance procedures for client operating personnel. Petrocon's control systems unit does not produce products for inventory and purchases component parts for its systems only on an as-needed basis.

Advanced Controls

     Petrocon's Advanced Controls group provides consulting services to customers ranging from technology upgrades to 10-year strategic automation plans. Petrocon's Advanced Controls group installs and programs Pavilion Technologies software, a neural networking software system that provides predictive emissions monitoring (PEMS) as well as advanced electronic management and accounting data acquisition through DCS systems. Petrocon's Advanced Controls group also provides turnkey solutions for customers in the areas of customized continuous emissions monitoring systems, or CEMS.

BUSINESS DEVELOPMENT AND MARKETING

     Petrocon believes marketing and business development are company-wide responsibilities, and Petrocon's project and other managers are encouraged to be actively involved in business development efforts through the maintenance of professional and personal relationships and through the identification and pursuit of new business opportunities. Company managers closely monitor Petrocon's client list to insure that all existing clients are contacted on a regular basis so that Petrocon remains before the client and aware of all current and proposed client projects.

     Additionally, Petrocon employs five full-time professional marketers in-house. Petrocon also retains business development agents in Mexico City, the Middle East, the United Kingdom and Norway, and alliances with other engineering and construction firms worldwide including Australia, Europe, Central and South America and Pacific Rim locations.

OPERATIONS

     Petrocon operates on a decentralized basis, with the management of each operating company responsible for day-to-day operations, profitability and growth. However, Petrocon has centralized certain administrative activities from its executive offices. Centralized activities include accounting for the consolidated group, financing, business development support, management information systems support, contract administration, insurance and safety administration and audits. In addition, all operating locations are required to adhere to company-wide policies and procedures relating to financial reporting, risk management, internal controls, purchasing and human resources and administration.

     Petrocon is ISO-9001 certified in its Baton Rouge office through its subsidiary RPM. The ISO process dealing with standard procedures and work processes are now being implemented in all Petrocon engineering

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

offices. To continuously improve those methods, Petrocon has initiated "best practices" among all the operating companies for project monitoring and cost controls, backlog reporting, risk management and engineering policies and procedures. The subsidiary company presidents and operations managers of each of Petrocon's significant profit centers meet periodically for the purpose of implementing "best practices" and identifying areas where opportunities for synergies may be realized.

     Petrocon has integrated a computer network system with each of the primary facilities of Petrocon's significant operations. This system is being used to increase Petrocon's overall staff utilization rate by allowing Petrocon to instantly transmit work to the location of available resources and to share ideas, best practices and other communications necessary to fully integrate its diverse operations.

SEASONALITY

     Holidays and employee vacations, during the fourth quarter, exert downward pressure on revenues for that quarter, which is only partially offset by the year-end efforts on the part of many of Petrocon's clients to spend any remaining funds budgeted for capital expenditures during the year. The annual budgeting and approval process, under which these clients operate, is normally not completed until after the beginning of each new year, which can depress Petrocon's operating results for the first quarter. Principally, due to these factors, Petrocon's revenues during its first and fourth quarters tend to be, but are not always, lower than in its second and third quarters.

COMPETITION

     In its engineering services segment, Petrocon competes with a large number of other firms of all sizes, ranging from the industry's largest firms, which operate on a worldwide basis, to much smaller regional and local firms. Typical competitors include: S&B Engineering, Jacobs Engineering Group, CDI Engineering Group, Matrix Engineering, GDS Engineering and Mustang Engineering.

     Competition in Petrocon's engineering services segment is primarily centered on performance and the ability to provide the engineering, planning and project execution skills required to complete projects in a timely and cost efficient manner, as well as price. Larger projects, especially international work, appears to be trending toward pricing alternatives designed to shift to the service provider, or requiring the service provider to at least share in, the risks of cost overruns and inefficiencies in the delivery of services.
These alternatives include fixed-price, guaranteed maximum price, incentive fee, competitive bidding, and other "value based" pricing arrangements. See "Risk Factors."

     In its engineered systems segment, Petrocon emphasizes the engineering quality and performance characteristics of its automation systems, its total turnkey capabilities, its innovative design solutions and its ability to meet promised delivery dates. The emphasis both clients and Petrocon place on pricing tends to vary with cyclical conditions in the oil and gas, petroleum and processing industries, with pricing becoming a more important factor during industry downturns. Petrocon's control systems and modular facilities compete with similar systems built by other companies, both larger and smaller than Petrocon, some of which compete primarily on the basis of pricing. Competitors include: PasTech, TAS, TAG, Contact Engineering, and AspenTech.

CONTRACTS

     The price provisions of Petrocon's contracts with its clients vary greatly; however, these provisions can generally be grouped into one of three categories: cost plus, guaranteed maximum price, and fixed price.

     Cost-plus contracts provide for reimbursement of costs incurred by Petrocon plus a predetermined fee or a fee based on a percentage of costs incurred. This pricing arrangement presents the least risk to Petrocon.

     Guaranteed maximum price contracts are performed in the same manner as cost-plus contracts, except the total actual cost plus the fee cannot exceed the guaranteed price negotiated between Petrocon and its client. If it does, then Petrocon may bear all or a portion of the excess. Where the cost and fee are less than the guaranteed price, Petrocon may share the savings with the client on a predetermined basis.

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

     Fixed price contracts include both negotiated fixed price contracts and lump sum bid contracts that require Petrocon to perform work for a stated amount. Under a negotiated fixed price contract, Petrocon is first selected as the contractor, and then the contract price is negotiated. Negotiated fixed price contracts are frequently agreed to in turnkey arrangements where Petrocon has the opportunity to perform feasibility studies and design work before negotiating the price. Under lump sum bid contracts, Petrocon must bid against other firms based upon specifications furnished by the client. Contract bidding carries certain inherent risks, including the possibility of ambiguities in specifications, problems with new technologies, strike delays, work stoppages and other unforeseen developments and changes that may occur over the contract period, that are reallocated through the negotiation process. Although both forms of contract involve a firm price for the customer, the lump sum bid contract presents the greater degree of risk to Petrocon.

     Petrocon's control systems are contracted primarily on a lump sum, turnkey basis, either FOB Petrocon or installed on site. The client typically makes an initial payment upon commencement of the project and progress payments at various stages of the project. Retainages beyond the completion date, designed to insure plant performance and compliance with specifications, may be imposed by the client.

     Most of Petrocon's contracts related to its engineering service activities have historically been undertaken on a cost-plus basis. However, the trend in the industry for larger international projects is away from this form of relatively risk free pricing, with project owners increasingly requiring pricing alternatives that shift to the service provider, certain or all the risk associated with cost overruns and other service delivery inefficiencies. These alternatives include guaranteed maximum price, fixed price, incentive fee and other forms of "value-based" pricing arrangements. If managed properly, these forms of pricing arrangements provide Petrocon with the potential for higher margins. However, if Petrocon's discipline, in either its cost estimates or service efficiency, declines or fails to keep pace with that of its competitors, the volume of awarded projects and their margins may be affected adversely.

     In accordance with industry practice, most of Petrocon's contracts are subject to termination at the discretion of the client. Most contracts provide for reimbursement of costs incurred and payment of fees earned by Petrocon through the date of termination. Many of Petrocon's contracts also provide indemnification to the client for losses and expenses incurred by the client as a result of Petrocon's negligence and, in certain instances, the concurrent negligence of the client. Petrocon historically has not incurred material losses with respect to these claims and maintains insurance in amounts it considers adequate.

     Under certain contracts, Petrocon guarantees project completion by a scheduled date or by achievement of certain acceptance and performance testing or milestone levels. When these projects are undertaken and if Petrocon fails to meet any required completion requirements and is unable to remedy the failure within the applicable cure period, Petrocon could incur financial penalties in the form of liquidated damages or could be required to design or repeat the service or repair or replace the system. See "Risk Factors --Completion Guarantees." At June 30, 2001, Petrocon had no projects which are subject to some form of completion guarantees.

CLIENTS

     Petrocon's engineering services group has many clients representing a broad range of industries and institutions, most of whom are repeat clients, and historically has not had a continuing dependence on any single client or any limited group of clients. However, one or a few clients have in the past and may in the future contribute a substantial portion of Petrocon's revenues in any one year or over a period of several consecutive years due to the size of major engineering projects. Petrocon's business is not necessarily dependent upon sustaining the level of revenues contributed by particular clients in any given year or period of consecutive years. Historically, Petrocon has not generated significant revenues from governmental clients. In Petrocon's experience, once it begins work on a particular project, it is unlikely the client will terminate Petrocon's involvement before completion of the project, unless the project itself is canceled or postponed. Historically, Petrocon has undertaken new projects for prior clients and has provided ongoing services to clients following completion of their projects. Nonetheless, Petrocon must continually obtain new engineering projects, whether from existing or new clients, in order to generate revenues in future years as existing projects are completed.

     In recent years, the continuing trend among Petrocon's engineering services clients and their industry counterparts has been toward outsourcing and sole sourcing, which has fostered the development of arrangements

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

with clients which are less oriented toward specific projects and more focused on ongoing, longer term relationships. These arrangements, often referred to as partnering relationships or alliances, and, in some cases, sole source contracts, vary in their scope, duration and degree of commitment. Some provide Petrocon with a minimum number of work man-hours over specified periods; some assure Petrocon of at least a designated percentage of the client's requirements for engineering services at one or more locations; and some establish Petrocon as the client's sole source of engineering services at a specific location or locations. Other agreements express only a client's non-binding preference or intent with respect to Petrocon and its services, or establish a general contractual framework for what the parties expect will be an ongoing relationship. Despite their variety, the collective effect of these partnering relationships or alliances is to exert a stabilizing influence on Petrocon's engineering service revenues. At present, Petrocon has some form of partnering or alliance arrangement with 13 major oil and chemical companies.

     Petrocon's engineered systems clients include both end users, such as oil and gas producers, compressor stations, refineries, chemical companies and processing plants, that own or operate the facilities for which the systems are designed, and equipment manufacturers, construction contractors and other engineering firms that incorporate Petrocon's control systems into facilities and products of their own design, construction and manufacture. As in Petrocon's engineering services segment, in any given year, a small number of clients may account for a large percentage of the engineered systems revenues for that year, depending on the number of major projects undertaken by Petrocon. Though the engineered systems segment frequently receives work from repeat clients, its client list may vary greatly from year to year.

     No single client accounted for 15% or more of Petrocon's 2000 combined revenues.

BACKLOG

     The following table sets forth Petrocon's combined backlog at December 31, 2000, 1999 and 1998 for each of its three major segments and by geographic regions:


                                                        YEARS ENDED DECEMBER 31,
                                     ----------------------------------------------------------------
                                      2000                        1999                        1998
                                      ----                        ----                        ----
Engineering services              $ 3,800,000                 $ 5,900,000                 $10,700,000
Engineered systems                  2,900,000                   1,600,000                   2,700,000
Field services                     37,900,000                  28,500,000                  35,500,000
                                  -----------                 -----------                 -----------
     Total                        $44,600,000                 $36,000,000                 $48,900,000
                                  ===========                 ===========                 ===========

Domestic                          $44,600,000                 $35,900,000                 $38,600,000
International                               0                     100,000                  10,300,000
                                  -----------                 -----------                 -----------
     Total                        $44,600,000                 $36,000,000                 $48,900,000
                                  ===========                 ===========                 ===========

     Petrocon's combined backlog at June 30, 2001 is $48,900,000, most of which is expected to be completed within the next 12 months and includes only contracts for which Petrocon has received authorization to proceed with the work. The estimated backlog for engineering services as of the end of each year set forth above is management's estimate of the amount Petrocon expects to earn during the following 12 months under engineering services agreements in place as of the end of such year. These engineering services agreements, however, do not obligate Petrocon's customers to purchase any specific amount of services during any period or describe any specific scope of work and they are cancelable by the customer on short notice without penalty. Although this backlog represents work that is under contract, it is not necessarily indicative of Petrocon's future revenues or earnings.

FACILITIES

     For its professional, technical and administrative staff, Petrocon leases five offices in the U.S. totaling approximately 107,586 square feet, and owns two office buildings in Baton Rouge, Louisiana totaling approximately 38,072 square feet. The leases have remaining terms ranging from monthly to four years and are at what Petrocon considers to be commercially reasonable rental rates. Petrocon's principal office locations are in Houston and Beaumont, Texas; and Baton Rouge and Lake Charles, Louisiana.

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

     Engineering and assembly of Petrocon's control and instrumentation systems is performed at two shop facilities totaling approximately 65,000 square feet in Beaumont and Houston, Texas. Another Beaumont property is currently leased on a month-to-month basis from a joint venture owned one-third by each of Petrocon, Michael L. Burrow and another Petrocon shareholder. Petrocon believes its office and other facilities are well maintained and adequate for Petrocon's existing and planned operations at each operating location.

EMPLOYEES

     As of August 1, 2001, Petrocon had approximately 810 regular, full-time employees, including 550 engineers, scientists, chemists, designers and draftsmen, 55 construction managers, inspectors and technicians, 25 production support staff, and 180 administrative and clerical personnel. At that date, all 810 Petrocon employees were based in the United States, of whom approximately 440 were placed on assignment in client facilities.

     Petrocon is not a party to any collective bargaining agreements, has not experienced any strikes or work stoppages, and believes its relationship with its employees is good.

GOVERNMENT REGULATION

     Petrocon and its clients are subject to various evolving foreign, federal, state and local laws and regulations, including those relating to the environment, health and safety. To date, Petrocon has mostly benefited from these laws and regulations and their impact on its clients, and the cost of Petrocon's own compliance has not been material; but, the fact that such laws and regulations are changed frequently makes uncertain both Petrocon's expected continuing benefits and costs associated with such laws and regulations.

     Petrocon and members of its professional staff are subject to a variety of state, local and foreign licensing, registration and other regulatory requirements governing the practice of engineering. Petrocon professionals are licensed or registered in several states and foreign jurisdictions. Petrocon endeavors to be in compliance with all applicable licensing and registration requirements and does not believe that any failure to be in such compliance at any given time will have a material adverse effect on its operations or revenues. Nor does Petrocon believe that such licensing or registration requirements will offer any material impediment to Petrocon's proposed geographic expansion due to the prevalence of reciprocity arrangements, the relative ease of the licensing process in most jurisdictions, and the number of varied disciplines and qualifications of its professional staff.

RISK MANAGEMENT

     In performing services for its clients, Petrocon could potentially be liable for breach of contract, personal injury, property damage, or negligence, including professional errors and omissions. Petrocon often agrees to indemnify its clients for losses and expenses incurred by them as a result of Petrocon's negligence and, in certain cases, the concurrent negligence of the clients. Petrocon's quality control and assurance program includes a control function to establish standards and procedures for performance and for documentation of project tasks, and an assurance function to audit the control function and to monitor compliance with procedures and quality standards. Petrocon maintains liability insurance for bodily injury and third-party property damage, professional errors and omissions, and workers compensation coverage which it considers sufficient to insure against these risks, subject to self-insured amounts.

     Petrocon is, from time to time, a party to litigation arising in the ordinary course of its business, most of which involves contract claims, professional errors and omissions claims and claims for personal injury or property damage incurred in connection with its operations. Based on legal analysis and advice from its attorneys, allowances have been made in Petrocon's financial statements for any litigation that Petrocon believes could have a material adverse effect on its financial condition or results of operations.

INSURANCE

     Petrocon maintains insurance against some, but not all, of the risks described above. Petrocon may elect to self-insure in circumstances in which management believes that the cost of insurance is excessive relative to the risks presented. The occurrence of an event that is not covered, or not fully covered, by insurance could have a material adverse effect on Petrocon's financial condition and results of operations.

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

LITIGATION AND OTHER LEGAL PROCEEDINGS

     Petrocon Engineering, Inc. vs. Gary J. Coury and Rick Berry, pending in the 136th District Court of Jefferson County, Texas was filed March 17, 2000. In May 2000, Petrocon terminated the employment of two of its officers who have guaranteed compensation and severance provisions under their employment agreements. Petrocon disputes the validity and enforceability of these two employment contracts and has taken legal action against the former officers alleging negligence in their fiduciary responsibilities as officers of Petrocon. These former officers brought a counter-suit against Petrocon seeking the remaining compensation and severance benefits provided for under the disputed employment agreements. The claims asserted by these former officers exceed $2,500,000; however, management believes its claims against these former officers will offset any amounts which may be owed under the disputed employment agreements even if the agreements are enforceable, and that the damages claimed by the former employees have been mitigated as a result of employment obtained by such former employees after their termination.

     Warren A. Thompson vs. Petrocon Systems, Inc. and Olan B. Weeks, pending in the 80th District Court of Jefferson County, Texas was filed February 16, 2001. A former employee of Petrocon Systems has filed a claim against Petrocon Systems and one of its officers asserting wrongful dismissal and claims for alleged underpayment of accrued bonuses in an unspecified amount.

     Umesh Mathur vs. Petrocon Systems, Inc. and Olan B. Weeks, pending in the 80th District Court of Jefferson County, Texas was filed February 19, 2001. A former employee of Petrocon Systems has filed a claim against Petrocon Systems and one of its officers asserting claims for alleged underpayment of accrued bonuses in an unspecified amount.

     From time to time, Petrocon may be involved in litigation relating to claims arising out of operations in the normal course of business. As of the date of this document, we were party to several other legal proceedings that have been reserved for, are covered by insurance or that, if determined adversely to us, individually or in the aggregate, would not have a material adverse effect on our results of operations or financial position.

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                            IDS FOLLOWING THE MERGER

GENERAL

     The merger will create a larger, more diversified middle market engineering company. Following the merger, we anticipate that approximately 92% of the revenues generated by the combined company will be provided by supplying engineering and related services, primarily to the energy industry. Approximately 4% will be provided by supplying manufactured equipment to the commercial HVAC industry and approximately 4% will be provided by supplying industrial electrical power systems that primarily provide for an uninterruptible source of electrical power. We plan to continue our listing of our shares of common stock on the American Stock Exchange under the symbol "IDS."

     Upon the closing of the merger, we will work to integrate the two companies as quickly as possible so as to realize the benefits of cost savings, to pay down debt to typical industry levels, and to immediately take advantage of the combined strengths through an intense and focused marketing campaign. After the integration of the companies is well under way, we expect to seek acquisitions with strategic fit.

BUSINESS STRATEGY

     The initial business strategy of the combined company will focus primarily on cross-marketing its engineering capabilities and, following a reduction in its debt burden, completing mergers and acquisitions in its engineering business. The combined company may divest itself of its non-core businesses in order to focus exclusively on its engineering business. Since there is little overlap in the engineering customer bases of the two companies, there is considerable potential to enhance the internal growth of the combined company through cross-marketing. We plan to focus an intense marketing effort on those customers who are identified as most likely to buy the additional services offered through the combined company. Selling points will include:

     . More technical resources at our disposal to serve customers, with approximately 1,000 employees in the combined operations;

     . Greater depth of capabilities that can service energy customers in the oil and gas industry from the well head through the finished petrochemical product;

     . Enhanced geographical coverage with offices in the primary U.S. energy markets of Houston, Tulsa, Baton Rouge, Beaumont and Lake Charles;

     . Additional shop space and personnel available to handle larger, more diverse, instrumentation/systems packaging projects;

     . Construction management and inspection services currently not available to IDS; and

     . The potential for enhancing the market coverage of Constant Power's UPS products through Petrocon Systems, Inc. and through over 440 personnel outsourced into plants currently in the Petrocon organization.

Accelerate Internal Growth

     The principal elements of our growth strategy after the merger are to:

     . attract larger, higher margin projects by virtue of increased financial, professional and technical resources;

     . leverage our capabilities and expertise through cross-marketing; and

     . develop new partnering relationships and other strategic alliances.

Improve Operating Margins

     We believe that strategic acquisitions will provide significant opportunities to increase the profitability of the combined company. The key components of this strategy are to increase operating efficiencies, centralize appropriate administrative functions and exploit purchasing power. These components are discussed below.

Increase Operating Efficiencies

     We believe that we will be able to increase the overall staff utilization rate of acquired companies by more effectively deploying and allocating professional resources and work loads among similar companies. We intend to accomplish this goal with the aid of increased technology, which will allow work to be sent instantly by computer to the location of available resources. We will extend the concept of "Vision 2000," a project-driven approach which Petrocon has had in place for almost seven years and which helped Petrocon substantially lower its non-billable hours and maximize its rate of chargeability. We also expect improvements in the overall staff utilization rate of the combined company as a result of:

     . increased utilization of highly specialized personnel based upon a larger number of company-wide engineering projects;

     . increased flexibility to make staff adjustments at those operating companies located in geographic areas with more limited talent pools; and

     . application of Petrocon's operating experience in the Texas and Louisiana
       Gulf Coast area, which is one of the most competitive environments for engineering services in the U.S.

Centralize Appropriate Administrative Functions

     We believe that opportunities exist to improve operating margins by consolidating the administrative functions of IDS and Petrocon, such as finance, insurance, employee benefits and accounting.

Exploit Purchasing Power

     We expect to use our increased purchasing power to gain volume discounts both for IDS and Petrocon and in connection with our procurement services for our clients. These discounts will enable us to secure larger margins on our turnkey and fixed-price contracts, and to potentially secure additional contracts in situations where these discounts can be passed through to our clients.

Outsource Construction Activities

     While we recognize the current trend among project owners and operators toward turnkey projects, under which a single firm provides all engineering, procurement and construction services associated with a project, we believe we can offer clients these projects, without assuming all of their associated construction risks, by forming joint ventures and other partnering relationships with specialized construction firms. Similarly, in instances where we are asked or required to take an equity interest in a project, we intend to seek financial equity partners. As we grow, we will become an even more attractive partnering candidate for potential construction and financial partners.

Operate on a Decentralized Basis

     We intend to manage our operating companies and any acquired companies on a decentralized basis, with local management retaining responsibility for day-to-day operations, profitability and growth. Our executive management intends to closely monitor operating results of our operating companies and will provide direction and guidance on operational matters, such as staff utilization rates, backlog control and marketing and cross-selling opportunities, in an effort to improve profitability at each operating level. We believe that combining a decentralized management structure with strong, centralized operating and financial controls geared to accountability will support the entrepreneurial and creative culture at each of our operating companies, while allowing us to capitalize on the local and regional market knowledge, goodwill, name recognition and client relationships of each of the operating companies.

ACQUISITION STRATEGY

     We intend to continue an acquisition program, targeting well established companies offering engineering services and engineered systems similar or complementary to those offered by IDS. Acquisitions will be expected to expand our geographic coverage, broaden our technical capabilities or expertise, improve our market share within existing geographic markets or specialties, or provide increased cross-selling opportunities. Certain acquisitions may be large enough to maintain their own operating and management structure, while other smaller acquisitions may be folded into an existing operation without significantly increasing our infrastructure. From among the many engineering companies active in the United States, and the many more international firms, we believe there will be no shortage of acquisition candidates. We intend to selectively pursue acquisition candidates based on acquisition criteria, such as profitability, revenue growth potential, similar or complementary services, and client bases that provide potential cross-selling opportunities, established reputation, qualified and experienced management, professional and technical personnel, and geographic and cultural compatibility.

     We believe we will be regarded by acquisition candidates as an attractive acquirer because of:

     . our strategy for creating a professionally managed engineering firm of internationally recognized stature;

     . our decentralized operating strategy which emphasizes an ongoing role for owners, management and key personnel of acquired firms, as well as meaningful equity positions for these individuals which will enable them to participate in our growth and realize improved liquidity;

     . our objective of maintaining a professional environment which will attempt to preserve and capitalize on the entrepreneurial spirit, creativity and ingenuity of the acquired firms' owners and professional personnel;

     . the potential for growth of both the acquired entity and IDS by increasing the scope and variety of services which the acquired firm and IDS together can make available to their existing client bases, as well as increasing the size and variety of the projects which can be undertaken by the acquired firm as a result of its access to greater financial, technical and professional resources; and

     . the potential for increased profitability of the acquired company due to centralization of administrative functions, enhanced information and design systems capabilities and purchasing economies.

     We intend to use various combinations of common stock, cash, earnouts and notes as consideration for acquisitions. We expect to finance acquisitions through funds provided by operations and from the proceeds of equity and debt financings. We will not have a specific acquisition budget since the timing and size of acquisitions are difficult to forecast. At the present time, neither IDS or Petrocon has binding agreements with respect to any significant acquisitions other than the merger agreement between us.

STRENGTHS

     The principal strengths of the combined company will be the following:

     . The combined company will be much larger. With revenues on a pro forma basis of approximately $85,000,000 for the year ended December 31, 2000, management believes the combined company will be better positioned to attract the attention of institutional investors and analysts.

     . Petrocon's management system is designed to facilitate growth and can easily be implemented in IDS' operations, without IDS having a significant expenditure in developing these systems.

     . Petrocon brings previously developed risk management policies and procedures to the combined company. Each key manager has definitive levels of authority for various functions performed, along with a procedure defining the details of those authority levels. Additionally there are detailed procedures for more complex projects such as lump sum, turnkey and engineering procurement and construction on EPC projects. Management believes these procedures may reduce the uncertainty to the combined company in undertaking these types of projects.

     . Petrocon's accounting and cost control system are more sophisticated and automated and provide a higher level of comfort in making projections than the system IDS currently has available.

     . We should be able to reduce overhead in the combined operations enough to offset at least a portion of the costs of the merger, and with the implementation of an incentive program, we should be able to retain certain key personnel.

     . The size and track records of the combined company should provide us with the ability to bid on larger projects, particularly in the Tulsa office of IDS.

     . IDS' process design capabilities complement Petrocon's detailed engineering design strengths and depth.

     . The combined company will have greater market penetration.

MANAGEMENT

     . IDS' executive management team will be led by William A. Coskey, as President and Chief Operating Officer, and Michael L. Burrow, as Chairman of the Board and Chief Executive Officer.

     . IDS' executive management team will be well-rounded and experienced, with substantial experience in the oil and gas industry.

     . The members of this management team will collectively own approximately
       58% of IDS common stock outstanding, on a fully diluted basis, aligning their interests with those of the other IDS stockholders.

See "Management" below.

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

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS OF IDS AFTER THE MERGER

     The board of directors and executive officers of IDS will change as a result of the merger. Set forth below is selected information regarding the persons who are expected to be the directors and executive officers of IDS following the merger and the positions they will serve. Each director is elected for a one-year term. Executive officers are elected by the board of directors of IDS and serve at its discretion.

           NAME                  AGE                       POSITION
           ----                  ---                       --------
Michael L. Burrow, P.E.          54     Chief Executive Officer, Chairman of the Board and
                                        Director
William A. Coskey, P.E.          48     President, Chief Operating Officer, Director
Robert W. Raiford                56     Chief Financial Officer, Treasurer, and Assistant
                                        Secretary
Hulda L. Coskey                  46     Investor Relations Officer, Secretary, Director
Jimmie N. Carpenter, P.E.        59     Director
David W. Gent, P.E. /1/          48     Director
Randall B. Hale /1/              38     Director
David C. Roussel /1//2/          52     Director

     (1)  Proposed Member of Audit and Compensation Committees.
     (2)  Proposed independent director.

     MICHAEL L. BURROW, P.E. is the founder of Petrocon, Inc. and Petrocon Engineering, Inc. and has served as Chairman of the Board, Chief Executive Officer and President since Petrocon's formation in 1988 except for the period from April 1999 through March 2000 when Mr. Burrow served as Chairman and Manager of Corporate Marketing. Mr. Burrow started his career in 1969 with Mobil Oil Corp. as a project engineer. In 1974, Mr. Burrow became a partner in Matrix Engineering where he served as a principal until 1977, when he and another of the four other partners in Matrix left to form Petrocon, Inc. Mr. Burrow served as President of Petrocon, Inc. from 1977 until the company was sold to Austin Industries of Dallas, Texas in 1982 where he served as Vice President of Engineering. In 1988, Mr. Burrow left Austin Industries and formed the current Petrocon Engineering, Inc. Mr. Burrow received a Bachelor of Science in Mechanical Engineering from Louisiana Tech University in 1969 and did post graduate studies in engineering and business administration at Lamar University. He is a Registered Professional Engineer in Texas and Louisiana, a member of ASME and NSPE and serves or has served on the boards of United Way, Beaumont Chamber of Commerce, Partnership of Southeast Texas and Lamar University Advisory Council, Texas Hazardous Waste Research Council, among others.

     WILLIAM A. COSKEY, P.E. is the founder of IDS and has served as Chairman of the Board, Chief Executive Officer and President since IDS' formation in September 1985. Mr. Coskey also serves as President and Director of IDS' subsidiaries: Industrial Data Systems, Inc.; IDS Engineering, Inc.; Thermaire, Inc. and Constant Power Manufacturing Corporation. Prior to founding IDS, Mr. Coskey served as Manager of Corporate Development for Keystone International, Inc., a public company listed on the New York Stock Exchange, and was responsible for all acquisition and merger activities of Keystone International, Inc. during the period 1984 to 1985. Mr. Coskey had formerly held the position of President of Syntech Associates, Inc., an engineering services company located in Houston, Texas, for the period 1979 to 1984. Mr. Coskey, an honors graduate, received a B.S. in Electrical Engineering from Texas A&M University in 1975. He is a Registered Professional Engineer and is also a member of the Instrument Society of America. William A. Coskey is the spouse of Hulda L. Coskey.

     ROBERT W. RAIFORD has been employed by Petrocon since 1979. He currently serves as Senior Vice President and Chief Financial Officer, Secretary and Treasurer. Mr. Raiford has served as Executive Vice President of Administration & Controller; Director, Vice President, Secretary and Treasurer of Petrocon and as a Director, Secretary and Treasurer of Petrocon subsidiaries Petrocon Systems, Inc.; Petrocon Construction Resources, Inc.; Petrocon Technologies, Inc.; Petrocon Engineering of Louisiana, Inc.; Alliance Engineering Associates, Inc.; RPM

Engineering Inc.; Triangle Engineers & Constructors, Inc. and Petrocon
FSC, Ltd. He has also managed administrative service functions including Human Resources, Procurement, Risk Management and Project Controls. Prior to joining Petrocon, Mr. Raiford was employed by Dresser Industries, Inc., Velsicol Chemical Corporation and Mobil Oil Corporation. He received an MBA in 1974 and a BBA in Business Management in 1968 from Lamar University.

     HULDA L. COSKEY has served as Chief Financial Officer and Secretary/Treasurer of IDS since June 1994. During her 17 years with IDS and its predecessors, Mrs. Coskey has served in the following capacities within IDS' subsidiaries: Vice President, Secretary/Treasurer, and Director of Industrial Data Systems, Inc.; Vice President, Secretary, and Director of IDS Engineering, Inc.; Secretary/Treasurer and Director of Thermaire, Inc., and as Secretary and Director of Constant Power Manufacturing Corporation. Her primary responsibilities include SEC reporting, investor relations and other corporate secretary functions. In prior years, Mrs. Coskey has been responsible for management and supervision of IDS' operations, including but not limited to all accounting, finance and personnel functions. Mrs. Coskey majored in Accounting at the University of Houston. Hulda L. Coskey is the spouse of William A. Coskey.

     JIMMIE N. CARPENTER, P.E. has been employed by Petrocon since 1978. Currently he serves as a director and Executive Vice President of Petrocon. He is also President of Petrocon Construction Resources, Inc. and Triangle Engineers & Constructors, Inc., wholly owned subsidiaries of Petrocon. During his employment with Petrocon, Mr. Carpenter has served as project manager, manager of various operations, and President of Petrocon Engineering, Inc. Prior to joining Petrocon, Mr. Carpenter was employed by Swift Chemical Co., N-Ren Corporation and Monsanto for over 13 years. He is a registered Professional Engineer and a graduate of Texas A&M University with a Bachelors Degree in Science and Mechanical Engineering.

     DAVID W. GENT, P.E. has served as a director of IDS since June 1994 and is a member of the Audit and Compensation Committees. Since September 1991, Mr. Gent has held the position of Director of International Engineering and Chief Information Officer of Bray International, Inc., located in Houston, Texas, with the responsibility of overseeing several departments that include Engineering, Information Services, and Quality Control. Mr. Gent founded SofTest Designs Corporation, a privately held electronic test equipment company, in 1980, and has served as a director since its inception and as its President from 1986 to 1991. Prior to 1986, Mr. Gent was General Manager of the USA Controls Division of Keystone International, Inc. Mr. Gent, an honors graduate, received a B.S. in Electrical Engineering from Texas A&M University in 1975 and an MBA from Houston Baptist University. He is a Registered Professional Engineer and a senior member of the Instrument Society of America. Mr. Gent serves on the Texas A&M University Electrical Engineering Department Advisory Council, the Bray International, Inc. 401(k) committee and as a Bray representative on various councils including Fieldbus Foundation and the Open DeviceNet Vendors Association. He also holds several patents in the field of industrial flow controls.

     RANDALL B. HALE has been nominated to serve as a director of IDS after the merger by Equus. Mr. Hale has been a Vice President of Equus Capital Management Company since November 1992, and director since February 1996. Equus Capital Management Company is the financial advisor to Equus II Incorporated. From June 1985 to October 1992, he was employed by Arthur Andersen LLP. Mr. Hale is also a director of seven privately owned companies in which Equus has an investment. Mr. Hale is a certified public accountant.

     DAVID C. ROUSSEL has been nominated by agreement of Alliance and Petrocon to serve as an independent director on the board of directors of IDS after the merger. Since September 1998, Mr. Roussel's primary occupation is as an independent business consultant. From 1994 until September 1998, Mr. Roussel served as Vice President of Sterling Consulting Group, where he performed various strategy design, alliance structuring and benchmarking projects for several major U.S. oil companies. Previously, Mr. Roussel served as President of Enron Gas Processing Company from 1989 through 1994, where he was responsible for gathering systems, gas processing plants, chemical facilities, international business development, acquisitions, joint venture management, and strategic planning and implementation. Mr. Roussel served as President of Enron Liquids Pipeline Company from 1986 through 1989, overseeing transportation of natural gas liquids and refined products to retail, refinery and petrochemical markets. Mr. Roussel completed the Harvard Advanced Management Program in 1992 and received a Bachelor of Science degree in Mechanical Engineering from Iowa State University in 1971. He has also served as Vice President, director and as a member of the Executive and Ad Hoc Committees of the board of directors of the Gas Processors Association.

Compliance with Section 16(a)

     See "Item 9. Directors and Executive Officers, Promoters and Control Persons; Compliance with Section 16(a) of the Exchange Act" in the accompanying Form 10-KSB of IDS.

IDS KEY MAN INSURANCE

     William A. Coskey is a key employee of IDS and the loss of Mr. Coskey's services could adversely affect IDS' business. IDS maintains, and is the beneficiary of, a life insurance policy on the life of Mr. Coskey. The face amount of such policy is $600,000. The continuance of such policy is at the discretion of the board of directors and the policy may or may not be maintained in the future.

IDS OPTION GRANTS

     Since the approval and adoption of the Industrial Data Systems Corporation 1998 Incentive Plan in June 1998, IDS has granted options to acquire 266,000 shares of its common stock with option agreements for 226,000 shares remaining in effect. In 2000, options for 40,000 shares were cancelled due to employment termination with two employees. No options have been exercised nor have any shares been issued under the Incentive Plan. As of August 1, 2001, a total of 105,000 options were vested but not exercised.

     Issuance and cancellation of stock options are detailed in the table below.

            OPTIONS TO KEY EMPLOYEES     OPTIONS TO DIRECTORS
            -------------------------    --------------------
             OPTIONS      OPTIONS        OPTIONS      OPTIONS
DATE         ISSUED      CANCELLED       ISSUED      CANCELLED    EXERCISE PRICE     EXPIRATION DATE
----         -------     ---------       -------     ---------    --------------     ---------------
1999          150,000           0        50,000         0             $1.25             12/12/09
2000           51,000      40,000        15,000         0             $1.00             11/21/10

     For information regarding stock options awarded to directors, see "Director Compensation" on page ___.

IDS 1998 INCENTIVE PLAN

     The description set forth below represents a summary of the material terms and conditions of the IDS 1998 Incentive Plan. After the merger, the Incentive Plan will remain in effect.

     A total of 1,200,000 shares of common stock have been reserved for issuance pursuant to the Incentive Plan. The Incentive Plan provides for the grant to employees, including officers of IDS, of the following awards: incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, nonstatutory stock options, stock appreciation rights and restricted stock. In addition, non-employee directors and consultants are eligible to receive nonstatutory stock options.

     The Incentive Plan provides that awards may be granted to employees, consultants and directors of IDS and its majority-owned subsidiaries. To the extent that the aggregate fair market value of the shares with respect to which options designated as incentive stock options are exercisable for the first time by any optionee during any calendar year exceeds $100,000, such options will be reclassified in accordance with the Code. The Incentive Plan is not a qualified deferred compensation plan under Section 401(a) of the Code and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended. Under the Code, the favorable vote of a majority of all issued and outstanding shares of IDS common stock is required to satisfy the Code requirement for shareholder approval.

     Either the full board of directors or its designated committee administer the Incentive Plan. The board of directors or its designated committee will select persons to whom awards may be granted and the type of award to be granted and determine, as applicable, the number of shares to be subject to each award, the exercise price and terms of vesting. In making such determination, the board of directors or its designated committee will take into account the grantee's present and potential contributions to the success of IDS and other relevant factors.

     The exercise price of all incentive stock options granted under the Incentive Plan must be at least equal to the fair market value of the shares of common stock on the date of grant. With respect to any participant who owns stock representing more than 10% of the voting rights of IDS' outstanding capital stock, the exercise price of any incentive stock option granted under the Incentive Plan must equal at least 110% of the fair market value of the shares of common stock subject to such option on the date of grant.

     Options granted under the Incentive Plan vest pursuant to terms determined by the board of directors or its designated committee.

     The terms of all incentive stock options and non-statutory stock options granted under the Incentive Plan may not exceed 10 years. However, the terms of all incentive stock options granted to an optionee who, at the time of grant, owns stock representing more than 10% of the voting rights of IDS' outstanding capital stock, may not exceed five years.

     Options may be granted to outside directors under the Incentive Plan upon such terms as are approved by the board or its designated committee.

     Restricted common stock may be granted to employees pursuant to terms determined by the board of directors or its designated committee. Restricted common stock may not be transferred until the restrictions are removed or have expired. Conditions to the removal of restrictions may include, but are not required to be limited to, continuing employment or service to IDS or achievement of certain performance objectives.

     Stock appreciation rights may be granted to employees, either independent of, or in connection with, options. Stock appreciation rights are exercisable in the manner, and pursuant to terms, determined by the board of directors or its designated committee. Terms to be determined by the board of directors or its designated committee include the number of shares to which the stock appreciation right applies, the vesting schedule for the exercise of such right and the expiration date of the right. Upon exercise of a stock appreciation right, the holder shall receive payment in cash, stock or a combination of both at the discretion of the board of directors or its designated committee in an amount equal to the product of (i) the fair market value of a share of IDS common stock as of the date of exercise, minus the fair market value of a share of IDS common stock as of the date the stock appreciation right was granted, multiplied by (ii) the number of shares as to which the stock appreciation right is being exercised. The exercise of stock appreciation rights granted in connection with options requires the holder to surrender the related option (or any portion thereof, to the extent unexercised). No stock appreciation right granted under the Incentive Plan is transferable by the employee other than by will or the laws of descent and distribution and each stock appreciation right is exercisable during the lifetime of the employee only by such employee.

     In the event of certain changes in IDS' capitalization, including as a result of a stock split or stock dividend, which results in a greater or lesser number of shares of outstanding common stock, appropriate adjustment shall be made in the number of shares available under the Incentive Plan, the exercise price and in the number of shares subject to options, outstanding shares of restricted common stock and stock appreciation rights.

     Award agreements may, under the Incentive Plan, as determined by the board of directors or its designated committee, provide that, in the event of a change in control of IDS, the following will occur; the holder of a stock option will be granted a corresponding stock appreciation right; all outstanding stock appreciation rights and stock options will become immediately and fully vested and exercisable in full; and the restriction period on any restricted common stock will be accelerated and the restrictions will expire. In general, a change in control of IDS occurs in any of five situations:

     (1) a person (other than (a) IDS, (b) certain named affiliates or affiliated companies or benefit plans, or (c) a company, a majority of which is owned directly or indirectly by the stockholders of IDS) becomes the beneficial owner of 50% or more of the voting power of IDS' outstanding voting securities;

     (2) a majority of the board of directors is not comprised of the members of the board of directors at the effective date of the Incentive Plan and persons whose elections as directors were approved by those original directors or their approved successors;

     (3) a person described in clause (1) above announces a tender offer for 50% or more of IDS' outstanding voting securities and the board of directors approves or does not oppose the tender offer;

     (4) IDS merges or consolidates with another corporation or partnership, or IDS' stockholders approve such a merger or consolidation, other than mergers or consolidations in which IDS' voting securities are converted into securities having the majority of voting power in the surviving company; or

     (5) IDS liquidates or sells all or substantially all of its assets, or IDS' stockholders approve such a liquidation or sale, except sales to corporations having substantially the same ownership as IDS.

     If a restructuring of IDS occurs that does not constitute a change in control of IDS, the board of directors or the committee administering the Incentive Plan may, but need not, cause IDS to take any one or more of the following actions: accelerate in whole or in part the time of vesting and exercisability of any outstanding stock options and stock appreciation rights to permit those stock options and stock appreciation rights to be exercisable before, upon, or after the completion of the restructure; grant each of the restrictions on any restricted common stock; if the restructuring involves a transaction in which IDS is not the surviving entity, cause the surviving entity to assume in whole or in part any one or more of the outstanding incentive awards upon such terms and provisions as the board of directors or its designated committee deems desirable; or redeem in whole or in part any one or more of the outstanding incentive awards, whether or not then exercisable, in consideration of a cash payment as adjusted for withholding obligations. A restructuring generally is any merger of IDS or the direct or indirect transfer of all or substantially all of IDS' assets in one transaction or a series of transactions.

IDS 401(K) PLAN

     In January 1993, IDS adopted a Section 401(k) Profit Sharing Plan and Trust and in September 1997 Thermal adopted a substantially identical Section 401(k) Plan. The Plans are intended to qualify for tax exemption under Section 401(k) of the Internal Revenue Code and are subject to the Employee Retirement Income Security Act of 1974. The Plan is administered by management of IDS and all employees who elect to do so are allowed to participate, subject to certain eligibility requirements. Eligible employees may contribute up to 15% of their annual compensation up to the maximum dollar amount allowed by law, which is matched by IDS under a defined formula. In addition, IDS may make discretionary contributions to each Plan, for the benefit of all participants, at the election of the board of directors. Employee contributions are fully vested at all times and contributions by IDS vest on a schedule of 25% per year over a four-year period, commencing with the second year of employment.

PETROCON STOCK OPTION PLAN

     Petrocon approved and adopted the Petrocon Engineering, Inc. 1992 Stock Option Plan in 1992 and amended and restated the stock option plan in its entirety in September 1996. In the year ended December 31, 2000, Petrocon granted options to acquire 797,846 shares of its common stock under its stock option plan. Petrocon currently has outstanding options to purchase a total of 1,527,963 shares of Petrocon common stock under the Petrocon stock option plan. The number outstanding, the exercise price and the number currently exercisable are set forth below:

        OPTIONS OUTSTANDING        EXERCISE PRICE          EXERCISABLE
        -------------------        --------------          -----------
              797,846                  $1.00                356,635
              350,357                  $4.44                237,745
              379,760                  $6.50                225,910

PETROCON 401(K) PLAN

     Petrocon has adopted a Section 401(k) Profit Sharing Plan and Trust (the "Plan"). The Plan is intended to qualify for tax exemption under Section 401(k) of the Code and is subject to the Employee Retirement Income Security Act of 1974. The Plan is administered by management of Petrocon and all of Petrocon's employees who elect to do so are allowed to participate, subject to certain eligibility requirements. Eligible employees may contribute up to 20% of their annual compensation up to the maximum dollar amount allowed by law. In addition, Petrocon may make discretionary contributions to the Plan, for the benefit of all participants, at the election of the board of directors. No contributions were made by Petrocon to the Plan for the years ended December 31, 2000, 1999 or 1998.

COMPENSATION SUMMARY

     The following table sets forth information concerning compensation for services in all capacities awarded to, earned by, or paid to the person who will serve as Chief Executive Officer of the combined company and the only three other most highly compensated executive officers who, during the years ended December 31, 1998, 1999, and 2000, received aggregate cash compensation in excess of $100,000.

                                                             ANNUAL COMPENSATION
                                        -----------------------------------------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION                      YEAR               SALARY              BONUS           COMPENSATION
---------------------------                      ----               ------              -----           ------------

Michael L. Burrow                                2000              $253,119             ---                   ---
 Chief Executive Officer, and                    1999              $261,291             ---                   ---
  Chairman of the Board                          1998              $258,397             ---                   ---


William A. Coskey                                2000              $111,040
 Chief Operating Officer and President           1999              $109,224
                                                 1998              $109,200

Robert W. Raiford                                2000              $164,597             ---               $14,374
 Chief Financial Officer, Treasurer and          1999              $156,806             ---                   ---
  Assistant Secretary                            1998              $155,038             ---                   ---


Jimmie N. Carpenter                              2000              $136,192             ---               $ 3,716
 Director                                        1999              $131,362             ---                   ---
                                                 1998              $117,725             ---                   ---


     The following table sets forth the number of options granted to the person who will serve as Chief Executive Officer of the combined company and the only three other executive officers who earned over $100,000 in the preceding fiscal year.


                            NUMBER OF
                            UNDERLYING      PERCENTAGE OF     EXERCISE
                            SECURITIES     GRANTED OPTIONS    PRICE PER
NAME                         OPTIONS        TO EMPLOYEES        SHARE        EXPIRATION DATE
----                        ----------     ---------------    --------     ---------------------
Michael L. Burrow               7,500           0.94%          $1.00         October 31, 2010
William A. Coskey                   0           0.00%           --                   --
Robert W. Raiford              10,000           1.25%          $1.00         October 31, 2010
Jimmie N. Carpenter            10,000           1.25%          $1.00         October 31, 2010


     The following table sets forth the information regarding option exercises and the value of exercisable and unexercisable options held by the person who will serve as Chief Executive Officer of the combined company and the only other executive officers who earned over $100,000 in the preceding fiscal year.


                                                                   NUMBER OF SECURITIES       VALUE OF UNEXERCISED
                                                                        UNDERLYING             UNEXERCISED IN-THE-
                                                                    UNEXERCISED OPTIONS         MONEY OPTIONS AT
                                SHARES                                END AT YEAR END               YEAR END
                              ACQUIRED ON     VALUE                    EXERCISABLE/               EXERCISABLE/
      NAME                     EXERCISE      REALIZED                 UNEXERCISABLE              UNEXERCISABLE
      ----                    ------------   --------              ----------------------      --------------------
Michael L. Burrow                  0            0                     13,721 / 3,750                    0/0
William A. Coskey                  0            0                          0 / 0                        0/0
Robert W. Raiford                  0            0                     85,795 / 81,925/1/                0/0
Jimmie N. Carpenter                0            0                      8,229 / 5,000/1/                 0/0

_______________________

     (1) Does not include options to acquire shares of Petrocon common stock at $4.44 per share which expire if not exercised prior to the merger.
          Mr. Raiford holds 61,744 and Mr. Carpenter holds 4,000 of such options.

COMPENSATION FOLLOWING THE MERGER

     In connection with the merger, IDS plans to enter new employment agreements with Michael L. Burrow, William A. Coskey, Robert W. Raiford, Jimmie N. Carpenter, Willie E. Rigsby, Olan B. Weeks, James E. Dorsey, Jr., and David W. Smith. Executive officers of Petrocon who currently have employment agreements in place are listed on Schedule 3.23(a) of the merger agreement included herein as Annex A. IDS currently has no employment agreements (other than various commission agreements) in place with its executive officers.

     The compensation of the executive officers of IDS following the merger will be determined by the board of directors of IDS. These officers will also be eligible to receive performance bonuses at the discretion of the IDS board and stock option grants under IDS' stock option plan. In addition, IDS' 401(k) plan provides that its officers and employees are able to participate.

Director Compensation

     Employee directors and independent directors of IDS and employee directors of Petrocon do not receive any cash compensation for board meetings or committee meetings that they attend, nor do they receive compensation for committee meetings attended. Independent directors of Petrocon received $2,500 per quarter in compensation for serving on the Petrocon board. IDS does not currently pay out-of-pocket expenses incurred by directors to attend board and committee meetings. Directors of IDS after the merger will not be separately compensated for serving on the IDS board of directors. However, IDS' board members will be reimbursed for out-of-pocket expenses to attend board and committee meetings.

     As specified in the Industrial Data Systems Corporation 1998 Incentive Plan, non-employee directors are eligible to receive non-statutory stock options. Under the Incentive Plan, awards may be granted to directors of IDS and its majority-owned subsidiaries. Mr. Gent was awarded options to acquire 5,000 shares at an exercise price of $1.00 for service provided to IDS in 2000. These stock options vest over a five-year period with an expiration date of November 21, 2010. Mr. Gent was previously awarded options to acquire 30,000 shares at an exercise price of $1.25 which vest over a five-year period with an expiration date of December 12, 2009 (5,000 shares for each year or partial year of service provided to IDS through 1999). As of August 1, 2001, no options have been exercised nor have any shares been issued under the Incentive Plan. Assuming the merger closes on October 31, 2001, outstanding options may be exercised to acquire 105,000 shares of IDS common stock, each at an exercise price of $1.25 per share.

                              CERTAIN TRANSACTIONS

     Michael L. Burrow, the Chief Executive Officer and a member of the board of directors of IDS after the merger, owns a one-third interest in a joint venture that owns the office building in which Petrocon's executive offices are located. Petrocon, also a one-third owner in the joint venture, leases a portion of the building from the joint venture. Each joint venturer receives approximately $30,000 annually under this lease arrangement.

     Randall B. Hale, a member of the board of directors of IDS after the merger, is an executive officer of Equus. After the merger, Equus will hold a $3,000,000 note from Petrocon, which will be guaranteed by all of the subsidiaries of IDS, including the subsidiaries of Petrocon and which will be further secured by a lien on substantially all of the assets of IDS and each of its subsidiaries, including Petrocon and its subsidiaries. In addition, Equus will own 2,500,000 shares of IDS convertible preferred stock.

     Fahad Al-Tamimi, a significant shareholder of Petrocon, owns Petrocon Arabia Limited, a former affiliate of Petrocon. As of June 30, 2001, Petrocon is indebted to Petrocon Arabia in the amount of $925,435 under a promissory note in the original principal amount of $937,230. The promissory note to Petrocon Arabia accrues interest at 8% per annum on the average unpaid balance of the note and is payable annually on each anniversary date of the note. The principal amount of the note is payable in equal monthly installments of $22,315 per month for 42 months. In addition, Fahad Al-Tamimi receives $10,000 per month to serve as a consultant to Petrocon under a consulting agreement which expires on December 31, 2002.

     See "The Merger--Other Agreements" on page ____ for a description of the voting, shareholders', escrow and other agreements entered into in connection with the merger.

     See "Item 12. Certain Relationship and Related Transactions" in the accompanying Form 10-KSB for information on IDS prior to the merger.

           OWNERSHIP OF IDS, PETROCON AND THE COMBINED COMPANY STOCK

     The following table sets forth:

     . as of the date of this document, the number and percentage of the outstanding shares of IDS common stock beneficially owned by the directors and executive officers of IDS, as well as by each person or entity known by IDS to beneficially own more than 5% of the IDS common stock;

     . as of the date of this document, the number and percentage of the outstanding shares of Petrocon common stock beneficially owned by the directors and executive officers of Petrocon, as well as by each person or entity known by Petrocon to beneficially own more than 5% of the Petrocon common stock; and

     . the number and percentage of the outstanding shares of IDS' common stock that will be owned by all of these persons after the merger.

     Shares of IDS common stock which were not outstanding but which could be acquired by a person upon exercise of an option or warrant or conversion of preferred stock within 60 days of the date of this document or the effective time of the merger, as applicable, are deemed outstanding for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by that person. These shares, however, are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares of common stock beneficially owned by any other person.

     Except as otherwise indicated below, IDS or Petrocon, as applicable, respectively believes that each individual or entity named has sole investment and voting power with respect to shares of stock indicated as beneficially owned by them.

                                                                NUMBER OF SHARES BENEFICIALLY OWNED
                           -------------------------------------------------------------------------------------------------------
                                           IDS                               PETROCON                          COMBINED COMPANY
                           -------------------------------       -----------------------------        ----------------------------
                                SHARES/1/           %                SHARES/2/          %                  SHARES/3/           %
                                ---------          ---               ---------         ---                 ---------          ---
Alliance 2000, Ltd. /4//5/      9,530,100         73.5                   ---           ---                 9,530,100        41.68
William A. Coskey
Hulda L. Coskey
 600 Century Plaza Dr.
 Building 140
 Houston, TX 77073

David W. Gent /6/                  20,625            *                   ---           ---                    20,625            *
 600 Century Plaza Dr.
 Building 140
 Houston, TX 77073

Gordon R. Wingate /7/               6,875            *                   ---           ---                     6,875            *
 600 Century Plaza Dr.
 Building 140
 Houston, TX 77073

Michael L. Burrow /5//8/              ---          ---             1,757,243         19.72                 1,753,243         7.66
 3155 Executive Blvd.
 Beaumont, TX 77705


                                                                NUMBER OF SHARES BENEFICIALLY OWNED
                           -------------------------------------------------------------------------------------------------------
                                           IDS                               PETROCON                          COMBINED COMPANY
                           -------------------------------       -----------------------------        ----------------------------
                                SHARES/1/           %                SHARES/2/          %                  SHARES/3/           %
                                ---------          ---               ---------         ---                 ---------          ---
Robert W. Raiford /5//9/              ---          ---               333,006          3.68                   271,262         1.18
 3155 Executive Blvd.
 Beaumont, TX 77705

Equus II Incorporated /5/             ---          ---             2,439,909         23.35                 1,937,758         8.10
Randall B. Hale /10/
 3155 Executive Blvd.
 Beaumont, TX 77705

Jimmie N. Carpenter /5//11/           ---          ---               436,573          4.89                   432,573         1.89
 3155 Executive Blvd.
 Beaumont, TX 77705

Douglas W. Eckols /5//12/             ---          ---               335,155          3.76                   331,155         1.45
 3155 Executive Blvd.
 Beaumont, TX 77705

Olan B. Weeks /5//13/                 ---          ---               451,664          5.06                   447,664         1.96
 3155 Executive Blvd.
 Beaumont, TX 77705

Willie E. Rigsby /5//14/              ---          ---               215,574          2.40                   215,574            *
 3155 Executive Blvd.
 Beaumont, TX 77705

David W. Smith /15/                   ---          ---               158,640          1.78                   156,240            *
 3155 Executive Blvd.
 Beaumont, TX 77705

Fahad Al-Tamimi /5//16/               ---          ---               797,344          8.96                   797,344         3.49
 Salah Al-Din Al
 Ayyoube District
 Riyadh 11451
 Saudi Arabia

Norbert C. Roobaert /5//17/           ---          ---               775,514          8.60                   775,514         3.37
 16340 Park Ten Place
 Dr., Suite 300
 Houston, TX 77084

David L. Hopson /5//18/               ---          ---               684,159          7.69                   684,159         3.00
 12546 Saracen Dr.
 Cypress, TX 77429

All executive officers and      9,557,600        73.60             6,127,764         56.98                13,945,561        58.01
 directors as a group (for
 IDS, five persons; for
 Petrocon, eight persons;
 for the Combined Company,
 seven persons)

*    Less than 1%

(1) Based on the shares outstanding as of August 17, 2001 (12,964,918 shares). Does not include shares to be issued in connection with the merger.

(2) Based on the shares outstanding as of August 17, 2001 (6,432,845 shares); the shares of Petrocon common stock that will be issued in connection with the cancellation of the Petrocon shareholder debt (2,464,696 shares); and options to acquire shares which expire if not exercised by the closing of the merger.

(3) Based on the 22,865,418 IDS shares outstanding as of the merger, including the 9,800,000 shares to be issued to Petrocon shareholders in connection with the merger, and the 100,500 shares to be issued to an investment advisor for services in connection with the merger. Assumes conversion of Petrocon common stock to IDS common stock on a share for share basis. The actual conversion ratio is estimated to be between .88 and 1.08 per share. Does not include options which expire if not exercised as of the merger.

(4) Includes 9,500,000 shares held in the name of Alliance 2000, Ltd., a Texas limited partnership in which William A. Coskey and Hulda L. Coskey are general partners. Of these shares, 2,600,000 will be held following the merger subject to an option pool agreement pursuant to which options may be granted to certain employees of IDS and its subsidiaries, and 200,000 will be subject to the Equus call agreement, pursuant to which Equus will have the right to acquire the shares under certain circumstances. Also includes 100 shares of IDS common stock owned by William A. Coskey, purchased on June 16, 1998 at the time IDS became listed with the American Stock Exchange; and 30,000 shares held in the name of William A. Coskey as custodian for his children.

(5) Parties to a voting agreement pursuant to which the shareholders agree to vote in favor of three directors designated by Alliance, two members designated by certain former shareholders of Petrocon, one member designated by Equus, and one member designated by agreement between Alliance and certain former shareholders of Petrocon.

(6) Includes options to acquire 20,625 shares at $1.25 per share, which are exercisable within 60 days of the date of this merger proxy. Does not include options to acquire 11,250 shares at $1.25 per share, or options to acquire 5,000 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(7) Includes options to acquire 6,875 shares at $1.25 per share, which are exercisable within 60 days of the date of this merger proxy. Does not include options to acquire 3,750 shares at $1.25 per share, or options to acquire 5,000 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(8) Includes 957,914 shares held by a family limited partnership; 182,993 shares held by Mr. Burrow; 602,615 shares to be acquired on cancellation of the Petrocon shareholder debt; options to acquire 4,000 shares at $4.44 per share, which expire if not exercised by the closing of the merger; and options to acquire 9,721 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy. Does not include options to acquire 3,750 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(9) Includes 135,249 shares held by Mr. Raiford; 50,218 shares to be acquired on cancellation of the Petrocon shareholder debt; options to acquire 8,870 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy; options to acquire 61,744 shares at $4.44 per share, which expire if not exercised by the closing of the merger; and options to acquire 76,925 shares at $6.50 per share, which will be replaced with options to acquire shares of IDS following the merger. Does not include options to acquire 5,000 shares at $1.00 per share or options to acquire 76,925 shares at $6.50 per share, none of which will be exercisable within 60 days of the date of this merger proxy.

(10) Includes 887,338 shares held by Equus; and options to acquire 1,552,571 shares which will be cancelled at the closing of the merger. Combined Company shares do not include 200,000 shares held by Alliance 2000, Ltd. which Equus has the right to acquire under certain circumstances. Combined Company shares include 1,050,420 shares of IDS into which the IDS preferred stock is convertible.

(11) Includes 424,344 shares held by a family limited partnership; and options held by Mr. Carpenter to acquire 8,229 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy. Does not include options held by Mr. Carpenter to acquire 5,000 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy; and options held by Mr. Carpenter to acquire 4,000 shares at $4.44 per share which expire if they are not exercised at the closing of the merger.

(12) Includes 326,426 shares held by a family limited partnership; options held by Mr. Eckols to acquire 4,729 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy; and options held by Mr. Eckols to acquire 4,000 shares at $4.44 per share which will expire if not exercised prior to the closing of the merger. Does not include options to acquire 1,500 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(13) Includes 300,000 shares held by a family limited partnership; 30,499 shares held by Mr. Weeks; 100,436 shares to be acquired on cancellation of the Petrocon shareholder debt; options to acquire 16,729 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy; and options to acquire 4,000 shares at $4.44 per share which will expire if not exercised prior to the closing of the merger. Does not include options to acquire 13,500 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(14) Includes 30,499 shares held by Mr. Rigsby; 100,436 shares to be acquired on cancellation of the Petrocon shareholder debt; and options to acquire 84,639 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy. Does not include options to acquire 81,500 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(15) Includes 141,875 shares held by Mr. Smith; options to acquire 14,365 shares at $1.00 per share, which are exercisable within 60 days of the date of this merger proxy; and options to acquire 2,400 shares at $4.44 per share which will expire if not exercised prior to the closing of the merger.
     Does not include options to acquire 12,000 shares at $1.00 per share, which will not be exercisable within 60 days of the date of this merger proxy.

(16) Includes 395,601 shares held by Mr. Al-Tamimi; and 401,743 shares to be acquired on cancellation of the Petrocon shareholder debt.

(17) Includes 272,724 shares held by Roobaert; warrants to acquire 117,116 shares at $.01 per share, all of which are currently exercisable; and 385,674 shares to be acquired on cancellation of the Petrocon shareholder debt.

(18) Includes 282,416 shares held by Hopson; and 401,743 shares to be acquired on cancellation of the Petrocon shareholder debt.

         COMPARATIVE RIGHTS OF HOLDERS OF IDS AND PETROCON COMMON STOCK

     IDS is a Nevada corporation, and the rights of its stockholders are governed by the Nevada General Corporation Law and its articles of incorporation and bylaws. Petrocon is a Texas corporation, and the rights of its shareholders are governed by the Texas Business Corporation Act and its articles of incorporation and bylaws. If the merger is completed, shares of Petrocon common stock will be converted into shares of IDS stock and cash for fractional shares. As a result, Petrocon shareholders would become IDS stockholders. These rights differ in many respects. Although not all of these differences are set forth in this document, the following discussion summarizes the significant differences between the rights.

Authorized Capital

     IDS. Under IDS' articles of incorporation, IDS has authority to issue 75,000,000 shares of common stock, par value $.001 per share, and no shares of preferred stock. As of August 14, 2001, 12,964,918 shares of IDS' common stock were issued and outstanding, no shares were held in IDS' treasury, and 1,200,000 shares were reserved for issuance upon the exercise of outstanding options to purchase shares of IDS' common stock. At the special meeting, IDS stockholders will vote to approve amendments to IDS' articles of incorporation to create a class of preferred stock with 5,000,000 authorized shares in conjunction with the proposed merger with Petrocon. Nevada law provides that the board of directors of IDS has the power to establish the voting powers, designations, preferences, limitations, restrictions, and relative rights of the preferred stock to be authorized.

     PETROCON. Under Petrocon's articles of incorporation, Petrocon has authority to issue 20,000,000 shares of common stock, par value $.001 per share. Petrocon has authority to issue 1,000,000 shares of preferred stock, par value $1.00 per share. As of August 14, 2001, 6,432,845 shares of Petrocon's common stock were issued and outstanding, no shares of common stock were held in Petrocon's treasury, and no shares of preferred stock were outstanding.

NOTICE TO STOCKHOLDERS

     IDS. Under IDS bylaws, any notice which must be given to a stockholder with regard to an annual or special meeting of the stockholders may be given in writing not less than 10 nor more than 60 days prior to the meeting.

     PETROCON. Under Petrocon's bylaws, written notice stating the place, date and time of the meeting and, in the case of a special meeting, purposes for which the meeting is called, shall be delivered not less than two nor more than 60 days before the date of the meeting, either personally or by mail, to each shareholder entitled to vote at such meeting.

ANNUAL MEETING OF STOCKHOLDERS

     IDS. Under IDS' bylaws, the annual meeting of stockholders shall be called in each calendar year on such date and at such time as designated by the board of directors. The meeting may be held at such place as the board of directors shall direct.

     PETROCON. Under Petrocon's bylaws, the annual meeting of shareholders shall be held annually at such place, date and time as designated by the board of directors and stated in the notice of meeting.

SPECIAL MEETING OF STOCKHOLDERS

     IDS. Under IDS articles of incorporation and bylaws, special meetings of the stockholders shall be held at the registered office of IDS or at such other place as specified in a notice thereof. Such meetings may be called at any time by the President or Secretary of IDS, or by a majority of the board of directors, and are required to be called by the President with or without board approval on the written request of the holders of at least 50% of the number of shares of IDS then outstanding and entitled to vote, which written request shall state the object of such meeting.

     PETROCON. Under Petrocon's bylaws, special meetings of the shareholders may be called by the President and shall be called at the request in writing of a majority of the board of directors, or at the request in writing of shareholders owning at least 10% of all the shares entitled to vote at the meetings. Such request for a special meeting shall state the purpose of the proposed meeting, and business transacted at any special meeting of shareholders is limited to the purposes stated in the notice.

QUORUM AT STOCKHOLDER MEETINGS

     IDS. Under IDS bylaws, the presence in person or by proxy of the holders of a majority of the outstanding stock entitled to vote shall constitute a quorum for the transaction of business, but a lesser number may adjourn to a future time not less than seven nor more than 21 days later, and the secretary shall give at least three days notice by mail to each stockholder entitled to vote who is absent from such meeting.

     PETROCON. Under Petrocon's bylaws, the holders of a majority of the shares issued and outstanding and entitled to vote present in person or represented by proxy, shall constitute a quorum at all meetings of the shareholders for the transaction of business unless otherwise provided by statute or by the articles of incorporation. If, however, a quorum shall not be present or represented at any meeting of the shareholders, the shareholders entitled to vote, present in person or represented by proxy, shall have power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. After an adjournment, at any reconvened meeting any business may be transacted that might have been transacted if the meeting had been held in accordance with the original notice thereof, provided a quorum shall be present or represented thereat.

VOTING OF SHARES

     IDS. Under IDS bylaws, voting at a stockholders'' meeting shall be conducted:

     . in person;

     . by means of a telephone conference or similar method of communication by which all persons participating in the meeting can hear each other; or

     . by proxy, a written instrument executed by a stockholder or the stockholder's duly authorized agent. No such proxy shall be valid after the expiration of six months from the date of its execution, unless coupled with an interest, or unless the person executing it specified therein the length of time for which it is to continue in force, which in no case shall exceed seven years from the date of its execution. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the secretary of IDS. At no time shall any proxy be valid which shall be filed less than 10 hours before the commencement of the meeting.

     PETROCON Under Petrocon's bylaws, each outstanding share having voting power shall be entitled to one vote on each matter submitted to a vote at a meeting of shareholders. Any shareholder may vote either in person or by proxy executed in writing by the shareholder.

Cumulative Voting

     IDS. Under IDS bylaws, a stockholder cannot cumulate votes with regard to any election.

     PETROCON. Pursuant to Petrocon's articles of incorporation a shareholder cannot cumulate votes with regard to any election.

STOCKHOLDER ACTION BY WRITTEN CONSENT

     IDS. Under IDS bylaws, any action required or permitted to be taken by the stockholders may be taken without a meeting if a consent in writing setting forth the actions to be taken is signed by the holders of the number of the shares of stock required to approve the matters voted on.

     PETROCON. Any action which may be taken at any meeting of shareholders may be taken without a meeting, without prior notice and without a vote, if consents in writing setting forth the action is signed by the holder or holders of all the shares entitled to vote with respect to the action that is the subject of the consents.

VOTING LIST

     IDS. IDS bylaws set forth voting list requirements. The officer or agent in charge of the transfer books will make, at least two days before any meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting, arranged in alphabetical order with the number of shares held by each, which list for a period of two days prior to such meeting will be kept on file at the registered office of the corporation and will be subject to inspection by any stockholder at any time during the whole time of the meeting. The original share ledger or transfer book, or duplicate thereof, kept in this state, shall be prima facie evidence as to who are the stockholders entitled to examine such list or share ledger or transfer book or to vote at any meeting of stockholders.

     PETROCON. Petrocon's bylaws set forth shareholder list requirements. The secretary must make, at least 10 days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting, arranged in alphabetical order, with the address of each and the number of shares held by each. For a period of 10 days prior to such meeting, such list must be kept on file at the registered office or principal place of business of Petrocon and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting.

STOCKHOLDER INSPECTION OF BOOKS AND RECORDS

     IDS. Under Nevada law, any person who has been a stockholder for at least six months immediately prior to such person's request or is the holder of at least five percent of all outstanding shares of IDS capital stock is entitled, upon at least five days' written request, to inspect and make copies of IDS' articles of incorporation, bylaws and stock ledger. IDS may deny a stockholder's right of inspection if the stockholder refuses to furnish IDS with an affidavit stating that:

     . the inspection is not desired for a purpose other than one involving IDS business; and

     . the stockholder has not sold, offered for sale or helped anyone procure any list of stockholders for any such other purpose.

     PETROCON. Under Texas law, any person who has been a shareholder for at least six months immediately prior to such person's request or is a holder of at least five percent of all outstanding shares of Petrocon capital stock is entitled, upon written request, to inspect and copy its relevant books and records for any proper purpose.

SALE OF ASSETS

     IDS. Under Nevada law and IDS' articles of incorporation, the sale of all of IDS assets must be approved by the holders of a majority of IDS outstanding capital stock entitled to vote.

     PETROCON. Under Texas law, and unless otherwise provided in Petrocon's articles of incorporation, the sale or other disposition of all, or substantially all, of Petrocon's assets in the usual and regular course of business may be authorized by the board of directors, without authorization of the shareholders. Petrocon's articles of incorporation do not contain any provision regarding this matter. However, any sale of all or substantially all of Petrocon's assets outside of the usual and regular course of business must be approved by a majority of the board of directors and the holders of two-thirds of the outstanding shares entitled to vote.

NOMINATION OF DIRECTORS

     IDS. Neither IDS' articles of incorporation or bylaws set forth the process for nominating directors.

     PETROCON. Neither Petrocon's articles of incorporation or bylaws set forth the process for nominating directors.

AMENDMENT OF BYLAWS

     IDS. Under IDS articles of incorporation, the board of directors may make, alter, amend and repeal the bylaws. IDS' bylaws may be amended at any regular or special meeting of the stockholders by a vote of the stockholders owning a majority of the shares entitled to vote at such meeting. IDS' bylaws may also be altered, amended or repealed and new bylaws may be adopted at any regular or special meeting of the board of directors of the corporation, if notice of such alteration or repeal is given in the notice of special meeting, by a majority vote of the directors present at the meeting at which a quorum is present, but any such amendment by the board of directors cannot be inconsistent with or contrary to provisions of the bylaws adopted by the stockholders.

     PETROCON. Under Petrocon's bylaws, the board of directors may amend or repeal the bylaws, subject to applicable Texas law and Petrocon's articles of incorporation.

STOCKHOLDER DERIVATIVE SUITS

     IDS. Under Nevada law, a stockholder who pursues a derivative action must fairly and adequately represent the interest of the other stockholders in enforcing IDS rights.

     PETROCON. Under Texas law, a shareholder who pursues a derivative action must fairly and adequately represent the interest of Petrocon in enforcing Petrocon's rights.

DISSOLUTION

     IDS. Under Nevada law, IDS may be dissolved upon the majority vote of its board of directors and stockholders.

     PETROCON.  Under Texas law, Petrocon may be dissolved upon the approval of:

     . the majority of its board of directors;

     . at least two-thirds of the outstanding shares within each class entitled to vote as a class; and

     . at least two-thirds of the outstanding shares otherwise entitled to vote.

     Texas law further provides that Petrocon may be voluntarily dissolved by a written consent of all shareholders.

BOARD OF DIRECTORS

     IDS. Under IDS articles of incorporation and bylaws, the number of directors is no less than one and no more than 18, and within such parameters, the number of directors is determined by resolution of the board of directors. IDS currently has five directors. Following the merger, IDS will have seven directors. IDS bylaws require that at least one member of the board of directors be at least 18 years of age.

     PETROCON. Under Petrocon's bylaws, the number of directors shall be not less than six. The number of directors are fixed and determined by the directors and set forth in the notice of any meeting of shareholders held for the purposes of electing directors. Directors are elected at each annual meeting of shareholders, and each director elected holds office until his successor is elected and qualifies. Directors need not be residents of Texas or shareholders of the corporation.

NEWLY CREATED DIRECTORSHIPS AND VACANCIES

     IDS. Pursuant to IDS' bylaws, any vacancy in the board of directors occurring during the year through death, resignation, removal or other cause, including vacancies caused by an increase in the number of directors, will be filled for the remaining portion of the director's term by the remaining directors.

     PETROCON. Under Petrocon's bylaws, any vacancy occurring in the board of directors may be filled by election at any annual meeting or special meeting of shareholders called for that purpose or by a majority of the remaining directors though less than a quorum of the board of directors. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

     The number of Petrocon's directors may be increased or decreased by the shareholders or the board of directors, but no decrease can have the effect of shortening the term of any incumbent director. Any directorship to be filled by reason of an increase in the number of directors may be filled by election at an annual or special meeting of shareholders or may be filled by the board of directors for a term of office continuing only until the next election of one or more directors by the shareholders. However, the board of directors may not fill more than two such directorships during the period between any two successive annual meetings of shareholders.

REMOVAL OF DIRECTORS

     IDS. Under IDS' bylaws, any of the directors may be removed either with or without cause at any time by the vote or written consent of the shareholders representing two-thirds of the issued and outstanding capital stock entitled to vote.

     PETROCON. Under Petrocon's bylaws, any director may be removed either for or without cause at any special meeting of shareholders duly called and held for such purpose.

LIABILITY OF DIRECTORS

     IDS. Under IDS articles of incorporation, the personal liability of a director or officer to IDS or its stockholders for damages for the breach of such person's fiduciary duty to IDS is eliminated, except for:

     . acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law; or

     . the payment of distributions in violation of applicable Nevada law.

     PETROCON. Under Petrocon's articles of incorporation, no director of Petrocon shall be liable to Petrocon or any of its shareholders for monetary damages for an act or omission in the director's capacity as a director, except that the articles of incorporation do not eliminate or limit the liability of a director to the extent the director is found liable for:

     . a breach of such director's duty of loyalty to the corporation or its shareholders;

     . an act or omission not in good faith that constitutes a breach of duty of such director to Petrocon or an act or omission that involves intentional misconduct or a knowing violation of the law;

     . a transaction from which such director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office; or

     . an act or omission for which the liability of a director is expressly provided by an applicable statute.

INDEMNIFICATION

     IDS. IDS' articles of incorporation and bylaws provide that IDS will indemnify officers and directors, and may indemnify its other employees and agents, to the fullest extent permitted by law. The laws of the State of Nevada permit, and in some cases require, corporations to indemnify officers, directors, agents and employees who are or have been a party to or are threatened to be made a party to litigation relating to their service to IDS against judgments, fines, settlements and reasonable expenses. Furthermore, a director or officer of IDS is not liable to IDS or its stockholders for damages for breach of fiduciary duty if he acted in good faith and in a manner which he reasonably believed to be in the best interests of the corporation. However, officers and directors are liable for acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law, or the payment of any unlawful distribution.

     PETROCON. Under Petrocon's articles of incorporation, Petrocon shall indemnify any person it shall have the power to indemnify under Article 2.02-1 of the Texas Business Corporation Act. Article 2.02-1 permits Petrocon to indemnify its officers and directors, or persons who act or acted at Petrocon's request as a director, officer or agent of another company, against reasonable expenses incurred in a proceeding, if:

     . the person acted in good faith;

     . the person reasonably believed, in the case of conduct in their official capacity as a director, that their conduct was in Petrocon's best interest;

     . the person reasonably believed, in all other cases, that their conduct was at least not opposed to Petrocon's best interest; and

     . in the case of any criminal proceeding, the person had no reason to believe their conduct was unlawful.

     The determination of indemnification shall be made by a majority vote of a disinterested quorum of the board of directors, but if no such quorum can be obtained, then:

     . by a majority vote of a committee of directors consisting of two or more disinterested directors;

     . by special legal counsel (selected by a majority vote of disinterested board or committee members, or, if such vote cannot be obtained, then by majority vote of all directors); or

     . by the disinterested shareholders.

CHANGE IN CONTROL PROVISIONS

     IDS. Neither IDS' articles of incorporation nor bylaws set forth any change of control provisions.

     PETROCON. Neither Petrocon's articles of incorporation nor bylaws set forth any change of control provisions.

                        DESCRIPTION OF IDS CAPITAL STOCK

     The following section is a summary of the material terms of the IDS articles of incorporation concerning capital stock of IDS. Copies of the IDS articles of incorporation, IDS bylaws, Petrocon articles of incorporation and Petrocon bylaws will be sent to holders of shares of IDS common stock and Petrocon common stock upon request. See "Where You Can Find More Information" on page _____.

AUTHORIZED CAPITAL STOCK

     Under the IDS articles of incorporation, IDS' authorized capital stock consists of 75,000,000 shares of IDS common stock, par value $.001 per share. While IDS is not currently authorized to issue any shares of preferred stock, if our stockholders approve our amended articles of incorporation, we will be authorized, subject to limitations prescribed by Nevada law, to issue up to 5,000,000 shares of preferred stock in one or more series. Nevada law provides that the board of directors of IDS has the power to establish the voting powers, designations, preferences, limitations, restrictions, and relative rights of the preferred stock to be authorized.

COMMON STOCK

     The holders of IDS common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Subject to preferences that may be applicable to any outstanding IDS preferred stock, holders of IDS common stock are entitled to receive ratably dividends as they may be declared by the IDS board out of funds legally available for dividends. In the event of a liquidation or dissolution of IDS, holders of IDS common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any outstanding IDS preferred stock.

     Holders of IDS common stock have no preemptive rights and have no rights to convert their IDS common stock into any other securities. All of the outstanding shares of IDS common stock are, and the shares of IDS common stock issued in the merger will be, duly authorized, validly issued, fully paid and nonassessable.

IDS CONVERTIBLE PREFERRED STOCK

     In connection with the merger, approximately $9,300,000 of Petrocon indebtedness owed to Equus and outstanding warrants held by Equus to purchase 1,552,571 shares of Petrocon common stock will be exchanged in part for an aggregate of 2,500,000 shares of convertible preferred stock. (This transaction is reflected, for financial accounting purposes, as including the cancellation of approximately $1,822,532 in debt owed by Petrocon to Equus.) The rights, preferences and limitations of the convertible preferred stock are as follows:

     . holders of the convertible preferred stock will be entitled to receive cumulative dividends, at an annual rate of 8.0% payable in cash or in kind beginning on May 31, 2002;

     . holders of the convertible preferred stock will be entitled to receive a liquidation preference of $1.00 per share, subject to adjustments relating to future issuances of common stock or recapitalizations, if we liquidate, dissolve or wind up before any distribution or payment is made for the benefit of the holders of our common stock;

     . at any time, IDS will be entitled to redeem all or part of (but not less than 25% of the shares of convertible preferred stock then outstanding) of the convertible preferred stock outstanding at a price equal to the then effective liquidation preference plus accrued and unpaid dividends;

     . at any time after the seventh anniversary date of the issuance of the convertible preferred stock, the holders of not less than two-thirds of the then outstanding convertible preferred stock may demand mandatory redemption of all (but not less than all) of the convertible preferred stock then outstanding at a price equal to the then effective liquidation preference plus accrued but unpaid dividends;

     . holders of the convertible preferred stock will have the right to vote on changes to the Articles of Incorporation that adversely effect them, and, as long as 750,000 shares of Series A Preferred Stock are outstanding, they also have the right to approve issuances of any senior shares;

     . holders of the convertible preferred stock will have the right, at such holders' option, to convert all or a portion of their convertible preferred stock into shares of our common stock based upon a conversion price that, assuming all shares were converted, would result in the issuance of 1,050,420 or approximately 4.41% of our outstanding common stock after giving effect to the merger; and

     . the shares of convertible preferred stock are subject to mandatory conversion at the option of IDS if the closing price of IDS common stock for 20 consecutive AMEX trading days exceeds a price of $3.00, with such price to be adjusted to reflect future issuances of common stock or recapitalizations.

TRANSFER AGENT AND REGISTRAR

     Computershare Investor Services LLP is the transfer agent and registrar for the IDS common stock and the IDS warrants and will be the transfer agent and registrar for IDS common stock.

STOCK EXCHANGE LISTING

     It is a condition of the merger that the shares of IDS common stock issuable in the merger and to be issued upon conversion of IDS' convertible preferred stock issuable in the merger be approved for listing on the American Stock Exchange on or prior to the effective time, subject to official notice of issuance.

                                 LEGAL MATTERS

     The validity of IDS common stock to be issued to Petrocon shareholders in the merger and the convertible preferred stock to be issued to Equus will be passed upon by Rooker, Gibson and Later, Nevada counsel to IDS. Petrocon shall receive an opinion of Gardere Wynne Sewell LLP, counsel to Petrocon, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion (a) the merger constitutes a "reorganization" within the meaning of Section 368(a) of the Code and (b) that, accordingly, (i) no gain or loss will be recognized by Petrocon as a result of the merger and (ii) no gain or loss will be recognized by a shareholder of Petrocon who receives IDS common stock in exchange for shares of Petrocon common stock; except with respect to cash received in lieu of fractional share interests.

                                    EXPERTS

     The consolidated financial statements of IDS as of and for the two years ended December 31, 2000, included in this document, have been audited by Hein + Associates LLP, independent public accountants, as indicated in their report, and are included in this document in reliance on their reports given upon their authority as experts in accounting and auditing in giving these reports.

     The consolidated financial statements of Petrocon as of and for the three years ended December 31, 2000, included in this document, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     IDS has filed with the SEC this registration statement on Form S-4 under the Securities Act to register the shares of IDS common stock issued in the merger to Petrocon shareholders. This registration statement, including the attached exhibits and schedules, contains relevant information about IDS and Petrocon. You can inspect and copy the registration statement at the addresses below or you can review it on the SEC's website as set forth below.

     In addition, IDS files reports, proxy statements and other information with the SEC under the Exchange Act. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may read and copy, at prescribed rates, this information at the following location of the SEC: Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

     The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like IDS, who file electronically with the SEC. The address of that website is www.sec.gov. You can also inspect reports, proxy statements and other information about IDS at the offices of the AMEX at 86 Trinity Place, 5th Floor, New York, New York 10006.

     You can obtain material included in this document as an exhibit by requesting them in writing or by telephone from the appropriate company at the following address:

  For IDS stockholders:                     For Petrocon shareholders:

  Industrial Data Systems Corporation       Petrocon Engineering, Inc.
  Attn:  Investor Relations                 Attn:  Robert W. Raiford, Secretary
  600 Century Plaza Drive, Building 140     3155 Executive Blvd.
  Houston, Texas 77073-6013                 Beaumont, Texas  77705-1050
  (281) 821-3200, extension 215             (409) 840-2100

     If you would like to request documents, please do so by October 12, 2001 to receive them before the meetings. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

     We have not authorized anyone to give you any information or to make any representation about the merger or our companies that differs from or adds to the information contained in this document or in the documents our companies have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it. The information contained in this document speaks only as of the date indicated on the cover of this document unless the information specifically indicates that another date applies.

     IDS has filed this registration statement on Form S-4 to register the IDS common stock to be issued to Petrocon shareholders in the merger. This document is a part of that registration statement and constitutes a prospectus of IDS in addition to being a proxy statement of each of IDS and Petrocon. As allowed by the SEC rules, this document does not contain the exhibits to the registration statement.

     You should rely only on the information contained in this document to vote on the merger. We have not authorized anyone to give any information that is different from what is contained in this document. Neither the delivery of this document nor the issuance of IDS common stock or IDS preferred stock in the merger will create an implication that there has been no change in the affairs of IDS or Petrocon since the date of this document or that the information in this document is correct as of any time after the date of this document.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

PETROCON AND SUBSIDIARIES (HISTORICAL):
     Report of Independent Public Accountants                                             F-1
     Audited Consolidated Balance Sheets as of December 31, 2000 and 1999 and
       Unaudited Consolidated Balance Sheet as of June 30, 2001........................   F-2
     Audited Consolidated Statements of Operations for the years ended
       December 31, 2000, 1999 and 1998, and Unaudited Consolidated Statements
       of Operations for the six months ended June 30, 2001 and June 30, 2000..........   F-3
     Audited Consolidated Statements of Stockholders' Equity (Deficit)
       for the years ended December 31, 2000, 1999 and 1998 and Unaudited
       Consolidated Statement of Stockholders' Equity (Deficit) for
       the six months ended June 30, 2001..............................................   F-4
     Audited Consolidated Statements of Cash Flows for the years ended
       December 31, 2000, 1999 and 1998, and Unaudited Consolidated Statements
       of Cash Flows for the six months ended June 30, 2001 and June 30, 2000..........   F-5
     Notes to Consolidated Financial Statements........................................   F-6

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Petrocon Engineering, Inc.:

We have audited the accompanying consolidated balance sheets of Petrocon Engineering, Inc., and subsidiaries (the Company) as of December 31, 2000 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the three years ended December 31, 2000, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for the three years ended December 31, 2000, 1999 and 1998, in conformity with accounting principles generally accepted in the United States.



Houston, Texas
April 27, 2001 (except for the matters
 disclosed in the second paragraph of
 Note 1 and the third paragraph of
 Note 8, for which the date is
 May 14, 2001)

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

           JUNE 30, 2001 (UNAUDITED), AND DECEMBER 31, 2000 AND 1999


                                                                     2001            2000            1999
                                                                 ------------    ------------    ------------
                                                                 (Unaudited)
                           ASSETS
                           ------
CURRENT ASSETS:
 Cash and cash equivalents                                       $     39,016    $    249,732    $    654,759
 Trade receivables, net                                            10,918,719      10,356,386      11,720,378
 Costs and estimated profits in excess of billings on
  uncompleted contracts                                               661,643       1,416,386       1,421,915
 Prepaid expenses and other                                           289,073         429,522       1,162,237
 Income tax receivable                                                      -               -       1,541,692
                                                                 ------------    ------------    ------------
    Total current assets                                           11,908,451      12,452,026      16,500,981

PROPERTY AND EQUIPMENT, net                                         3,605,786       3,804,400       5,134,922

INVESTMENT IN PETROCON ARABIA, LTD.                                         -               -         542,751

GOODWILL, net                                                       4,542,116       4,596,448       9,924,059

OTHER ASSETS                                                          360,249         447,328         538,369
                                                                 ------------    ------------    ------------
    Total assets                                                 $ 20,416,602    $ 21,300,202    $ 32,641,082
                                                                 ============    ============    ============

        LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
        ----------------------------------------------

CURRENT LIABILITIES:
 Accounts payable and accrued expenses                           $  6,117,944    $  7,831,915    $ 11,107,088
 Line of Credit                                                     5,376,403               -               -
 Current maturities of long-term debt                               1,999,509       2,215,803       6,642,707
 Income tax payable                                                   130,699         229,558               -
 Estimated loss on sale of subsidiary                                       -               -         731,567
 Billings in excess of costs and estimated profits on
  uncompleted contracts                                               372,525         206,478         437,838
                                                                 ------------    ------------    ------------
    Total current liabilities                                      13,997,080      10,483,754      18,919,200

LONG-TERM LIABILITIES:
 Long-term debt, net of current portion                            11,775,385      15,844,123      18,912,989
                                                                 ------------    ------------    ------------
    Total liabilities                                              25,772,465      26,327,877      37,832,189
                                                                 ------------    ------------    ------------

STOCKHOLDERS' EQUITY (DEFICIT):
 Preferred stock, $1.00 par value; 1,000,000 shares
  authorized, no shares issued or outstanding                               -               -               -
 Common stock, $.001 par value; 20,000,000 shares authorized,
  6,432,845 shares, 6,219,354 shares and 5,801,520 shares
  issued and outstanding, respectively                                  6,433           6,220           5,802
 Additional paid-in capital                                         9,061,830       9,059,908       9,056,148
 Retained deficit                                                 (14,424,126)    (14,093,803)    (14,253,057)
                                                                 ------------    ------------    ------------
    Total stockholders' equity (deficit)                           (5,355,863)     (5,027,675)     (5,191,107)
                                                                 ------------    ------------    ------------
    Total liabilities and stockholders' equity (deficit)         $ 20,416,602    $ 21,300,202    $ 32,641,082
                                                                 ============    ============    ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF OPERATIONS
 FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED) AND 2000 (UNAUDITED), AND
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                Six Months Ended
                                                     June 30                          Year Ended December 31
                                          -----------------------------   -----------------------------------------------
                                                  2001            2000            2000             1999             1998
                                           -----------     -----------     -----------     ------------     ------------
                                                  (Unaudited)
REVENUES                                   $34,317,502     $33,043,875     $68,343,696     $ 80,994,577     $100,900,724

DIRECT COSTS                                28,041,441      27,359,004      55,932,211       73,242,796       82,757,589
                                           -----------     -----------     -----------     ------------     ------------

       Gross profit                          6,276,061       5,684,872      12,411,485        7,751,781       18,143,135

COST ASSOCIATED WITH MERGER                    339,000

ESTIMATED LOSS ON ASSETS HELD FOR SALE               -               -               -          731,567                -

GENERAL AND ADMINISTRATIVE EXPENSES          5,270,491       5,219,031      10,193,816       16,423,132       17,261,284
                                           -----------     -----------     -----------     ------------     ------------

       Income (loss) from operations           666,570         465,841       2,217,669       (9,402,918)         881,851

OTHER INCOME (EXPENSE):
   Interest expense, net                    (1,004,754)     (1,041,063)     (2,072,688)      (2,201,204)      (1,654,840)
   Costs associated with failed equity
    offering                                         -               -               -                -       (3,753,537)
   Equity in losses and estimated
    losses on sale of Petrocon Arabia
    Ltd.                                             -               -               -       (2,880,113)        (243,441)
   Other                                        17,435          21,463          56,807         (572,064)         112,912
                                           -----------     -----------     -----------     ------------     ------------

       Income (loss) before income tax
        and extraordinary item                (320,749)       (553,759)        201,788      (15,056,299)      (4,657,055)

INCOME TAX PROVISION (BENEFIT)                   9,574         (94,411)         42,534         (129,014)        (284,061)
                                           -----------     -----------     -----------     ------------     ------------

       Net income (loss) before
        extraordinary item                    (330,323)       (459,348)        159,254      (14,927,285)      (4,372,994)

LOSS ON EARLY EXTINGUISHMENT OF DEBT,
 net of $97,803 tax benefit                          -               -               -         (152,980)               -
                                           -----------     -----------     -----------     ------------     ------------

NET INCOME (LOSS)                          $  (330,323)    $  (459,348)    $   159,254     $(15,080,265)    $ (4,372,994)
                                           ===========     ===========     ===========     ============     ============

Earnings per share:
   Basic earnings (loss) per share on
    income (loss) before extraordinary
    item                                   $     (0.05)    $     (0.08)    $      0.03     $      (2.57)    $      (0.76)
   Per share effect of early
    extinguishment of debt, net of tax               -               -               -            (0.03)               -
    benefit                                -----------     -----------     -----------     ------------     ------------

    Basic earnings (loss) per share on
       net income (loss)                   $     (0.05)    $     (0.08)    $      0.03     $      (2.60)    $      (0.76)
                                           ===========     ===========     ===========     ============     ============

   Basic weighted average shares
    outstanding                              6,290,518       6,010,438       6,114,896        5,801,520        5,720,866
                                           ===========     ===========     ===========     ============     ============

   Diluted earnings (loss) per share
    on income (loss) before
    extraordinary item                     $     (0.05)    $     (0.08)    $      0.02     $      (2.57)    $      (0.76)
   Per share effect of early
    extinguishment of debt, net of tax
    benefit                                          -               -               -            (0.03)               -
                                           -----------     -----------     -----------     ------------     ------------
    Diluted earnings (loss) per share
     on net income (loss)                  $     (0.05)    $     (0.08)    $      0.02     $      (2.60)    $      (0.76)
                                           ===========     ===========     ===========     ============     ============

   Diluted weighted average shares
    outstanding                              6,290,518       6,010,438       7,999,131        5,801,520        5,720,866
                                           ===========     ===========     ===========     ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES


           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

            FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED), AND

              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998



                                                Common Stock       Additional      Retained           Total
                                             -------------------     Paid-In       Earnings       Stockholders'
                                              Shares     Amount      Capital       (Deficit)     Equity (Deficit)
                                             ---------   -------   -----------   -------------   ----------------
RESTATED BALANCE,                            5,717,658    $5,718    $8,997,029   $  5,200,202       $ 14,202,949
December 31, 1997
  Common stock issued                            5,500         5        43,032              -             43,037
  Stock options vested during the year               -         -        16,087              -             16,087
  Net loss                                           -         -             -     (4,372,994)        (4,372,994)
                                             ---------    ------    ----------   ------------       ------------
BALANCE, December 31, 1998                   5,723,158     5,723     9,056,148        827,208          9,889,079
 Common stock issued                            78,362        79             -              -                 79
 Net loss                                            -         -             -    (15,080,265)       (15,080,265)
                                             ---------    ------    ----------   ------------       ------------
BALANCE, December 31, 1999                   5,801,520     5,802     9,056,148    (14,253,057)        (5,191,107)
 Common stock issued                           417,834       418         3,760              -              4,178
 Net income                                          -         -             -        159,254            159,254
                                             ---------    ------    ----------   ------------       ------------
BALANCE, December 31, 2000                   6,219,354     6,220     9,059,908    (14,093,803)        (5,027,675)
 Common stock issued, unaudited                213,491       213         1,922              -              2,135
 Net income, unaudited                               -         -             -       (330,323)          (330,323)
                                             ---------    ------    ----------   ------------       ------------
BALANCE, June 30, 2001, unaudited            6,432,845    $6,433    $9,061,830   $(14,424,126)      $ (5,355,863)
                                             =========    ======    ==========   ============       ============



  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
  FOR THE SIX MONTHS ENDED JUNE 30, 2001 (UNAUDITED) AND 2000 (UNAUDITED), AND
              FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998


                                                   Six Months Ended
                                                        June 30                          Year Ended December 31
                                             -----------------------------   -----------------------------------------------
                                                     2001            2000            2000             1999             1998
                                             ------------    ------------    ------------    -------------    -------------
                                                     (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss)                           $   (330,323)   $   (459,348)   $    159,254    $ (15,080,265)   $  (4,372,994)
 Adjustments to reconcile net income
  (loss) to net cash provided by
 (used in) operating activities-
    Depreciation and amortization                 528,684         635,410       1,213,824        2,314,826        1,884,520
    Equity in undistributed losses and
     estimated losses on sale of Petrocon
     Arabia, Ltd.                                       -               -               -        2,880,113          243,441
    Loss on extinguishment of debt                      -               -               -          250,783                -
    Compensation to management with
     Company stock                                      -               -               -                -          342,237
    Estimated loss on assets held for sale              -               -               -          731,567                -
    (Gain) loss on disposition of
     equipment                                     (6,977)         (5,955)          4,118          309,902           73,745
    Deferred income taxes                               -               -               -          874,184         (758,122)
 Changes in operating assets and
  liabilities-
  Trade receivables                              (562,333)        830,817       1,923,992        2,061,422        1,616,131
  Costs and estimated profits in excess
   of billings on uncompleted contracts           754,743         931,955           5,529        4,216,651       (3,757,149)
  Prepaid expenses and other                      117,790         426,987         888,016          201,890          347,370
  Income tax receivable/payable                   (98,859)         36,929       1,771,250         (184,727)      (1,882,967)
  Accounts payable and accrued expenses        (1,095,023)     (3,423,290)     (3,105,518)        (339,998)       6,450,082
  Billings in excess of costs and
   estimated profits on uncompleted
   contracts                                      166,047         690,666        (231,360)        (267,322)         205,765
                                             ------------    ------------    ------------    -------------    -------------
       Net cash provided by (used in)
       operating activities                      (526,251)       (335,829)      2,629,105       (2,030,974)         392,059
                                             ------------    ------------    ------------    -------------    -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchase of property and equipment              (167,793)        (66,376)       (231,128)        (428,572)      (1,242,448)
 In-process software development costs                  -               -         (92,494)               -          (98,064)
 Proceeds from sale of subsidiary                       -       6,200,000       6,200,000                -                -
 Proceeds from sale of equipment and other          8,771          16,791          31,286           27,917           48,835
                                             ------------    ------------    ------------    -------------    -------------

       Net cash provided by (used in)            (159,022)      6,150,415       5,907,664         (400,655)      (1,291,677)
       investing activities                  ------------    ------------    ------------    -------------    -------------


CASH FLOWS FROM FINANCING ACTIVITIES:
 Proceeds from issuance of common stock             2,134           4,178           4,178                -                -
 Proceeds from borrowings under line of
  credit                                       43,253,139      42,041,195      80,430,101      106,559,769      111,828,683
 Payments on line of credit                   (41,662,471)    (44,604,695)    (83,787,382)    (107,271,912)    (115,614,880)
 Proceeds from issuance of notes payable                -               -               -        8,992,443        5,330,000
 Principal payments on notes payable           (1,118,245)     (3,708,102)     (5,588,693)      (6,077,706)      (2,014,811)
                                             ------------    ------------    ------------    -------------    -------------

       Net cash provided by (used in)
       financing activities                       474,557      (6,267,424)     (8,941,796)       2,202,594         (471,008)
                                             ------------    ------------    ------------    -------------    -------------

NET DECREASE IN CASH AND CASH EQUIVALENTS        (210,716)       (452,838)       (405,027)        (229,035)      (1,370,626)

CASH AND CASH EQUIVALENTS, beginning of
 year                                             249,732         654,759         654,759          883,794        2,254,420
                                             ------------    ------------    ------------    -------------    -------------
CASH AND CASH EQUIVALENTS, end of year       $     39,016    $    201,921    $    249,732    $     654,759    $     883,794
                                             ============    ============    ============    =============    =============

NONCASH ACTIVITIES:
 Insurance acquired with notes payable       $          -    $          -    $    280,996    $     527,183    $     550,450
 Additional consideration payable to
  former stockholders of acquired
  subsidiaries                                          -               -         507,737          329,899          770,133
 Accounts payable and accrued liabilities
  converted to debt                               414,886       1,971,095       1,131,978        5,774,433                -

SUPPLEMENTAL CASH FLOW INFORMATION:
 Cash paid during the year for-
  Interest                                        365,412         471,288         903,275        1,204,896        1,562,431
  Income taxes                                    116,933          99,325         236,527          469,958        2,317,483
 Income tax refunds received                            -               -       1,541,692                -                -

  The accompanying notes are an integral part of these consolidated financial statements.

                  PETROCON ENGINEERING, INC., AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                JUNE 30, 2001, DECEMBER 31, 2000, 1999 AND 1998



1. SUMMARY OF FINANCIAL CONDITION,
   LIQUIDITY, BASIS OF PRESENTATION
   AND SIGNIFICANT ACCOUNTING POLICIES:

Financial Condition and Liquidity
---------------------------------

Petrocon Engineering, Inc., and subsidiaries (Petrocon or the Company) had net income of $0.2 million in 2000 and incurred losses of $15.1 million and $4.4 million in 1999 and 1998, respectively. At December 31, 2000, the Company had an accumulated deficit of $14.1 million, a deficit in stockholders' equity of $5.0 million and current assets and current liabilities of $12.5 million and $10.5 million, respectively, resulting in working capital of $2.0 million. The Company was not in compliance with certain financial covenants of its Fleet Capital Corporation (Fleet) line of credit and term loan (the Credit Facility) at December 31, 2000, and thereafter for which the Company had outstanding balances of $5.0 million at December 31, 2000. The Company obtained an agreement from Fleet whereby Fleet agreed not to call the $5.0 million credit facility through April 30, 2001, due to the Company's noncompliance with financial covenants provided that the Company comply with certain amended financial covenants through that date. At various times through May 1, 2001, the Company was not in compliance with certain of the amended financial covenants.

On May 14, 2001, Fleet and the Company agreed to a fourth amendment to the Credit Facility providing the following: (a) the maturity date of the line of credit and term loan was reverted to the original term of June 14, 2002, (b) Fleet waived all covenant violations which occurred prior to this amendment, and
(c) the original financial covenants are reinstated except for a less stringent fixed-charge coverage ratio. In order to remain in compliance with the loan agreement as per the fourth amendment, the Company must meet all financial covenant levels through the maturity date of the Credit Facility.

The Company is in compliance with its financial loan covenants as of June 30,
2001. (unaudited)   Management projects that the Company will remain in
compliance with its financial loan covenants prospectively through December 31, 2001, which is based upon certain improvements in operating results over the amounts realized through June 30, 2001, although no assurances can be given. (unaudited)

In addition, management has taken the following actions to improve the Company's liquidity:

a. The Company initiated steps to reduce its cost structure, including making reductions to its overhead in 2000.

b. In June 2000, the Company restructured approximately $1.4 million of current payables at December 31, 1999 to vendors on the Saudi Aramco project into notes payable whereby the Company paid $0.3 million in July 2000 and agreed to pay $1.1 million ratably over a 24-month period. Accordingly, as of December 31, 1999, $1.4 million of accounts payable have been reclassified to long-term debt, net of current portion.

c. Effective January 26, 2000, the Company sold the assets of Alliance Engineering, Inc. (AEI), to The Wood Group in exchange for $6.2 million and the retention of certain liabilities of AEI by the Company. The net proceeds of this sale were used to reduce the Company's current liabilities by $3.7 million. The resulting estimated financial statement loss of $0.7 million, which includes estimated state income tax payable, was recognized in 1999.

Management believes that these steps, together with future cash flows generated by operations, will allow the Company to meet its obligations as they come due through 2001. However, there can be no assurance the Company will generate sufficient liquidity to meet its obligations as they become due.

Basis of Presentation
---------------------

In March 1999, the Company underwent a reorganization representing entities under common control, which was accounted for similar to a pooling of interests (see Note 2). Accordingly, the accompanying consolidated financial statements have been restated to reflect the effects of the reorganization as if it occurred on January 1 as of the beginning of the earliest period presented.

The accompanying consolidated financial statements include the accounts of Petrocon Engineering, Inc. (PEI), and its subsidiaries. All significant intercompany transactions have been eliminated in consolidation.

Business Activity
-----------------

The Company provides international engineering, systems and construction management services to industrial customers with a primary focus in the process industries (oil, chemical and petrochemical).

Brief descriptions of the active companies included in the consolidated group follow:

Petrocon Engineering, Inc.--Provides general engineering services for industrial customers with specialties in the areas of distributive control systems, power distribution, process design and process safety management.

Petrocon Engineering of Louisiana, Inc. (PEI-LA)--Extends PEI's service area into southwest Louisiana.

Petrocon Systems, Inc. (PSI)--Provides design, fabrication, installation, start-up, checkout and maintenance of analyzers and PLC systems.

Petrocon Technologies, Inc. (PTI)--Disposed of in 1999, provided development, sales and marketing focused on Petrocon's licensed hybrid low NOX process.

Petrocon Construction Resources, Inc. (PCR)--Provides technical, inspection and operator personnel within client facilities.

Triangle Engineers and Constructors, Inc. (TE&C)--Provides engineering services and construction management services.

RPM Engineering, Inc. (RPM)--Provides engineering services in southeast
Louisiana.

Alliance Engineering, Inc.--Provides upstream engineering design and project services; sold in January 2000.

Interim Financial Information
-----------------------------

As is normal and customary, the interim financial statements as of June 30, 2001, and for the six months ended June 30, 2001 and 2000, are unaudited, and certain information normally included in financial statements prepared in accordance with accounting standards generally accepted in the United States has not been included herein. In the opinion of management, all adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements have been properly included. Due to seasonality and other factors, the results of operations for the interim periods are not necessarily indicative of the results that will be realized for the entire fiscal year.

Revenue Recognition
-------------------

The Company provides a majority of its services through cost-plus contracts. Revenues are recognized to the extent of billable rates multiplied by hours delivered plus other reimbursable expenses incurred. Trade receivable include amounts currently billable per cost-plus contracts that are not billed until the following period. Fixed-price contracts represent approximately 14 percent, 20 percent and 17 percent of revenues in 2000, 1999 and 1998, respectively.
Revenue on fixed-price contracts is recognized using the percentage-of-completion method of accounting. Methods used to measure percentage of completion consist of labor hours or costs incurred compared to total estimated labor hours or costs or other appropriate bases of measurement. Revisions in revenue and cost projections are recorded in the period in which the facts requiring the revision become known. When estimates of projected revenues and costs indicate a loss, the total estimated loss is accrued. Contract performance incentives are included in income when earned. Potential additional revenues on projects from claims and unapproved change orders are not recognized until amounts may be reliably estimated and realization is probable. The asset "costs and estimated profits in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed. The liability "billings in excess of costs and estimated profits on uncompleted contracts" represents amounts billed in excess of revenues recognized.

Cash and Cash Equivalents
-------------------------

Cash and cash equivalents represent certificates of deposit with maturities of three months or less and include certain restricted funds in the amount of $0.1 million invested in Rabbi trusts as of December 31, 2000. The Company's banking system provides for daily replenishment of major bank accounts for check-clearing requirements. Accordingly, there were negative book balances of $1.7 million and $1.0 million at December 31, 2000 and 1999, respectively. Such balances result from outstanding checks that have not yet been paid by the bank and are reclassified to accounts payable and accrued expenses in the accompanying consolidated balance sheets.

Investments
-----------

The Company has a one-third ownership interest in PEI Investments, a Texas joint venture (see Note 14). The Company uses the equity method of accounting for this investment. The Company also accounted for its 50 percent interest in Petrocon Arabia, Ltd. (PAL), by the equity method (see Note 15). Effective January 2000, the Company's 50 percent interest in PAL was sold to its in-country partner. PAL, an engineering company located in Saudi Arabia, provides general engineering services for oil field, pipeline and offshore facilities and gas plants, as well as refinery and petrochemical plants.

Property and Equipment
----------------------

Property and equipment are stated at cost, and depreciation is computed using the straight-line method over the estimated useful lives of the assets. Leasehold improvements are capitalized and amortized over the lesser of the life of the lease or the estimated useful life of the asset.

Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated. Upon retirement or disposition of property and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in the consolidated statements of operations.

The Company reviews certain long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and recognizes an impairment loss under certain circumstances in the amount by which the carrying value exceeds the fair value of the asset. Based on these evaluations, during 1999, the Company identified and recorded an impairment of $0.3 million related to certain computer software.

Income Taxes
------------

The Company follows the liability method of accounting for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." Under this method, deferred income taxes are recorded based upon the differences between the financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the underlying assets or liabilities are recovered or settled. Valuation allowances have been recorded when there is uncertainty of realizability of deferred tax assets.

Stock Options
-------------

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," the Company has elected to record compensation expense in accordance with Accounting Principles Board (APB) Opinion No. 25, which calculates compensation as the difference between an option's exercise price and the current price of the underlying stock. See Note 13 for required pro forma disclosure of the impact on the consolidated statements of operations of recording compensation expense under the fair value method as prescribed by SFAS No. 123.

Fair Values of Financial Instruments
------------------------------------

The Company enters into various types of financial instruments in the normal course of business. The Company does not hold or issue financial instruments for trading purposes nor does it hold interest rate, leveraged or other types of derivative financial instruments. The carrying amounts of the Company's financial instruments approximate their fair values.

Earnings Per Share
------------------

SFAS No. 128 requires the presentation of basic earnings per share and diluted earnings per share in financial statements of public enterprises. Under the provisions of this statement, basic earnings per share is computed based on weighted average shares outstanding and excludes dilutive securities. Diluted earnings per share is computed including the impacts of all potentially dilutive securities. The following table sets forth the shares outstanding for the earnings per share calculations for the years ended December 31, 2000, 1999 and 1998:

                                                                 2000            1999            1998
                                                               ---------       ---------       ---------
Common stock issued, beginning of year                         5,801,520       5,723,158       5,717,658
Weighted average common stock issued                             313,376          78,362           3,208
                                                               ---------       ---------       ---------
Shares used in computing basic earnings per share              6,114,896       5,801,520       5,720,866
Dilutive effect of $.01 warrants, net of assumed
  repurchase of treasury stock                                 1,884,235               -               -
                                                               ---------       ---------       ---------
Shares used in computing diluted earnings per share            7,999,131       5,801,520       5,720,866
                                                               =========       =========       =========

Intangible Assets and Amortization
----------------------------------

Goodwill represents the excess of cost over the fair value of net tangible assets of businesses acquired. Goodwill is being amortized on a straight-line basis over an expected useful life of 40 years. Other intangible assets, included in other assets, are amortized over the period expected to be benefited (five to seven years). Amortization expense for goodwill and other intangible assets was $0.3 million, $0.9 million and $0.5 million for 2000, 1999 and 1998, respectively. Accumulated amortization of goodwill and other intangible assets at December 31, 2000 and 1999, was $0.9 million in each year.

Use of Estimates
----------------

The preparation of Company's consolidated financial statements in conformity with accounting principles generally accepted in the United States, including the use of the percentage-of-completion method of accounting, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2. REORGANIZATION:
   ---------------

On March 9, 1999, Petrocon entered into an agreement and plan of reorganization (the Agreement) with OEI and Equus II Incorporated (Equus). Pursuant to the Agreement, OEI was merged into Petrocon. In connection with the merger, certain indebtedness owed to Equus by OEI and Petrocon was renewed, rearranged and extended.

The operations of OEI prior to the merger were limited to efforts associated with attempting the acquisition of Petrocon and four other unrelated engineering companies simultaneous with an initial public offering of OEI common stock. The acquisitions and initial public offering were unsuccessful, and such efforts were discontinued in December 1998. Costs associated with failed offering in the accompanying consolidated statement of operations for the year ended December 31, 1998, represents OEI's 1998 operating results. OEI had no operations during the year ended December 31, 1999.

As consideration for the merger, certain OEI stockholders including Equus and a group comprised of two members of Petrocon's management received 887,338 shares and 243,992 shares, respectively, of Petrocon common stock. Additionally, an OEI warrant held by Equus (see Note 11) was exchanged for a warrant to purchase 1,552,571 shares of Petrocon common stock at a price of $0.01 per share through January 2009.

As part of the transaction, Equus agreed to exchange a note in the original principal amount of $2.5 million plus accrued interest payable by OEI for a new Series B junior subordinated promissory note of Petrocon in the amount of $2.7 million (the Series B Exchange). Such note bears interest at 8 percent per annum. Interest may be paid in-kind at the option of the Company. The principal and accrued interest are due in March 2006 and, at Equus' option, may be converted to Petrocon common stock at $5.00 per share at any time after maturity. This note is subordinate to the Company's term loan with Fleet (see
Note 8).

The Agreement also stipulated that the Company issue a senior note in the amount of $4.7 million to Equus in exchange for (a) cash consideration in the amount of $2.0 million and (b) the cancellation of a note in the original principal amount of $2.5 million (the bridge loan) (see Note 8) plus unpaid interest payable by Petrocon to Equus. The note bears interest in the amount of 12 percent per annum. Interest may be paid in-kind at the option of the Company until March 2003, at which time interest must be paid in cash each quarter until the note matures in March 2004. The principal must be repaid in five quarterly installments beginning on the fourth anniversary of the issuance of the note. This note is subordinate to the Company's term loan with Fleet.

Additionally, the Agreement provided that the par value of the Company's common stock be adjusted from $.3333 per share to $.001 per share. Accordingly, the accompanying consolidated financial statements have been restated to reflect the adjusted par value for all periods presented.

The reorganization represented a transaction between entities under common control and, accordingly, was accounted for similar to a pooling of interests. As such, the accompanying consolidated financial statements of the Company have been restated to reflect the effects of the reorganization as if it had occurred on January 1, 1998.

3. ASSETS HELD FOR SALE:
   ---------------------

During 1999, management of the Company elected to sell the assets of AEI and the Company's 50 percent interest in PAL. The AEI sale was completed in January 2000, and the PAL sale closed in the second quarter of 2001 effective as of January 1, 2000 (see Note 15).

The Company's interest in PAL, which was being accounted for using the equity method of accounting, is presented at net realizable value in the accompanying consolidated balance sheet at December 31, 1999. During the year ended December 31, 1999, the Company recorded an impairment loss of $2.1 million for the difference between the carrying value of $2.9 million and forgiveness of certain debt of $0.8 million realized on the sale of PAL at December 31, 1999.

The net assets of AEI, which are included in the accompanying consolidated balance sheets, are summarized as follows as of December 31, 1999 and 1998 (in thousands):

                                                      1999          1998
                                                     ------        -------
      Current assets                                 $2,210        $ 4,060
      Noncurrent assets                               6,513         10,689
                                                     ------        -------

             Total                                    8,723         14,749
                                                     ------        -------

      Current liabilities                             1,791          4,342
      Noncurrent liabilities                              -             90
                                                     ------        -------

             Total                                    1,791          4,432
                                                     ------        -------

             Net assets                               6,932         10,317

      Less- Valuation reserve recorded in 1999         (732)             -
                                                     ------        -------

             Net assets after reserve                $6,200        $10,317
                                                     ======        =======

The valuation reserve recorded in 1999 represents the differences in the net assets and liabilities of AEI and the net realized value based on sales proceeds received during 2000 and costs incurred in connection with the sale including estimated income tax liability. During the year ended December 31, 1999, the Company recorded an impairment loss of $0.7 million related to AEI's net assets at December 31, 1999.

The results of operations for AEI, which included in the accompanying consolidated statements of operations, for the years ended December 31, 1999 and 1998, are as follows (in thousands):

                                           1999            1998
                                          -------         -------
   Revenues                               $11,315         $19,973
   Cost of revenues                         8,401          15,300
   Income (loss) from operations,
     before valuation expense                (288)          1,307


4. RECENT ACCOUNTING PRONOUNCEMENTS:
   ---------------------------------

In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the balance sheets and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign currency-denominated forecasted transaction. The accounting for changes in the fair value of a derivative (i.e., gains or losses) depends on the intended use of the derivative and the resulting designation. SFAS No. 133 is effective for all fiscal quarters of fiscal years beginning after June 15, 2000. The adoption of this statement did not have a material impact on the consolidated financial position or results of operations of the Company.

On December 8, 1999, the United States Securities and Exchange Commission (SEC) staff released Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition," to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. The Company reviewed its revenue recognition procedures and is satisfied that it is in compliance with SAB No. 101.

5. MAJOR CUSTOMERS AND CREDIT RISK:
   --------------------------------

A significant portion of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations.

6. PROPERTY AND EQUIPMENT:
   -----------------------

Property and equipment as of December 31, 2000 and 1999, consist of the following (in thousands):

                                                       Estimated
                                                      Useful Life
                                                       in Years                2000            1999
                                                   -----------------        -------         -------
Land                                                                        $   500         $   500
Buildings                                                    40               2,250           2,250
Transportation equipment                                      5                 188             221
Machinery and equipment                                    5-10               1,485           1,773
Computer equipment and software                             3-5               5,173           6,270
Leasehold improvements                                     5-10                 481             616
Furniture and fixtures                                       10                 433             780
In-process software development costs                                           133               -
                                                                            -------         -------
                                                                             10,643          12,410
Less- Accumulated depreciation                                               (6,839)         (7,275)
                                                                            -------         -------

Property and equipment, net                                                 $ 3,804         $ 5,135
                                                                            =======         =======

7. DETAIL OF CERTAIN
   BALANCE SHEET ACCOUNTS:
   -----------------------

The components of trade receivables as of December 31, 2000 and 1999, are as follows (in thousands):

                                                            2000     1999
                                                           -------  -------

       Amounts billed at December 31                       $ 8,403  $ 9,978
       Amounts billable at December 31, billed January       2,251    1,883
       of the following year
       Retainage                                               513      743
       Less- Allowance for uncollectible accounts             (811)    (884)
                                                           -------  -------

       Trade receivables, net                              $10,356  $11,720
                                                           =======  =======

Activity in the Company's allowance for doubtful accounts during the years ended December 31, 2000 and 1999, is as follows (in thousands):

                                                                2000     1999
                                                               -----    -----
    Balance at beginning of year                               $ 884    $ 900
    Additions to costs and expenses                              293      744
    Reductions for uncollectible receivables written
     off and recoveries                                         (366)    (760)
                                                               -----    -----
    Balance at end of year                                     $ 811    $ 884
                                                               =====    =====

The status of fixed-price contracts in progress as of December 31, 2000 and 1999, is as follows (in thousands):

                                                    2000             1999
                                                   --------         --------

Costs incurred on contracts in progress            $  9,301         $ 27,988
Estimated earnings (losses)                           2,568           (6,619)
                                                   --------         --------
                                                     11,869           21,369
Less- Billings to date                              (10,659)         (20,385)
                                                   --------         --------
Unbilled costs and profit on fixed-price           $  1,210         $    984
 contracts                                         ========         ========

Costs and estimated earnings in excess of
 billings on uncompleted contracts                 $  1,416         $  1,422
  Less- Billings in excess of costs and
   estimated earnings on uncompleted contracts         (206)            (438)
                                                   --------         --------

    Net estimated earnings in excess of
     billings on uncompleted contracts             $  1,210         $    984
                                                   ========         ========

The components of accounts payable and accrued expenses as of December 31, 2000 and 1999, are as follows (in thousands):

                                                            2000      1999
                                                           ------   -------

             Accounts payable                              $1,265   $ 4,734
             Bank overdraft                                 1,715       995
             Accrued compensation                           1,753     1,956
             Accrued vacation                               1,003     1,370
             Reserve for legal exposures (Note 16)          1,169       570
             Other                                            927     1,482
                                                           ------   -------

             Accounts payable and accrued expenses         $7,832   $11,107
                                                           ======   =======

8. LINE OF CREDIT AND DEBT:
   ------------------------

Effective June 15, 1999, Petrocon entered into a financing arrangement with Fleet whereby all outstanding debt to Heller Financial, Inc. (Heller) (a line of credit and two term loans), was repaid. The new loan agreement positions the Fleet debt as senior to all other debt and includes a line of credit limited to $15.0 million, subject to borrowing base restrictions. The agreement also includes a term loan in the amount of $5.0 million. The line of credit is collateralized by trade accounts receivable. At December 31, 2000 and 1999, $3.8 million and $7.1 million, respectively, was outstanding on the line of credit and $1.2 million and $4.6 million, respectively, was outstanding on the term loan. Both the line of credit and the term loan mature on June 14, 2002. The interest rate on the line of credit is one-half of 1 percent plus prime (10.0 percent at December 31, 2000), and the commitment fee on the unused line of credit is 0.375 percent. The interest rate on the term loan is three-quarters of 1 percent plus prime. Monthly principal payments on the term loan plus interest commenced July 1, 1999, and continue until maturity. The remaining borrowings available under the line of credit as of December 31, 2000, were $4.1 million after consideration of the borrowing base limitations.

The Company's Credit Facility contains covenants which require the maintenance of certain ratios, including cumulative fixed charge coverage and specified levels of certain other items including average borrowing availability and various other covenants. At December 31, 1999, and thereafter, the Company was out of compliance with certain of these covenants. The Company obtained an agreement with Fleet whereby Fleet agreed not to call the amounts borrowed pursuant to the Credit Facility through April 30, 2001, due to the Company's noncompliance with financial covenants, provided that the Company comply with certain amended financial covenants through April 30, 2001.

On May 14, 2001, Fleet and the Company amended the Credit Facility providing the following: (a) the maturity date of the line of credit and the term loan was reverted to the original term of June 14, 2002, (b) Fleet waived all covenant violations which occurred prior to this amendment, and (c) the original financing covenants are reinstated except for a less stringent fixed-charge coverage ratio. The Company must meet all financial covenants through the maturity date of the Credit Facility. The Company is in compliance with its financial loan covenants as of June 30, 2001. (unaudited) Management projects that the Company will remain in compliance with its financial loan covenants prospectively through December 31, 2001, which is based upon certain improvements in operating results over the amounts realized through June 30, 2001, although no assurances can be given. (unaudited)

In June 2000, the Company restructured approximately $1.4 million of current payables at December 31, 1999 to vendors on the Saudi Aramco project into notes payable whereby the Company paid $0.3 million in July 2000 and agreed to pay $1.1 million ratably over a 24-month period. Accordingly, as of December 31, 1999, $1.4 million of accounts payable have been reclassified to long-term debt, net of current portion.

On January 31, 1999, the Company issued $1.3 million of Series A junior subordinated notes to certain stockholders and members of management along with 778,940 warrants to purchase the Company's common stock at $.01 per share through January 2009. Interest may be paid in kind at the option of the Company.

Debt as of December 31, 2000 and 1999, consists of the following (in thousands):

                                                                                                 2000            1999
                                                                                              -------         -------
Fleet-
 Line of credit, prime plus 0.5% (10.00% at December 31, 2000), maturing
  in 2002                                                                                     $ 3,786         $ 7,144
 Term loan, interest at prime plus 0.75% (10.25% at December 31, 2000),
  due in monthly installments, maturing through 2002                                            1,237           4,643
Equus-
 Note payable, interest at 12%, due quarterly, maturing through
  2004 (Note 2)                                                                                 5,777           5,127
 Series B junior subordinated note, interest at 8%, due quarterly, maturing
  through 2006 (Note 2)                                                                         3,070           2,823

Vendors-
 Notes payable, interest at 8%, due monthly, maturing in August 2002                              720           1,435
Stockholders-
 Series A junior subordinated notes, interest at 14%, due monthly, maturing
  in 2004                                                                                       1,674           1,453
PAL-
 Note payable, interest at 8%, due monthly, maturing through 2004                                 937               -
Insurance notes payable and other                                                                 859           2,931
                                                                                              -------         -------
                                                                                               18,060          25,556
Less- current maturities                                                                       (2,216)         (6,643)
                                                                                              -------         -------

Long-term debt, net of current portion                                                        $15,844         $18,913
                                                                                              =======         =======

Interest on the Equus credit facility and stockholders debt has been accrued and aggregated into the principal balances as permitted by the Equus credit facility and stockholders' debt agreement.

Maturities of debt as of December 31, 2000, are as follows (in thousands):

               Year ending December 31-
                2001                            $ 2,216
                2002                              4,889
                2003                              1,985
                2004                              5,900
                2005                                  -
                Thereafter                        3,070
                                                -------

                              Total debt        $18,060
                                                =======

9. LEASES:
   -------

The Company leases certain office space and software under noncancelable operating lease agreements. Minimum payments on the multiyear leases over the remaining terms are as follows (in thousands):

             Year ending December 31-
              2001                                 $  943
              2002                                    475
              2003                                    259
              2004                                    183
              2005                                      -
                                                   ------
                   Total minimum lease payments    $1,860
                                                   ======

Rent expense for operating leases was $1.0 million, $1.4 million and $1.5 million for the years ended December 31, 2000, 1999 and 1998, respectively.

10. INCOME TAXES:
    -------------

Federal and state income tax expense (benefit) for the years ended December 31, 2000, 1999 and 1998, is as follows (in thousands):

                                             2000      1999      1998
                                             -----    -------    -----
          Federal-
           Current                           $   -    $(1,520)   $  59
           Deferred                              -        874     (351)
          State-
           Current                              43        419      338
           Deferred                              -          -     (330)
                                             -----    -------    -----

          Income tax provision (benefit)     $  43    $  (227)   $(284)
                                             =====    =======    =====

The Company estimates state income taxes of $0.3 million will be payable in 2001 resulting from the sale of the assets of AEI in 2000. Such amount has been included in the valuation reserve recorded in 1999 for the AEI net assets held for sale. In addition, the Company is in the process of amending certain state income tax returns for prior years which the Company estimates will result in the refund of taxes paid in the prior years. No receivable for such refunds has been recorded as of December 31, 2000, and the Company intends to record the benefit of any refunds upon receipt.

Actual income tax benefit differs from income tax benefit computed by applying the U.S. federal statutory corporate rate of 34 percent to income (loss) from operations before income taxes as of December 31, 2000, 1999 and 1998, as follows (in thousands):

                                                                      2000           1999           1998
                                                                    -------        -------        -------
      Expense (benefit) at the statutory rate                       $    69        $(5,204)       $(1,583)
      Increase (decrease) resulting from-
       Nondeductible goodwill amortization and other                     78            185            130
       Gain on sale of assets of AEI                                  2,017              -              -
       Increase (decrease) in valuation allowance                    (2,164)         5,271          1,200
       State income tax expense (benefit), net of benefit
        for federal deduction                                            43           (479)           (31)
                                                                    -------        -------        -------
      Income tax provision (benefit)                                $    43        $  (227)       $  (284)
                                                                    =======        =======        =======

Deferred income tax provisions result from temporary differences in the recognition of income and expenses for financial reporting purposes and for tax purposes. The tax effects of these temporary differences, representing deferred tax assets and liabilities, result principally from the following as of December 31, 2000 and 1999 (in thousands):

                                                                             2000         1999
                                                                           -------      -------
Net current deferred income tax assets (liabilities)-
 Accrued expenses not deductible for taxes                                 $   937      $ 1,060
 Allowance for doubtful accounts                                               143          275
 Deferred loss on sale of subsidiary and other                                   -          824
 Federal net operating loss carryforward                                         -        2,017
 Less- Valuation allowance                                                  (1,080)      (4,176)
                                                                           -------      -------
                                                                           $   -        $  -
                                                                           =======      =======

Net noncurrent deferred income tax assets (liabilities)-
 Depreciation and amortization                                             $  (133)     $  (106)
 Federal and state net operating loss carryforward                           1,392        1,392
 Less- Valuation allowance                                                  (1,259)      (1,286)
                                                                           -------      -------

                                                                           $   -        $  -
                                                                           =======      =======

As of December 31, 2000, the Company had a federal net operating loss of $3.2 million which relates to OEI losses. Management believes the Company's merger with OEI resulted in a change of control of OEI which placed significant limitations on the availability of the OEI net operating loss to offset taxable income. In May 2000, the Company filed a carryback claim whereby $6.4 million of the 1999 net operating loss was carried back to completely offset taxable income in 1997 and 1998, and the Company has received a refund of $1.5 million of federal taxes paid in those years. At December 31, 2000, the Company has utilized federal net operating loss carryforwards to offset the federal taxable gain on the sale of AEI. Additionally, in 2001, the Company plans to file an amended federal tax return for the year ended December 31, 1997. The amended return will deduct certain foreign taxes previously credited, resulting in additional net operating loss carryforwards of $0.8 million. These additional carryforwards are not reflected in the table above. It is anticipated that the $0.8 million carryforward that is generated as a result of filing the amended return will be utilized in the 2000 return.

11.  COMMON STOCK AND WARRANTS:
     --------------------------

The Company has a common stock redemption agreement whereby upon a stockholder's employment termination, divorce or desire to sell, the Company has a right of first refusal to purchase the stock held by such stockholder. Upon the death or disability of a stockholder, the Company is obligated to purchase the stock held by such stockholder subject to certain limits as set forth by the Company's amended and restated stockholders' agreement. The purchase price per share is at fair market value as determined by the Company's board of directors, in its good faith, and as reasonably acceptable to the stockholder.

In connection with the merger with OEI, warrants were issued to Equus to purchase 1,552,571 shares of Petrocon common stock at a price of $0.01 per share through January 2009 which replaced the warrant to purchase 1,000,000 shares of OEI common stock. Additionally, 78,362 shares of common stock were issued to the former stockholders of AEI in conjunction with certain antidilution provisions of the AEI purchase agreement.

In connection with the issuance of the Series A junior subordinated notes, warrants were issued to the stockholder lenders to purchase 778,940 shares of Petrocon common stock at a price of $0.01 per share through 2009. As of December 31, 2000, such warrants remaining outstanding give the stockholder lenders rights to purchase 361,106 shares of Petrocon common stock.

12.  PREFERRED STOCK:
     ----------------

The Company has authorized 1,000,000 shares of $1.00 par value preferred stock, which may be divided into one or more series as determined by the board of directors. The board is authorized to fix and determine the relative rights and preferences of each series as to dividend rates, redemption, liquidation preferences, sinking fund provisions, convertibility and voting rights.

13.  EMPLOYEE BENEFIT PLANS:
     -----------------------

Employees of the Company may participate in a 401(k) savings plan, whereby the employees may elect to make contributions pursuant to a salary reduction agreement upon meeting age and length-of-service requirements. The plan also provides for discretionary contributions by the Company as determined by the board of directors. Under the plan, contributions to the plan will be made in the name of each participating employee in direct proportion to the employee's 401(k) contribution. No contributions were made to the plan for the years ended December 31, 2000, 1999 or 1998.

The Company has a nonqualified stock option plan that provides for the issuance of options for up to 1,200,000 shares of the Company's common stock. The exercise price per share at the date of grant is equal to the fair market value of the Company's common stock; therefore, no compensation expense is recognized under APB Opinion No. 25.

During 2000, 797,846 options were granted at a $1.00 exercise price and vesting over four years. No options were granted in 1999 or 1998. Options are forfeited upon termination of employment and lapse 10 years after date of grant. A summary of stock option activity is as follows (in shares):

Outstanding at December 31, 1998 (427,900 options at $6.50 and
 557,755 options at $4.44)                                                                       985,655
   Forfeited (38,640 options at $6.50 and 4,325 options at $4.44)                                (42,965)
                                                                                               ---------

Outstanding at December 31, 1999 (389,260 options at $6.50 and 553,430 options at                942,690
 $4.44)
  Granted (797,846 options at $1.00)                                                             797,846
  Forfeited (163,350 options at $6.50 and 428,298 options at $4.44)                             (591,648)
                                                                                               ---------

Outstanding at December 31, 2000 (225,910 options at $6.50, 125,132 options at $4.44           1,148,888
 and 797,846 options at $1.00)                                                                 =========

Exercisable at December 31, 2000 (133,600 options at $6.50, 125,132 options at $4.44             437,050
 and 178,318 options at $1.00)                                                                 =========

Available for grant at December 31, 2000                                                          51,112
                                                                                               =========

Weighted average remaining life of options outstanding at December 31, 2000                   3.15 years

The summary above does not include 135,998 options issued in consideration for redemption of preferred shares to nonemployees. Such options were forfeited during 2000.

Stock-based compensation costs, as calculated under SFAS No. 123, would have reduced pretax income by an insignificant amount for the years ended
December 31, 2000, 1999 and 1998, if the fair values of the options granted (using the minimum value method) had been recognized as compensation expense on a straight-line basis over the vesting period of the grant. For the purposes of SFAS No. 123, the fair market value of the options used a risk-free interest rate of 5.8 percent, an expected life of 10 years and expected dividends of zero percent. During 2000, the 797,846 options that were granted would not have reduced income before taxes if the fair value (using the minimum value method) had been used. No options were granted during the years ended December 31, 1999 or 1998.

The Company and its employees contribute to a health plan that is self-insured by the Company up to $100,000 per claim and approximately $2.9 million annually in the aggregate.

14.  RELATED-PARTY TRANSACTIONS:
     ---------------------------

The Company leases office space from PEI Investments, a Texas joint venture, in which the Company, an officer and a former employee each own a one-third interest. Rentals paid under these leases were $0.1 million for 2000, 1999 and 1998. These leases expire in 2000 and 2001 and have a present annual rental rate of $0.1 million. The Company is contingently liable as a guarantor for a PEI Investments bank loan. The principal balance was $0.1 million at December 31, 1999, and was paid in full at December 31, 2000.

Prior to the sale of PAL, the Company had transactions with PAL in the normal course of business. PAL provided services to the Company at market prices totaling $2.0 million and $0.2 million in 1999 and 1998, respectively. As of December 31, 1999, a payable of $0.8 million for these services was outstanding.

15.  PETROCON ARABIA, LTD.:
     ----------------------

The Company accounted for its 50 percent investment in PAL using the equity method of accounting. Financial statement information of PAL as of and for the years ended December 31, 1999 and 1998, is as follows (in thousands):

                                          1999      1998
                                         -------   -------

          Revenues                       $ 6,795   $10,615
          Net loss                        (1,371)     (332)
          Total assets                     6,116     8,290
          Stockholders' equity             3,568     4,939

The difference between the carrying amount of the investment and the underlying equity in net assets at the acquisition date consisted of a noncompete agreement in the amount of $1.0 million and goodwill of $0.7 million, which was amortized over 15 years and 40 years, respectively.

The Company's equity in PAL and its earnings from PAL as of and for the years ended December 31, 1999 and 1998, are as follows (in thousands):

                                                              1999          1998
                                                          ------------   -----------
   Company's investment in equity in PAL                      $ 1,784        $2,468
   Unamortized excess of cost over equity in underlying
    net assets acquired                                           889           955
                                                              -------        ------

         Company's investment in PAL                            2,673         3,423

   Estimated loss on sale of PAL                               (2,131)            -
                                                              -------        ------

         Company's net investment in PAL                      $   542        $3,423
                                                              =======        ======

   Company's equity in net loss of PAL                        $  (686)       $ (166)
   Amortization of the excess of cost over equity in
    underlying net assets acquired                                (63)          (77)
                                                              -------        ------
         Company's equity in losses of PAL                       (749)         (243)

   Estimated loss on sale of PAL                               (2,131)            -
                                                              -------        ------

      Company's equity in losses and estimated
        losses on sale of PAL                                 $(2,880)       $ (243)
                                                              =======        ======

The Company had guaranteed borrowings of PAL up to the amount of $1.1 million during 1999 and 1998. In 2000, the Company received a release from the lender of this obligation in connection with the sale of PAL.

The Company entered into an agreement to sell its 50 percent ownership in PAL to its in-country partner of the other 50 percent of PAL in consideration for forgiveness of $0.8 million of the existing $1.7 million obligation to PAL, of which $0.8 million was included in accounts payable and $0.9 million was included in other notes payable in the December 31, 1999, consolidated balance sheet. An estimated loss has been accrued as of December 31, 1999, for approximately $2.1 million which has been recorded as a reduction of the investment in PAL in the accompanying consolidated balance sheet. Effective January 1, 2000, the Company wrote off its $543,000 investment in PAL and also wrote off $543,000 of net accounts payable and other indebtedness to PAL which were forgiven pursuant to the agreement described below. In addition, effective January 1, 2000, the Company ceased recording any equity in the income or losses of PAL. Accordingly, management believes that an agreement with the in-country owner of the other 50 percent of PAL was reached in early 2000 which provided the terms to sell the Company's interest in PAL. In April 2001, a definitive agreement was signed by the stockholders of PAL, documenting this agreement effective January 1, 2000. This agreement provides that the Company will enter into a consulting agreement with the buyer whereby the Company will pay $10,000 per month for a period of 18 months beginning July 2001. The Company intends to expense these payments prospectively as they are made.

16.  COMMITMENTS AND CONTINGENCIES:
     ------------------------------

McConnell Dowell Constructors, Ltd.
-----------------------------------

In 1997, the Company entered into a joint venture partnership agreement with McConnell Dowell Constructors, Ltd. (MCD), to provide certain products and services to Aramco Services Company (Aramco). The contract among the parties specified that the Company was to provide engineering and procurement services, while MCD was to furnish construction resources. The joint venture agreement provided for joint and several liabilities to the Company and MCD for costs incurred by either party. The consortium's contract with Aramco was bid on a fixed-price basis, and the Company began work on the contract in June 1997. The contract provided that the Company could bill Aramco as certain contractually stipulated milestones were achieved by the Company. During 1998, management of the Company became aware that, for various reasons, the Company's cost to provide the services would exceed the contract price. As a result, the Company has recorded a $3.1 million pretax loss during the year ended December 31, 1998. During 1999, management became aware of additional costs in excess of the contract price and recorded additional pretax losses of $6.1 million during the year ended December 31, 1999.

During 1999, the Company discontinued providing services on the project and dissolved the partnership with MCD. The terms of the partnership dissolution agreement stipulated that the Company's maximum liability to MCD is $1.8 million for costs incurred as a result of the dissolution. During early 2001, 2000 and 1999, management pursued various claims and change orders with the project owner and MCD. Management also has negotiated certain assertions for cost recovery MCD made against the Company. The Company and MCD reached a settlement in April 2001 whereby the Company forgave a $0.3 million retention receivable from MCD in exchange for the forgiveness by MCD of all potential claims up to and including any unrecovered portion of the $1.8 million.

Employment Agreements
----------------------

The Company has employment agreements with certain of its executive officers, the terms of which expire at various times through December 2002. Such agreements provide for minimum salary levels, adjusted annually for cost-of-living changes, as well as for incentive bonuses that are payable if specified management goals are attained. The aggregate commitment for future salaries at December 31, 2000, excluding bonuses, was approximately $2.3 million. In May 2000, the Company terminated the employment of two of its officers who have guaranteed compensation provisions under their employment agreements. The Company disputes the validity of these two employment contracts and has taken legal action against the two former officers alleging negligence in their fiduciary responsibilities as officers of the Company. The officers have brought a countersuit against the Company seeking the remaining compensation provided for under the disputed employment agreements. The Company and the officers have engaged in settlement discussions regarding these suits. As of December 31, 2000, management has accrued an estimated settlement amount related to these matters.

Additional Acquisition Consideration
------------------------------------

Certain former stockholders of RPM receive additional acquisition consideration to the extent that RPM exceeds certain targeted annual earnings thresholds each year through the year ended December 31, 2001. As of December 31, 2000 and 1999, $2.6 million and $2.1 million, respectively, of additional consideration has been earned and accounted for as additional goodwill on a cumulative basis since the date of the RPM acquisition.

Litigation
----------

The Company is involved in legal actions arising in the ordinary course of business. Certain of these claims involve lawsuits and proceedings for failure of contractual performance. Management believes the Company's exposure for two such claims is covered by insurance, and the Company has accrued the costs subject to the insurance deductible of $0.1 million each. Two additional claims brought against the Company by certain subcontractors which allege errors and delays in the performance of certain engineering work performed on a project in 1999 are not covered by insurance, and the Company has accrued management's estimate of the uninsured losses as of December 31, 1999. During 2000, the Company received approximately $0.5 million in cash from the customer on this project for the customer's estimated share of damages in the alleged claims. As such, the Company increased its reserve for its exposure for these claims upon receipt of the cash in 2000.

Insurance
---------

The Company carries a broad range of insurance coverage, including general and business auto liability, commercial property, professional errors and omissions, workers' compensation insurance and a general umbrella policy. The Company has not incurred significant claims in excess of insurance recoveries. The Company is self-insured for health insurance claims. Provisions for expected future payments are accrued based on the Company's experience.

17.  EXPORT SALES:
     -------------

Export sales were approximately $0.1 million, $8.8 million and $7.3 million for the years ended December 31, 2000, 1999 and 1998, respectively. Such sales were in South America, the Caribbean Islands, Europe, Africa, the Middle East and the Far East.

18.  EARLY EXTINGUISHMENT OF DEBT:
     -----------------------------

In June 1999, the Company refinanced the Heller line of credit and term loans (see Note 8). The write-off of the deferred costs associated with the debt resulted in an extraordinary loss of $0.2 million, net of related tax benefit of $0.1 million.

19.  SUBSEQUENT EVENT: (Unaudited)
     ----------------

On April 3, 2001 the Company signed a letter of intent with Industrial Data Systems Corporation (IDS), a publicly traded company on the American Stock Exchange, to effect a stock for stock exchange, with the Company surviving as an indirect, wholly owned subsidiary of IDS. Under the terms of the definitive merger agreement signed on August 1, 2001, IDS will issue 9.8 million shares of its common stock in return for 100% of the Company's shares. In addition, Equus has agreed to convert approximately $9.0 million of its notes into 2.5 million shares of newly issued IDS Series A Convertible Preferred Stock, in addition to receiving cash and a promissory note. All of the Company's currently issued stock options will either be converted into IDS stock options or expire. The Company's Board of Directors has unaminously approved the transaction, which is expected to be presented for the Company's shareholder approval early in the fourth quarter of this year.

20. SEGMENT DATA:
    -------------

The Engineering Services segment is engaged in providing a broad range of engineering services, such as feasibility studies, design, engineering and project construction management to industrial customers with a primary focus in the process industries (oil, chemical and petrochemical). Specialities are in the areas of distributive control systems, power distribution, process, design, and safety management. The In-Plant Services segment includes all on-site engineering, contract services and inspection services whereby the client provides all supervision and any required assets such as computer equipment. The Systems segment provides design, fabrication, installation, start-up, checkout and maintenance of analyzers and PLC systems. The Other segment consists primarily of unallocated corporate administrative activity.

All segments operate primarily in the United States with limited international activities.

Financial information relating to the Company's segments is as follows (in thousands):

                                                Engineering    In-Plant
                                                  Services     Services   Systems    Other       Total
                                                ------------   --------   -------   --------   ----------
December, 1998
 Sales                                              $54,835     $37,036   $ 9,030   $  -        $100,901
 Operating income (loss)                             (1,273)      5,364       797    (4,006)         882
 Identifiable assets                                 41,443         783     2,045       283       44,554
 Capital expenditures                                 1,074           -        92        76        1,242
 Depreciation and amortization                        1,329         146       119       291        1,885

December, 1999
 Sales                                               37,757      31,212    12,026         -       80,995
 Operating income (loss)                             (8,691)      2,999     1,504    (5,215)      (9,403)
 Estimated loss on assets held for sale                   -           -         -      (732)        (732)
 Identifiable assets                                 29,225         762     2,305       349       32,641
 Capital expenditures                                    99           -        66       264          429
 Depreciation and amortization                        1,370         384        70       491        2,315

December, 2000
 Sales                                               26,185      31,728    10,431         -       68,344
 Operating income (loss)                              1,242       3,521     1,263    (3,808)       2,218
 Identifiable assets                                 17,965         741     2,328       266       21,300
 Capital expenditures                                    36           -       102        93          231
 Depreciation and amortization                          791          30        75       318        1,214

June 30, 2000 (unaudited)
 Sales                                               13,446      15,142     4,456         -       33,044
 Operating income (loss)                                 43       1,666       548    (1,791)         466
 Identifiable assets                                 19,394       1,717     1,386       391       22,888
 Capital expenditures                                    48           -        18         -           66
 Depreciation and amortization                          448          16        33       138          635

June 30, 2001 (unaudited)
 Sales                                               13,371      16,446     4,501         -       34,318
 Operating income (loss)                                746       1,584       414    (2,077)         667
 Identifiable assets                                 15,319       1,984     2,333       781       20,417
 Capital expenditures                                    46           -        11       111          168
 Depreciation and amortization                          311          11        40       167          529

                                                                      APPENDIX A



                          AGREEMENT AND PLAN OF MERGER


                                 BY AND BETWEEN


                      INDUSTRIAL DATA SYSTEMS CORPORATION,
                              A NEVADA CORPORATION


                                      AND


                         IDS ENGINEERING MANAGEMENT, LC
                       A TEXAS LIMITED LIABILITY COMPANY


                                      AND



                             PEI ACQUISITION, INC.
                              A TEXAS CORPORATION


                                      AND


                           PETROCON ENGINEERING, INC.
                              A TEXAS CORPORATION



                                 JULY 31, 2001

                               TABLE OF CONTENTS
                                                                    Page

1.  THE MERGER.....................................................   2
     1.1  The Merger...............................................   2
     1.2  Effective Time of the Merger.............................   2
     1.3  Closing..................................................   2
     1.4  Surviving PEI............................................   2
     1.5  Effect on the Capital Stock of Parent, LC, Sub and PEI...   3
     1.6  Escrow...................................................   7
     1.7  Exchange of Certificates.................................   7
     1.8  Stock Transfer Books.....................................   8
     1.9  Dissenting Shares........................................   9
     1.10 No Further Ownership Rights in PEI Common Stock..........   9
     1.11 Lost, Stolen or Destroyed Certificates...................   9
     1.12 Shareholder Approval.....................................   9
     1.13 Tax and Accounting Consequences..........................  10
2.  REPRESENTATIONS AND WARRANTIES OF PARENT.......................  10
     2.1  Organization, Etc........................................  10
     2.2  Capitalization of Parent.................................  10
     2.3  Parent Series A Stock....................................  11
     2.4  Subsidiaries.............................................  11
     2.5  Interim Operations of Sub and LC........................   11
     2.6  Authority................................................  11
     2.7  Consents.................................................  12
     2.8  Proprietary Rights.......................................  12
     2.9  Title....................................................  12
     2.10 Defaults.................................................  12
     2.11 Full Authority...........................................  13
     2.12 Parent's SEC Documents...................................  13
     2.13 Investment Company.......................................  14
     2.14 Undisclosed Liabilities..................................  14
     2.15 Taxes....................................................  14
     2.16 Legal Actions............................................  14
     2.17 Parent Contracts; Parent Plans...........................  15
     2.18 No Material Adverse Change...............................  15
     2.19 Predecessors.............................................  16
     2.20 Affiliate Relationships..................................  16
     2.21 Disclosure...............................................  16
     2.22 Other Disclosures........................................  16
     2.23 Tax Reorganization Representations.......................  18
     2.24 Brokers..................................................  19
     2.25 Labor and Employment Matters.............................  19
     2.26 Employee Benefit Plans...................................  20
     2.27 Environmental Matters....................................  22
     2.28 Accounts Receivable......................................  23
     2.29 Inventories..............................................  23
     2.30 Purchase Commitments and Outstanding Bids................  23
     2.31 Payments.................................................  23
     2.32 Customers and Suppliers..................................  24
3.  REPRESENTATIONS AND WARRANTIES OF PEI..........................  24
     3.1  Organization, Etc........................................  24
     3.2  Capitalization of PEI....................................  24
     3.3  Subsidiaries.............................................  25

     3.4   Authority...............................................   25
     3.5   Consents................................................   25
     3.6   Proprietary Rights......................................   25
     3.7   Title...................................................   26
     3.8   Defaults................................................   26
     3.9   Full Authority..........................................   26
     3.10  PEI's SEC Documents.....................................   26
     3.11  Investment Company......................................   27
     3.12  Undisclosed Liabilities.................................   27
     3.13  Taxes...................................................   27
     3.14  Legal Actions...........................................   27
     3.15  PEI Contracts; PEI Plans................................   28
     3.16  No Material Adverse Change..............................   28
     3.17  Predecessors............................................   29
     3.18  Affiliate Relationships.................................   29
     3.19  Disclosure..............................................   29
     3.20  Other Disclosures.......................................   29
     3.21  Brokers.................................................   31
     3.22  Labor and Employment Matters............................   31
     3.23  Employee Benefit Plans..................................   32
     3.24  Environmental Matters...................................   34
     3.25  Accounts Receivable.....................................   34
     3.26  Inventories.............................................   34
     3.27  Purchase Commitments and Outstanding Bids...............   34
     3.28  Payments................................................   35
     3.29  Customers and Suppliers.................................   35
4.  CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS..........   35
     4.1   Tax Matters.............................................   35
     4.2   Access..................................................   36
     4.3   Approval of the Merger Proxy............................   36
     4.4   Operations in the Ordinary Course.......................   36
     4.5   Transactions Affecting Business and Properties..........   36
     4.6   Negotiations............................................   37
     4.7   Renewal of Real Estate Leases...........................   37
     4.8   Articles of Incorporation and Bylaws....................   37
     4.9   Current Information.....................................   38
     4.10  Corporate Approvals.....................................   38
     4.11  Consents................................................   38
     4.12  Contracts...............................................   38
     4.13  Insurance...............................................   39
     4.14  Compliance with Laws....................................   39
5.  CONDITIONS PRECEDENT; CLOSING DELIVERIES.......................   39
     5.1   Conditions Precedent to the Obligations of PEI..........   39
     5.2   Conditions Precedent to the Obligations of Parent.......   40
     5.3   Deliveries by Parent at the Closing.....................   43
     5.4   Deliveries by PEI at the Closing........................   44
     5.5   Deliveries by Sub and Surviving PEI at the Closing......   46
6.  SURVIVAL, INDEMNIFICATION, ARBITRATION.........................   46
     6.1   Survival................................................   46
     6.2   Indemnification by Significant PEI Shareholders.........   47
     6.3   Indemnification by Parent...............................   48
     6.4   Procedures for Indemnification..........................   48
     6.5   Subrogation.............................................   49
     6.6   Arbitration.............................................   50
7.  TERMINATION....................................................   51
     7.1   Events of Termination...................................   51

     7. 2  Effect of Termination...................................  52
8.  MISCELLANEOUS..................................................  52
     8.1   Notice..................................................  52
     8.2   Further Documents.......................................  53
     8.3   Assignability...........................................  53
     8.4   Exhibits and Schedules..................................  53
     8.5   References to Sections, Exhibits and Schedules..........  53
     8.6   Entire Agreement........................................  53
     8.7   Headings................................................  54
     8.8   Controlling Law.........................................  54
     8.9   Public Announcements....................................  54
     8.10  No Third Party Beneficiaries............................  54
     8.11  Amendments and Waivers..................................  54
     8.12  No Employee Rights......................................  54
     8.13  When Effective..........................................  55
     8.14  Takeover Statutes.......................................  55
     8.15  Number and Gender of Words..............................  55
     8.16  Invalid Provisions......................................  55
     8.17  Multiple Counterparts...................................  55
     8.18  No Rule of Construction.................................  55
     8.19  Expenses................................................  55
     8.20  Time of the Essence.....................................  56
     8.21  Attorneys' Fees.........................................  56

EXHIBITS

Exhibit 1.5(c)(iii)   Form of Certificate of Designation of Preferences,
                      Limitations and Relative Rights of Parent Series A Stock
Exhibit 1.6(a)        Form of Indemnification Escrow Agreement
Exhibit 1.6(b)        Form of Option Escrow Agreement
Exhibit 5.2(c)-1      Form of $2 Million Notes
Exhibit 5.2(c)-2      Form of $3 Million Note
Exhibit 5.2(c)-3      Form of Remainder Note
Exhibit 5.2(c)-4      Form of Equus Settlement Agreement and Plan of
                      Reorganization
Exhibit 5.2(j)        Form of Lockup Agreement
Exhibit 5.3(d)        Form of Option Pool Agreement
Exhibit 5.3(f)        Form of Voting Agreement
Exhibit 5.3(m)        Equus Call Option
Exhibit 5.4(f)        Form of Release
Exhibit 5.4(h)        Form of Significant PEI Shareholders' Voting Agreement
Exhibit 6.6           Exceptions to Commercial Rules of Arbitration


SCHEDULES

Schedule 1.4(a)       Directors and Officers of Surviving PEI, Its
                      Subsidiaries and Officers of Parent
Schedule 1.5(c)(ii)   Significant PEI Shareholders
Schedule 2.2          Parent Convertible Securities
Schedule 2.4          Parent Subsidiaries
Schedule 2.9          Parent Title to Assets
Schedule 2.14         Parent Undisclosed Liabilities
Schedule 2.15         Parent Tax Return Extensions
Schedule 2.16         Parent Legal Actions
Schedule 2.18         Parent Material Adverse Changes
Schedule 2.22(a)      Parent Products
Schedule 2.22(b)      Parent Real Property
Schedule 2.22(c)      Parent Assets
Schedule 2.22(e)      Parent Insurance
Schedule 2.22(f)      Parent Financial Institutions
Schedule 2.22(g)      Parent Governmental Licenses and Permits
Schedule 2.22(h)      Parent Debts
Schedule 2.22(i)      Parent Proprietary Rights
Schedule 2.22(j)      Parent Contracts
Schedule 2.22(l)      Parent Officers and Directors
Schedule 2.25         Parent Labor Disputes
Schedule 2.26(a)      Parent Plans
Schedule 2.26(d)      Parent Plan Compliance
Schedule 2.26(f)      Parent Plan Tax Qualification
Schedule 2.26(i)      Parent Plan Retiree Welfare Coverage
Schedule 2.27(b)      Parent Environmental Liabilities

Schedule 2.32         Parent Customers and Suppliers
Schedule 3.2          PEI Shareholders and Convertible Securities
Schedule 3.3          PEI Subsidiaries
Schedule 3.5          PEI Consents
Schedule 3.7          PEI Title to Assets
Schedule 3.8          PEI Defaults
Schedule 3.12         PEI Undisclosed Liabilities
Schedule 3.13         PEI Tax Return Extensions
Schedule 3.14         PEI Legal Actions
Schedule 3.16         PEI Material Adverse Changes
Schedule 3.17         PEI Predecessors
Schedule 3.18         PEI Affiliate Relationships
Schedule 3.20(a)      PEI Products
Schedule 3.20(b)      PEI Real Property
Schedule 3.20(c)      PEI Assets
Schedule 3.20(d)      PEI Consigned Property
Schedule 3.20(e)      PEI Insurance
Schedule 3.20(f)      PEI Financial Institutions
Schedule 3.20(g)      PEI Governmental Licenses and Permits
Schedule 3.20(h)      PEI Debts
Schedule 3.20(i)      PEI Proprietary Rights
Schedule 3.20(j)      PEI Contracts
Schedule 3.20(l)      PEI Officers and Directors
Schedule 3.22         PEI Labor Disputes
Schedule 3.23(a)      PEI Plans
Schedule 3.23(d)      PEI Plan Compliance
Schedule 3.23(f)      PEI Plan Tax Qualification
Schedule 3.23(i)      PEI Plan Retiree Welfare Coverage
Schedule 3.29         PEI Customers and Suppliers
Schedule 4.5          Transactions Affecting Business and Properties
Schedule 5.4(d)       PEI Employees to Sign Employment Agreements

DEFINED TERMS

"ACTION" shall have the meaning set forth in Section 2.27(a).
"AFFILIATE" shall have the meaning set forth in Section 2.20.
"AGREEMENT" shall have the meaning set forth in the preamble.
"ALLIANCE" shall have the meaning set forth in Recital D.
"ALTERNATIVE TRANSACTION" shall have the meaning set forth in Section 4.6. "APPLICABLE CORPORATE LAW" shall have the meaning set forth in Section 1.1. "ARBITRATOR" shall have the meaning set forth in Section 6.6(b).
"BENEFIT ARRANGEMENTS" shall have the meaning set forth in Section 2.26(a). "BOARD OF ARBITRATION" shall have the meaning set forth in Section 6.6(b). "CANCELLED SHARES" shall have the meaning set forth in Section 1.5(c)(i). "CERTIFICATE OF DESIGNATION" shall have the meaning set forth in
Section 1.5(c)(iii).
"CLOSING" shall have the meaning set forth in Section 1.3.
"CLOSING DATE" shall have the meaning set forth in Section 1.3.
"CODE" shall have the meaning set forth in Recital F.
"CONTRACT" shall have the meaning set forth in Section 2.22(j).
"CONTROL" shall have the meaning set forth in Section 2.20.
"CONTROLLED COMPANY" shall have the meaning set forth in Section 2.26(a). "CONVERTED SHARE" shall have the meaning set forth in Section 1.5(c)(xi).
"COURY DEBT" shall have the meaning set forth in Recital B.
"COURY WARRANTS" shall have the meaning set forth in Section 1.5(c)(x).
"CURRENT PARENT SEC DOCUMENTS" shall have the meaning set forth in preamble to
Section 2.
"DESIGNATED PLANS" shall have the meaning set forth in Section 2.26(a). "DISSENTING SHARES" shall have the meaning set forth in Section 1.9(a). "EFFECTIVE TIME" shall have the meaning set forth in Section 1.2.
"ENVIRONMENTAL LAWS" shall have the meaning set forth in Section 2.27(c)(i). "ENVIRONMENTAL LIABILITIES" shall have the meaning set forth in Section 2.27(c)(ii).
"EQUUS" shall have the meaning set forth in Recital C.
"EQUUS DEBT" shall have the meaning set forth in Recital C.
"EQUUS SETTLEMENT AGREEMENT" shall have the meaning set forth in Section 5.2(c). "EQUUS WARRANTS" shall have the meaning set forth in Recital C.
"ERISA" shall have the meaning set forth in Section 2.26(a).
"EXCHANGE ACT" shall have the meaning set forth in Section 1.12.
"EXCHANGE AGENT" shall have the meaning set forth in Section 1.7(a).
"HAZARDOUS SUBSTANCES" shall have the meaning set forth in Section 2.27(c)(iii). "INDEMNIFICATION ESCROW AGREEMENT" shall have the meaning set forth in Section 1.6(a).
"INDEMNIFIED PARTY" shall have the meaning set forth in Section 6.4(a). "INDEMNIFYING PARTY" shall have the meaning set forth in Section 6.4(a). "INDEMNITY ESCROW" shall have the meaning set forth in Section 1.5(c)(ii).
"IRS" shall have the meaning set forth in Section 2.26(c).
"LATEST PARENT BALANCE SHEET" shall have the meaning set forth in Section 2.28. "LATEST PEI BALANCE SHEET" shall have the meaning set forth in Section 3.25. "LC" shall have the meaning set forth in the preamble.
"LOCKUP AGREEMENT" shall have the meaning set forth in Section 5.2(j).
"LOST PEI CERTIFICATE" shall have the meaning set forth in Section 1.11. "MERGER" shall have the meaning set forth in Recital A.

"MERGER CONSIDERATION" shall have the meaning set forth in Section 1.5(c). "MERGER FILING" shall have the meaning set forth in Section 2.7.
"MERGER PROXY" shall have the meaning set forth in Section 1.12.
"OPTION ESCROW" shall have the meaning set forth in Section 1.5(c)(ii).
"OPTION ESCROW AGENT" shall have the meaning set forth in Section 1.5(c)(v). "OPTION ESCROW AGREEMENT" shall have the meaning set forth in Section 1.6(b). "OTHER OWNERSHIP INTERESTS" shall have the meaning set forth in Section 2.2. "PARENT" shall have the meaning set forth in the preamble.
"PARENT CERTIFICATES" shall have the meaning set forth in Section 1.7(b). "PARENT COMMON STOCK" shall have the meaning set forth in Recital E.
"PARENT INDEMNIFIED PARTIES" shall have the meaning set forth in Section 6.2. "PARENT MATERIAL ADVERSE EFFECT" shall have the meaning set forth in
Section 2.1.
"PARENT RELATED DOCUMENTS" shall have the meaning set forth in Section 2.6. "PARENT SEC DOCUMENTS" shall have the meaning set forth in Section 2.12.
"PARENT SERIES A STOCK" shall have the meaning set forth in Recital E.
"PARENT STOCK" shall have the meaning set forth in Section 1.7(a).
"PEI" shall have the meaning set forth in the preamble.
"PEI CERTIFICATES" shall have the meaning set forth in Section 1.7(b).
"PEI COMMON STOCK" shall have the meaning set forth in Recital B.
"PEI CONTRACT" shall have the meaning set forth in Section 3.20(j).
"PEI DESIGNATED PLANS" shall have the meaning set forth in Section 3.23(a).
"PEI INDEMNIFIED PARTIES" shall have the meaning set forth in Section 6.3.
"PEI MATERIAL ADVERSE EFFECT" shall have the meaning set forth in Section 3.1. "PEI RELATED DOCUMENTS" shall have the meaning set forth in Section 3.4.
"PEI SHAREHOLDER DEBT" shall have the meaning set forth in Recital B.
"PEI SHAREHOLDERS" shall have the meaning set forth in Section 1.6(a).
"PERSON" shall have the meaning set forth in Section 1.5(c)(ii).
"PLANS" shall have the meaning set forth in Section 2.26(a).
"PRO RATA SHARE" shall have the meaning set forth in Section 1.5(c)(v). "PROPRIETARY RIGHTS" shall have the meaning set forth in Section 2.8.
"REGULATED ACTIVITY" shall have the meaning set forth in Section 2.27(c)(iv). "REMAINDER NOTE" shall have the meaning set forth in Section 5.2(c).
"REMAINING OPTION SHARES" shall have the meaning set forth in
Section 1.5(c)(ix).
"RPM WARRANTS" shall have the meaning set forth in Section 1.5(c)(x).
"SEC" shall have the meaning set forth in Section 1.12.
"SECURITIES ACT" shall have the meaning set forth in Section 1.12.
"SHAREHOLDER REPRESENTATIVE" shall have the meaning set forth in Section 6.4(a). "SIGNIFICANT PEI SHAREHOLDER" shall have the meaning set forth in
Section 1.5(c)(ii).
"SUB" shall have the meaning set forth in the preamble.
"SUBSIDIARY" shall have the meaning set forth in the preamble to Section 2. "SURRENDERED SHARES" shall have the meaning set forth in Section 1.5(c)(vii). "SURVIVAL PERIODS" shall have the meaning set forth in Section 6.1.
"SURVIVING PEI" shall have the meaning set forth in Section 1.1.
"SURVIVING OPTIONS" shall have the meaning set forth in Section 1.5(c)(iv).
"TAX RETURNS" shall have the meaning set forth in Section 2.15.
"$2 MILLION NOTES" shall have the meaning set forth in Section 5.2(c).
"$3 MILLION NOTE" shall have the meaning set forth in Section 5.2(c).

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER (this "AGREEMENT"), dated as of July 31, 2001, is entered into by and between Industrial Data Systems Corporation, a Nevada corporation ("PARENT"), IDS Engineering Management, LC, a Texas limited liability company all of whose membership interests are held by Parent ("LC"), PEI Acquisition, Inc., a Texas corporation all of whose capital stock is owned by LC (the "SUB"), and Petrocon Engineering, Inc., a Texas corporation ("PEI").

                                   RECITALS:

     A. The respective Boards of Directors of PEI, Parent, LC and Sub have each approved the merger of Sub with and into PEI (the "MERGER") pursuant to this Agreement and the applicable statutes of the State of Texas.

     B. Prior to the Merger, all of the debt (as of the date of this Agreement) owed by PEI to certain of its shareholders (the "PEI SHAREHOLDER DEBT") will be converted into shares of common stock, $0.001 par value per share, of PEI (the "PEI COMMON STOCK"), except for up to $190,000 of the PEI Shareholder Debt which shall be paid in cash at the Closing (as herein defined) and that portion of the PEI Shareholder Debt held by Gary Coury (the "COURY DEBT").

     C. Also, prior to the Merger, PEI will deliver to Equus II Incorporated, a Delaware corporation ("EQUUS"), in renewal, rearrangement and extension of the approximately $9.0 million of outstanding debt owed by PEI to Equus (the "EQUUS DEBT") and the cancellation of all of the outstanding warrants to acquire PEI securities held by Equus (the "EQUUS WARRANTS"): (i) the $2 Million Notes (as herein defined); (ii) the $3 Million Note (as herein defined); and (iii) the Remainder Note (as herein defined).

     D. At the Closing, Alliance 2000, Ltd., a Texas limited partnership ("ALLIANCE"), will grant certain employees of the parties and to Equus an option to purchase up to 2,800,000 shares of Parent Common Stock (as herein defined) currently held by Alliance. In addition, at the Closing, Parent shall cancel the debt owed by Alliance to Parent in the principal amount of approximately $150,000, together with interest thereon.

     E. Pursuant to the Merger, the issued and outstanding shares of PEI Common Stock will be converted into the right to receive shares of common stock, $0.001 par value per share, of Parent (the "PARENT COMMON STOCK"), the Equus Debt evidenced by the $2 Million Notes will be paid in full, and the Equus Debt evidenced by the Remainder Note will be paid and satisfied by the issuance to Equus of 2,500,000 shares of the Series A Convertible Preferred Stock, $0.001 par value per share, of Parent (the "PARENT SERIES A STOCK").

     F. For federal income tax purposes, the parties intend that the Merger shall qualify as a tax-free reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "CODE").

     NOW, THEREFORE, in consideration of the premises and the representations, warranties and agreements herein contained, the parties hereto agree as follows:

1.   THE MERGER

   1.1 The Merger. Subject to the terms and conditions hereof, and in accordance with the Texas Business Corporation Act (the "APPLICABLE CORPORATE LAW"), at the Effective Time (as defined in Section 1.2), Sub shall be merged with and into PEI and the separate existence of Sub shall thereupon cease. PEI shall by virtue of the Merger continue its corporate existence under the laws of the State of Texas and become an indirect wholly owned subsidiary of Parent. PEI, as the surviving entity following the Merger, is sometimes referred to in this Agreement as "SURVIVING PEI."

   1.2 Effective Time of the Merger. Appropriate Articles of Merger under the Applicable Corporate Law shall be prepared, executed and submitted for filing with the Secretary of State of the State of Texas at the Closing. The date that the Merger becomes effective, in accordance with the Articles of Merger, is referred to as the "EFFECTIVE TIME."

   1.3 Closing. For purposes of this Agreement, the term "CLOSING DATE" shall mean the date of the Closing, which shall in no event be later than October 31, 2001. The closing of the transactions contemplated by this Agreement (the "CLOSING") shall occur within three business days of the satisfaction or waiver of all conditions precedent described in Section 5, at the offices of counsel to Parent in Houston, Texas. The parties may agree in writing on another date, time or place for the Closing. At the Closing, the parties will deliver or cause to be delivered the documents described in Section 5.

   1.4  Surviving PEI.

        (a) Articles, Bylaws, Directors and Officers and Name of Surviving PEI. As a result of the Merger, (i) the Articles of Incorporation of PEI, as in effect immediately prior to the Effective Time, a copy of which has been provided to Parent, shall be the Articles of Incorporation of Surviving PEI,
(ii) the Bylaws of PEI as in effect immediately prior to the Effective Time, a copy of which has been provided to Parent, shall be the Bylaws of Surviving PEI, and (iii) the directors and officers of PEI and its Subsidiaries immediately prior to the Effective Time shall resign and the directors and officers of Surviving PEI and its Subsidiaries shall be as set forth on Schedule 1.4(a), until the earlier of their resignation or removal or until their respective successors are duly elected or appointed, as the case may be. The name of the surviving corporation shall be "Petrocon Engineering, Inc." In addition, the persons identified on Schedule 1.4(a) shall serve as officers of Parent as specified on such Schedule, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed.

        (b) Assets and Liabilities of Surviving PEI. As of and after the Effective Time, Surviving PEI shall possess all the rights, privileges, immunities and franchises of a public as well as of a private nature previously belonging to Sub and PEI; and all property (real, personal and mixed), and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to each of Sub and PEI shall be transferred to, and vested in, Surviving PEI without further act or deed; and all such property, rights and privileges, powers and franchises and all and every other interest shall be thereafter the property of Surviving PEI as they were of Sub and PEI; and the title to any real estate, or interest therein, whether by deed or otherwise, shall not revert or be in any way impaired by reason of the Merger. Surviving PEI shall be responsible and liable for all the liabilities and obligations of Sub and PEI, and any claim existing, or action or proceeding pending, by or against Sub or PEI may be prosecuted against Surviving PEI. Neither the rights of creditors nor any liens upon the property of Sub or PEI shall be impaired by the Merger, and all debts, liabilities and duties of each of Sub and PEI shall attach to Surviving PEI, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it, all in accordance with the Applicable Corporate Law and the terms of this Agreement.

   1.5 Effect on the Capital Stock of Parent, LC, Sub and PEI. As of the Effective Time, by virtue of the Merger, and without further action on the part of any holder of shares of capital stock of or membership interests in PEI, Sub, Parent or LC:

        (a) Parent Capital Stock. Each share of capital stock of Parent issued and outstanding at the Effective Time shall remain outstanding and shall be unchanged at and after the Merger.

        (b) LC Membership Interests. The outstanding membership interests in LC shall remain outstanding and shall be unchanged at and after the Merger.

        (c) PEI Capital Stock. At the Effective Time, all issued and outstanding shares of the capital stock of PEI immediately prior to the Effective Time shall be converted into the right to receive shares of the capital stock of Parent as follows (the "MERGER CONSIDERATION"):

            (i) All shares of PEI Common Stock that are owned by PEI or any of its subsidiaries as treasury stock shall be cancelled and retired and shall cease to exist and no stock of Parent or other consideration shall be delivered in exchange therefor (the "CANCELLED SHARES").

            (ii) All issued and outstanding shares of PEI Common Stock shall be cancelled and converted into the right to receive an aggregate of 9,800,000 shares of Parent Common Stock; provided however, that (x) 1,000,000 of the 9,800,000 shares of the Parent Common Stock shall be deducted from the Merger Consideration to be delivered to the Significant PEI Shareholders (as herein defined) and placed in escrow (the "INDEMNITY ESCROW") pursuant to Section 1.6(a) and (y) the number of shares of Parent Common Stock issuable upon exercise of the Surviving Options (as herein defined) shall be deducted from the Merger Consideration to be delivered to the Significant PEI Shareholders and placed in escrow (the "OPTION ESCROW") pursuant to Section 1.6(b). Each share certificate evidencing Parent Common Stock to be issued to any Significant PEI Shareholder shall, for the period required by the Lockup Agreement (as herein defined), have the following legend:

     THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A CONTRACTUAL RESTRICTION ON TRANSFER AND MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT AS SET FORTH IN THAT CERTAIN LOCKUP AGREEMENT BETWEEN THE COMPANY AND THE HOLDER HEREOF, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICES OF THE COMPANY.

     In addition, the transfer agent for the Company shall be given instructions not to permit the transfer of the shares represented by such certificates prior to the date set forth in the legend. Notwithstanding the foregoing, however, Significant PEI Shareholders may have the legend removed in accordance with the terms of the Lockup Agreement.

     "SIGNIFICANT PEI SHAREHOLDER" means any Person, other than Gary Coury, who, immediately prior to the Effective Time, owns or controls, together with such Person's Affiliates and through one or more certificates, 100,000 or more shares of PEI Common Stock, including, without limitation the Persons listed on
Schedule 1.5(c)(ii). "PERSON" means and includes natural persons, corporations, limited liability companies, limited partnerships (including family limited partnerships), limited liability partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organization, whether or not legal entities, and governments and agencies and political subdivisions thereof and their respective permitted successors and assigns (or in the case of a governmental person, the successor functional equivalent of such Person).

            (iii) Parent shall issue, in full and final satisfaction of the Remainder Note, 2,500,000 shares of Parent Series A Stock. The terms of the Parent Series A Stock will be as set forth on the form of the Certificate of Designation of Preferences, Limitations and Relative Rights with respect to the Parent Series A Stock attached as Exhibit 1.5(c)(iii) (the "CERTIFICATE OF DESIGNATION").

            (iv) At the Effective Time, each PEI option that is an outstanding and unexercised non-qualified stock option or incentive stock option (within the meaning of Section 422 of the Code) immediately prior thereto and each warrant that represents a right to acquire securities in PEI, including the RPM Warrants (as herein defined) and the Coury Warrants (as herein defined), that is outstanding and unexercised shall cease to represent a right to acquire shares of PEI Common Stock and shall be assumed by Parent and converted automatically into an option or warrant, as the case may be (together, the "SURVIVING OPTIONS"), to purchase shares of Parent Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of Section 424(a) of the Code (in the case of incentive stock options) and the agreements and plans pursuant to which such options and warrants were issued evidencing grants thereunder): (A) the number of shares of Parent Common Stock to be subject to the Surviving Options shall be equal to the product of the number of shares of PEI Common Stock subject to the original PEI options or warrants multiplied by the per share Merger Consideration received by the holders of PEI Common Stock (provided that such number of shares shall be rounded to the nearest whole share); and (B) the exercise price per share of Parent Common Stock under the Surviving Options shall be equal to the exercise price per share of PEI

Common Stock under the option or warrant, divided by the per share Merger Consideration received by the holders of PEI Common Stock (provided that such exercise price shall be rounded to the nearest cent).

            (v) Upon the exercise of any Surviving Option (other than a cashless exercise): (a) Parent shall immediately deliver the aggregate exercise price received by Parent (less any social security and Medicare taxes required to be paid in by Parent as a result of such exercise) to the Escrow Agent for the Option Escrow (the "OPTION ESCROW AGENT") for deposit in the Option Escrow, (b) the Option Escrow Agent shall deliver the share certificate or certificates representing such shares to Parent and promptly cause Parent to, and Parent promptly shall, cancel a number of shares of Parent Common Stock held by the Option Escrow Agent equal to the number of shares of Parent Common Stock issuable upon the exercise of such Surviving Option, (c) Parent shall deliver to the Option Escrow Agent a certificate for any shares evidenced by the cancelled certificates that remain outstanding, and (d) Parent shall issue to the Person exercising the Surviving Option the number of shares of Parent Common Stock issuable upon such exercise. The Option Escrow Agent shall promptly deliver to each Significant PEI Shareholder a portion of the consideration received from Parent upon the exercise of any Surviving Option (other than a cashless exercise) equal to the Merger Consideration received by such Significant PEI Shareholder divided by the aggregate Merger Consideration received by all Significant PEI Shareholders (a "PRO RATA SHARE"); provided however, that if any Significant PEI Shareholder's Pro Rata Share is less than $500, the Option Escrow Agent may hold such funds in escrow, in a non-interest bearing account, until the amount of the disbursements due to such Significant PEI Shareholder aggregate at least $500.

            (vi) Upon the expiration of any Surviving Option, the Option Escrow Agent shall transfer to each Significant PEI Shareholder such shareholder's Pro Rata Share of the shares issuable upon exercise of such expiring Surviving Option; provided, however, that if any Significant PEI Shareholder's Pro Rata Share of the shares issuable upon the exercise of such expiring Surviving Option is fewer than 500 shares, the Option Escrow Agent may hold such shares in escrow until the shares to be transferred to such Significant PEI Shareholder under this Agreement aggregate at least 500 shares. Fractional shares shall be rounded to the nearest whole share.

            (vii) In the event of any cashless exercise of any Surviving Options, Parent shall issue to the Person exercising the Surviving Option the number of shares of Parent Common Stock issuable upon exercise of such Surviving Option after deduction of the number of shares of Parent Common Stock or Surviving Options owned by such Person necessary to pay the cashless exercise price (the "SURRENDERED SHARES"), and the Option Escrow Agent shall surrender to Parent a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issued to the Person exercising such Surviving Option. In addition, the Option Escrow Agent shall transfer to each Significant PEI Shareholder from the Option Escrow a number of shares of Parent Common Stock equal to such Significant PEI Shareholder's Pro Rata Share of the Surrendered Shares; provided, however, that if any Significant PEI Shareholder's Pro Rata Share of such Surrendered Shares is less than 500 shares, the Option Escrow Agent may hold such shares in escrow until the aggregate number of undisbursed shares attributable to such Significant PEI Shareholder's Pro Rata Share (together with any undisbursed shares attributable to such Significant PEI Shareholder's Pro Rata Share pursuant to Section 1.5(c)(vi)) is 500 or more shares.

            (viii) In addition to the foregoing, at any time and from time to time, Parent shall, upon the written request of the Option Escrow Agent and the holder of any Surviving Option and within ten business days of such request, issue to such holder the number of shares of Parent Common Stock specified by the Option Escrow Agent and such holder in such request, provided that contemporaneous with such written request, (w) the Surviving Option held by such holder is cancelled, (x) the Option Escrow Agent surrenders to Parent for cancellation a number of shares of Parent Common Stock equal to the number of shares that the Option Escrow Agent and such holder have requested Parent to issue in such request, (y) if Parent is required to withhold taxes, such taxes, together with any amount of social security and Medicare taxes required to be paid in by Parent, are delivered to Parent, and (z) the number of shares remaining in the Option Escrow is equal to or greater than the aggregate number of shares issuable upon exercise of all then outstanding Surviving Options after giving effect to the issuance of such requested shares of Parent Common Stock and the cancellation of any Surviving Options in connection therewith.

            (ix) Upon the expiration or cancellation of all Surviving Options, the Option Escrow Agent shall transfer to each Significant PEI Shareholders its Pro Rata Share of the remaining shares of Parent Common Stock (the "REMAINING OPTION SHARES"). With respect to any transfers of shares of Parent Common Stock to any Significant PEI Shareholder in connection with the Remaining Option Shares, fractional shares shall be rounded to the nearest whole share.

            (x) All warrants issued by PEI that are outstanding immediately prior to the Effective Time and exercisable for shares of PEI Common Stock shall have been converted into PEI Common Stock as a result of the exercise of such warrants or cancelled as of the Effective Time other than the warrants to purchase up to 292,693 shares of PEI Common Stock owned by Richard Mitchen and Robert A. Marks granted under the Warrant Purchase Agreement dated October 17, 1996 among PEI, Willie E. Rigsby and Robert A. Marks (the "RPM WARRANTS") and the warrants to purchase up to 30,499 shares of PEI Common Stock issued by PEI on or about January 29, 1999 to Gary Coury in connection with the issuance of the Coury Debt (the "COURY WARRANTS"); provided that some or all of the RPM Warrants and the Coury Warrants may or may not have been exercised and to the extent unexercised as of the Closing shall be replaced by Parent in accordance with the provisions of Section 1.5(c)(iv) and satisfied from the Option Escrow to the extent such replacement warrants are ever exercised.

            (xi) The shares of PEI Common Stock converted into the right to receive the Merger Consideration (each a "CONVERTED SHARE") shall, by virtue of the Merger and without any action on the part of the holder thereof, at the Effective Time no longer be outstanding and shall at such time be cancelled and retired and shall cease to exist, and each holder of any Converted Shares shall thereafter cease to have any rights with respect to such Converted Shares, except, upon the surrender of certificates representing such Converted Shares as set forth in Section 1.7, the right to receive the Merger Consideration at the times and in the manner set forth below.

            (xii) Fractional shares of Parent Common Stock will not be issued in exchange for PEI Common Stock. In lieu of any fractional share, Parent shall deliver a cash amount equivalent (rounded to the nearest cent) to the amount obtained by multiplying such fraction by the current market price per share of the Parent Common Stock (as determined by the Parent Board of Directors acting in good faith) on the Closing Date. All fractional shares of Parent Common Stock to be received by such holder shall be aggregated, it being the intention of the parties that no holder of PEI Common Stock will receive cash in an amount equal to or greater than the value of one full share of Parent Common Stock. However, if the amount due to any PEI Shareholder is less than $1.00, such amount shall be deemed surrendered. No interest shall be payable with respect to the payment of such cash amount.

            (xiii) The Parent and the Escrow Agent may delegate to the Parent's transfer agent any of their duties hereunder relating to the cancellation and issuance of shares or to the delivery of checks in lieu of fractional shares to the PEI Shareholders.

   1.6  Escrow.

        (a) Of the shares of Parent Common Stock to be issued to each of the shareholders of PEI (the "PEI SHAREHOLDERS") at Closing, 1,000,000 shares will be deducted from the Merger Consideration to be delivered to the Significant PEI Shareholders and be held in escrow pursuant to an escrow agreement (the "INDEMNIFICATION ESCROW AGREEMENT") in the form of the Indemnification Escrow Agreement attached as Exhibit 1.6(a).

        (b) Of the shares of Parent Common Stock to be issued to the PEI Shareholders at the Closing, a number of shares of Parent Common Stock equal to the number of shares of Parent Common Stock issuable upon the exercise of the Surviving Options will be delivered to the Option Escrow Agent to be held in escrow pursuant to the terms of an escrow agreement (the "OPTION ESCROW AGREEMENT") in the form of Option Escrow Agreement attached as Exhibit
1.6(b).

   1.7  Exchange of Certificates.

        (a) At or before the Effective Time, Parent shall supply, or cause to be supplied, to Parent's transfer agent (the "EXCHANGE AGENT"), in trust for the benefit of the holders of PEI Common Stock and Equus (other than the Cancelled Shares), for exchange in accordance with this Section 1.7, certificates evidencing shares of Parent Common Stock and Parent Series A Stock (together, the "PARENT STOCK") issuable pursuant to this Agreement in exchange for outstanding PEI Common Stock and the Remainder Note, respectively.

        (b) As soon as reasonably practicable after the Effective Time (but in no event more than ten days thereafter), Parent shall instruct the Exchange Agent to mail to Equus and to each holder of record of a certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of PEI Common Stock (the "PEI CERTIFICATES"), other than Cancelled Shares, (i) a letter of transmittal, which letter shall specify, among other conditions, that delivery shall be effected, and risk of loss and title to the PEI Certificates shall pass, only upon proper delivery of the PEI Certificates to the Exchange Agent; (ii) instructions to effect the surrender of the PEI Certificates in exchange for certificates evidencing shares of Parent Stock (the "PARENT CERTIFICATES") and, in lieu of any fractional shares thereof, cash; and (iii) instructions to convert the Remainder Note (as hereinafter defined) to 2,500,000 shares of Parent Series A Stock issued to Equus. Upon surrender of a PEI Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, and such other customary documents as may be reasonably required by Parent or the Exchange Agent, the holder of such PEI Certificate shall be entitled to receive in exchange therefor (x) a Parent Certificate evidencing that whole number of shares of Parent Stock which such holder has the right to receive in respect of the shares of PEI Common Stock formerly evidenced by such PEI Certificate in accordance with applicable provisions hereof and (y) cash in lieu of a fractional share of Parent Stock to which such holder is entitled, and the PEI Certificate so surrendered shall forthwith be cancelled. Until surrendered, each outstanding PEI Certificate which represented shares of PEI Common Stock, shall be deemed from and after the Effective Time, for all corporate purposes other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Stock into which such shares of PEI Common Stock may be exchanged in accordance herewith and the right to receive an amount in cash in lieu of the issuance of any fractional shares.

        (c) No dividends or other distributions with respect to Parent Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered PEI Certificate with respect to the Parent Stock such holder is entitled to receive until such holder has surrendered his PEI Certificate. Subject to applicable law, following the surrender of any PEI Certificate, there shall be paid to the record holder of the Parent Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Stock.

        (d) If any Parent Certificate is to be issued in a name other than that in which the PEI Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the PEI Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Parent, or any agent designated by Parent, any transfer or other taxes required by reason of the issuance of a Parent Certificate in any name other than that of the registered holder of the PEI Certificate surrendered.

        (e) Neither Parent nor PEI shall have any liability to any holder of PEI Common Stock for any Merger Consideration (or dividends or distributions with respect thereto) which is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   1.8 Stock Transfer Books. At the Effective Time, the stock transfer books of PEI shall be closed, and there shall be no further registration of transfers of PEI Common Stock on the records of PEI.

   1.9  Dissenting Shares.

        (a) Notwithstanding any provision of this Agreement to the contrary, any shares of PEI Common Stock held by a holder who has exercised appraisal rights for such shares in accordance with the Applicable Corporate Law and who, as of the Effective Time, has not effectively withdrawn or lost such appraisal rights (the "DISSENTING SHARES"), shall not be converted into, or represent a right to receive, the Merger Consideration. Such holders shall be entitled only to such rights as are granted by the Applicable Corporate Law with respect to such Dissenting Shares; provided however, all Dissenting Shares held by holders who fail to perfect or who effectively withdraw or lose their rights to appraisal of such shares under the Applicable Corporate Law shall be converted into and become exchangeable for the right to receive, without interest thereon, the Merger Consideration upon surrender of their PEI Certificates.

        (b) Parent shall give PEI prompt written notice of any demands received by Parent to require Parent to purchase Dissenting Shares, the withdrawal of any such demands, and any other notices or instruments served pursuant to the Applicable Corporate Law and received by Parent. Parent shall not, except with the prior written consent of PEI, voluntarily make any payment with respect to any Dissenting Shares or offer to settle, or settle, any such demands with respect thereto.

   1.10 No Further Ownership Rights in PEI Common Stock. The Merger Consideration delivered upon the surrender of PEI Certificates in accordance with the terms hereof shall be deemed to have been delivered in full satisfaction of all rights pertaining to such PEI Certificates, and there shall be no further registration of transfers on the records of Surviving PEI of shares of PEI Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, PEI Certificates are presented to Surviving PEI for any reason, they shall be cancelled and exchanged for the Merger Consideration as described in Section 1.5.

   1.11 Lost, Stolen or Destroyed Certificates. If any PEI Certificate shall have been lost, stolen or destroyed (a "LOST PEI CERTIFICATE"), the Parent or the Exchange Agent may, in their sole discretion, require the holders of the Lost PEI Certificate to file a sworn affidavit confirming the loss of such PEI Certificate and to deliver a bond in such sum as they may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the Lost PEI Certificate. The Parent shall subsequently use its commercially reasonable best efforts to cause the Exchange Agent to deliver to the registered owner of the Lost PEI Certificate such Merger Consideration as may be required pursuant to this Agreement.

   1.12 Shareholder Approval. Both Parent and PEI shall prepare the necessary proxy materials (which shall be included in a Registration Statement and Joint Proxy Statement on Form S-4 (the "MERGER PROXY") to be filed with the U.S. Securities and Exchange Commission (the "SEC")), to obtain at a shareholders' meeting the required consent, approval or ratification of their respective shareholders in accordance with the Securities Act of 1933, as amended ("SECURITIES ACT"), the Securities Exchange Act of 1934, as amended ("EXCHANGE ACT"), the Applicable Corporate Law and this Agreement, as necessary for the consummation of the transactions contemplated by this Agreement. After the Merger Proxy is approved by the SEC, Parent and PEI shall distribute the Merger Proxy to their respective shareholders and they shall each conduct a shareholders' meeting to approve the matters set forth in the Merger Proxy. The Merger Proxy and related documents shall be in form and substance satisfactory to Parent and PEI. Parent and PEI shall each pay one-half of the distribution and printing expenses, registration fees and listing fees related to the Merger Proxy; provided however, if the transactions contemplated hereby are not consummated because one of the parties fails to obtain shareholder approval, that party shall pay all of such costs. Parent and PEI shall each pay their own financial advisory fees.

   1.13 Tax and Accounting Consequences. It is intended by Parent and PEI that the Merger shall constitute a tax-free reorganization for federal income tax purposes within the meaning of Section 368(a) of the Code. Parent and PEI hereby adopt this Agreement as a "plan of reorganization" within the meaning of
Section 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations. None of Parent, Sub, LC, PEI or any PEI Shareholder will take any actions that disqualify the Merger for such treatment.

2. REPRESENTATIONS AND WARRANTIES OF PARENT

   Parent hereby represents and warrants to PEI and the PEI Shareholders that, except as otherwise disclosed in the Disclosure Schedules or in Parent's Forms 10-KSB for the year ended December 31, 2000 and 10-QSB for the quarter ended March 31, 2001 filed with the SEC (the "CURRENT PARENT SEC DOCUMENTS"), the following statements are true and correct as to Parent and each of its Subsidiaries. For purposes of this Agreement, an entity shall be deemed to be a "SUBSIDIARY" of a second entity if the second entity holds, directly or indirectly through its ownership of one or more Subsidiaries, more than more than 50% of the total outstanding voting power of shares of stock (or equivalent ownership or controlling interest) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or general partners thereof.

   2.1 Organization, Etc. Parent and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of its assets or properties may be situated or where the business of Parent or each of its Subsidiaries, respectively, is conducted, except where the failure to obtain such qualification or license will not have a Parent Material Adverse Effect. For purposes of this Section 2, the term "PARENT MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of Parent or each of its Subsidiaries in an amount of $100,000 or more.

   2.2 Capitalization of Parent. The total authorized capital stock of Parent consists of 75,000,000 shares of Parent Common Stock, of which 12,964,918 shares are issued and outstanding as of the date of this Agreement. No shares are held as treasury stock of Parent. Each issued and outstanding share of capital stock of Parent is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. Except as disclosed on Schedule 2.2, there are no outstanding convertible or exchangeable securities, shares of capital stock, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, Parent. Parent has no liability, contingent or otherwise, to any Person or entity in connection with preemptive or contractual subscription rights or the offer, sale, purchase, surrender or cancellation of any shares of capital stock, convertible or exchangeable securities, warrants, options, rights or other agreements or commitments of any character relating to the issuance and sale of the capital stock of, or other equity ownership in (collectively, "OTHER OWNERSHIP INTERESTS"), Parent or other voting interests or securities of Parent. The shares of Parent Common Stock and the Parent Series A Stock to be issued pursuant to the Merger are, or at the time of issuance will be, duly authorized and, when issued in accordance with the terms of this Agreement, will be validly issued, fully paid and non-assessable. The issuance of the Parent Common Stock to the PEI Shareholders and the issuance of the Parent Series A Stock to Equus in accordance with the terms of this Agreement will transfer to the PEI Shareholders and to Equus valid title to such shares, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances.

   2.3 Parent Series A Stock. At the Effective Time, the Parent Series A Stock will be, upon its issuance, duly authorized, validly issued, fully paid, and nonassessable. At the Effective Time, the underlying Parent Common Stock then and thereafter issuable upon conversion of the Parent Series A Stock will be duly reserved for issuance, and, when issued upon conversion of the Parent Series A Stock, will be duly authorized, fully paid and nonassessable.

   2.4 Subsidiaries. The Subsidiaries of Parent are disclosed in Schedule 2.4. Each Significant Subsidiary (as such term is defined in Rule 1-02 of Regulation S-X under the Securities Act) of Parent has been named in the Parent SEC Documents. Schedule 2.4 contains, with respect to each Subsidiary of Parent, its name and jurisdiction of incorporation and, with respect to each Subsidiary of Parent that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by Parent or a Subsidiary of Parent. All the outstanding shares of capital stock of each Subsidiary of Parent are validly issued, fully paid and non-assessable, and those owned by Parent or by a Subsidiary of Parent are owned free and clear of any security interests, pledges, options, rights of first refusal, liens, claims, encumbrances or any other limitation or restriction (including a restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth in Schedule 2.4, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of the Subsidiaries of Parent.

   2.5 Interim Operations of Sub and LC. Sub was formed solely for the purpose of engaging in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby. LC has solely engaged in the transactions contemplated hereby, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

   2.6 Authority. Each of Parent, LC and Sub has the requisite right, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in this Agreement or contemplated hereby (the "PARENT RELATED DOCUMENTS") and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of each of Parent, LC and Sub. This Agreement has been duly and validly executed and delivered by each of Parent, LC and Sub, and assuming the due authorization, execution and delivery by PEI, constitutes a valid and binding agreement of each of Parent, LC and Sub, enforceable against each of Parent, LC and Sub in accordance with its terms. All of the Parent Related Documents, when duly executed and delivered by Parent, LC and Sub, will constitute legal, valid and binding obligations of each of Parent, LC and Sub, enforceable against each of Parent, LC and Sub in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

   2.7 Consents. No approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by each of Parent, LC or Sub of this Agreement or the Parent Related Documents or the consummation by each of Parent, LC or Sub of the transactions contemplated hereby, except for (i) the filing of articles of merger, in form mutually acceptable to each of Parent and PEI, with the Secretary of State of the State of Texas (the "MERGER FILING"),
(ii) the filing of the Merger Proxy with the SEC, (iii) such filings as may be required under federal and state securities laws, and (iv) approval by (x) Parent's stockholders (including a majority of the stockholders other than Alliance and its Affiliates) of the matters to be submitted to them for approval pursuant to the Merger Proxy and the American Stock Exchange and (y) the SEC. Parent and each of its Subsidiaries have obtained all the licenses and permits that are legally required for the continued operation of their respective businesses after the Effective Time, except such licenses and permits, the absence of which will not have a Parent Material Adverse Effect.

   2.8 Proprietary Rights. Parent and each of its Subsidiaries has full and sufficient rights to use all trade names, brand names, trademarks, service marks and logos and to use and practice all technology, proprietary information, know-how or patented ideas, designs or inventions (collectively "PROPRIETARY RIGHTS") necessary for the present operation of its businesses and the marketing, distribution, sale and use of the materials used and the products sold by Parent and each of its Subsidiaries. To Parent's knowledge, (i) none of the ownership, access to, use or practice of the Proprietary Rights by Parent or any of its Subsidiaries infringes on the rights of any other party and (ii) all Proprietary Rights are valid and enforceable.

   2.9 Title. Except as set forth on Schedule 2.9, Parent and each of its Subsidiaries owns outright, and has full legal and beneficial title to all of its assets, free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, including good and marketable title to all of its real property interests, free and clear of any mortgages, security agreements, liens or encumbrances.

   2.10 Defaults. Neither Parent nor any of its Subsidiaries nor any Designated Plan (as defined herein) of Parent is in default under or in violation of, and the execution and delivery of the Agreement and Parent Related Documents, and the consummation of the transactions contemplated hereby, will not result in a default by Parent or any of its Subsidiaries or any Parent Designated Plan under or a violation of (i) any mortgage, indenture, charter or bylaw provision, provision of any Parent Designated Plan, contract, agreement, lease, commitment or other instrument of any kind to which Parent or any of its Subsidiaries or any Parent Designated Plan is a party or by which Parent or any of its Subsidiaries or any Parent Designated Plan or any of its properties or assets may be bound or affected or
(ii) any law, rule or regulation applicable to Parent or any of its Subsidiaries or any Parent Designated Plan or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over Parent or any Parent Designated Plan, which default or violation could adversely affect the ability of Parent or any of its Subsidiaries to consummate the transactions contemplated hereby or will have a Parent Material Adverse Effect.

   2.11 Full Authority. Parent and each of its Subsidiaries has full power, authority and legal right, and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental Laws (as defined herein), necessary, to own and/or operate its businesses, properties and assets and to carry on its businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and Parent Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental Laws), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a Parent Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a Parent Material Adverse Effect.

   2.12 Parent's SEC Documents. Parent has filed each material form, including, but not limited to, each report, schedule, registration statement and definitive proxy statement required to be filed by Parent with the SEC (the "PARENT SEC DOCUMENTS"). As of its filing date (and, with respect to any registration statement, the date on which it was declared effective), each Parent SEC Document was, and all information to be included by Parent in the Merger Proxy will be, in compliance, in all material respects, with all legal requirements and contained or will contain no untrue statement of a material fact and did not or will not omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made or will be made, not misleading. The financial statements of Parent included in the Parent SEC Documents complied, and the financial statements of Parent included in the Merger Proxy will comply at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments), the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. Since December 31, 2000, there have been no changes in the Parent's method of accounting for tax purposes or any other purposes. The consolidated financial statements of Parent and its consolidated subsidiaries as of December 31, 2000, and as of June 30, 2001, included the Parent SEC Documents, and to be included in the Merger Proxy, disclose or will disclose, as applicable, all liabilities of Parent and its consolidated subsidiaries required to be disclosed therein and contain adequate reserves for taxes and all other material accrued liabilities.

   2.13 Investment Company. Neither Parent nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

   2.14 Undisclosed Liabilities. Except as and to the extent disclosed in the Parent SEC Documents or on Schedule 2.14, neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, contingent or otherwise) which would result in a Parent Material Adverse Effect.

   2.15 Taxes. Parent and each of its Subsidiaries has filed all requisite federal and other Tax Returns, information returns, declarations and reports for all fiscal periods ended on or before December 31, 2000; and there are no claims (nor is there any matter pending which may result in a claim) against Parent or any of its Subsidiaries for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including December 31, 2000 and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the assets of Parent of any of its Subsidiaries, or result in a Parent Material Adverse Effect. The amounts shown as accruals for taxes in the financial statements included in the Current Parent SEC Documents are sufficient for the payment of all taxes of any kind or nature whatsoever for all fiscal periods ended on or before that date. Copies of the federal, state and local income tax returns and franchise tax returns (collectively, "TAX RETURNS") of Parent for its last three fiscal years have been provided to PEI. Except as set forth on Schedule 2.15, neither Parent nor any of its Subsidiaries has obtained an extension of time in which to file any Tax Returns which have not yet been filed. Neither Parent nor any of its Subsidiaries has waived any statute of limitations with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof.

   2.16 Legal Actions. Except as set forth on Schedule 2.16, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or, to the knowledge of Parent (after making inquiry with officers of Parent in a position to have such knowledge) threatened, which involves or may involve Parent, any of its Subsidiaries, or its now or previously owned or operated assets, operations, properties or businesses.

        2.17 Parent Contracts; Parent Plans. Neither Parent nor, to Parent's knowledge, any other party thereto, is in default under or in violation of any Parent Contract or Designated Plan.

        2.18 No Material Adverse Change. Except for the actions contemplated by this Agreement or as set forth on Schedule 2.18, since December 31, 2000, to Parent's knowledge there has not been: (a) any change in Parent's Articles of Incorporation or Bylaws, (b) any change in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of Parent or any of its Subsidiaries resulting in a Parent Material Adverse Effect; (c) any damage, destruction or loss (whether or not covered by insurance) resulting in a Parent Material Adverse Effect on the properties or business of Parent or its Subsidiaries; (d) any change in the number of authorized or outstanding shares of stock, or membership interests, as applicable, of Parent or its Subsidiaries; (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of Parent or its Subsidiaries; (f) any contract or commitment entered into by Parent or any of its Subsidiaries or any incurrence by Parent or its Subsidiaries of any liability or make any capital expenditures in excess of $100,000; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by Parent or any of its Subsidiaries to any of their respective officers, directors, stockholders, employees, consultants or agents; (h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to Parent or its Subsidiaries) or any event or condition of any character which would have a Parent Material Adverse Effect on the business or future prospects of Parent or any of its Subsidiaries; (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of Parent or any of its Subsidiaries to any Person, including, without limitation, the stockholders and their respective Affiliates except as contemplated by this Agreement; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to Parent or any of its Subsidiaries, including, without limitation, any indebtedness or obligation of the stockholders or any of their Affiliates; (1) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of Parent or its Subsidiaries or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of Parent or any of its Subsidiaries; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other entity (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of Parent or any of its Subsidiaries; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which Parent or any of its Subsidiaries is a party; (r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of December 31, 2000, as set forth in the financial statements included in the Current Parent SEC Documents, current liabilities incurred since December 31, 2000 in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; (s) any transaction by Parent or any of its Subsidiaries outside the ordinary course of their respective business or prohibited hereunder; or

(t) any material adverse change in the financial condition, results of operations or business of Parent or its Subsidiaries taken as a whole, and no event or condition has occurred or exists that insofar as may reasonably be foreseen, will result in a material adverse change in the financial condition, results of operations or business of Parent or any of its Subsidiaries taken as a whole.

        2.19 Predecessors. The Parent SEC Documents contain all names under which Parent has done business as well as the names of all predecessors of Parent, including the names of any entities from which Parent previously acquired significant assets.

        2.20 Affiliate Relationships. No Affiliate of the shareholders, and no director, officer or employee of or consultant to Parent or any of its Subsidiaries owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by Parent or its Subsidiaries or that they operate or use, or the use of which is necessary, for their respective business. The term "AFFILIATE" means, with respect to any Person, any other Person which directly or indirectly, by itself or through one or more intermediaries, Controls, or is Controlled by, or is under direct or indirect common Control with, such Person. The term "CONTROL" (and derivations thereof) means the possession, directly or indirectly, of the power to direct, or cause the direction of, the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        2.21 Disclosure. No representation or warranty by Parent in this Agreement, and no statement contained in the Disclosure Schedules or any certificate delivered by Parent to PEI pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

        2.22 Other Disclosures. The following disclosures pertaining to Parent and each of its Subsidiaries are set forth in the Disclosure Schedules:

          (a) Except as disclosed on Schedule 2.22(a), neither Parent nor any of its Subsidiaries has any products or uses any product registrations, and there are no material safety data sheets, toxicology studies or environmental studies with respect to the business of Parent or any of its Subsidiaries;

          (b) Except as disclosed on Schedule 2.22(b), neither Parent nor any of its Subsidiaries owns of record or beneficially, or leases, any real property;

          (c) Schedule 2.22(c) is a list of assets owned by Parent and each of its Subsidiaries as of the date hereof which have been capitalized and have an unamortized value of $10,000 or more, including vehicles and rolling stock, and a list of all leased equipment of Parent and each of its Subsidiaries, including leased vehicles;

          (d) There are no raw materials or other property located at any property owned or leased as lessee by Parent or any of its Subsidiaries that have been consigned to Parent or any of its Subsidiaries, or are otherwise owned by a third party, and have a market value exceeding $10,000;

          (e) Listed on Schedule 2.22(e) is each policy of insurance maintained by Parent and each of its Subsidiaries, and Parent has provided PEI with information on coverages, insurers and expiration dates, an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. Parent represents and warrants that (i) such insurance is currently in full force and effect, (ii) except as set forth on Schedule 2.22(e), Parent's insurance has never been cancelled, (iii) Parent has never been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period (other than increases resulting from the growth of Parent and its Subsidiaries and from the increased cost of insurance generally), (iv) to Parent's knowledge, such coverage is adequate in character and amount, (v) such coverage is placed with financially sound and reputable insurers unaffiliated with any of the stockholders of Parent, and (vi) similar coverage has been in place each year for the past four years.

          (f) Schedule 2.22(f) is a list of each bank, brokerage firm, trust or other financial institution in which Parent or any of its Subsidiaries has an account and the identity of each such account, and each bank in which Parent or any of its Subsidiaries has a safe deposit box, together with the names of all Persons authorized to draw on any such account or have access to any such safe deposit box;

          (g) Schedule 2.22(g) is a list and summary description of, or copies of, all governmental licenses and permits of Parent and each of its Subsidiaries;

          (h) Schedule 2.22(h) is a list of each debt, note, mortgage, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or other instrument creating any debt or contingent obligation of Parent or any of its Subsidiaries, or creating a lien or claim on any assets of Parent or any of its Subsidiaries (other than unsecured trade accounts payable incurred in the ordinary course of business);

          (i) Schedule 2.22(i) is a list of all of Parent's Proprietary Rights and a description of all license fees and royalties (or the basis of calculation thereof) required to be paid now or in the future by Parent or any of its Subsidiaries for the use and practice of its Proprietary Rights;

        (j) Except as disclosed on Schedule 2.22(j), neither Parent nor any of its Subsidiaries has any Contracts. The term "CONTRACT" means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license and other agreement in effect on the date hereof (i) with a party other than a customer or client of Parent or its Subsidiaries and involving the expenditure or receipt of more than $100,000 in any year; (ii) with a customer or client of Parent, its Subsidiaries or Sub and involving the expenditure or receipt of more than $1.0 million over the term thereof; (iii) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third party markets; (iv) which include "most favored nations" or similar pricing or delivery arrangements; (v) requiring Parent, its Subsidiaries or Sub, as the case may be, to indemnify or hold harmless any other Person or entity; (vi) evidencing any warranty obligation of Parent, its Subsidiaries or Sub, as the case may be, with respect to goods, services or products sold or leased by it (other than warranties given in the ordinary course of business); (vii) imposing on Parent, its Subsidiaries or Sub, as the case may be, any confidentiality, non-disclosure or non-compete obligation or containing any acceleration or termination provisions effective upon a change of control of Parent, Subsidiaries or Sub, respectively, or a merger of Parent or Sub into another entity; or (viii) involving collective bargaining agreements or other agreements with any labor union or employee group;

          (k) Neither Parent nor any of its Subsidiaries has powers of attorney presently in effect granted by Parent or any of its Subsidiaries, and all investments of Parent or its Subsidiaries in any equity securities, partnership interests, indebtedness or other interests in any other corporation, or any person, partnership, joint venture, limited liability company, trust, limited partnership or other legal entity; and

          (l) Schedule 2.22(l) includes a list of all current officers, directors and managers of Parent and each of its Subsidiaries. Parent has provided PEI with a complete listing of the compensation of such individuals.

        2.23  Tax Reorganization Representations.

          (a) LC is a domestic eligible entity, as defined in Treasury Regulation Section 301.7701-3(b)(1)(ii), for federal income tax purposes that is wholly owned by Parent and that has not elected to be treated as an association taxable as a corporation under Treasury Regulation Section 301.7701-3(a).

          (b) Prior to the Merger, Parent, through its ownership of LC, will be in control of Sub within the meaning of Section 368(c) of the Code.

          (c) Neither Parent nor LC has any plan or intention to cause Surviving PEI to issue additional shares of its stock that would result in Parent, through its ownership of LC, losing control of Surviving PEI within the meaning of Section 368(c) of the Code.

          (d) Parent has no plan or intention to reacquire any of its stock issued in the Merger.

          (e) Neither Parent nor LC has any plan or intention to liquidate Surviving PEI; to merge Surviving PEI with or into another corporation; to sell or otherwise dispose of the stock of Surviving PEI except for transfers of stock to another corporation controlled by Parent to the extent permitted by Treasury Regulation Section 1.368-2(k)(2); or to cause Surviving PEI to sell or otherwise dispose of any of its assets, except for dispositions made in the ordinary course of business or transfers of assets to a corporation controlled by Parent to the extent permitted by Treasury Regulation Section 1.368-2(k)(2).

          (f) Following the Closing, Parent's and LC's intention is that Surviving PEI will continue the historic business of PEI or use a significant portion of the historic business assets of PEI in a business, all as required to satisfy the "continuity of business enterprise" requirement under Section 368 of the Code.

          (g) Neither Parent nor LC owns, nor has either Parent or LC owned during the past five years, any shares of the stock of PEI.

          (h) Each of Parent, LC and Sub is undertaking the Merger for a bona fide business purpose and not merely for the avoidance of federal income tax.

          (i)  None of Parent, LC or Sub is an investment company as defined in
     Section 368(a)(2)(F)(iii) and (iv) of the Code.

          (j) As of the Closing Date, Sub will have no liabilities which would be assumed by Surviving PEI, and Sub will not transfer to Surviving PEI any assets that are subject to liabilities in the Merger.

          (k) The consideration used by Sub to pay the $2 Million Notes, pursuant to Sections 5.3(i) and 5.5(a) of this Agreement, will be provided by Parent in accordance with Treasury Regulation Section 1.368-2(j)(3)(iii).

          (l) The only assets of Sub prior to the Merger will be assets transferred by Parent to Sub, which assets will be used for the purposes set forth in Treasury Regulation Section 1.368-2(j)(3)(iii).

        2.24 Brokers. Except for fees payable to J.C. Sorensen, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, its Subsidiaries or Sub.

        2.25 Labor and Employment Matters. Neither Parent nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither Parent nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to Parent's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of Parent or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither Parent nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on Schedule 2.25, neither Parent nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as Parent is aware, threatened, between Parent or any of its Subsidiaries and any of their respective employees.

        2.26  Employee Benefit Plans.

          (a) List of Plans. Schedule 2.26(a) includes a complete and accurate list of all employee benefits plans ("PLANS"), as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and material benefit arrangements that are not Plans ("BENEFIT ARRANGEMENTS"), including, but not limited to any (i) employment or consulting agreements, (ii) incentive bonus or deferred bonus arrangements,
     (iii) arrangements providing termination allowance, severance or similar benefits, (iv) equity compensation plans, (v) deferred compensation plans,
     (vi) cafeteria plans, (vii) employee assistance programs, (viii) bonus programs, (ix) scholarship programs, (x) vacation policies, and (xi) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of Parent or a Controlled Company (Plans and Benefit Arrangements collectively referred to herein as "DESIGNATED PLANS"). "CONTROLLED COMPANY" shall mean any entity that, together with Parent as of the relevant determination date under ERISA, is or was required to be treated as a single employer under Section 414 of the Code and any reference to Parent in this Section 2.26 shall also include a reference to a Controlled Company.

          (b) No Title IV Plans or VEBAS. Neither Parent nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with Parent under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither Parent nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with Parent under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During the six years before the Effective Time, Parent has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

          (c) Designated Plans. With respect to each Designated Plan, Parent has delivered to PEI, as applicable, true and complete copies of (i) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), (ii) the trust, group annuity contract or other document that provides for the funding of the Designated Plan or the payment of Designated Plan benefits,
     (iii) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan, (iv) the most recent actuarial report, valuation statement or other financial statement, (v) the most recent Internal Revenue Service ("IRS") determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, (vi) the summary plan description currently in effect and all material modifications thereto, and
     (vii) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by Parent and each of its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to PEI pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any Designated Plan since the date of the most recent report provided with respect thereto.

          (d) Compliance with Law. Except as set forth in Schedule 2.26(d), Parent has operated, and has caused its appointees and nominees to operate, each Designated Plan in a manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except the violation of which would not have a Parent Material Adverse Effect. Except as otherwise disclosed in Schedule 2.26(d), with respect to each Designated Plan that is a Plan, (i) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of
     Part 1 of Subtitle B of Title I of ERISA, (ii) the appropriate Form 5500 has been timely filed for each year of its existence, (iii) there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code relating to the Plan unless exempt under Section 408 of ERISA or
     Section 4975 of the Code, as applicable, and (iv) the bonding requirements of Section 412 of ERISA have been satisfied.

          (e) Contributions. Full payment has been made of all amounts which Parent or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which Parent or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to Section 2.26(a) and have not been increased subsequent to the date as of which documents have been provided.

          (f) Tax Qualification. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. Except as disclosed on Schedule 2.26(f), no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

          (g) Tax or Civil Liability. Neither Parent nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon Parent of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

          (h) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to Parent's knowledge, threatened against, or relating to, any Designated Plan, and Parent has no knowledge of any pending investigation or administrative review by any governmental entity relating to any Designated Plan.

          (i) Retiree Welfare Coverage. Except as set forth in Schedule 2.26(i), no Designated Plan provides any health, life or other welfare coverage to employees of Parent or a Controlled Company beyond termination of their employment with Parent or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under
     Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

          (j) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of Parent or a Controlled Company who is a "disqualified individual" (as such term is defined in proposed Treasury Regulation
     Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment" (as such term is defined in Section 280G(b)(1) of the Code).

        2.27  Environmental Matters.

          (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been received, no complaint has been filed, no penalty has been assessed and no investigation is pending or has been threatened (each, an "ACTION") by any governmental entity or other party with respect to any (i) alleged violation by Parent or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by Parent or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had, or would have, a Parent Material Adverse Effect.

          (b) Except as described in Schedule 2.27(b), neither Parent nor any of its Subsidiaries has any material Environmental Liabilities, and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by Parent or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have, a Parent Material Adverse Effect.

          (c) For the purposes of this Agreement, the following terms have the following meanings:

            (i) "ENVIRONMENTAL LAWS" shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions and governmental restrictions relating to human health, the environment or to emissions, discharges or releases of Hazardous Substances into the environment or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances or the clean-up or other remediation thereof.

            (ii) "ENVIRONMENTAL LIABILITIES" shall mean all liabilities which
     (i) arise under or relate to Environmental Laws and (ii) relate to Regulated Activities occurring or conditions existing on or prior to the Effective Time.

            (iii) "HAZARDOUS SUBSTANCES" shall mean any pollutants, contaminants, toxic, radioactive, caustic or otherwise hazardous substance or waste, including petroleum, its derivatives, by-products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics that is regulated under or by any applicable Environmental Laws.

            (iv) "REGULATED ACTIVITY" shall mean any generation, treatment, storage, recycling, transportation, disposal or release of any Hazardous Substances.

        2.28 Accounts Receivable. The accounts receivable reflected in the most recent balance sheet included in the Merger Proxy, or to be included in the Merger Proxy (the "LATEST PARENT BALANCE SHEET"), and all accounts receivable ensuing since the date of the Latest Parent Balance Sheet, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of offset and are fully collectible in the ordinary course of business without cost or collection efforts therefor except to the extent of the appropriate reserves set forth on the Latest Parent Balance Sheet, and, in the case of accounts receivable arising since the date of the Latest Parent Balance Sheet, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than that reflected by the reserve for bad debts on the Parent Balance Sheet.

        2.29 Inventories. The values at which inventories are shown on the Latest Parent Balance Sheet have been determined in accordance with the normal valuation policy of Parent, consistently applied and in accordance with generally accepted accounting principles. The inventories (and items of inventory acquired or manufactured subsequent to the Latest Parent Balance Sheet) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

        2.30 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate backlog for accepted and unfulfilled orders for the sale of merchandise and orders for services of Parent, including its Subsidiaries, is at least $4,000,000. No outstanding purchase or outstanding lease commitment of Parent or any of its Subsidiaries is presently in excess of the normal, ordinary and usual requirements of its business, was made at any price in excess of the now current market price, or contains terms and conditions more onerous than those usual and customary in Parent's or such Subsidiary's business. Neither Parent nor any of its Subsidiaries is currently obligated to fulfill any fixed-fee Contract that requires expenditures materially in excess of the reasonably anticipated revenues on such Contract. There is no outstanding bid, proposal, Contract or unfilled order of Parent or any of its Subsidiaries which would, if or when accepted, have a Parent Material Adverse Effect.

        2.31 Payments. Parent has not, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of Parent, which Parent knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and Parent has not participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

        2.32 Customers and Suppliers. Schedule 2.32 contains a complete and accurate list of (i) the 10 largest customers of Parent and its Subsidiaries in terms of sales during Parent's last fiscal year and (ii) the 10 largest suppliers of Parent and its Subsidiaries in terms of purchases during Parent's last fiscal year. Parent has provided PEI with information showing the approximate total sales by Parent and its Subsidiaries to each such customer and the approximate total purchases by Parent and its Subsidiaries from each supplier during such fiscal year. Since the date of the Latest Parent Balance Sheet, there has been no adverse change in the business relationship of Parent or its Subsidiaries with any customer or supplier named in Schedule 2.32 which is material to the business or financial condition of Parent.

                   3.  REPRESENTATIONS AND WARRANTIES OF PEI

     PEI hereby represents and warrants to Parent and the Parent stockholders that, except as otherwise disclosed in the Disclosure Schedules, the following statements are true and correct as to PEI and each of its Subsidiaries.

        3.1 Organization, Etc. PEI and each of its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and is duly qualified or licensed as a foreign corporation authorized to do business in all other states in which any of its assets or properties may be situated or where the business of PEI or each of its Subsidiaries is conducted, except where the failure to obtain such qualification or license will not have a PEI Material Adverse Effect. For purposes of this
Section 3, the term "PEI MATERIAL ADVERSE EFFECT" shall mean an adverse effect on the properties, assets, financial position, results of operations, long-term debt, other indebtedness, cash flows or contingent liabilities of PEI or each of its Subsidiaries in an amount of $100,000 or more.

        3.2 Capitalization of PEI. The total authorized capital stock of PEI consists of (a) 20,000,000 shares of PEI Common Stock, of which 6,219,354 shares are issued and outstanding as of the date of this Agreement, and (b) 1,000,000 shares of preferred stock, $1.00 par value, none of which is issued and outstanding as of the date of this Agreement. No shares are held as treasury stock of PEI. Record ownership of the outstanding shares of PEI is set forth on
Schedule 3.2. Each issued and outstanding share of capital stock of PEI is duly and validly authorized and issued, fully paid and non-assessable, and was not issued in violation of the preemptive rights of any past or present shareholder. Except as disclosed on Schedule 3.2, there are no outstanding convertible or exchangeable securities, shares of capital stock, subscriptions, calls, options, warrants, rights or other agreements or commitments of any character relating to the issuance or sale of any shares of capital stock of, or other equity ownership interest in, PEI. PEI has no liability, contingent or otherwise, to any Person or entity in connection with any Other Ownership Interests in PEI or other voting interests or securities of PEI.

        3.3 Subsidiaries. All Subsidiaries of PEI are disclosed in Schedule 3.3, which contains each Subsidiary's name and jurisdiction of incorporation and, with respect to each Subsidiary of PEI that is not wholly owned, the number of issued and outstanding shares of capital stock and the number of shares of capital stock owned by PEI or a Subsidiary of PEI. All of the outstanding shares of capital stock of each Subsidiary of PEI are validly issued, fully paid and non-assessable, and those owned by PEI or by a Subsidiary of PEI are owned free and clear of any security interests, pledges, options, rights of first refusal, liens, claims, encumbrances or any other limitation or restriction (including a restriction on the right to vote or sell the same except as may be provided as a matter of law). Except as set forth in Schedule 3.3, there are no existing options, warrants, calls or other rights, agreements or commitments of any character relating to the issued or unissued capital stock or other securities of any of PEI or a Subsidiary of PEI.

        3.4 Authority. PEI has the requisite right, power and authority to execute, deliver and perform this Agreement and all documents and instruments referred to in this Agreement or contemplated hereby (the "PEI RELATED DOCUMENTS") and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of PEI. This Agreement has been duly and validly executed and delivered by PEI, and assuming the due authorization, execution and delivery by Parent, LC and Sub, constitutes a valid and binding agreement of PEI, enforceable against PEI in accordance with its terms. All of the PEI Related Documents, when duly executed and delivered by PEI, will constitute legal, valid and binding obligations of PEI, enforceable against PEI in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors' rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

        3.5 Consents. Except as set forth on Schedule 3.5, no approval, consent, order or action of or filing with any court, administrative agency, governmental authority or other third party is required for the execution, delivery or performance by PEI of this Agreement or the PEI Related Documents or the consummation by PEI of the transactions contemplated hereby, except for (i) the Merger Filing, (ii) such filings as may be required under federal and state securities laws, and (iii) approval by PEI's shareholders of the matters to be submitted to them for approval pursuant to the Merger Proxy. PEI and each of its Subsidiaries has obtained all the licenses and permits that are legally required for the continued operation of their respective business after the Effective Time, except such licenses and permits, the absence of which will not have a PEI Material Adverse Effect.

        3.6 Proprietary Rights. PEI and each of its Subsidiaries has full and sufficient rights to use all Proprietary Rights necessary for the present operation of its businesses and the marketing, distribution, sale and use of the materials used and the products sold by PEI and each of its Subsidiaries. To PEI's knowledge, (i) none of the ownership, access to, use or practice of the Proprietary Rights by PEI or any of its Subsidiaries infringes on the rights of any other party and (ii) all Proprietary Rights of PEI or any of its Subsidiaries are valid and enforceable.

        3.7 Title. Except as set forth on Schedule 3.7, PEI and each of its Subsidiaries owns outright, and has full legal and beneficial title to all of its assets free and clear of all liens, pledges, mortgages, security interests, conditional sales contracts and encumbrances, including good and marketable title to all of its real property interests, free and clear of any mortgages, security agreements, liens or encumbrances.

        3.8 Defaults. Except as set forth on Schedule 3.8, neither PEI nor any of its Subsidiaries nor any Designated Plan (as defined in Section 2.26(a)) of PEI is in default under or in violation of, and the execution and delivery of this Agreement and the PEI Related Documents, and the consummation of the transactions contemplated hereby, will not result in a default by PEI, any of its Subsidiaries or any PEI Designated Plan under or a violation of (i) any mortgage, indenture, charter or bylaw provision, provision of any PEI Designated Plan, contract, agreement, lease, commitment or other instrument of any kind to which PEI, its Subsidiaries or any PEI Designated Plan is a party or by which PEI, its Subsidiaries or any PEI Designated Plan or any of its properties or assets may be bound or affected or (ii) any law, rule or regulation applicable to PEI or any PEI Designated Plan or any court injunction, order or decree, or any valid and enforceable order of any governmental agency in effect having jurisdiction over PEI, its Subsidiaries or any PEI Designated Plan, which default or violation could adversely affect the ability of PEI to consummate the transactions contemplated hereby or will have a PEI Material Adverse Effect.

        3.9 Full Authority. PEI and each of its Subsidiaries has full power, authority and legal right, and has all licenses, permits, qualifications, and other documentation (including permits required under applicable Environmental
Laws) necessary, to own and/or operate their respective businesses, properties and assets and to carry on its businesses as being conducted on the date hereof, and such businesses are now being conducted and such assets and properties are being owned and/or operated, and PEI Plans have been implemented and maintained, in compliance with all applicable laws (including Environmental Laws), ordinances, rules and regulations of any governmental agency of the United States, any state or political subdivision thereof, or any foreign jurisdiction, all applicable court or administrative agency decrees, awards and orders and all such licenses, permits, qualifications and other documentation, except where the failure to comply will not have a PEI Material Adverse Effect, and there is no existing condition or state of facts which would give rise to a violation thereof or a liability or default thereunder, except where a violation, liability or default will not have a PEI Material Adverse Effect.

        3.10 PEI's SEC Documents. All information included by PEI in the Merger Proxy will be in compliance, in all material respects, with all legal requirements and will not contain any untrue statement of a material fact or omit any statement of a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. The financial statements of PEI included in the Merger Proxy will comply, at the time of filing with the SEC (and, with respect to any registration statement, at the time it was declared effective), in all material respects, with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and will be prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods involved and will fairly present, in all material respects (subject, in the case of the unaudited statements, to normal, recurring year-end audit adjustments), the consolidated financial position of PEI and its consolidated subsidiaries as of the dates thereof and the consolidated results of their operations and changes in financial position for the periods then ended. Since December 31, 2000, there have been no changes in PEI's method of accounting for tax purposes or any other purposes. The consolidated financial statements of PEI and its consolidated Subsidiaries as of December 31, 2000, and as of June 30, 2001 to be included in the Merger Proxy will disclose, as applicable, all liabilities of PEI and its consolidated subsidiaries required to be disclosed therein and contain adequate reserves for taxes and all other material accrued liabilities.

        3.11 Investment Company. Neither PEI nor any of its Subsidiaries is an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended, or a "holding company," a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        3.12 Undisclosed Liabilities. Except as and to the extent specifically disclosed on the audited financial statements of PEI dated as of and for the period ended December 31, 2000 and the unaudited balance sheets and statements of income, changes of shareholders' equity and cash flows for the period from January 1, 2000 to March 31, 2001 provided to Parent prior to the date of this Agreement or as described on Schedule 3.12, neither PEI nor any of its Subsidiaries has any liabilities or obligations of any nature (whether absolute, contingent or otherwise) which would result in a PEI Material Adverse Effect.

        3.13 Taxes. PEI and each of its Subsidiaries has filed all requisite federal and other Tax Returns, information returns, declarations and reports for all fiscal periods ended on or before December 31, 2000; and there are no claims (nor is there any matter pending which may result in a claim) against PEI or any of its Subsidiaries for federal, state or local income, sales, use, franchise or other taxes for any period or periods prior to and including December 31, 2000, and no notice of any claim, whether pending or threatened, for taxes has been received which would create a lien on the assets of PEI or its Subsidiaries, or result in a PEI Material Adverse Effect. The amounts shown as accruals for taxes in the financial statements included in the Merger Proxy are sufficient for the payment of all taxes of any kind or nature whatsoever for all fiscal periods ended on or before that date. Copies of all PEI Tax Returns for its last three fiscal years have been provided to Parent. Except as set forth on Schedule 3.13, neither PEI nor any of its Subsidiaries has obtained any extensions of time in which to file any Tax Return which has not yet been filed. Neither PEI nor any of its Subsidiaries has waived any statutes of limitation with respect to federal, state, or local income, sales, use, franchise or other taxes or agreed to any extensions of time with respect to a tax assessment or deficiency, except for such waivers or extensions which, by their terms, have lapsed as of the date hereof.

        3.14 Legal Actions. Except as set forth on Schedule 3.14, no legal action, suit, audit, investigation, unfair labor practice charge, complaint, claim, grievance, or proceeding by or before any court, arbitration panel, governmental authority or third party is pending or, to the knowledge of PEI or any of its Subsidiaries (after making inquiry with officers of PEI in a position to have such knowledge) threatened, which involves or may involve PEI, its

Subsidiaries or their now or previously owned or operated assets, operations, properties or businesses.

        3.15 PEI Contracts; PEI Plans. Neither PEI nor any other party thereto is in default under or in violation of any PEI Contract or PEI Designated Plan.

        3.16 No Material Adverse Change. Except for the actions contemplated by this Agreement or as set forth in Schedule 3.16, since December 31, 2000, to PEI's knowledge, there has not been: (a) any change in PEI's Articles of Incorporation or Bylaws, (b) any change in the financial condition, assets, liabilities (contingent or otherwise), income, business or prospects of PEI or any of its Subsidiaries resulting in a PEI Material Adverse Effect; (c) any damage, destruction or loss (whether or not covered by insurance) resulting in a PEI Material Adverse Effect on the properties or business of PEI or any of its Subsidiaries; (d) any change in the authorized or outstanding shares of stock or membership interests, as applicable, of PEI or its Subsidiaries; (e) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of PEI or its Subsidiaries; (f) any contract or commitment entered into by PEI or any of its Subsidiaries, or any incurrence by PEI or any of its Subsidiaries, or any agreement by PEI or any of its Subsidiaries to incur any liability or make any capital expenditures in excess of $100,000; (g) any increase in the compensation, bonus, sales commissions or fee arrangement payable or to become payable by PEI or any of its Subsidiaries to any of their respective officers, directors, shareholders, employees, consultants or agents;
(h) any work interruptions, labor grievances or claims filed, proposed law or regulation (the existence of which is known, or under the normal course of business should be known, to PEI or its Subsidiaries) or any event or condition of any character which would have a PEI Material Adverse Effect on the business or future prospects of PEI or any of its Subsidiaries; (i) any creation, assumption or permitting to exist any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired; (j) any sale or transfer, or any agreement to sell or transfer, any material assets, properties or rights of PEI or any of its Subsidiaries to any Person, including, without limitation, the shareholders and their respective Affiliates except as contemplated by this Agreement; (k) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to PEI or its Subsidiaries, including, without limitation, any indebtedness or obligation of the shareholders or any of their Affiliates; (l) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, properties or rights of PEI or its Subsidiaries or requiring consent of any party to the transfer and assignment of any such assets, properties or rights; (m) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets of PEI or any of its Subsidiaries; (n) any negotiation for the acquisition of any business or start-up of any new business; (o) any merger or consolidation or agreement to merge or consolidate with or into any other entity (except the transactions contemplated by this Agreement); (p) any waiver of any material rights or claims of Parent or any of its Subsidiaries; (q) any breach, amendment or termination of any material contract, agreement, license, permit, permit application or other right to which PEI or any of its Subsidiaries is a party;
(r) any discharge, satisfaction, compromise or settlement of any claim, lien, charge or encumbrance or payment of any obligation or liability, contingent or otherwise, other than current liabilities as of December 31, 2000, as set forth in the financial statements to be included in the Merger Proxy, current liabilities incurred since

December 31, 2000 in the ordinary course of business and prepayments of obligations in accordance with normal and customary past practices; (s) any transaction by PEI or any of its Subsidiaries outside the ordinary course of their respective business or prohibited hereunder, or (t) any material adverse change in the financial condition, results of operations or business of PEI or its Subsidiaries, taken as a whole, and no event or condition has occurred or exists that insofar as may reasonably be foreseen, will result in a material adverse change in the financial condition, results of operations or business of PEI and any of its Subsidiaries, taken as a whole.

        3.17 Predecessors. Schedule 3.17 contains all names under which PEI or its Subsidiaries have done business during the last five years as well as the names of all predecessors of PEI or its Subsidiaries, including the names of any entities from which PEI or its Subsidiaries previously acquired significant assets during the last five years.

        3.18 Affiliate Relationships. Except as set forth on Schedule 3.18, no Affiliate (as defined in Section 2.20) of the shareholders, and no director, officer or employee of or consultant to PEI or its Subsidiaries owns, directly or indirectly, in whole or in part, any property, asset or right, tangible or intangible, which is associated with any property, asset or right owned by PEI or its Subsidiaries, or which PEI or its Subsidiaries are operating or using or the use of which is necessary for their respective businesses.

        3.19 Disclosure. No representation or warranty by PEI in this Agreement, and no statement contained in the Disclosure Schedules or any certificate delivered by PEI to Parent pursuant to this Agreement, contains or will contain any untrue statement of a material fact or omits or will omit any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they are or were made, not misleading.

        3.20 Other Disclosures. The following disclosures pertaining to PEI and each of its Subsidiaries are set forth in the Disclosure Schedules:

          (a) Except as disclosed on Schedule 3.20(a), neither PEI nor any of its Subsidiaries has any products or uses any product registrations, and there are no material safety data sheets, toxicology studies or environmental studies with respect to the business of PEI or any of its Subsidiaries;

          (b) Except as disclosed on Schedule 3.20(b), PEI or any of its Subsidiaries neither owns of record or beneficially, nor leases, any real property;

          (c) Schedule 3.20(c) is a list of assets owned by PEI and each of its Subsidiaries as of the date hereof which have been capitalized and have an unamortized value of $10,000 or more, including vehicles and rolling stock, and a list of all leased equipment of PEI or its Subsidiaries, including leased vehicles;

          (d) Except as set forth on Schedule 3.20(d), there are no raw materials or other property located at any property owned or leased as lessee by PEI or any of its Subsidiaries that have been consigned to PEI, or are otherwise owned by a third party, that in the aggregate, have a market value exceeding $10,000;

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

          (e) Listed on Schedule 3.20(e) is each policy of insurance maintained by PEI and each of its Subsidiaries, and PEI has provided Parent with information on premiums, coverages, insurers, expiration dates and deductibles, an accurate list of all insurance loss runs and workers' compensation claims received for the past three policy years. PEI represents and warrants that (i) such insurance is currently in full force and effect; (ii) insurance held by PEI or any of its Subsidiaries has never been cancelled; (iii) neither PEI nor any of its Subsidiaries has been denied coverage or experienced a substantial increase in premiums or a substantial reduction in coverage from one policy period to the next policy period other than increases resulting from the growth of PEI and its Subsidiaries and from the increased cost of insurance generally; (iv) to PEI's knowledge, such coverage is adequate in character and amount; (v) such coverage is placed with financially sound and reputable insurers unaffiliated with any of the PEI Shareholders; and (vi) similar coverage has been in place each year for the past four years;

          (f) Schedule 3.20(f) is a list of each bank, brokerage firm, trust or other financial institution in which PEI or any of its Subsidiaries has an account and the identity of each such account, and each bank in which PEI or any of its Subsidiaries has a safe deposit box, together with the names of all Persons authorized to draw on any such account or have access to any such safe deposit box;

          (g) Schedule 3.20(g) is a list and summary description of, or copies of, all governmental licenses and permits of PEI and each of its Subsidiaries;

          (h) Schedule 3.20(h) is a list of each debt, note, mortgage, security agreement, pledge agreement, guaranty, bond, letter of credit, lease or other instrument creating any debt or contingent obligation of PEI or its Subsidiaries, or creating a lien or claim on any assets of Parent or any of its Subsidiaries (other than unsecured trade accounts payable incurred in the ordinary course of business), including a list of any indebtedness of PEI or its Subsidiaries to any PEI Shareholder;

          (i) Schedule 3.20(i) is a list of all of PEI's Proprietary Rights and a description of all license fees and royalties (or the basis of calculation thereof) required to be paid now or in the future by PEI or its Subsidiaries for the use and practice of its Proprietary Rights;

          (j) Except as disclosed on Schedule 3.20(j), neither PEI nor its Subsidiaries has any PEI Contracts. The term "PEI CONTRACT" means each contract, lease, undertaking, commitment, mortgage, indenture, note, security agreement, license and other agreement of PEI or its Subsidiaries in effect on the date hereof (i) with a party other than a customer or client of PEI or its Subsidiaries and involving the expenditure or receipt of more than $100,000 in any year; (ii) with a customer or client of PEI and involving the expenditure or receipt of more than $1.0 million over the term thereof; (iii) containing provisions calling for the sale or purchase of raw materials, products or services at prices that vary from the market prices of such raw materials, products or services generally prevailing in customary third party markets; (iv) which include "most favored nations" or similar pricing or delivery arrangements; (v) requiring PEI or its Subsidiaries to indemnify or hold harmless any other Person or entity; (vi) evidencing any warranty obligation of PEI or its Subsidiaries with respect to goods, services or products sold or

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

     leased by it (other than warranties given in the ordinary course of business); (vii) imposing on PEI or its Subsidiaries any confidentiality, non-disclosure or non-compete obligation or containing any acceleration or termination provisions effective upon a change of control of PEI, or a merger of PEI into another entity; or (viii) involving collective bargaining agreements or other agreements with any labor union or employee group;

          (k) Neither PEI nor any of its Subsidiaries has powers of attorney presently in effect granted by PEI or any of its Subsidiaries and all investments of PEI or its Subsidiaries in any equity securities, partnership interests, indebtedness or other interests in any other corporation, or any person, partnership, joint venture, limited liability company, trust, limited partnership or other legal entity; and

          (l) Schedule 3.20(l) includes a list of all officers, directors and managers of PEI and each of its Subsidiaries. PEI has provided Parent with a complete listing of the compensation and such individuals.

        3.21 Brokers. Except for fees payable to T.E. Mills & Associates, no broker, investment banker or other Person is entitled to any broker's, finder's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of PEI or any of its Subsidiaries.

        3.22 Labor and Employment Matters. Neither PEI nor any of its Subsidiaries has employees who are represented by a labor union or organization, no labor union or organization has been certified or recognized as a representative of any such employees, and neither PEI nor any of its Subsidiaries is a party to or has any obligation under any collective bargaining agreement or other contract or agreement with any labor union or organization. There are no pending or, to PEI's knowledge, threatened, representation campaigns, elections or proceedings or questions concerning union representation involving any employees of either PEI or any of its Subsidiaries. Neither PEI nor any of its Subsidiaries has any knowledge of any activities or efforts of any labor union or organization (or representatives thereof) to organize any of its employees, any demands for recognition or collective bargaining, any strikes, slowdowns, work stoppages or lock-outs of any kind, or threats thereof, by or with respect to any employees of PEI or any of its Subsidiaries, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during a three-year period preceding the date hereof. Neither PEI nor any of its Subsidiaries has engaged in, admitted committing, or been held in any administrative or judicial proceeding to have committed any unfair labor practice under the National Labor Relations Act, as amended. Except as set forth on Schedule 3.22, neither PEI nor any of its Subsidiaries is involved in any industrial or trade dispute or any dispute or negotiation regarding a claim of material importance with any labor union or organization concerning its employees, and there are no controversies, claims, demands or grievances of material importance pending or, so far as PEI is aware, threatened, between PEI or any of its Subsidiaries and any of its employees.

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

        3.23  Employee Benefit Plans.

          (a) List of Plans. Schedule 3.23(a) includes a complete and accurate list of all Plans and Benefit Arrangements of PEI or its Subsidiaries, including, but not limited to any (i) employment or consulting agreements,
     (ii) incentive bonus or deferred bonus arrangements, (iii) arrangements providing termination allowance, severance or similar benefits, (iv) equity compensation plans, (v) deferred compensation plans, (vi) cafeteria plans,
     (vii) employee assistance programs, (viii) bonus programs, (ix) scholarship programs, (x) vacation policies, and (xi) stock option plans that are currently in effect or were maintained within three years of the Effective Time, or have been approved before the Effective Time but are not yet effective, for the benefit of directors, officers, employers or former employees (or their beneficiaries) of PEI or a Controlled Company ("PEI DESIGNATED PLANS").

          (b) No Title IV Plans or VEBAS. Neither PEI nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with PEI under Section 414 of the Code has ever maintained, had any obligation to contribute to or incurred any liability with respect to a pension plan that is or was subject to the provisions of Title IV of ERISA or Section 412 of the Code. Neither PEI nor any entity (whether or not incorporated) that was at any time during the six years before the Effective Time treated as a single employer together with PEI under Section 414 of the Code has ever maintained, had an obligation to contribute to, or incurred any liability with respect to a multiemployer pension plan as defined in Section 3(37) of ERISA. During the six years before the Effective Time, PEI has not maintained, had an obligation to contribute to or incurred any liability with respect to a voluntary employees beneficiary association that is or was intended to satisfy the requirements of Section 501(c)(9) of the Code.

          (c) Designated Plans. With respect to each PEI Designated Plan, PEI has delivered to Parent, as applicable, true and complete copies of (i) all written documents comprising such Plan or each Benefit Arrangement (including amendments and individual agreements relating thereto), (ii) the trust, group annuity contract or other document that provides for the funding of the PEI Designated Plan or the payment of Designated Plan benefits, (iii) the three most recent annual Form 5500, 990 and 1041 reports (including all schedules thereto) filed with respect to the Designated Plan, (iv) the most recent actuarial report, valuation statement or other financial statement, (v) the most recent IRS determination letter and all rulings or determinations requested from the IRS after the date of that determination letter, (vi) the summary plan description currently in effect and all material modifications thereto, and (vii) all other correspondence from the IRS or Department of Labor received that relate to one or more of the Designated Plans with respect to any matter, audit or inquiry that is still pending. All information provided by PEI and each of its Subsidiaries to the individuals who prepared any such financial statements was true, correct and complete in all material respects. Each financial or other report delivered to PEI pursuant hereto is accurate in all material respects, and there has been no material adverse change in the financial status of any PEI Designated Plan since the date of the most recent report provided with respect thereto.

        (d) Compliance with Law. Except as set forth in Schedule 3.23(d), PEI has operated, and has caused its appointees and nominees to operate, each Designated Plan in a

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

     manner which is in compliance with the terms thereof and with all applicable law, regulations and administrative agency rulings and requirements applicable thereto, except the violation of which would not have a PEI Material Adverse Effect. Except as otherwise disclosed in
     Schedule 3.23(d), with respect to each Designated Plan that is a Plan, (i) the Plan is in compliance with ERISA in all material respects, including but not limited to all reporting and disclosure requirements of Part 1 of Subtitle B of Title I of ERISA, (ii) the appropriate Form 5500 has been timely filed for each year of its existence, (iii) there has been no transaction described in Sections 406 or 407 of ERISA or Section 4975 of the Code relating to the Plan unless exempt under Section 408 of ERISA or
     Section 4975 of the Code, as applicable, and (iv) the bonding requirements of Section 412 of ERISA have been satisfied.

          (e) Contributions. Full payment has been made of all amounts which PEI or a Controlled Company is required, under applicable law or under any Designated Plan or any agreement related to any Designated Plan to which PEI or a Controlled Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of each Designated Plan ended prior to the date hereof. Benefits under all Designated Plans are as represented in the governing instruments provided pursuant to Section 3.23(a) and have not been increased subsequent to the date as of which documents have been provided.

          (f) Tax Qualification. Each Designated Plan, as amended to date, that is intended to be qualified under Section 401(a) and 501(a) of the Code has been determined to be so qualified by the IRS, has been submitted to the IRS for a determination with respect to such qualified status or the remedial amendment period established under Section 402(b) of the Code with respect to the Designated Plan will not have expired prior to the Effective Time. Except as disclosed on Schedule 3.23(f), no facts have occurred which if known by the IRS could cause disqualification of any such Plan.

          (g) Tax or Civil Liability. Neither PEI nor a Controlled Company has participated in, or is aware of, any conduct that could result in the imposition upon PEI of any excise tax under Sections 4971 through 4980B of the Code or civil liability under Section 502(i) of ERISA with respect to any Designated Plan.

          (h) Claims Liability. There is no action, claim or demand of any kind (other than routine claims for benefits) that has been brought or, to PEI's knowledge, threatened against, or relating to, any Designated Plan, and PEI has no knowledge of any pending investigation or administrative review by any governmental entity relating to any Designated Plan.

          (i) Retiree Welfare Coverage. Except as set forth in Schedule 3.23(i), no Designated Plan provides any health, life or other welfare coverage to employees of PEI or a Controlled Company beyond termination of their employment with PEI or a Controlled Company by reason of retirement or otherwise, other than coverage as may be required under Section 4980B of the Code or Part 6 of ERISA, or under the continuation of coverage provisions of the laws of any state or locality.

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

        (j) No Excess Parachute Payments. No amount that could be received (whether in cash or property or the vesting of property) as a result of any of transactions contemplated by this Agreement by any employee, officer or director of PEI or a Controlled Company who is a "disqualified individual" under any employment, severance or termination agreement, other compensation arrangement or Designated Plan currently in effect would be characterized as an "excess parachute payment."

   3.24  Environmental Matters.

        (a) No Action has been filed by any governmental entity or other party with respect to any (i) alleged violation by PEI or any of its Subsidiaries of any Environmental Law, (ii) alleged failure by PEI or any such Subsidiary to have any environmental permit, certificate, license, approval, registration or authorization required in connection with the conduct of its business or (iii) Regulated Activity, in each case where such Action has had, or would have, a PEI Material Adverse Effect.

        (b) Neither PEI nor any of its Subsidiaries has any material Environmental Liabilities, and there has been no release of Hazardous Substances into the environment or violation of any Environmental Law by PEI or any such Subsidiary or with respect to any of their respective properties which has had, or would reasonably be expected to have, a PEI Material Adverse Effect.

   3.25 Accounts Receivable. The accounts receivable reflected in the most recent balance sheet of PEI included in the Merger Proxy (the "LATEST PEI BALANCE SHEET"), and all accounts receivable ensuing since the date of the Latest PEI Balance Sheet, represent bona fide claims against debtors for sales, services performed or other charges arising on or before the date hereof, and all the goods delivered and services performed which gave rise to said accounts were delivered or performed in accordance with the applicable orders, PEI Contracts or customer requirements. Said accounts receivable are subject to no defenses, counterclaims or rights of offset and are fully collectible in the ordinary course of business without cost or collection efforts therefor except to the extent of the appropriate reserves set forth on the Latest PEI Balance Sheet, and, in the case of accounts receivable arising since the date of the Latest PEI Balance Sheet, to a reasonable allowance for bad debts which does not reflect a rate of bad debts more than that reflected by the reserve for bad debts on the PEI Balance Sheet.

   3.26 Inventories. The values at which inventories are shown on the Latest PEI Balance Sheet have been determined in accordance with the normal valuation policy of the PEI, consistently applied and in accordance with generally accepted accounting principles. The inventories (and items of inventory acquired or manufactured subsequent to the Latest PEI Balance Sheet) consist only of items of quality and quantity commercially usable and salable in the ordinary course of business, except for any items of obsolete material or material below standard quality, all of which have been written down to realizable market value, or for which adequate reserves have been provided.

   3.27 Purchase Commitments and Outstanding Bids. As of the date of this Agreement, the aggregate backlog for accepted and unfulfilled orders for the sale of merchandise and orders

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

for services of PEI, including its Subsidiaries, shall be at least $12,000,000. No outstanding purchase or outstanding lease commitment of PEI or any of its Subsidiaries is presently in excess of the normal, ordinary and usual requirements of its business, was made at any price in excess of the now current market price, or contains terms and conditions more onerous than those usual and customary in PEI's or such Subsidiary's business. Neither PEI nor any of its Subsidiaries is currently obligated to fulfill any fixed-fee Contract that requires expenditures materially in excess of the reasonably anticipated revenues on such Contract. There is no outstanding bid, proposal, Contract or unfilled order of PEI or any of its Subsidiaries which would, if or when accepted, have a PEI Material Adverse Effect.

   3.28 Payments. Neither PEI nor any of its Subsidiaries has, directly or indirectly, paid or delivered any fee, commission or other sum of money or item or property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which is in any manner related to the business or operations of PEI or its Subsidiaries, which PEI knows or has reason to believe to have been illegal under any federal, state or local laws of the United States or any other country having jurisdiction; and neither PEI nor its Subsidiaries has participated, directly or indirectly, in any boycotts or other similar practices affecting any of its actual or potential customers and has at all times done business in an open and ethical manner.

   3.29 Customers and Suppliers. Schedule 3.29 contains a complete and accurate list of (i) the 10 largest customers of PEI and its Subsidiaries in terms of sales during PEI's last fiscal year, and (ii) the 10 largest suppliers of PEI and its Subsidiaries in terms of purchases during PEI's last fiscal year. PEI has provided Parent with information showing the approximate total sales by PEI and its Subsidiaries to each such customer and the approximate total purchases by PEI and its Subsidiaries from each supplier during such fiscal year. Since the date of the latest PEI Balance Sheet, there has been no adverse change in the business relationship of PEI or any of its Subsidiaries with any customer or supplier named in the Schedule 3.29 which is material to the business or financial condition of PEI.

4. CERTAIN COVENANTS, AGREEMENTS AND PRE-CLOSING MATTERS

   4.1  Tax Matters.

        (a) Unless the other parties shall otherwise agree in writing, none of PEI, Parent, LC, Sub or Surviving PEI shall knowingly take or fail to take any action, which action or failure to act would jeopardize the qualification of the Merger as a tax-free reorganization within the meaning of Section 368(a) of the Code.

        (b) Parent and LC shall not make an election on IRS Form 8832, pursuant to Treasury Regulation Section 301.7701-3(c), to classify LC as an association (and thus taxable as a corporation) for federal income tax purposes.

        (c) In rendering the opinion required by Section 5.1(k) of this Agreement, Gardere Wynne Sewell LLP may request and rely upon representations contained in certificates

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

of officers of Parent and PEI, and Parent and PEI shall use their best efforts to make available such truthful certificates.

   4.2 Access. Each of PEI and Parent shall cooperate fully in permitting the other and its representatives to make a full investigation of the properties, operations and financial condition of such party, and shall afford the other and its representatives reasonable access to the offices, buildings, real properties, machinery and equipment, inventory and supplies, records, files, books of account, tax returns, agreements and commitments and personnel of such party. Any such inspection shall occur during normal business hours and shall be scheduled by a party following request for access made to the other party. Each party will use its reasonable best efforts to conduct its review in such a manner as not to be disruptive to the other party's employees or business operations. Each party shall reimburse the other for any damage caused by such party or its representatives during the review process.

   4.3 Approval of the Merger Proxy. Each of PEI and Parent shall cooperate fully in preparing and filing the Merger Proxy, and in obtaining at their respective shareholders' meeting the required consent, approval or ratification of the matters in the Merger Proxy by their respective shareholders in accordance with the Securities Act, the Exchange Act, this Agreement, and the Applicable Corporate Law. Upon securing the approval of the Merger Proxy, each of PEI and Parent shall cooperate fully in making any amendments thereto required, if any, between the date of effectiveness and the date of the shareholders' meetings.

   4.4 Operations in the Ordinary Course. From the date of this Agreement until the Effective Time, each of PEI and Parent will conduct its business in a commercially prudent manner, as a going concern and in the ordinary course (except as necessary or appropriate as a result of the transactions contemplated herein). Consistent with such operation, it will comply in all material respects with applicable legal and contractual obligations, consistent with past practice. Each of PEI and Parent shall make all reasonable efforts to preserve intact its present business organization, keep available the services of its officers and employees, and preserve its relationships with its customers, suppliers and others having business dealings with it, to the end that its business shall not be materially impaired on or prior to the Effective Time. From the date of this Agreement until the Effective Time, each of PEI and the Parent shall maintain its respective records and books of account in a manner that fairly reflects, in all material respects, its income, expenses, assets and liabilities consistent with past practice.

   4.5 Transactions Affecting Business and Properties. Except as specifically required by this Agreement or as set forth on Schedule 4.5, from the date of this Agreement until the Effective Time, without the prior written consent of the other party, neither PEI nor Parent will, without the prior written approval of the other: (a) make any single capital commitment in excess of $25,000, or $100,000 in the aggregate, (b) incur any indebtedness for money borrowed other than borrowings in the ordinary course of business consistent with past practice, (c) declare, set aside or pay any dividend or make any other distribution regarding its outstanding securities, (d) do any act other than in the ordinary course of business consistent with past practice, or (e) mortgage or otherwise encumber, voluntarily or involuntarily, presently or prospectively, any of its assets or properties. Neither PEI nor the Parent shall agree, without the prior written consent of the other, to (i) any adverse modification of the terms of any document

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

or contractual arrangement or to prepay or incur additional material obligations to any Person, whenever effective, (ii) dispose of any assets under its control, except in the ordinary course of business, (iii) materially increase the annual level of compensation of any employee, or increase at all the annual level of compensation of any Person whose compensation in the last preceding fiscal year exceeded $75,000, or grant any unusual or extraordinary bonuses, benefits or other forms of direct or indirect compensation to any employee, officer, director or consultant, except in amounts in keeping with past practices by formulas or otherwise, or (iv) increase, terminate, amend or otherwise modify any plan for the benefit of employees.

   4.6 Negotiations. Each of PEI and Parent agrees not to, and each shall cause its officers, directors and Affiliates and their respective representatives not to, except to the extent appropriate to fulfill the fiduciary duties owed under applicable laws to its shareholders, as advised in writing by its legal counsel, take any action (including, without limitation, the solicitation of proxies from shareholders or the voting of stock), which could impede, or adversely effect the likelihood of, the consummation of the Merger. In addition, Parent and PEI each agree not to otherwise directly or indirectly make, solicit, initiate, participate in or otherwise encourage the submission of any proposal or offer from any Person (including without limitation, any of its directors, officers, shareholders or employees or those of its Subsidiaries) relating to any liquidation, dissolution, recapitalization, reorganization, merger, consolidation or the acquisition of all or a material portion of the assets of, or any equity interest in, PEI or Parent, as applicable, or their respective Subsidiaries, other than the Merger (an "ALTERNATIVE TRANSACTION"). Further, Parent and PEI each agree not to cause its officers, directors and Affiliates and their respective representatives to, except to the extent appropriate to fulfill the fiduciary duties owed under applicable laws to their respective shareholders, as advised in writing by their respective legal counsel, directly or indirectly, participate in any negotiations or discussions regarding, or furnish any information with respect to, or otherwise cooperate in any way in connection with, or assist or participate in, facilitate or encourage, any effort or attempt to effect or seek to effect, any Alternative Transaction with or involving any Person other than PEI or Parent, as applicable, or an Affiliate of PEI or Parent.

   4.7 Renewal of Real Estate Leases. Each of PEI and Parent agree not to and not to permit their respective Subsidiaries to renew their existing real estate leases at a rate that is above fair market value, and each further agrees not to secure more real estate space than is reasonably necessary to conduct its business.

   4.8 Articles of Incorporation and Bylaws. Except as specifically required by this Agreement, from the date of this Agreement until the Effective Time, neither PEI nor Parent, without the prior written consent of the other, which shall not be unreasonably withheld, will take any of the following actions or agree to take any of such actions:

        (a) amend or otherwise change its Articles of Incorporation or Bylaws or any instrument similar in purpose and intent to them;

        (b) issue any shares of its capital stock except: (1) in connection with the exercise of any outstanding option or warrant; or (2) in satisfaction of the PEI Shareholder Debt.

        (c) issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments under which any additional shares of its capital stock may be authorized, issued or transferred from treasury;

        (d) take any action that would make any of the representations and warranties in this Agreement untrue or incorrect except as necessary to consummate the transactions contemplated by this Agreement; or

        (e)  agree to do any of the acts listed above.

   4.9 Current Information. Each of PEI and Parent shall advise the other in writing as promptly as possible of:

        (a) the occurrence of any event that renders any of the their representations or warranties in this Agreement inaccurate as of any date prior to the Effective Time;

        (b) the awareness that any of their representations or warranties in this Agreement was not accurate in all respects when made; and

        (c) their failure to comply with or accomplish any of the covenants or agreements set forth in this Agreement in any respect.

   4.10 Corporate Approvals. Each of PEI and Parent shall take all further action required, if any, to obtain the approval of their respective boards of directors (subject to applicable fiduciary duty standards) and shareholders (including the approval of a majority of the Parent stockholders other than Alliance and its Affiliates) to this Agreement and to the transactions contemplated hereby.

   4.11 Consents. Each of PEI and Parent shall use its commercially reasonable best efforts to procure all consents, approvals or waivers that are required and for completion of the transactions described in this Agreement, including using all reasonable efforts to obtain all required consents of any governmental agency or body issuing any permits, licenses or other governmental authorizations affecting PEI or the Parent, or their respective businesses or properties, so that Surviving PEI may continue to operate the business and properties of PEI without interruption following the Effective Time.

   4.12 Contracts. From the date of this Agreement until the Effective Time, neither PEI nor Parent, without the prior written consent of the other, shall amend or allow to be amended in any material respect or consent to the termination of any contract, agreement, instrument or other arrangement to which it is a party which would reasonably be expected to require the payment or expense of (i) $25,000 or more annually if not in the ordinary course of business or (ii) $1.0 million if in the ordinary course of business, in each case whether written or oral, or enter into or become a party to or submit any bid or proposal for any such contract, agreement or other instrument or arrangement to which it is a party.

   4.13 Insurance. From the date of this Agreement until the Effective Time, each of PEI and Parent shall continue in force their existing insurance policies, or shall immediately replace such policies with comparable insurance companies on comparable terms and conditions.

   4.14 Compliance with Laws. Each of PEI and Parent shall duly comply with all laws applicable to it and its properties, business, operations and employees. Without limiting the foregoing, Parent will timely file all annual, quarterly and current reports required to be filed with the SEC as may be required to permit the PEI Shareholders who become Affiliates of Parent to sell their shares under Rule 144.

5. CONDITIONS PRECEDENT; CLOSING DELIVERIES

   5.1 Conditions Precedent to the Obligations of PEI. The obligations of PEI to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by PEI in writing to the extent permitted by applicable law:

        (a) Accuracy of Representations and Warranties. The representations and warranties of Parent contained in this Agreement, the Disclosure Schedules, or in any closing certificate or Parent Related Document delivered to PEI pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that date other than representations and warranties as are specifically made as of another date and other than changes occurring in the ordinary course of business and not resulting in a Parent Material Adverse Effect, and changes to capitalization resulting from option exercises or stock repurchases consistent with Parent's Stock Repurchase Plan and Parent shall have delivered to PEI a certificate to that effect.

        (b) Performance of Covenants. Parent, LC and Sub shall have performed and complied with all covenants of this Agreement to be performed or complied with by each of them at or prior to the Closing Date, and Parent shall have delivered to PEI a certificate to that effect.

        (c) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against Parent, LC or Sub arising by reason of the Merger pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) to have a Parent Material Adverse Effect, and Parent shall have delivered to PEI a certificate to that effect.

        (d) Line of Credit. PEI, with the assistance of Parent and Parent's Subsidiaries, shall have obtained a line of credit acceptable to Parent in all respects that will be sufficient to allow Surviving PEI to repay the $2 Million Notes at the Closing and have a revolving line of credit of not less than $15 million, and the terms and documentation of such financing shall have been finalized to the satisfaction of Parent and PEI.

        (e) Effectiveness of Merger Proxy. The SEC shall have declared the Merger Proxy effective, thereby making the Merger Consideration freely tradable subject to the Lockup Agreement and applicable law.

        (f) Approvals. Parent, LC and Sub shall have procured all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the Parent Related Documents) by Parent, LC and Sub prior to the Closing Date, and Parent shall have delivered to PEI a certificate to that effect. Alliance shall have executed and delivered a proxy to vote its shares of Parent Common Stock in favor of all proposals described in the Merger Proxy. In addition, holders of a majority of the Common Stock of Parent present at the Parent stockholder meeting either in person or by proxy, other than Common Stock of Parent held by Alliance or its Affiliates, shall have approved the transactions contemplated by this Agreement.

        (g) Filing of Designation of Series A Stock. Parent shall, following receipt of the requisite approval by its directors and stockholders, have filed or cause to have been filed with the Secretary of State of Nevada Articles of Amendment to its Articles of Incorporation authorizing the issuance of not less than 5,000,000 shares of preferred stock, designating such preferred stock as Series A Preferred Stock with the preferences, limitations and relative rights set forth in the Certificate of Designation.

        (h) Closing Deliveries. All documents required to be executed or delivered at Closing by Parent, LC or Sub pursuant to Section 5.3 shall have been so executed and delivered.

        (i) No Material Adverse Change. There shall not have been any event that in the reasonable judgment of PEI materially adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of Parent.

        (j) Certain Corporate Actions. All necessary director and stockholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered in form and substance satisfactory to PEI and its counsel.

        (k) Tax Opinion. PEI shall have received an opinion of Gardere Wynne Sewell LLP, counsel to PEI, dated at the Closing Date, to the effect that, on the basis of the facts, representations and assumptions set forth in such opinion (a) the Merger constitutes a "reorganization" within the meaning of
Section 368(a) of the Code and (b) that, accordingly, (i) no gain or loss will be recognized by PEI as a result of the Merger and (ii) no gain or loss will be recognized by a shareholder of PEI who receives Parent Common Stock in exchange for shares of PEI Common Stock; except with respect to cash received in lieu of fractional share interests.

        (l) Parent Board of Directors. The Parent Board of Directors shall have been reconstituted in accordance with the description of the Board of Directors in the Merger Proxy.

   5.2 Conditions Precedent to the Obligations of Parent. The obligations of Parent to effect the Merger under this Agreement are subject to the satisfaction of each of the following conditions, unless waived by Parent in writing:

        (a) Repayment of PEI Accounts Receivable from PEI Shareholders. Prior to Closing, PEI shall have caused to be paid in full and in cash all accounts receivable and notes receivable owed by any PEI Shareholder to PEI, except for travel advances made in the ordinary course of business.

        (b) Issuance of PEI Common Stock in Satisfaction of PEI Shareholder Debt. Prior to the Closing, PEI shall have issued shares of PEI Common Stock to the holders of the PEI Shareholder Debt and paid in cash not more than $190,000 of the then outstanding principal balance in full and final satisfaction of the PEI Shareholder Debt, other than the Coury Debt.

        (c) Issuance of PEI Notes. Prior to the Closing, PEI shall have delivered to Equus in renewal, rearrangement and extension of the Equus Debt and the cancellation of the Equus Warrants: (i) promissory notes in the aggregate original principal amount of $2 million (the "$2 MILLION NOTES") in the form attached as Exhibit 5.2(c)-1; (ii) a promissory note in the original principal amount of $3 million (the "$3 MILLION NOTE") in the form attached as Exhibit 5.2(c)-2; and (iii) a promissory note in the original principal amount equal to
(x) the outstanding principal balance of and all accrued and unpaid interest on the Equus Debt minus (y) $5.0 million (the "REMAINDER NOTE") in the form attached as Exhibit 5.2(c)-3. In addition, Equus shall have agreed to accept 2,500,000 shares of Parent Series A Stock as full and final settlement of the Remainder Note, and Equus shall have executed and delivered to PEI the Settlement Agreement and Plan of Reorganization (the "EQUUS SETTLEMENT AGREEMENT") in the form attached as Exhibit 5.2(c)-4.

        (d) Effectiveness of Merger Proxy. The SEC shall have declared the Merger Proxy effective, thereby making the Merger Consideration freely tradable subject to the Lockup Agreement and applicable law.

        (e) Accuracy of Representations and Warranties. The representations and warranties of PEI contained in this Agreement, the Disclosure Schedules, or in any closing certificate or PEI Related Document delivered to Parent pursuant hereto shall be true and correct at and as of the Closing Date as though made at and as of that date other than representations and warranties as are specifically made as of another date, changes occurring in the ordinary course of business and not resulting in a PEI Material Adverse Effect, and changes to capitalization resulting from actions permitted or required under this Agreement, including without limitation Section 4.8(b).

        (f) Performance of Covenants. PEI shall have performed and complied with all covenants of this Agreement to be performed or complied with by it at or prior to the Closing Date and PEI shall have delivered to Parent a certificate to such effect.

        (g) Legal Actions or Proceedings. No legal action or proceeding shall have been instituted after the date hereof against PEI or any of its Subsidiaries arising by reason of the Merger pursuant to this Agreement, which is reasonably likely (i) to restrain, prohibit or invalidate the consummation of the transactions contemplated by this Agreement, or (ii) to have a PEI Material Adverse Effect, and PEI shall have delivered to Parent a certificate to that effect.

        (h) Termination of Shareholders' Agreement. The Shareholders' Agreement dated as of March 9, 1999, among PEI and the shareholders of PEI shall have been terminated at the special meeting of the shareholders of PEI held in connection with the Merger, and PEI shall have delivered to IDS a certificate to that effect.

        (i) Cancellation of PEI Options and Warrants. All options and warrants in PEI that are not being converted into options and warrants in Parent shall have been exercised or cancelled or shall have expired by their own terms.

        (j) Lockup Agreement. Each of the Significant PEI Shareholders shall have executed and delivered a lockup agreement in substantially the form attached hereto as Exhibit 5.2(j) (the "LOCKUP AGREEMENT").

        (k) Line of Credit. PEI, with the assistance of Parent and Parent's Subsidiaries, shall have obtained a line of credit acceptable to Parent in all respects that will be sufficient to allow Surviving PEI to repay the $2 Million Notes at the Closing and have a revolving line of credit of not less than $15 million, and the terms and documentation of such financing have been finalized to the satisfaction of IDS and PEI.

        (l) Approvals. PEI shall have used its commercially reasonable best efforts to procure all of the consents, approvals and waivers of third parties or any regulatory body or authority, whether required contractually or by applicable law or otherwise necessary for the execution, delivery and performance of this Agreement (including the PEI Related Documents) by PEI prior to the Closing Date, and PEI shall have delivered to Parent a certificate to that effect, listing any approvals required but not received. A majority of the PEI Shareholders shall have approved the merger proposal described in the Merger Proxy. In addition, 66 2/3% of the PEI Shareholders shall have approved the proposal to terminate the Shareholders' Agreement described in the Merger Proxy.

        (m) Third Party Consents. PEI, with the assistance of Parent and Parent's Subsidiaries, shall have used its commercially reasonable best efforts to obtain all required consents from third parties.

        (n) Dissenter's Rights. Dissenter's rights shall not have been exercised in accordance with the relevant provisions of the Applicable Corporate Law by PEI Shareholders holding more than 350,000 shares of PEI Common Stock.

        (o) Closing Deliveries. All documents required to be executed or delivered at Closing by PEI pursuant to Section 5.4 shall have been so executed and delivered.

        (p) No Material Adverse Change. There shall not have been any event that in the reasonable judgment of Parent materially adversely affects the properties, assets, financial condition, results of operations, cash flows, businesses or prospects of PEI.

        (q) Certain Corporate Actions. All necessary director and shareholder resolutions, waivers and consents required to consummate the transactions contemplated hereunder shall have been executed and delivered in form and substance satisfactory to Parent and its counsel.

   5.3 Deliveries by Parent at the Closing. At the Closing, simultaneously with the deliveries by PEI specified in Section 5.4, and in addition to any deliveries required to be made by Parent pursuant to any Parent Related Document at the Closing, Parent shall deliver or cause to be delivered to PEI the following:

        (a) Closing Certificates. Parent shall deliver the certificates required pursuant to Section 5.1.

        (b) Secretary's Certificate for Parent. Parent shall deliver a certificate executed by the Secretary of Parent dated the Closing Date, (i) verifying that the Articles of Incorporation, including the Certificate of Designation, and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all corporate and shareholder action taken by Parent including the resolutions of the Board of Directors and shareholders authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers of Parent authorized to sign this Agreement and the Parent Related Agreements to which it is a party, and (iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of Parent in the States of Nevada and Texas.

        (c) Secretary's Certificate for LC. LC shall deliver a certificate executed by the Secretary of LC dated the Closing Date, (i) verifying that the Articles of Organization and Regulations (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all manager and member action taken by LC including the resolutions of the managers authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers or managers of LC authorized to sign this Agreement and the Parent Related Agreements to which it is a party, and
(iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of LC in the State of Texas.

        (d) Alliance Option Pool Agreement. Parent shall deliver the Option Pool Agreement, executed by Alliance, which Agreement shall be in the form attached hereto as Exhibit 5.3(d), and Alliance shall issue option agreements in the form of the option agreements attached thereto to the Persons designated by the mutual agreement of William A. Coskey and Michael L. Burrow.

        (e) Legal Opinion. Parent shall have delivered a legal opinion by counsel to Parent reasonably satisfactory to PEI.

        (f) Voting Agreement. Parent and the Significant PEI Shareholders shall have executed and delivered a voting agreement in substantially the form attached hereto as Exhibit 5.3(f).

        (g) Escrow Agreements. Parent shall execute and deliver the Indemnification Escrow Agreement and the Option Escrow Agreement.

        (h) Employment Agreements. William A. Coskey shall have executed an employment agreement including a covenant not to compete with the business operations of Parent or any of its Subsidiaries for a period of five years following the Closing unless he is terminated without cause.

        (i) Equus Notes. Parent shall (i) cause Surviving PEI to pay in full the $2 Million Notes in cash, and (ii) issue 2,500,000 shares of Series A Stock in full payment and satisfaction of the Remainder Note, in exchange for the return of such notes marked "Cancelled and Paid in Full." Parent and each of its Subsidiaries shall also execute and deliver a guaranty and grant a security interest to secure the $3 Million Note, which Guaranty and Security Agreement shall be in the form attached to the Equus Settlement Agreement.

        (j) Instruction Letter. Parent shall deliver to the Exchange Agent an instruction letter, acceptable to PEI, providing for the Exchange Agent to give information to the PEI Shareholders with respect to the exchange of their shares, and providing for the delivery of shares into the Indemnification Escrow and the Option Escrow.

        (k) Option Agreements. Parent shall deliver the Surviving Options to the Persons entitled thereto.

        (l) Alliance Debt Cancellation. Parent shall cancel and forgive the outstanding principal balance of and all accrued and unpaid interest on the debt owed by Alliance to Parent in the original principal amount of $150,000.

        (m) Equus Call Option. Parent shall deliver the Equus Call Option, executed by Alliance, in the form attached hereto as Exhibit 5.3(m).

        (n) Documents. Parent shall execute and deliver any and all other documents, certificates, opinions, instruments and agreements required to be executed and delivered by Parent or its officers or directors at the Closing as contemplated hereby or as may be reasonably requested by PEI.

   The consummation of the Closing shall not be deemed to be a waiver by PEI or Surviving PEI of any of their rights or remedies against Parent hereunder for any breach of any warranty, covenant or agreement herein by Parent irrespective of any knowledge of or investigation with respect thereto made by or on behalf of PEI.

   5.4 Deliveries by PEI at the Closing. At the Closing, simultaneously with the deliveries by Parent specified in Section 5.3, and in addition to any other deliveries to be made by PEI pursuant to any PEI Related Document at the Closing, PEI shall deliver or cause to be delivered to Parent the following:

        (a) Closing Certificates. PEI shall deliver the certificates required pursuant to Section 5.2.

        (b) Secretary's Certificate. PEI shall deliver a certificate executed by the Secretary of PEI dated the Closing Date, (i) verifying that the Articles of Incorporation and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all corporate and shareholder action taken by PEI including the resolutions of the Board of Directors and shareholders authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers of PEI authorized to sign this Agreement and the PEI Related Agreements to which it is a party, and (iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of PEI in the State of Texas.

        (c) Legal Opinion. PEI shall have delivered a legal opinion by counsel to PEI reasonably satisfactory to Parent.

        (d) Employment Agreements. Each person listed on Schedule 5.4(d) shall have executed an employment agreement on terms mutually acceptable to Parent and such employee including a covenant not to compete with the business operations of Parent or any of its Subsidiaries for a period of three years following the Closing unless such person is terminated without cause.

        (e) Voting Agreement. PEI and the other Persons named therein shall have executed and delivered a voting agreement in substantially the form attached hereto as Exhibit 5.3(f).

        (f) Release by PEI Shareholders to be Effective Upon Closing. PEI shall deliver releases in the form of the Release attached as Exhibit 5.4(f), executed by each of the Significant PEI Shareholders, which release shall, among other matters, (i) release, acquit and forever discharge PEI, Parent and Equus from any and all liabilities, obligations, claims, demands, actions or causes of action arising from or relating to any event, occurrence, act, omission or condition occurring or existing on or prior to the Effective Time; (ii) waive all breaches, defaults or violations of any agreement applicable to PEI Common Stock or PEI Shareholder Debt, and agree that any and all such agreements are terminated as of the Effective Time; and (iii) waive any and all preemptive or other rights to acquire any shares of capital stock of PEI and release any and all claims arising in connection with any prior default, violation or failure to comply with or satisfy any such preemptive or other rights.

        (g) Escrow Agreement. PEI shall have delivered the Indemnification Escrow Agreement and the Option Escrow Agreement, which shall have been executed by both PEI and the Significant PEI Shareholders.

        (h) Significant PEI Shareholders Voting Agreement. The Significant PEI Shareholders shall have executed and delivered the Voting Agreement attached as
Exhibit 5.4(h).

        (i) Documents. PEI shall execute and deliver all other documents, certificates, opinions, instruments and agreements required to be executed and delivered by PEI or its officers or directors at the Closing as contemplated hereby or as may be reasonably requested by Parent.

   The consummation of the Closing shall not be deemed to be a waiver by Parent of any of its rights or remedies against PEI hereunder for breach of any warranty, covenant or agreement herein by PEI irrespective of any knowledge of or investigation with respect thereto made by or on behalf of Parent.

   5.5  Deliveries by Sub and Surviving PEI at the Closing.

        (a) Payment of $2 Million Notes. Surviving PEI shall pay the $2 Million Notes, by wire transfer to Equus, to the following account: Equus II Incorporated, Account # 5772222982, Routing #111000025, Bank of America, Houston, Texas.

        (b) Secretary's Certificate. Sub shall deliver a certificate executed by the Secretary of Sub dated the Closing Date, (i) verifying that the Articles of Incorporation and the Bylaws (as attached thereto) are true, correct and complete as of the Closing Date, (ii) attesting to all corporate and shareholder action taken by Sub including the resolutions of the Board of Directors and sole shareholder authorizing the transactions contemplated by this Agreement and all other agreements or matters contemplated hereby or executed in connection herewith, (iii) certifying the names and true signatures of the officers of Sub authorized to sign this Agreement and any other transaction document to which it is a party, and (iv) attaching certificates dated within ten days of Closing as to the corporate existence and good standing of Sub in the State of Texas.

        (c) Employment Agreements. Surviving PEI shall execute or cause to be executed and delivered employment agreements with those former officers, directors and key employees of PEI designated by Parent and PEI.

6. SURVIVAL, INDEMNIFICATION, ARBITRATION

   6.1 Survival. The representations and warranties set forth in this Agreement and the other documents, instruments and agreements contemplated hereby shall survive for a period of two years from the Effective Time; provided, however, that the representations and warranties with respect to Sections 2.15, 2.27,
3.13 and 3.24 shall survive for the applicable statute of limitations periods. The periods of survival of the representations and warranties as stated above in this Section 6.1 are referred to herein as the "SURVIVAL PERIODS." The liabilities of the parties under their respective representations and warranties shall expire as of the expiration of the applicable Survival Period and no claim for indemnification may be made with respect to any breach of any representation or warranty, the applicable Survival Period of which shall have expired, except to the extent that written notice of such breach shall have been given to the party against which such claim is asserted on or before the date of such expiration. The covenants and agreements of the parties herein and in other documents and instruments executed and delivered in connection with the closing of the transactions contemplated hereby shall survive for a period of two years from the Effective Time.

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

   6.2 Indemnification by Significant PEI Shareholders. Subject to the provisions of Section 6.4, the Significant PEI Shareholders shall, in accordance with their respective Pro Rata Shares, indemnify, save and hold harmless Parent and Surviving PEI and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "PARENT INDEMNIFIED PARTIES") from and against any and all losses (net of taxes) arising from, out of or in any manner connected with or based on:

        (a) the breach of any covenant of PEI or the failure by PEI to perform any obligation of PEI contained herein or in any PEI Related Document;

        (b) PEI's failure to comply with any law, rule or regulation relating to a PEI Designated Plan, whether or not disclosed prior to the Closing;

        (c) Litigation disclosed in Schedule 3.14 to the extent the aggregate amount of all losses after the Effective Time, including the cost of such litigation, exceeds the sum of (i) the aggregate amount of reserves for litigation shown on the financial records of PEI as of the last day of the calendar month immediately preceding the Closing Date; plus (ii) one-half of one percent of the gross revenues of PEI and its Subsidiaries for the period from the Effective Time to the second anniversary of the Closing Date;

        (d) any inaccuracy in or breach of any representation or warranty of PEI contained herein or in any PEI Related Document as of the date hereof or as of the Effective Time;

        (e) indemnification payments made by Parent or Surviving PEI to PEI's present or former officers, directors, employees, agents, consultants, advisors or representatives in respect of actions taken or omitted to be taken prior to the Closing;

        (f) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by PEI or any of its Subsidiaries and not (i) disclosed in this Agreement, including the Disclosure Schedules or (ii) disclosed in the Merger Proxy; and

        (g) any claim made under the indemnification agreement made by Parent or any of its Subsidiaries pursuant to Section 4.2 of those certain Guaranty agreements executed by Parent and each of its Subsidiaries in favor of and for the benefit of Equus with respect to the $3 Million Note.

Notwithstanding anything herein to the contrary, (i) except for liability for the matters set forth in Schedule 3.14, the Significant PEI Shareholders shall not have any liability for indemnification hereunder until the aggregate liability (net of any insurance proceeds received by Parent or Surviving PEI with respect to such liability) equals or exceeds $100,000, following which the Significant PEI Shareholders shall have liability only for the aggregate liability in excess of $100,000; and (ii) the Significant PEI Shareholders' liability for indemnification arising hereunder shall be limited to, and shall be paid solely out of, the 1,000,000 shares of the Parent Common Stock held in the Indemnification Escrow pursuant to
Section 1.6.

   6.3 Indemnification by Parent. Subject to the provisions of Section 6.4, the Parent shall indemnify, save and hold harmless the Significant PEI Shareholders and any of their assignees (including lenders) and all of their respective officers, directors, employees, representatives, agents, advisors and consultants and all of their respective heirs, legal representatives, successors and assigns (collectively the "PEI INDEMNIFIED PARTIES") from and against any and all losses (net of taxes) arising from, out of or in any manner connected with or based on:

        (a) the breach of any covenant of Parent or the failure by Parent to perform any obligation of Parent contained herein or in any Parent Related Document;

        (b) any inaccuracy in or breach of any representation or warranty of Parent contained herein or in any Parent Related Document as of the date hereof or as of the Effective Time;

        (c) Parent's failure to comply with any law, rule or regulation relating to a Parent Designated Plan, whether or not disclosed prior to the Closing; and

        (d) any act, omission, occurrence, event, condition or circumstance occurring or existing at any time on or before the Effective Time and involving or related to the assets, properties, business or operations now or previously owned or operated by Parent or any of its Subsidiaries and not (i) disclosed in this Agreement, including the Disclosure Schedules or (ii) disclosed in the Merger Proxy.

Notwithstanding anything herein to the contrary, Parent shall not have any liability for indemnification hereunder until the aggregate liability (net of any insurance proceeds received with respect to such liability) equals or exceeds $100,000, following which Parent shall have liability only for the aggregate liability in excess of $100,000; and (ii) Parent's liability for indemnification arising hereunder shall be limited solely to offset any of the rights to indemnity from the Significant PEI Shareholders. Accordingly, if neither the Parent nor Surviving PEI has rights to indemnity pursuant to this Agreement, the Significant PEI Shareholders shall not have any right to indemnity under this Agreement.

   6.4  Procedures for Indemnification.

        (a) Notice. The Parent Indemnified Parties or the PEI Indemnified Parties, as the case may be, that are seeking indemnity pursuant to this Agreement (the "INDEMNIFIED PARTY") shall give prompt notice to Parent or the Shareholder Representative (as hereinafter defined), as the case may be (the "INDEMNIFYING PARTY"), of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder. For purposes of this Agreement, the "SHAREHOLDER REPRESENTATIVE" shall initially be Michael L. Burrow, acting as the shareholder representative for the Significant PEI Shareholders pursuant to the terms of the Indemnity Escrow Agreement. Any failure on the part of any

Indemnified Party to give the notice described in this Section 6.4(a) shall relieve the Indemnifying Party of its obligations under this Section 6 only to the extent that such Indemnifying Party has been prejudiced by the lack of timely and adequate notice (except that the Indemnifying Party shall not be liable for any expenses incurred by the Indemnified Party during the period in which the Indemnified Party failed to give such notice). Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly (and in any event within 10 days thereof) after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to such claim, action, suit or proceeding.

        (b) Legal Defense. The Indemnifying Party shall have the obligation to assume the defense or settlement of any third-party claim, suit, action or proceeding in respect of which indemnity may be sought hereunder, provided that
(i) Parent shall at all times have the right, at its option and cost, to participate fully therein, and (ii) if the Indemnified Party does not proceed diligently to defend the third-party claim, suit, action or proceeding within 10 days after receipt of notice of such third-party claim, suit, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to undertake the defense of any such third-party claim, suit, action or proceeding.

        (c) Settlement. The Indemnifying Party shall not be required to indemnify the Indemnified Party with respect to any amounts paid in settlement of any third-party suit, action, proceeding or investigation entered into without the written consent of the Indemnifying Party; provided, that if the Indemnifying Party gives 10 days' prior written notice to the Indemnified Party of a settlement offer which the Indemnifying Party desires to accept and to pay all losses with respect thereto and the Indemnified Party fails or refuses to consent to such settlement within 10 days after delivery of such settlement offer notice to the Indemnified Party, and such settlement otherwise complies with the provisions of this Section 6.4, the Indemnifying Party shall not be liable for losses arising from such third-party suit, action, proceeding or investigation in excess of the amount proposed in such settlement offer. Notwithstanding the foregoing, no Indemnifying Party will consent to the entry of any judgment or enter into any settlement without the consent of the Indemnified Party, if such judgment or settlement imposes any obligation or liability upon the Indemnified Party other than the execution, delivery or approval thereof and customary releases of claims with respect to the subject matter thereof.

        (d) Cooperation. The parties shall cooperate in defending any such third-party suit, action, proceeding or investigation, and the defending party shall have reasonable access to the books and records, and personnel in the possession or control of the Indemnified Party that are pertinent to the defense. The Indemnified Party may join the Indemnifying Party in any suit, action, claim or proceeding brought by a third party as to which any right of indemnity created by this Agreement would or might apply, for the purpose of enforcing any right of the indemnity granted to such Indemnified Party pursuant to this Agreement.

   6.5 Subrogation. Each Indemnifying Party hereby waives for itself and its Affiliates any rights to subrogation against any Indemnified Party or its insurers for losses arising from any third-party claims for which it is liable or against which it indemnifies any Indemnified Party and, if necessary, each Indemnifying Party shall obtain waivers of such subrogation from its, his or her insurers.

   6.6  Arbitration.

        (a) If a dispute between Parent and PEI relating to this Agreement, or under any other agreement executed and delivered in connection herewith, is not resolved within 10 business days from the date that either party has notified the other that such dispute exists, then such dispute shall be submitted jointly for conciliation to the president or his designee of each party. If such senior executive officers are unable to resolve the dispute within 15 business days from the date that it is first presented to them, then such dispute shall be referred to binding arbitration.

        (b) Any dispute under this Agreement shall be submitted to arbitration pursuant to this Section. Within 30 calendar days of notice of the dispute, the parties shall select a single arbitrator (the "ARBITRATOR"). If the parties are unable to select the Arbitrator within such time, the dispute shall be determined by the decision of a board of arbitration consisting of three members ("BOARD OF ARBITRATION") selected as hereinafter provided. For purpose of the Board of Arbitration, Parent shall select an arbitrator and PEI shall select an arbitrator, each of whom shall be a member of the Board of Arbitration, and each of whom shall be independent of the parties and shall be experienced in arbitrating complex commercial transactions. A third Board of Arbitration member, independent of the parties, shall be selected by mutual agreement of the other two Board of Arbitration members. If the other two Board of Arbitration members fail to reach agreement on such third member within 20 days after their selection, such third member shall thereafter be selected by the American Arbitration Association upon application made to it for such purpose by any party to the arbitration. The Arbitrator or the Board of Arbitration (as applicable) shall meet in Harris County, Texas, and shall reach and render a decision in writing with respect to items in dispute. The decision shall state the facts and law on which it is based, be approved by the Arbitrator or at least a majority of the members of the Board of Arbitration (as applicable), and shall be based on the law governing this Agreement. In connection with rendering its decisions, the Arbitrator or Board of Arbitration (as applicable) shall adopt and follow the Commercial Rules of Arbitration of the American Arbitration Association in effect as of the date of the arbitration, except as provided in
Exhibit 6.6. To the extent practical, decisions of the arbitrator or the Board of Arbitration (as applicable) shall be rendered and delivered to Parent, PEI, and the Shareholder Representative no more than 30 calendar days following commencement of proceedings with respect thereto. Any decision made by the Arbitrator or the Board of Arbitration (as applicable) (either prior to or after the expiration of such 30-day period) shall be final, binding and conclusive on Parent and PEI (except as may be provided in Exhibit 6.6) and each party to the arbitration shall be entitled to enforce such decision to the fullest extent permitted by law and entered in any court of competent jurisdiction. The fees and expenses of the Arbitrator or the Board of Arbitration (as applicable) and the reasonable fees and expenses of legal counsel and consultants of the parties shall be allocated among the parties in the same proportion that the aggregate amount of the disputed items so submitted to the Arbitrator or the Board of Arbitration (as applicable) that is unsuccessfully submitted by each of them (as finally determined by the Arbitration or the Board of Arbitration) bears to the total amount of items so submitted.

        (c) Sections 6.6(a) and 6.6(b) shall not apply to any claim for injunctive relief or specific performance. Such claims shall be submitted to a court of competent jurisdiction, and neither party shall be required to post any bond or other security. If a party chooses to pursue such relief, such conduct shall not constitute a waiver of, or be deemed inconsistent with, the arbitration provisions set forth in Section 6.6. Once the claims for injunctive relief or specific performance are finally decided, any and all remaining claims shall be submitted to arbitration pursuant to Sections 6.6(a) and 6.6(b) and the Board of Arbitration shall be bound by the findings and rulings of the court on the claims for injunctive relief or specific performance.

        (d) This Section 6.6 shall survive the termination of this Agreement and the Closing of the transactions contemplated herein.

7. TERMINATION

   7.1 Events of Termination. This Agreement may be terminated and the Merger shall be abandoned upon the occurrence of an event described in Section 7.1(a) through Section 7.1(d). On termination, other than Section 6.6, this Agreement shall be of no further force or effect except as to liabilities for misrepresentation, breach or default in connection with any warranty, representation, covenant, duty or obligation given, occurring or arising prior to the date of termination and abandonment.

        (a) Misrepresentation, Breach or Failure by PEI. By Parent, at Parent's election, if any of the conditions precedent to its obligation to close stated in Section 5.2 have not been fulfilled or waived by the scheduled Closing Date; if an event has occurred that results in PEI Material Adverse Effect; or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of PEI any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within 15 business days after receipt of written notice from Parent describing such breach or failure in detail.

        (b) Misrepresentation, Breach or Failure by Parent. By PEI, at PEI's election, if any of the conditions precedent to its obligation to close stated in Section 5.1 have not been fulfilled or waived by the scheduled Closing Date, if an event has occurred that results in a Parent Material Adverse Effect; or if there has been any misrepresentation or breach of or failure to satisfy timely on the part of Parent any condition or any material warranty, representation or agreement contained herein, if such breach or failure is not cured within 15 business days after receipt of written notice from PEI describing such breach or failure in detail.

        (c) Expiration of Time. By either Parent or PEI if, for any reason the Closing shall not have taken place by October 31, 2001; provided, however, that neither Parent nor PEI shall be entitled to terminate this Agreement pursuant to this Section 7.1(c) if such party is in material breach of this Agreement at such time.

        (d) Damages for Termination; Breakup Fee. If Parent declines to consummate the Merger solely because either (i) up to but no more than three Significant PEI Shareholders (none of whom is an officer or director of PEI at the time of the execution and delivery of this Agreement) fail to sign the documents required to be signed by the Significant

PEI Shareholders as a condition to Closing, or (ii) holders of more than 350,000 shares of PEI Common Stock exercised dissenters' rights and none of such holders was an officer or director of PEI at the time of the execution and delivery of this Agreement, then Parent shall not be entitled to damages from PEI for PEI's failure to meet its conditions precedent to Closing. Notwithstanding any provision of this Agreement to the contrary, if this transaction in not closed for any reason and PEI consummates an Alternative Transaction at any time within six months after the date of this Agreement, then, in addition to all other damages to which Parent may be entitled at law or in equity, PEI shall, promptly following the consummation of such Alternative Transaction, pay to Parent by wire transfer a fee of $250,000.

   7.2 Effect of Termination. Termination of this Agreement pursuant to Section
7.1 shall be without prejudice to any and all remedies the parties may have against each other for breach of this Agreement.

8. MISCELLANEOUS

   8.1 Notice. Any notice, delivery or communication required or permitted to be given under this Agreement shall be in writing, and shall be mailed, postage prepaid, or delivered, to the addresses given below, or sent by fax to the fax numbers set forth below, as follows:

     To Parent and/or LC:

          Industrial Data Systems Corporation
          600 Century Plaza Drive, Building 140
          Houston, Texas 77073-6013
          Attn:  William A. Coskey

          IDS Engineering Management, LC
          600 Century Plaza Drive, Building 140
          Houston, Texas 77073-6013
          Attn:  William A. Coskey

          With a copy to (delivery of which shall not constitute notice hereunder):

          Jenkens & Gilchrist, a Professional Corporation
          600 Congress Avenue, Suite 2200
          Austin, Texas 78701
          Fax: 512-404-3520
          Attn:  Kathryn K. Lindauer

     To PEI or the Significant PEI Shareholders:

          Petrocon Engineering, Inc.
          3155 Executive Boulevard
          Beaumont, Texas 77705
          Attn:  Michael L. Burrow

  With a copy to (delivery of which shall not constitute notice hereunder):

          Gardere Wynne Sewell LLP
          1601 Elm Street, Suite 3000
          Dallas, Texas 75201
          Fax:  214-999-4667
          Attn:  Gary B. Clark

or such other address as shall be furnished in writing by any such party to the other party, and such notice shall be effective and be deemed to have been given as of the date actually received.

     To the extent any notice provision in any other agreement, instrument or document required to be executed or executed by the parties in connection with the transactions contemplated herein contains a notice provision which is different from the notice provision contained in this Section 8.1 with respect to matters arising under such other agreement, instrument or document, the notice provision in such other agreement, instrument or document shall control.

   8.2 Further Documents. The parties shall, at any time and from time to time after the date hereof, upon request by the other party and without further consideration, execute and deliver such instruments or other documents and take such further action as may be reasonably required in order to perfect any other undertaking made by such party hereunder.

   8.3 Assignability. Neither party shall assign this Agreement in whole or in part without the prior written consent of the other party.

   8.4 Exhibits and Schedules. The Exhibits and Schedules (and any appendices thereto) referred to in this Agreement are and shall be incorporated herein and made a part hereof.

   8.5 References to Sections, Exhibits and Schedules. Unless the context otherwise requires, all Sections and Exhibits referred to herein are, respectively, sections of, and exhibits to, this Agreement and all Schedules referred to herein are schedules constituting a part of the Disclosure Schedules.

   8.6 Entire Agreement. This Agreement, together with the Confidentiality Agreements executed by Parent and PEI on or about October 13, 1999, and October 31, 2000, constitutes the full understanding of the parties, a complete allocation of risks between them and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof and supersedes any and all prior agreements, whether written or oral, that may exist between the parties with respect thereto. Except as otherwise specifically provided in this Agreement, no conditions, usage of trade, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless hereafter made in writing and signed by the party to be bound, and no modification shall be effected by the acknowledgment or acceptance of documents containing terms or conditions at variance with or in addition to those set forth in this Agreement. No waiver by any party with respect to any breach or default or of any right or remedy and no course of dealing shall be deemed to constitute a continuing waiver of any other breach or default or of any other right or remedy, unless such waiver be expressed in writing signed by the party to be bound. Failure of a party to exercise any right shall not be deemed a waiver of such right or rights in the future.

   8.7 Headings. Headings as to the contents of particular Sections are for convenience only and are in no way to be construed as part of this Agreement or as a limitation of the scope of the particular Sections to which they refer.

   8.8 Controlling Law. The validity, interpretation and performance of this Agreement and any dispute connected herewith shall be governed and construed in accordance with the laws of the state of Texas except with respect to conflict of law provisions which would result in the applicability of another state's substantive law. Venue for any disputes not subject to arbitration shall be in Harris County, Texas, and the parties agree to submit to the jurisdiction of the state and federal courts in Harris County, Texas.

   8.9 Public Announcements. The parties shall cooperate in making all press releases, public announcements or other public confirmations of this Agreement and the transactions contemplated herein; except as required by law, no party shall publish any of the foregoing without the prior written consent of the other parties, which consent each party agrees not to unreasonably withhold.

   8.10 No Third Party Beneficiaries. Except as set forth in Section 6, no Person or entity not a party to this Agreement shall have rights under this Agreement as a third party beneficiary or otherwise.

   8.11 Amendments and Waivers. This Agreement may be amended by PEI, LC, Sub and Parent, by action taken by their Boards of Directors to the extent permitted by applicable law; provided, however, that no such amendment shall (i) alter or change any provision of this Agreement, the alteration or change of which must be adopted by the holders of capital stock of Parent or PEI under the Articles of Incorporation of Parent or PEI or the Applicable Corporate Law, or (ii) alter or change this Section 8.11, unless each such alteration or change is adopted by the holders of shares of capital stock of Parent and PEI as may be required by the Articles of Incorporation of Parent or PEI or the Applicable Corporate Law. Prior to the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of PEI and Parent. After the Effective Time, all amendments to this Agreement must be by an instrument in writing signed on behalf of Parent and Surviving PEI. Any term or provision of this Agreement (other than the requirements for shareholder approvals) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

   8.12 No Employee Rights. Nothing herein expressed or implied shall confer upon any employee of PEI or Parent any rights or remedies, including any right to employment or continued employment for any specified period, of any nature or kind whatsoever under or by reason of this Agreement, or shall cause the employment status of any employee to be other than terminable at will.

   8.13 When Effective. This Agreement shall become effective only upon the execution and delivery of one or more counterparts of this Agreement by PEI, LC, Parent and Sub.

   8.14 Takeover Statutes. If any "fair price," "moratorium," "control share acquisition" or other form of anti-takeover statute or regulation shall become applicable to the transactions contemplated hereby, PEI and Parent and their respective members of their Boards of Directors shall grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated herein.

   8.15 Number and Gender of Words. Whenever herein the singular number is used, the same shall include the plural where appropriate and words of any gender shall include each other gender where appropriate.

   8.16 Invalid Provisions. If any provision of this Agreement is held by final judgment of a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalid, illegal or unenforceable provision shall be severed from the remainder of this Agreement, and the remainder of this Agreement shall be enforced. In addition, the invalid, illegal or unenforceable provision shall be deemed to be automatically modified, and, as so modified, to be included in this Agreement, such modification being made to the minimum extent necessary to render the provision valid, legal and enforceable. Notwithstanding the foregoing, however, if the severed or modified provision concerns all or a portion of the essential consideration to be delivered under this Agreement by one party to the other, the remaining provisions of this Agreement shall also be modified to the extent necessary to equitably adjust the parties' respective rights and obligations hereunder.

   8.17 Multiple Counterparts. This Agreement may be executed in a number of identical counterparts. If so executed, each of such counterparts is to be deemed an original for all purposes and all such counterparts shall, collectively, constitute one agreement, but, in making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

   8.18 No Rule of Construction. All of the parties hereto have been represented by counsel in the negotiations and preparation of this Agreement; therefore, this Agreement will be deemed to be drafted by each of the parties hereto, and no rule of construction will be invoked respecting the authorship of this Agreement.

   8.19 Expenses. Except as otherwise expressly provided herein, each of the parties shall bear all of its own expenses in connection with the negotiation and closing of this Agreement and the transactions contemplated hereby, and, after the Effective Time, Surviving PEI shall be responsible for the expenses of PEI incurred in connection with the transactions contemplated by this Agreement.

   8.20 Time of the Essence. Time is of the essence in the performance of the obligations of each of the parties to this Agreement and any agreement or instrument contemplated hereunder.

   8.21 Attorneys' Fees. If any arbitration or action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and costs from the other party; provided, however, that no party shall be a prevailing party unless such party has recovered more or paid less as a result of arbitration or a final order resulting from judicial proceedings than the amount offered in writing by an opposing party to settle the dispute.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered on the date first above written.

                              PARENT:

                              INDUSTRIAL DATA SYSTEMS
                              CORPORATION



                              By: /s/ William A. Coskey
                                  ----------------------------------------------
                                  William A. Coskey, President

                              LC:

                              IDS ENGINEERING MANAGEMENT, LC



                              By: /s/ William A. Coskey
                                  ----------------------------------------------
                                  William A. Coskey, President

                              SUB:

                              PEI ACQUISITION, INC.



                              By: /s/ William A. Coskey
                                  ----------------------------------------------
                                  William A. Coskey, President

                              PEI:

                              PETROCON ENGINEERING, INC.



                              By: /s/ Michael L. Burrow
                                  ----------------------------------------------
                                  Michael L. Burrow, President

                             SCHEDULES AND EXHIBITS
                        TO AGREEMENT AND PLAN OF MERGER

Intentionally omitted.

                                    ANNEX B

                            AMENDMENT TO ARTICLES OF
                              INCORPORATION OF IDS

                            CERTIFICATE OF AMENDMENT
                                       TO
                           ARTICLES OF INCORPORATION
                                       OF
                      INDUSTRIAL DATA SYSTEMS CORPORATION

                              A Nevada Corporation

     1. The name of the corporation (the "CORPORATION") is Industrial Data Systems Corporation.

     2. The Articles of Incorporation of the Corporation are hereby amended by striking out Article Fourth thereof and by substituting in lieu thereof the following new Article Fourth:

     "FOURTH. The aggregate number of shares the corporation shall have authority to issue shall be SEVENTY FIVE MILLION (75,000,000) shares of common stock, par value one mil ($.001) per share, and FIVE MILLION (5,000,000) shares of Series A Convertible Preferred Stock, par value one mil ($.001) per share. Each share of common stock shall have equal rights, preferences and voting powers. Each share of Series A Convertible Preferred Stock shall have the preferences, limitations, restrictions, relative rights and voting powers as set forth on Exhibit A attached hereto and incorporated herein."

     3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: ______________.

     EXECUTED this _____ day of ____________________, 2001.



                                            ------------------------------------
                                            William A. Coskey, President



                                            ------------------------------------
                                            Hulda L. Coskey, Secretary

                                   EXHIBIT A

                                 CERTIFICATE OF
                      DESIGNATION, PREFERENCES AND RIGHTS
                              OF THE TERMS OF THE
                            SERIES A PREFERRED STOCK

     Section 1. Designation and Amount. The Series A Convertible Preferred Stock, $0.001 par value per share (the "SERIES A PREFERRED STOCK") shall consist of 5,000,000 shares and will have the designations, preferences, voting powers and privileges set forth below. The number of shares of Series A Preferred Stock may be increased or decreased by a resolution duly adopted by the Board of Directors of the Corporation and by the filing of an amendment to the Corporation's Articles of Incorporation pursuant to the provisions of the Nevada Business Corporation Act stating that such increase or decrease has been so authorized.

     Section 2.  Dividends.

          A. Preferred Stock Dividend Preference. The holders of Series A Preferred Stock, in preference to the holders of Common Stock , $.001 par value per share (the "COMMON STOCK"), shall be entitled to receive, but only out of any funds legally available for the declaration of dividends, cumulative, preferential dividends payable as provided in paragraph (B) below of this
Section 2. Dividends on shares of Series A Preferred Stock shall accrue and be cumulative from the date of issuance of such shares of Series A Preferred Stock, and shall accumulate and accrue from day to day thereafter. No dividends or distributions (other than dividends or distributions on Common Stock payable in Common Stock) shall be paid upon, or declared or set apart for, the Common Stock, nor shall any Common Stock be purchased, redeemed, retired, or otherwise acquired by the Corporation, unless and until all cumulative dividends then owed on the then outstanding shares of Series A Preferred Stock have been paid in full.

          (B) Payment of Series A Preferred Stock Dividends. Dividends on outstanding shares of Series A Preferred Stock shall be payable annually, in arrears, on the last day of May of each year, beginning on the last day of May 2002 at a rate of 8% of the Liquidation Amount in cash, or, at the option of the Corporation, in shares of Series A Preferred Stock at the rate of 0.08 shares for each outstanding share of Series A Preferred Stock; provided, however, that if the Corporation pays in shares of Series A Preferred Stock, the Corporation may issue cash in lieu of fractional shares.

          (C)    Common Stock.  Subject to paragraphs (A) and (B) above of this
Section 2, (i) dividends may be declared and paid on Common Stock, and (ii) Common Stock may be purchased, retired, or otherwise acquired, in either case when and as determined by the Board of Directors, out of any funds legally available for such purposes.

     Section 3.  Preference on Liquidation.

          (A) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "LIQUIDATION") the holders of shares of the Series A Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its shareholders, whether from capital, surplus or earnings, before any payment shall be made in respect of the Common Stock, an amount equal to $1.00 per share of Series A Preferred Stock (the "LIQUIDATION AMOUNT"), plus all accrued and unpaid dividends as set forth above in Section 2 with respect to such series to the date fixed for distribution. If, upon a Liquidation, the Corporation pays less than the total Liquidation Amount to holders of shares of Series A Preferred Stock, such payments shall be distributed pro rata on a share-by-share basis among all shares of Series A Preferred Stock at the time outstanding.
Upon Liquidation, the Corporation shall not make any dividends or distributions to holders of Common Stock until it has paid the total Liquidation Amount plus all accrued but unpaid dividends to each holder of shares of Series A Preferred Stock.

          (B) After setting apart or paying in full the preferential amounts due the holders of Series A Preferred Stock, such holders will not be entitled to any further participation in any distribution of assets of the Corporation.

     Section 4. Voting. Except as provided in this Designation or otherwise required by law, no holder of shares of Series A Preferred Stock shall be entitled to vote on any matter presented to shareholders for a vote. If a vote of the holders of Series A Preferred Stock is required by law, each holder of Series A Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Series A Preferred Stock could be converted on the record date for the vote or consent of shareholders and shall have voting rights and powers equal to the voting rights and powers of the Common Stock. The holder of each share of Series A Preferred Stock shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation. Fractional votes by the holders of Series A Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series A Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number.

     Section 5. Conversion. The holders of the Series A Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

          (A) Each share of Series A Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred Stock, into Common Stock as more fully described below. The number of fully paid and nonassessable shares of Common Stock into which each share of Series A Preferred Stock may be converted shall be determined by dividing $1.00 by the Conversion Price (as hereinafter defined) in effect at the time of conversion. The "CONVERSION PRICE" shall initially be $2.38, subject to adjustment as provided in Section 5(F) below.

          (B) Each share of Series A Preferred Stock shall automatically be converted into shares of Common Stock utilizing the then effective Conversion Price immediately upon obtaining the written consent of the holders of at least two-thirds of the outstanding Series A Preferred Stock to such conversion.

          (C) Each share of Series A Preferred Stock shall be convertible, at the option of the Corporation, at any time after the Common Stock has been publicly traded on a national securities exchange or on Nasdaq for at least 20 consecutive trading days at a closing price of at least $3.00 (as adjusted to reflect any stock split, stock dividend, combination, recapitalization or similar event) or higher; provided, that if the market price of the Common Stock thereafter declines to a closing price that is below $3.00 per share, the Corporation may not cause the Series A Preferred Stock to convert into Common Stock until it has again been publicly traded for at least 20 consecutive trading days at a closing price of at least $3.00 (as adjusted to reflect any stock split, stock dividend, combination, recapitalization or similar event).

          (D) No fractional shares of Common Stock shall be issued upon conversion of the Series A Preferred Stock, and any shares of Series A Preferred Stock surrendered for conversion which would otherwise result in a fractional share of Common Stock shall be redeemed for the then fair market value thereof as determined by the Corporation's Board of Directors, payable as promptly as possible whenever funds are legally available therefor. If more than one share of Series A Preferred Stock is surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock to be issued upon conversion shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered.

          (E) Before any holder of Series A Preferred Stock shall be entitled to convert the same into shares of Common Stock, it shall surrender the certificate or certificates therefor at the office of the Corporation or of any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that it elects to convert the same and shall state therein the name or names in which it wishes the certificate or certificates for shares of Common Stock to be issued. The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred Stock, or to its nominee or nominees, a certificate or certificates for the number of shares of Common Stock to which it shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred Stock to be converted, and the person or persons entitled to receive the shares of

Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

          (F) Adjustment of Number of Shares and Conversion Price. The Conversion Price and the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5(F).

                 (i) Issuance of Additional Shares of Common Stock. If the Corporation issues or sells any shares ("ADDITIONAL SHARES") of Common Stock for a consideration per share less than the Conversion Price, the Conversion Price shall be adjusted to the price calculated by multiplying the Conversion Price in effect immediately before the issuance of the Additional Shares by a fraction:

                       A. the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares plus the number of shares of Common Stock which the aggregate consideration for the total number of such Additional Shares so issued would purchase at the Conversion Price, and

                       B. the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such Additional Shares plus the number of such Additional Shares so issued.

     For purposes of this Section 5(F)(i), the date as of which the Conversion Price shall be computed shall be the earlier of the date upon which the Corporation shall (i) enter into a firm contract for the issuance of such shares or (ii) issue such shares.

                 (ii) Adjustment of Number of Shares. Upon any adjustment of the Conversion Price as provided in this Section 5(F), the holder of shares of Series A Preferred Stock shall thereafter be entitled to purchase, at the Conversion Price resulting from the adjustment, the number of shares of Common Stock (calculated to the nearest 1/100th of a share) obtained by multiplying the Conversion Price in effect immediately before the adjustment by the number of shares of Common Stock purchasable hereunder immediately before the adjustment and dividing the product thereof by the Conversion Price resulting from the adjustment.

          (G) Provisions Applicable to Section 5(F). For purposes of Section 5(F), the following Sections 5(G)(i) through (xii), inclusive, shall be applicable:

                 (i) Issuance of Options or Other Rights. If the Corporation in any manner grants (whether directly or by assumption in a merger or otherwise) any rights to subscribe for or to purchase, or any options for the purchase of, (x) Common Stock or (y) evidences of indebtedness, shares of stock or other securities that are convertible into or exchangeable for, with or without payment of additional consideration in cash or property, additional shares of Common Stock, either immediately or upon a specified date or the happening of a specified event ("CONVERTIBLE SECURITIES"), whether or not such rights or options or the right to convert or exchange any such Convertible Securities are immediately exercisable, and if the price per share for which shares of Common Stock are issuable upon the conversion of such rights or options or upon conversion or exchange of such Convertible Securities is less than the Conversion Price per share of Common Stock existing immediately before the granting of such rights or options, then the maximum number of shares of Common Stock issuable upon the conversion of such rights or options or upon conversion or exchange of the maximum amount of such Convertible Securities issuable upon the conversion of such rights or options shall (as of the date for the determination of the Conversion Price per share of Common Stock as hereinafter provided) be deemed to be outstanding and to have been issued for such price per share. The price per share for which shares of Common Stock are issuable upon the conversion of such right or options or upon conversion or exchange of such Convertible Securities shall be determined by dividing (1) the total amount, if any, received or receivable by the Corporation as consideration for the granting of such rights or options, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the conversion of such rights or options, plus, in the case of such Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange thereof, by (2) the total maximum number of shares of Common Stock issuable upon the conversion of such rights or options or upon the conversion or exchange of all such Convertible Securities issuable upon the conversion of such rights or options. No further adjustments of the Conversion Price shall be made upon the actual issue of such Common Stock or of such rights or options or upon the actual issue of such Common Stock upon conversion or exchange of such Convertible Securities except as otherwise provided in Section 5(G)(iii) below. For purposes of this Section 5(G)(i), the date as of which the Conversion Price per share of Common Stock shall be computed shall be the earlier of the date upon which the Corporation shall (i) enter into a firm contract for the issuance of such rights or other options or (ii) issue such rights or other options.

                 (ii) Issuance of Convertible Securities. If the Corporation in any manner issues or sells (whether directly or by assumption in a merger or otherwise) any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which shares of Common Stock are issuable upon such conversion or exchange shall be less than the Conversion Price per share of Common Stock existing immediately prior to the time of such issue or sale, then the maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall (as of the date for the determination of the Conversion Price per share of Common Stock as hereinafter provided) be deemed to be outstanding and to have been issued for such price per share; provided however, except as otherwise specified in Section 5(G)(iii) below, (1) no further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon conversion of any rights to subscribe for or to purchase or any option to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made under other provisions of Sections 5(F) and 5(G), no further adjustment of the Conversion Price shall be made by reason of such issuance or sale. The price per share for which shares of Common Stock are issuable upon such conversion or exchange shall be determined by dividing (x) the total amount received or receivable by the Corporation as consideration for the issue or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Corporation upon the conversion or exchange thereof, by (y) the total maximum number of shares of Common Stock issuable upon the conversion or exchange of all such Convertible Securities. For purposes of this
     Section 5(G)(ii), the date as of which the Conversion Price per share of Common Stock shall be computed shall be the earlier of the date upon which
     (i) the Corporation shall enter into a firm contract for the issuance of such Convertible Securities or (ii) such Convertible Securities are actually issued.

                 (iii) Readjustment of Conversion Price. If (i) the purchase price provided for in any rights or options referred to in Section 5(G)(i) above, (ii) the additional consideration, if any, payable upon the conversion or exchange of Convertible Securities referred to in Section 5(G)(i) or 5(G)(ii) above, or (iii) the rate at which any Convertible Securities referred to in Section 5(G)(i) or 5(G)(ii) above are convertible into or exchangeable for Common Stock shall change (other than under or by reason of provisions designed to protect against dilution), the Conversion Price in effect at the time of such event shall forthwith be readjusted to the Conversion Price that would have been in effect at such time had such rights, options or Convertible Securities still outstanding provided for such changed purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold. On the expiration of any such option or right or the termination of any such right to convert or exchange such Convertible Securities, the Conversion Price then in effect shall be increased to the Conversion Price that would have been in effect at the time of such expiration or termination had such right, option or Convertible Security never been issued, and the Common Stock issuable thereunder shall no longer be deemed to be outstanding. If the purchase price provided for in any such rights or options referred to in Section 5(G)(i) above or the rate at which any Convertible Securities referred to in Section 5(G)(i) or 5(G)(ii) are convertible into or exchangeable for Common Stock, shall be reduced at any time under or by reason of provisions with respect thereto designed to protect against dilution, then in case of the delivery of Common Stock upon the conversion in any such rights or options or upon conversion or exchange of any such Convertible Securities, the Conversion Price then in effect hereunder shall forthwith be adjusted to such amount as would have obtained had such right, option or Convertible Securities never been issued as to such Common Stock and had adjustments never been made upon the issuance of the shares of Common Stock delivered as aforesaid, but only if as a result of such adjustment the Conversion Price then in effect hereunder is thereby reduced. In the event any such adjustment would reduce the Conversion Price to an amount less than the then par value of the Common Stock, the Corporation shall cause its Articles of Incorporation to be amended to reduce the par value of the Common Stock to an amount equal to or less than the adjusted Conversion Price.

                 (iv) Minimum Adjustment. If any adjustment of the Conversion Price pursuant to Section 5(F) results in an adjustment of less than $.001 per share of Common Stock, no such adjustment shall be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment that, together with any adjustments so carried forward, shall amount to $.001 or more per share of Common Stock; provided, however, upon any adjustment of the Conversion Price resulting from (i) the declaration of a dividend upon, or the mailing of any distribution in respect of, any stock of the Corporation payable in Common Stock or Convertible Securities or (ii) the reclassification, by subdivision, combination or otherwise, of the Common Stock into a greater or smaller number of shares, the foregoing figure of $.001 per share (or such figure as last adjusted) shall be proportionately adjusted; provided, further, upon the conversion of the Series A Preferred Stock, the Corporation shall make all necessary adjustments not theretofore made to the Conversion Price up to and including the date upon which the Series A Preferred Stock is converted.

                 (v) Consideration for Dividends in Securities. If the Corporation declares a dividend or makes any other distribution upon any stock of the Corporation payable in either case in Common Stock or Convertible Securities, such Common Stock or Convertible Securities, as the case may be, issuable in payment of such dividend or distribution shall be deemed to have been issued or sold without consideration.

                 (vi) Consideration for Rights or Options. If any rights or options to purchase any shares of Common Stock or Convertible Securities are issued in connection with the issue or sale of other securities of the Corporation, together comprising one integral transaction in which no specific consideration is allocated to the rights or options, the rights or options shall be deemed to have been issued without consideration.

                 (vii) Determination of Consideration upon Payment of Cash, Property or Merger. If any shares of Common Stock or Convertible Securities or any rights or options to purchase any Common Stock or Convertible Securities are issued or sold for cash, the consideration received therefor shall be deemed to be the net amount received by the Corporation therefor, after deduction of any accrued interest, dividends or any expenses incurred or any underwriting commissions or concessions paid or allowed by the Corporation in connection therewith. If any shares of Common Stock or Convertible Securities or any rights or options to purchase any such Common Stock or Convertible Securities are issued for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the fair market value on the date of issue of the securities so issued by the Corporation, as determined in good faith by the Board of Directors of the Corporation, less any expenses incurred by the Corporation in connection therewith. If any shares of Common Stock or Convertible Securities or any rights or options to purchase such Common Stock or Convertible Securities are issued in connection with any merger or consolidation in which the Corporation is the surviving corporation, the amount of consideration therefor shall be deemed to be the fair market value thereof on the date of issue, as determined in good faith by the Board of Directors of the Corporation, for such portion of the assets and business of the non-surviving corporation as the Board of Directors shall attribute to such Common Stock, Convertible Securities, rights or options, as the case may be. In the event of any consolidation or merger of the Corporation in which the Corporation is not the surviving corporation or in the event of any sale of all or substantially all of the assets of the Corporation for stock or other securities of any corporation, the Corporation shall be deemed to have issued a number of shares of its Common Stock for stock or securities of the other corporation computed on the basis of the actual exchange ratio on which the transaction was predicated and for a consideration equal to the fair market value on the date of such transaction of such stock or securities of the other corporation, and if any such calculation results in adjustment of the Conversion Price, the determination of the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock immediately prior to such merger, consolidation or sale, for the purposes of Section 5(G)(xi) below, shall be made after giving effect to such adjustment of the Conversion Price.

                 (viii) Record Date. If the Corporation takes a record of the holders of the Common Stock for the purpose of entitling them (i) to receive a dividend or other distribution payable in Common Stock or in Convertible Securities or (ii) to subscribe for or purchase Common Stock or Convertible Securities, then the record date shall be deemed to be the date of the issue or sale of the shares of Common Stock deemed to have been issued or sold upon the declaration of the dividend or the making of such other distribution or the date of the granting of the right of subscription or purchase, as the case may be.

                 (ix) Shares Outstanding. The number of shares of Common Stock deemed to be outstanding at any given time shall (i) include shares of Common Stock issuable in respect of scrip certificates that have been issued in lieu of fractional shares of Common Stock, but (ii) exclude (x) shares of Common Stock in the treasury of the Corporation or any subsidiary of the Corporation, (y) shares of Common Stock previously issued upon the conversion of the Series A Preferred Stock and (z) shares of Common Stock issuable upon the conversion of the Series A Preferred Stock.

                 (x) Splits and Combinations. If the Corporation at any time subdivides its outstanding shares of Common Stock into a greater number of shares, the Conversion Price in effect immediately before the subdivision shall be proportionately reduced, and, conversely, if the outstanding shares of Common Stock are combined into a smaller number of shares, the Conversion Price in effect immediately before the combination shall be proportionately increased.

                 (xi) Reorganization, Reclassification or Recapitalization of Corporation. In case of any capital reorganization or reclassification or recapitalization of the capital stock of the Corporation (other than in the cases referred to in Section 5(G)(x) or in case of the consolidation or merger of the Corporation with or into another corporation or other business entity or in case of the sale or transfer of the property of the Corporation as an entirety or substantially as an entirety, there shall thereafter be deliverable upon the conversion of the Series A Preferred Stock or any portion thereof (in lieu of or in addition to the number of shares of Common Stock theretofore deliverable) the number of shares of stock or other securities or property to which the holder of the number of shares of Common Stock that would otherwise have been deliverable upon the conversion of the Series A Preferred Stock or any portion thereof at the time would have been entitled upon such capital reorganization, reclassification or recapitalization of capital stock, consolidation, merger or sale, and at the same aggregate Conversion Price. Prior to and as a condition of the consummation of any transaction described in the preceding sentence, the Corporation shall make appropriate written adjustments in the application of the provisions herein set forth reasonably satisfactory to the holders of the Series A Preferred Stock entitled to not less than a majority of the shares of Common Stock issuable upon the conversion thereof with respect to the rights and interests of the holders of the Series A Preferred Stock so that the provisions set forth herein shall thereafter be applicable, as nearly as possible, in relation to any shares of stock or other securities or other property thereafter deliverable upon conversion of the Series A Preferred Stock. Any such adjustment shall be made by and set forth in a supplemental agreement between the Corporation and the successor entity and be approved by the holders of the Series A Preferred Stock entitled to not less than a majority of the shares of Common Stock issuable upon the conversion thereof.

                 (xii) Exempt Issuances. Notwithstanding the prior provisions of this Section 5(G), no adjustment of the Conversion Price or the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock shall be made by reason of:

                        A. Common Stock issued upon conversion of the Series A Preferred Stock;

                        B. securities from time to time issuable or issued to employees, directors or consultants of the Corporation pursuant to stock option plans approved by a majority of the shareholders of the Corporation not to exceed 15% of the fully diluted shares of Common Stock then outstanding;

                        C. securities issued in connection with an acquisition of all or part of another business is approved by the Board of Directors of the Corporation;

                        D. securities issued to the holders of the Series A Preferred Stock as dividends; and

                        E. securities outstanding or securities issued upon exercise or conversion of securities outstanding as of the filing of this Designation with the Secretary of State of the State of Nevada including but not limited to the securities issued with respect to the merger of an indirect subsidiary of the Corporation with and into Petrocon Engineering, Inc.

          (H) The Corporation will not, by amendment of its Articles of Incorporation or Certificate of Designation, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 5 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series A Preferred Stock against impairment.

          (I) The Corporation shall at all times reserve and keep available, out of its authorized but unissued Common Stock, solely for the purpose of effecting the conversion of the Series A Preferred Stock, the full number of shares of Common Stock deliverable upon the conversion of all shares of Series A Preferred Stock from time to time outstanding. The Corporation shall from time to time (subject to obtaining necessary director and shareholder action), in accordance with the laws of the State of Nevada, increase the authorized amount of its Common Stock if at any time the authorized number of shares of its Common Stock remaining unissued shall not be sufficient to permit the conversion of all of the shares of Series A Preferred Stock at the time outstanding. The Corporation will take such corporate action as may be necessary to increase its authorized Common Stock, including, without limitation, using its reasonable best efforts to obtain the requisite shareholder approval to amend its Articles of Incorporation.

     Section 6. Status of Converted Stock. If any shares of Series A Preferred Stock shall be converted pursuant to Section 5, the shares so converted shall be cancelled and shall not be issuable by the Corporation, and the Articles of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital.

     Section 7.  Redemption.

          (A) Optional Redemption. At any time and from time to time after the issuance of the Series A Preferred Stock, the Corporation may, at its option, redeem all or part (but not less than 25% of the shares of Series A Preferred Stock then outstanding) of the outstanding shares of Series A Preferred Stock on a date specified by the Corporation (the "OPTIONAL REDEMPTION DATE") by paying to the holders thereof an amount equal to the Liquidation Amount plus the sum of all accrued but unpaid dividends on such shares (the "REDEMPTION PRICE") in cash out of funds legally available for such purpose. Any redemption effected pursuant to this subsection 7(A) shall be made on a pro rata basis among the holders of the Series A Preferred Stock in proportion to the number of shares of Series A Preferred Stock then held by such holders.

          (B) Mandatory Redemption. To the extent legally permitted, at any time after July ___, 2008, the holders of not less than two-thirds of the then outstanding Series A Preferred Stock, voting together as a single class may demand, by delivery of a written notice to the Corporation (the "MANDATORY REDEMPTION NOTICE"), that the Corporation redeem all (but not less than all) of the shares of Series A Preferred Stock then outstanding on a date (the "MANDATORY REDEMPTION DATE") that is not less than 30 nor more than 90 days from the date of the Mandatory Redemption Notice by paying to the holders thereof an amount equal to the Redemption Price in cash out of funds legally available for such purpose.

          (C) As used herein and in Section 7(D) below, the term "Redemption Date" shall refer to both the "Mandatory Redemption Date" and the "Optional Redemption Date." At least 15 but no more than 30 days prior to each Redemption Date, written notice shall be mailed, first class postage prepaid, to each holder of record of the Series A Preferred Stock to be redeemed notifying such holder of the redemption to be effected on the applicable Redemption Date, specifying the number of shares to be redeemed from such holder, the Redemption Date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the

Corporation, in the manner and at the place designated, its certificates representing shares to be redeemed (the "REDEMPTION NOTICE"). Each holder of Series A Preferred Stock may, at any time prior to the Redemption Date (including during the period between its receipt of the Redemption Notice and the Redemption Date), convert all or part of its shares of Series A Preferred Stock into Common Stock in accordance with the terms of Section 5. Except as provided in Section 7(D), on or after the Redemption Date, each holder of Series A Preferred Stock to be redeemed shall surrender to the Corporation the certificate or certificates representing such shares, and thereupon the applicable Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates and each certificate shall be canceled. If less than all the shares represented by such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

          (D) From and after each Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of Series A Preferred Stock designated for redemption on such Redemption Date in the Redemption Notice as holders of Series A Preferred Stock (except the right to receive the applicable Redemption Price upon surrender of their certificate(s)) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of this Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of this Corporation legally available for redemption of the Series A Preferred Stock on a Redemption Date are insufficient to redeem the total number of shares of Series A Preferred Stock to be redeemed on such date, those funds that are legally available will be used to redeem the maximum possible number of shares ratably among the holders of such shares to be redeemed such that each holder of a share of Series A Preferred Stock receives the same percentage of the applicable Series A Redemption Price. The shares of Series A Preferred Stock not redeemed shall remain outstanding and entitled to all the rights and preferences provided herein. Subject to the rights of the Series A Preferred Stock, which may from time to time come into existence, at any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Series A Preferred Stock, such funds will be immediately used to redeem the balance of the shares that this Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

     Section 8. Protection Provisions. So long as at least 750,000 shares of Series A Preferred Stock remain outstanding (as adjusted for stock splits, reverse splits and other similar events), the Corporation shall, not without first obtaining the approval (by vote or written consent) of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, issue additional shares of capital stock with rights, preferences or privileges that are senior to or on a parity with the Series A Preferred Stock.

     Section 9. Amendment. The Articles of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the written consent or affirmative vote of a majority of the then outstanding shares of Series A Preferred Stock, voting together as a single class.

                                    ANNEX C

           SECTIONS 5.11 - 5.13 OF THE TEXAS BUSINESS CORPORATION ACT

ART. 5.11 RIGHTS OF DISSENTING SHAREHOLDERS IN THE EVENT OF CERTAIN CORPORATE ACTIONS

A. Any shareholder of a domestic corporation shall have the right to dissent from any of the following corporate actions:

     (1) Any plan of merger to which the corporation is a party if shareholder approval is required by Article 5.03 or 5.16 of this Act and the shareholder holds shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (2) Any sale, lease, exchange or other disposition (not including any pledge, mortgage, deed of trust or trust indenture unless otherwise provided in the articles of incorporation) of all, or substantially all, the property and assets, with or without good will, of a corporation if special authorization of the shareholders is required by this Act and the shareholder hold shares of a class or series that was entitled to vote thereon as a class or otherwise;

     (3) Any plan of exchange pursuant to Article 5.02 of this Act in which the shares of the corporation of the class or series held by the shareholder are to be acquired.

B. Notwithstanding the provisions of Section A of this Article, a shareholder shall not have the right to dissent from any plan of merger in which there is a single surviving or new domestic or foreign corporation, or from any plan of exchange, if:

     (1) the shares held by the shareholder are part of a class or series, shares of which are on the record date fixed to determine the shareholders entitled to vote on the plan of merger or plan of exchange:

          (a)   listed on a national securities exchange;

          (b) listed on the Nasdaq Stock Market (or successor quotation) or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

          (c)   held of record by not less than 2,000 holders;

     (2) the shareholder is not required by the terms of the plan of merger or plan of exchange to accept for the shareholder's shares any consideration that is different than the consideration (other than cash in lieu of fractional shares that the shareholder would otherwise be entitled to receive) to be provided to any other holder of shares of the same class or series of shares held by such shareholder; and

     (3) the shareholder is not required by the terms of the plan of merger or the plan of exchange to accept for the shareholder's shares any consideration other than:

          (a) shares of domestic or foreign corporation that, immediately after the Effective Time of the merger or exchange, will be part of a class or series, shares of which are:

                 (i) listed, or authorized for listing upon official notice of issuance, on a national securities exchange;

                 (ii) approved for quotation as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or successor entity; or

                 (iii)  held of record by not less than 2,000 holders;

          (b) cash in lieu of fractional shares otherwise entitled to be received; or

          (c) any combination of the securities and cash described in Subdivisions (a) and (b) of this subsection.

ART. 5.12 PROCEDURE FOR DISSENT BY SHAREHOLDER AS TO SAID CORPORATE ACTIONS

A. Any shareholder of any domestic corporation who has the right to dissent from any of the corporate actions referred to in Article 5.11 of this Act may exercise that right to dissent only by complying with the following procedures:

     (1)  (a)    With respect to proposed corporate action that is submitted to a vote of shareholders at a meeting, the shareholder shall file with the corporation, prior to the meeting, a written objection to the action, setting out that the shareholder's right to dissent will be exercised if the action is effective and giving the shareholder's address, to which notice thereof shall be delivered or mailed in that event. If the action is effected and the shareholder shall not have voted in favor of the action, the corporation, in the case of action other than a merger, or the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the action is effected, deliver or mail to the shareholder written notice that the action has been effected, and the shareholder may, within ten (10) days from the delivery or mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the day immediately preceding the meeting, excluding any appreciation or depreciation in anticipation of the proposed action. The demand shall state the number and class of the shares owned by the shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the ten (10) day period shall be bound by the action.

          (b) With respect to proposed corporate action that is approved pursuant to Section A of Article 9.10 of this Act, the corporation, in the case of action other than a merger, and the surviving or new corporation (foreign or domestic) or other entity that is liable to discharge the shareholder's right of dissent, in the case of a merger, shall, within ten (10) days after the date the action is effected, mail to each shareholder of record as of the effective date of the action notice of the fact and date of the action and that the shareholder may exercise the shareholder's right to dissent from the action. The notice shall be accompanied by a copy of this Article and any articles or documents filed by the corporation with the Secretary of State to effect the action. If the shareholder shall not have consented to the taking of the action, the shareholder may, within twenty (20) days after the mailing of the notice, make written demand on the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, for payment of the fair value of the shareholder's shares. The fair value of the shares shall be the value thereof as of the date the written consent authorizing the action was delivered to the corporation pursuant to Section A of Article 9.10 of this Act, excluding any appreciation or depreciation in anticipation of the action. The demand shall state the number and class of shares owned by the dissenting shareholder and the fair value of the shares as estimated by the shareholder. Any shareholder failing to make demand within the twenty (20) day period shall be bound by the action.

     (2) Within twenty (20) days after receipt by the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of a demand for payment made by a dissenting shareholder in accordance with Subsection (1) of this Section, the corporation (foreign or domestic) or other entity shall deliver or mail to the shareholder a written notice that shall either set out that the corporation (foreign or domestic) or other entity accepts the amount claimed in the demand and agrees to pay that amount within ninety (90) days after the date on which the action was effected, and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed, or shall contain an estimate by the corporation (foreign or domestic) or other entity of the fair value of the shares, together with an offer to pay the amount of that estimate within ninety (90) days after the date on which the action was effected, upon receipt of notice within sixty
(60) days after that date from the shareholder that the shareholder agrees to accept that amount and, in the case of shares represented by certificates, upon the surrender of the certificates duly endorsed.

     (3) If, within sixty (60) days after the date on which the corporate action was effected, the value of the shares is agreed upon between the shareholder and the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, payment for the shares shall be made within ninety (90) days after the date on which the action was effected and, in the case of shares represented by certificates, upon surrender of the certificates duly endorsed. Upon payment of the agreed value, the shareholder shall cease to have any interest in the shares or in the corporation.

B. If, within the period of sixty (60) days after the date on which the corporate action was effected, the shareholder and the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, do not so agree, then the shareholder or the corporation (foreign or domestic) or other entity may, within sixty (60) days after the expiration of the sixty (60) day period, file a petition in any court of competent jurisdiction in the county in which the principal office of the domestic corporation is located, asking for a finding and determination of the fair value of the shareholder's shares. Upon the filing of any such petition by the shareholder, service of a copy thereof shall be made upon the corporation (foreign or domestic) or other entity, which shall, within ten (10) days after service, file in the office of the clerk of the court in which the petition was filed a list containing the names and addresses of all shareholders of the domestic corporation who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the corporation (foreign or domestic) or other entity. If the petition shall be filed by the corporation (foreign or domestic) or other entity, the petition shall be accompanied by such a list. The clerk of the court shall give notice of the time and place fixed for the hearing of the petition by registered mail to the corporation (foreign or domestic) or other entity and to the shareholders named on the list at the addresses therein stated. The forms of the notices by mail shall be approved by the court. All shareholders thus notified and the corporation (foreign or domestic) or other entity shall thereafter be bound by the final judgment of the court.

C. After the hearing of the petition, the court shall determine the shareholders who have complied with the provisions of this Article and have become entitled to the valuation of and payment for their shares, and shall appoint one or more qualified appraisers to determine that value. The appraisers shall have power to examine any of the books and records of the corporation the shares of which they are charged with the duty of valuing, and they shall make a determination of the fair value of the shares upon such investigation as to them may seem proper. The appraisers shall also afford a reasonable opportunity to the parties interested to submit to them pertinent evidence as to the value of the shares. The appraisers shall also have such power and authority as may be conferred on Masters in Chancery by the Rules of Civil Procedure or by the order of their appointment.

D. The appraisers shall determine the fair value of the shares of the shareholders adjudged by the court to be entitled to payment for their shares and shall file their report of that value in the office of the clerk of the court. Notice of the filing of the report shall be given by the clerk to the parties in interest. The report shall be subject to exceptions to be heard before the court both upon the law and the facts. The court shall by its judgment determine the fair value of the shares of the shareholders entitled to payment for their shares and shall direct the payment of that value by the existing, surviving, or new corporation (foreign or domestic) or other entity, together with interest thereon, beginning 91 days after the date on which the applicable corporate action from which the shareholder elected to dissent was effected to the date of such judgment, to the shareholders entitled to payment. The judgment shall be payable to the holders of uncertificated shares immediately but to the holders of shares represented by certificates only upon, and simultaneously with, the surrender to the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, of duly endorsed certificates for those shares. Upon payment of the judgment, the dissenting shareholders shall cease to have any interest in those shares or in the corporation. The court shall allow the appraisers a reasonable fee as court costs, and all court costs shall be allotted between the parties in the manner that the court determines to be fair and equitable.

E. Shares acquired by the existing, surviving or new corporation (foreign or domestic) or other entity, as the case may be, pursuant to the payment of the agreed value of the shares or pursuant to payment of the judgment entered for the value of the shares, as in this Article provided, shall, in the case of a merger, be treated as provided in the plan of merger and, in all other cases, may be held and disposed of by the corporation as in the case of other treasury shares.

F. The provisions of this Article shall not apply to a merger if, on the date of the filing of the articles of merger, the surviving corporation is the owner of all the outstanding shares of the other corporations, domestic or foreign, that are parties to the merger.

G. In the absence of fraud in the transaction, the remedy provided by this Article to a shareholder objecting to any corporate action referred to in
Article 5.11 of this Act is the exclusive remedy for the recovery of the value of his shares or money damages to the shareholder with respect to the action. If the existing, surviving, or new corporation (foreign or domestic) or other entity, as the case may be, complies with the requirements of this Article, any shareholder who fails to comply with the requirements of this Article shall not be entitled to bring suit for the recovery of the value of his shares or money damages to the shareholder with respect to the action.

ART. 5.13  PROVISIONS AFFECTING REMEDIES OF DISSENTING SHAREHOLDERS

A. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act shall not thereafter be entitled to vote or exercise any other rights of a shareholder except the right to receive payment for his shares pursuant to the provisions of those articles and the right to maintain an appropriate action to obtain relief on the ground that the corporate action would be or was fraudulent, and the respective shares for which payment has been demanded shall not thereafter be considered outstanding for the purposes of any subsequent vote of shareholders.

B. Upon receiving a demand for payment from any dissenting shareholder, the corporation shall make an appropriate notation thereof in its shareholder records. Within twenty (20) days after demanding payment for his shares in accordance with either Article 5.12 or 5.16 of this Act, each holder of certificates representing shares so demanding payment shall submit such certificates to the corporation for notation thereon that such demand has been made. The failure of holders of certificated shares to do so shall, at the option of the corporation, terminate such shareholder's rights under Articles
5.12 and 5.16 of this Act unless a court of competent jurisdiction for good and sufficient cause shown shall otherwise direct. If uncertificated shares for which payment has been demanded or shares represented by a certificate on which notation has been so made shall be transferred, any new certificate issued therefor shall bear similar notation together with the name of the original dissenting holder of such shares and a transferee of such shares shall acquire by such transfer no rights in the corporation other than those which the original dissenting shareholder had after making demand for payment of the fair value thereof.

C. Any shareholder who has demanded payment for his shares in accordance with either Article 5.12 or 5.16 of this Act may withdraw such demand at any time before payment for his shares or before any petition has been filed pursuant to
Article 5.12 or 5.16 or this Act asking for a finding and determination of the fair value of such shares, but no such demand may be withdrawn after such payment has been made or, unless the corporation shall consent thereto, after any such petition has been filed. If, however, such demand shall be withdrawn as hereinbefore provided, or if pursuant to Section B of this Article the corporation shall terminate the shareholder's rights under Article 5.12 or 5.16 of this Act, as the case may be, or if no petition asking for a finding and determination of fair value of such shares by a court shall have been filed within the time provided in Article 5.12 or 5.16 of this Act, as the case may be, or if after the hearing of a petition filed pursuant to Article 5.12 or 5.16, the court shall determine that such shareholder is not entitled to the relief provided by those articles, then, in any such case, such shareholder and all persons claiming under him shall be conclusively presumed to have approved and ratified the corporate action from which he dissented and shall be bound thereby, the right of such shareholder to be paid the fair value of his shares shall cease, and his status as a shareholder shall be restored without prejudice to any corporate proceedings which may have been taken during the interim, and such shareholder shall be entitled to receive any dividends or other distributions made to shareholders in the interim.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Our articles of incorporation provide that none of our directors or officers shall be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duty by such person as a director or officer, except that a director or officer shall be liable, to the extent provided by applicable law, (1) for acts or omissions which involve intentional misconduct, fraud, or a knowing violation of law, or (2) for the payment of dividends in violation of restrictions imposed by Section 78.300 of the Nevada GCL. The effect of these provisions is to eliminate the rights of our stockholders, either directly or through stockholders' derivative suits brought on behalf of our company, to recover monetary damages from a director or officer for breach of the fiduciary duty of care as a director or officer except in those instances provided under the Nevada GCL.

     In addition, we have adopted provisions in our bylaws that require us to indemnify our directors, officers, and certain other representatives against expenses, liabilities, and other matters arising out of their conduct on our behalf, or otherwise referred to in or covered by applicable provisions of that Nevada GCL, to the fullest extent permitted by the Nevada GCL.

     Section 78.751 of the Nevada GCL provides that a corporation may indemnify our directors and officers against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with an action, suit or proceeding in which the director or officer in connection with an action, suit or proceeding in which the director or officer has been made or is threatened to be made a party, if the director or officer acted in good faith and in a manner which the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal proceeding, had no reason to believe the director's or officer's conduct was unlawful. Any such indemnification may be made by the corporation only as ordered by a court or as authorized in a specific case upon a determination made in accordance with the Nevada GCL that such indemnification is proper in the circumstances.

     Indemnification may not be made under the Nevada GCL for any claim, issue, or matter as to which the director or officer has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines that in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnify for such expenses as the court deems proper.

     To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit, or proceeding or in defense of any claim, issue, or matter therein, the director or officer must be indemnified under the Nevada GCL by the corporation against expenses, including attorney's fees, actually and reasonably incurred by the director or officer in connection with the defense.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of IDS in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

ITEM 21.  DESCRIPTION AND INDEX OF EXHIBITS

NUMBER    DESCRIPTION

2. Agreement and Plan of Reorganization for the Purchase of Industrial Data Systems, Incorporated, dated August 1, 1994 (1)

2.1 Action by Written Consent of the Board of Directors for the Purchase of Industrial Data Systems, Incorporated, a Texas corporation, dated August 1, 1994 (1)

2.2 Action by Written Consent of the Stockholders for the Purchase of Industrial Data Systems, Incorporated, a Texas corporation, dated August 1, 1994 (1)

2.4 Escrow Agreement for the Purchase of Thermaire Incorporated, dba Thermal Corp., dated August 15, 1995 (1)

2.5 Earnest Money Contract for the Purchase of Thermaire Incorporated, dba Thermal Corp.'s Manufacturing Facility, dated August 15, 1995 (1)

2.6 Offering Memorandum, 504D Offering of 500,000 Shares of Common Stock in the State of Nevada, dated July 26, 1994 (1)

2.7 Action by the Board of Directors regarding the 504D Stock Offering of 2,499,999 Shares of Common Stock, dated July 10, 1996 (1)

2.8 Agreement for Amendment and Substitution of Subscription Agreement and Notes, dated July 10, 1996 (1)

2.9 Stock Acquisition Agreement, dated March 25, 1998, by and among Industrial Data Systems Corporation, John L. "Jack" Ripley and Constant Power Manufacturing Incorporated. Previously filed as Exhibit 2.1 on (4)

2.23 Agreement and Plan of Merger by and between Industrial Data Systems Corporation, IDS Engineering Management, LC, PEI Acquisition, Inc. and Petrocon Engineering, Inc. (11)

3 Articles of Incorporation, Industrial Data Systems Corporation, dated June 20, 1994 (1)

3.1 Corporate Charter, Industrial Data Systems Corporation, dated June 22, 1994 (1)

3.2 Corporate Bylaws, Industrial Data Systems Corporation, dated October 15, 1997. Previously filed as Exhibit 3 on (3)

3.10  Articles of Incorporation of IDS Engineering Management, LC (11)

3.11  Regulations of IDS Engineering Management, LC (11)

3.12  Articles of Incorporation PEI Acquisition, Inc. (11)

3.13  Bylaws of PEI Acquisition, Inc. (11)

4.1   Form of Common Stock Certificate of Industrial Data Systems Corporation
      (12)

4.2 Certificate of Designation of Convertible Preferred Stock of Industrial Data Systems Corporation, dated [_____], 2001 (12)

4.3 Form of Convertible Preferred Stock Certificate of Industrial Data Systems Corporation (12)

5.1 Opinion of Rooker, Gibson and Later regarding of legality of stock issuance (12)

8.1   Opinion of Gardere Wynne Sewell LLP regarding United States Tax Matters
      (12)

10.1 Adoption Agreement for Nonstandardized Code 401(k) Profit Sharing Plan, dated January 1, 1993. Previously filed as Exhibit 10.5 on (1)

10.2  Blanket Service Contract - Exxon Pipeline Company.  Previously filed as
      Exhibit 10.6 on (2)

10.3  Blanket Service Contract - Marathon Oil Company.  Previously filed as
      Exhibit 10.7 on  (2)

10.4 Lease between Industrial Data Systems, Incorporated, a Texas corporation, and 319 Century Plaza Associates, Ltd., dated August 18, 1997. Previously filed as Exhibit 10 on (3)

10.5 First Amendment to Lease Agreement between Industrial Data Systems, Incorporated, a Texas corporation, and 319 Century Plaza Associates, dated September 19, 1997. Previously filed as Exhibit 10.1 on (3)

10.6 Second Amendment to Lease Agreement between Industrial Data Systems, Incorporated, a Texas corporation, and 319 Century Plaza Associates, dated November 19, 1997. Previously filed as Exhibit 10.2 on (3)

10.7 Pledge Agreement, dated March 25, 1998, by and between Industrial Data Systems Corporation, and John L. "Jack" Ripley. Previously filed as
      Exhibit 10.22 on (4)

10.8 Fourth Amendment to Lease between Industrial Data Systems, Inc., a Texas corporation, and 600 C.C. Business Park Ltd., dated September 1, 1998. Previously filed as Exhibit 10.24 on (5)

10.31 Settlement Agreement between the Company and Michael L. Moore. Previously filed as Exhibit 10.31 on (6)

10.32 Blanket Service Contract with Caspian Consortium-R.  Previously filed as
      Exhibit 10.32 on (7)

10.33 Blanket Service Contract with Caspian Consortium-K.  Previously filed as
      Exhibit 10.33 on (7)

10.35 Master Equipment Lease between Unicapital BSB Leasing and Thermaire, Inc. dba Thermal Corporation . Previously filed as Exhibit 10.35 on (8)

10.36 Promissory Note payable to The Frost National Bank, dated April 14, 2000. Previously filed as Exhibit 10.36 on (9)

10.37 Loan Agreement with The Frost National Bank, dated April 24, 2000. Previously filed as Exhibit 10.37 on (9)

10.38 Commercial Security Agreement with The Frost National Bank, dated April 24, 2000. Previously filed as Exhibit 10.38 on (9)

10.39 Commercial Guaranty for the benefit of The Frost National Bank, dated April 24, 2000. Previously filed as Exhibit 10.39 on (9)

10.40 Business Park Lease for Tulsa Office Space.  Previously filed as Exhibit
      10.40 on (10)

10.41 Business Park Lease for Tulsa Office Space.  Previously filed as Exhibit
      10.41 on (10)

10.42 Standard Industrial Lease Agreement between Houston Industrial Assets, L.P. and Constant Power Manufacturing, Inc. dated May 30, 2001 (11)

11.1  Statement Regarding Computation of Per Share Earnings (12)

15.1  Letter on unaudited interim financial information (12)

21.1  Subsidiaries of the Registrant (12)

23.1 Consent of Hein + Associates LLP regarding financial statements of Industrial Data Systems Corporation (13)

23.2 Consent of Arthur Andersen LLP regarding financial statements of Petrocon Engineering, Inc. (13)

24.1  Power of Attorney (12)

99.2 Press Release dated August 1, 2001 announcing signing of definitive merger agreement with Petrocon Engineering, Inc. (11)

(1) Exhibits incorporated by reference on Form 10-KSB of IDS filed with the Securities and Exchange Commission on January 27, 1997

(2) Exhibits incorporated by reference on the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1996 filed with the Securities and Exchange Commission on May 14, 1997

(3) Exhibits incorporated by reference on the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1997 filed with the Securities and Exchange Commission on April 10, 1998

(4) Exhibits incorporated by reference on the Company's Form 8-K filed April 10, 1998 and Form 8-K/A filed April 29, 1998

(5) Exhibits incorporated by reference on the Company's Annual Report on Form 10-KSB/A for the year ended December 31, 1998

(6) Exhibit incorporated by reference by the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 1999 filed with the Securities and Exchange Commission on November 15, 1999

(7) Exhibits incorporated by reference on this Annual Report on Form 10-KSB for the year ended December 31, 1999

(8) Exhibit incorporated by reference on the Company's Quarterly Report on Form 10-QSB for the quarter ended March 31, 2000 filed with the Securities and Exchange Commission on May 15, 2000

(9) Exhibit incorporated by reference on the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2000 filed with the Securities and Exchange Commission on August 14, 2000

(10) Exhibit incorporated by reference on the Company's Quarterly Report on Form 10-QSB for the quarter ended September 30, 2000 filed with the Securities and Exchange Commission on November 13, 2000

(11) Exhibit incorporated by reference on the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 2001 filed with the Securities and Exchange Commission on August 14, 2001

(12)  To be filed by amendment

(13)  Filed herewith

ITEM 22.  UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

          (a)(1) To file, during any period in which offers or sales are being made, a post-effective amendment or prospectus supplement to this registration statement:

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume in securities offered (if the total dollar value of or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)(1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable forms.

          (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (c)(1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities at that time shall be deemed to be the initial bona fide offering thereof.

          (d) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment for all information concerning a transaction, and the company being acquired involved therein, that was not the subject of an included in the registration statement when it became effective.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 23rd day of August, 2001.

                               POWER OF ATTORNEY

     Each person whose signature appears below hereby constitutes and appoints William A. Coskey and Hulda L. Coskey and each of them, the true and lawful attorneys-in-fact and agents of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, including any filings pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them or their or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                              INDUSTRIAL DATA SYSTEMS CORPORATION

                              By: /s/ William A. Coskey
                                 ------------------------------------------
                                 William A. Coskey
                                 Chairman of the Board, President
                                 and Chief Executive Officer

                              By: /s/ Hulda L. Coskey
                                 ------------------------------------------
                                 Hulda L. Coskey
                                 Chief Financial Officer, Secretary
                                 Treasurer, Director

                              By: /s/ David W. Gent
                                 ------------------------------------------
                                 David W. Gent, Director

                              By: /s/ Gordon R. Wingate
                                 ------------------------------------------
                                 Gordon R. Wingate, Director

                                     II-7